Filed Pursuant to Rule 424(b)(4)

Registration No. 333-283704

PROSPECTUS

3,100,000 Ordinary Shares

TMD Energy Limited

We are offering 3,100,000 ordinary shares, par value $0.0001 per share (“Ordinary Shares”). This is the initial public offering of Ordinary Shares of TMD Energy Limited (our “Company”). The offering price of our Ordinary Shares in this offering is $3.25 per share. Prior to this offering, there has been no public market for our Ordinary Shares.

Our Ordinary Shares have been approved for listing on the NYSE American under the symbol “TMDE”. There is no assurance that we will be able to maintain listing of our Ordinary Shares on the NYSE American; however, we will not complete this offering unless our Ordinary Shares remain so listed.

Our Company is a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations mainly in Malaysia and Singapore, through our operating subsidiaries, including Straits Marine Fuels & Energy Sdn. Bhd., Straits Marine Services Pte. Ltd., Straits Maritime Services Pte. Ltd., Tumpuan Megah Development Sdn. Bhd., TMD Marine Fuels Sdn. Bhd., Cavalla Asia Ltd., Dolphin Asia Ltd., Escolar Asia Ltd., Oscar Asia Ltd., Phoenix Asia Ltd., S3 Asia Ltd., TMD Straits Ltd., TMD Sturgeon Ltd., SMF Begonia Ltd., SMF Ixora Ltd., SMF Omura Ltd., SMF Eden Maritime Ltd., SMF Beluga Ltd., Sierra Pioneer Marine Ltd. and Katsu Pioneer Marine Ltd. (the “Operating Subsidiaries”).

This is an offering of the Ordinary Shares of our Company, the holding company in the Cayman Islands, instead of shares of our Operating Subsidiaries. You may never directly hold any equity interest in our Operating Subsidiaries. We are offering 3,100,000 Ordinary Shares, representing 13.42% of the Ordinary Shares following completion of the offering of our Company. Following the offering, 3,100,000 Ordinary Shares, representing 13.42% of the Ordinary Shares will be held by public shareholders, assuming the underwriters do not exercise their over-allotment option.

Following the completion of this offering, we will be a “controlled company” within the meaning of the NYSE American Company Guide and may rely on exemptions from certain corporate governance requirements. As at the date of this prospectus, 76.68% of the issued share capital of the Company is owned by Straits Energy Resources Berhad (“Straits”). Straits therefore beneficially owns 76.68% of our total voting power as at the date of this prospectus. Following completion of this offering, 66.39% of the issued share capital of the Company will be owned by Straits, which will beneficially own 66.39% of our total voting power. Dato’ Sri Kam Choy Ho, the Chairman of the Board, an Executive Director and the Chief Executive Officer of our Company, is also the Group Managing Director of Straits, and that three other Directors of our Company, namely Dato’ Leong Yan Yoong (an Executive Director in Straits), Datin Fong Shiang Ng (an Independent Non-Executive Director of Straits) and Mr. Kok Chaw Leong (an Independent Non-Executive Director of Straits), are also directors of Straits, and Mr. Chee Mun Hoh, the Chief Financial Officer of our Company, is also the Group Chief Financial Officer cum General Manager of Straits. See “Management — Controlled Company Exception”.

Investing in our Ordinary Shares is highly speculative and involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our Ordinary Shares in “Risk Factors” beginning on page 11 of this prospectus.

We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL(2)
Initial public offering price	$3.25	$10,075,000
Underwriting discounts(1)	$0.276	$856,375
Proceeds, before expenses, to us	$2.974	$9,218,625

(1)	Does not include an out-of-pocket expense allowance equal to $150,000, payable to the underwriters, or the reimbursement of certain expenses of the underwriters. For a description of the compensation to be received by the underwriters, see “Underwriting” beginning on page 142.

(2)	Assuming that the underwriters do not exercise the over-allotment option.

We expect our total cash expenses for this offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately $2,150,000, exclusive of the above discounts. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting”.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are not taken. We have granted the underwriters an option for a period of forty-five (45) days after the closing of this offering to purchase up to 15% of the total number of our Ordinary Shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts. If the underwriters exercise the option in full, the total underwriting discounts payable will be $984,831.25 based on an initial public offering price of $3.25 per ordinary share, and the total gross proceeds to us, before underwriting discounts and expenses, will be $11,586,250. If we complete this offering, net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the Ordinary Shares against payment as set forth under “Underwriting”, on or about April 22, 2025.

Maxim Group LLC

The date of this prospectus is March 31, 2025.

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with different information, and we and the underwriters take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell our Ordinary Shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any Ordinary Shares.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

Our Company is incorporated under the laws of the Cayman Islands and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we currently qualify for treatment as a “foreign private issuer”. As a foreign private issuer, we will not be required to file periodic reports and financial statements with the Securities and Exchange Commission, or the SEC, as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Until and including April 25, 2025 (twenty-five (25) days after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to:

●	“6M2023” are to six months ended June 30, 2023;

●	“6M2024” are to six months ended June 30, 2024;

●	“Bursa Malaysia” are to Bursa Malaysia Securities Berhad;

●	“Cavalla Asia” are to Cavalla Asia Ltd., a company incorporated in Labuan with limited liability on June 1, 2018 and our subsidiary;

●	“Cayman Islands Companies Act” are to Companies Act (Revised) of the Cayman Islands, as amended and restated from time to time;

●	“Dolphin Asia” are to Dolphin Asia Ltd., a company incorporated in Labuan with limited liability on June 1, 2018 and our subsidiary;

●	“dwt” are to deadweight tons;

●	“Escolar Asia” are to Escolar Asia Ltd., a company incorporated in Labuan with limited liability on June 1, 2018 and our subsidiary;

●	“EUR” or “€” are to the lawful currency of the European Union;

●	“Exchange Act” are to the U.S. Securities Exchange Act of 1934, as amended from time to time;

●	“FY2022” are to the financial year ended December 31, 2022;

●	“FY2023” are to the financial year ended December 31, 2023;

●	“Hong Kong” are to the Hong Kong Special Administrative Region of the PRC;

●	“IMO” are to International Maritime Organisation, a United Nations agency that issues international trade standards for shipping;

●	“Industry Report” are to an independent industry report commissioned by us and prepared by Protégé Associates Sdn. Bhd. for this prospectus;

●	“ISCC EU” are to International Sustainability and Carbon Certification, European Union;

●	“Katsu Pioneer” are to Katsu Pioneer Marine Ltd., a company incorporated in Labuan with limited liability on May 18, 2021 and our subsidiary;

●	“Labuan” are to Labuan, an island federal territory of Malaysia;

●	“Labuan Companies Act” are to Labuan Companies Act 1990 (Act 441) of Labuan, as amended and restated from time to time;

●	“LNG” are to liquefied natural gas;

●	“Malaysia” are to the sovereign state of Malaysia;

●	“Malaysia Companies Act” are to Companies Act 2016 (Act 777) of Malaysia, as amended and restated from time to time;

●	“mt” are to the metric ton;

●	“M.T.” are to the motor tanker;

●	“O&G” are to oil and gas;

●	“OGSE” are to oil and gas services and equipment;

●	“Ordinary Shares” are the ordinary shares of our Company, par value of $0.0001 per share;

●	“Oscar Asia” are to Oscar Asia Ltd., a company incorporated in Labuan with limited liability on June 1, 2018 and our subsidiary;

●	“our Board” are to the board of directors of our Company;

●	“our Company” are to TMD Energy Limited, a company incorporated in the Cayman Islands with limited liability on October 17, 2023 that will issue the Ordinary Shares being offered in this offering;

●	“our Group”, “we”, “us” and “our” are to our Company and its subsidiaries, as the context requires;

●	“our Director(s)” are to the director(s) of our Company;

●	“our Officer(s)’ are to the Chief Executive Officer and the Chief Financial Officer of our Company;

●	“Phoenix Asia” are to Phoenix Asia Ltd., a company incorporated in Labuan with limited liability on June 1, 2018 and our subsidiary;

●	“PRC” or “China” are to the People’s Republic of China, excluding Hong Kong, the Macau Special Administrative Region and Taiwan for the purposes of this prospectus only;

●	“RM” are to the legal currency of Malaysia;

●	“S3 Asia” are to S3 Asia Ltd., a company incorporated in Labuan with limited liability on June 1, 2018 and our subsidiary;

●	“SEC” are to U.S. Securities and Exchange Commission;

●	“Singapore Companies Act” are to Companies Act 1967 of Singapore, as amended and restated from time to time;

●	“SGD” are to the legal currency of Singapore;

●	“Sierra Pioneer” are to Sierra Pioneer Marine Ltd., a company incorporated in Labuan with limited liability on January 15, 2021 and our subsidiary;

●	“Singapore” are to Republic of Singapore;

●	“SMF” are to Straits Marine Fuels & Energy Sdn. Bhd., a company incorporated in Malaysia with limited liability on November 29, 2018 and our subsidiary;

●	“SMF Begonia” are to SMF Begonia Ltd., a company incorporated in Labuan with limited liability on February 18, 2019 and our subsidiary;

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●	“SMF Beluga” are to SMF Beluga Ltd., a company incorporated in Labuan with limited liability on February 21, 2020 and our subsidiary;

●	“SMF Eden” are to SMF Eden Maritime Ltd., a company incorporated in Labuan with limited liability on August 18, 2020 and our subsidiary;

●	“SMF Ixora” are to SMF Ixora Ltd., a company incorporated in Labuan with limited liability on February 18, 2019 and our subsidiary;

●	“SMF Omura” are to SMF Omura Ltd., a company incorporated in Labuan with limited liability on February 25, 2020 and our subsidiary;

●	“SMS 1” are to Straits Marine Services Pte. Ltd., a company incorporated in Singapore with limited liability on April 23, 2019 and our subsidiary;

●	“SMS 2” are to Straits Maritime Services Pte. Ltd., a company incorporated in Singapore with limited liability on April 7, 2021 and our subsidiary;

●	“Straits” are to Straits Energy Resources Berhad, a Malaysian company whose shares are listed on the ACE Market of Bursa Malaysia (stock code: 0080);

●	“Straits Group” are to Straits and its subsidiaries;

●	“STS” are to ship-to-ship;

●	“TMD Straits” are to TMD Straits Ltd., a company incorporated in Labuan with limited liability on December 2, 2016 and our subsidiary;

●	“TMD Sturgeon” are to TMD Sturgeon Ltd., a company incorporated in Labuan with limited liability on December 5, 2016 and our subsidiary;

●	“Tumpuan Megah” are to Tumpuan Megah Development Sdn. Bhd., a company incorporated in Malaysia with limited liability on December 10, 2007 and our subsidiary;

●	“TMDF” are to TMD Marine Fuels Sdn. Bhd., a company incorporated in Malaysia with limited liability on January 5, 2021 and our subsidiary; and

●	“$”, “USD”, “US$” or “U.S. dollars” are to the legal currency of the United States.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

The functional currency of our entities located in Malaysia (save for Labuan) is RM, the functional currency of our entities located in Labuan is USD and the functional currency of our entities located in Singapore is SGD. Our consolidated financial statements are presented in USD. We use USD as reporting currency in our consolidated financial statements and in this prospectus. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period. Gains or losses resulting from foreign currency transactions are included in the accompanying consolidated statement of income and other comprehensive income.

Translations of balances in the consolidated balance sheets, consolidated statements of income and consolidated statements of cash flows from RM and SGD into USD as of and for FY2022, FY2023, 6M2023 and 6M2024 are solely for the convenience of the reader. The translations of balances in the consolidated balance sheets from RM and SGD into USD as of December 31, 2022 were calculated at the rate of RM 1.00 to USD 0.2262 and SGD 1.00 to USD 0.7443 respectively, while that of December 31, 2023 were calculated at the rate of RM 1.00 to USD 0.2172 and SGD 1.00 to USD 0.7577 respectively. The translations of balances in the consolidated balance sheets from RM and SGD into USD as of June 30, 2023 were calculated at the rate of RM 1.00 to USD 0.2142 and SGD 1.00 to USD 0.7374 respectively, while that of June 30, 2024 were calculated at the rate of RM 1.00 to USD 0.2121 and SGD 1.00 to USD 0.7382 respectively.

The translations of balances in the consolidated statements of income and consolidated statements of cash flow from RM and SGD into USD for FY2022 were calculated at the rate of RM 1.00 to USD 0.2274 and SGD 1.00 to USD 0.7253 respectively, while that for FY2023 were calculated at the rate of RM 1.00 to USD 0.2194 and SGD 1.00 to USD 0.7447 respectively. The translations of balances in the consolidated statements of income and consolidated statements of cash flow from RM and SGD into USD for 6M2023 were calculated at the rate of RM 1.00 to USD 0.2245 and SGD 1.00 to USD 0.7486 respectively, while that for 6M2024 were calculated at the rate of RM 1.00 to USD 0.2118 and SGD 1.00 to USD 0.7486 respectively.

No representation is made that the RM and SGD amounts represent or could have been, or could be, converted, realized or settled into USD at that rate, or at any other rate.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our Ordinary Shares. You should read the entire prospectus carefully, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our consolidated financial statements and the related notes thereto, in each case included in this prospectus. You should carefully consider, among other things, the matters discussed in the section of this prospectus titled “Business” before making an investment decision.

Overview

We are principally involved in marine fuel bunkering services specializing in the supply and marketing of marine gas oil and marine fuel oil which include high sulfur fuel oil, low sulfur fuel oil and very low sulfur fuel oil, to ships and vessels at sea. We are also involved in the provision of ship management services for in-house and external vessels, as well as vessel chartering services.

For our bunkering services, we provide offshore bunkering services which involve STS transfer of marine fuels. We operate in 19 ports across Malaysia, and we operate under a fleet of 15 bunkering vessels to provide STS transfer of marine fuels. The marine fuel we provide to our customers is procured from our suppliers including energy companies, national oil companies, oil traders and oil refineries.

We are currently operating with 15 well-maintained bunkering vessels ranging from 540 dwt to 7,820 dwt, of which nine (9) are double bottom and double hull vessels with an average cargo-carrying capacity of approximately 4,200 dwt each. Our comprehensive range of bunkering services caters to various types of seafaring vessels, including container vessels, oil tankers, cruise ships, and accommodation work barges such as floating production storage and offloading units and floating storage and offloading units, supply and support vessels such as platform supply vessels and research vessels. Additionally, we provide fueling services to offshore structures such as semi-submersible rigs, jack-up rigs and drillships.

Our customer base is diverse and includes oil and gas companies, shipping companies, maritime transport and logistics companies, charterers, fishing vessels, naval and military vessels, as well as passenger transport vehicles such as cruise ships. We are committed to delivering high-quality marine fuel products and reliable bunkering services to meet the specific requirements of our valued customers in the maritime industry.

Our supporting services include ship management services for in-house and external vessels whereby we will undertake operational management, technical management, and crewing for the vessel. Additionally, we also carry out vessel chartering services in-house and provide the services to external parties. We will also charter our vessels to our subsidiaries based on its requirements.

To ensure reliable and timely fuel delivery, we utilize our fleet of bunkering vessels exclusively for our own physical delivery operations. We do not typically charter them out to external parties. This level of control allows us to maintain a high degree of oversight and optimize our operations to meet the specific demands of our customers. The management of our technical ship operations is conducted in-house, which enables us to uphold our standards of customer service. By managing these operations internally, we can ensure that our vessels are well-maintained and operated to the highest standards.

Our Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors:

●	we have established a strong customer base;

●	we are able to provide integrated services; and

●	we have strong management.

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Our Strategies

We intend to pursue the following strategies to further expand our business:

●	expanding our bunkering services;

●	expanding our ship management services; and

●	diversification of fuel offerings and pricing.

Our Corporate History

The history of our Group’s involvement in the OGSE industry can be traced back to 2016, when its ultimate holding company, Straits Energy Resources Berhad (previously known as Raya International Berhad (“RIB”)) ventured into the provision of oil bunkering services. Since then, RIB had on June 20, 2017 changed its name to Straits Inter Logistics Berhad and subsequently to its current name, Straits Energy Resources Berhad, on August 19, 2021.

On 18 June 2024, Straits Energy Resources Berhad has been included in the inaugural Fortune Southeast Asia 500 rankings. This groundbreaking list unveiled by Fortune highlights the largest companies headquartered in Southeast Asia, ranked by their revenue for the 2023 fiscal year.

Currently, our Group is operating with a fleet of 15 well-maintained bunkering vessels and is currently providing bunkering services. We operate in 19 ports in Malaysia, including Lumut Port, Penang Port, Port Klang, Malacca Port, Linggi Port, Johor Port, Port of Tanjung Pelepas, Tok Bali Port, Kuala Terengganu Port, Dungun Port, Kemaman Port, Kuantan Port, Pulau Tioman Port, Desaru Port, Bintulu Port, Miri Port, Labuan Port, Kota Kinabalu Port and Sapangar Bay Oil Terminal.

The subsidiaries of our Group are the subsidiaries of Straits under the latter’s bunkering and shipping related services segment. Straits is a Malaysian company whose shares are listed on the ACE Market of Bursa Malaysia (stock code: 0080) and is subject to the ACE Market Listing Requirements issued by Bursa Malaysia which includes but not limited to requirements governing corporate governance and transfer of shares by Straits and its subsidiaries. Certain of these requirements may extend to the subsidiaries of Straits, including our Group. In contemplation of Straits’ intention to reorganize its oil bunkering and shipping related services segment for listing on NYSE American via common control transactions, Straits had on November 21, 2023 acquired our Company to initiate its restructuring exercise which involve the acquisition of oil bunkering, vessels chartering and vessels management subsidiaries from the Straits Group.

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Our Corporate Structure

The following diagram illustrates our corporate structure upon completion of the restructuring exercise and prior to the consummation of this offering.

Straits
Dato' Mohd Suhaimi Bin Hashim
Mr. Yong Sing Goo
Platinum Gate Capital Pte Ltd
76.68%
8.69%
8.69%
5.94%
TMD Energy Limited
100.00%
Straits Marine Fuels & Energy Sdn Bhd
100.00%
Straits Marine Services Pte Ltd
100.00%
Straits Maritime Services Pte Ltd
100.00%
Tumpuan Megah Development Sdn Bhd
30.00%
TMD Marine Fuels Sdn Bhd
20.00%
Horizon Shipyard Inter Globe (M) Sdn Bhd
100.00%
Cavalla Asia Ltd
100.00%
SMF Begonia Ltd
100.00%
Dolphin Asia Ltd
100.00%
SMF Ixora Ltd
100.00%
Escolar Asia Ltd
100.00%
SMF Omura Ltd
100.00%
Oscar Asia Ltd
100.00%
SMF Eden Maritime Ltd
100.00%
Phoenix Asia Ltd
51.00%
SMF Beluga Ltd
100.00%
S3 Asia Ltd
51.00%
Sierra Pioneer Marine Ltd
100.00%
TMD Straits Ltd
51.00%
Katsu Pioneer Marine Ltd
100.00%
TMD Sturgeon Ltd

Transfers of Cash to and From Our Subsidiary

Our Company is permitted under the laws of the Cayman Islands to provide funding to our subsidiaries through loans or capital contributions without restrictions on the amount of the funds.

Malaysian subsidiaries are permitted to obtain funding through an increase of share capital pursuant to a capital contribution subject to and in accordance with their respective constitution and the Malaysia Companies Act. Our Company is also permitted under the laws of Malaysia to borrow from or lend to our Malaysian resident subsidiaries in RM in any amount to finance the following activities in Malaysia:

(a)	construction or purchase of a residential or commercial property, excluding purchase of land which will not be utilised for construction or production of goods or services; or

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(b)	production or consumption of goods or services, excluding:

(i)	activity in financial services sector, whether Islamic or otherwise;

(ii)	purchase of securities or Islamic securities; or

(iii)	purchase of Financial Instrument or Islamic Financial Instrument.

Our Company is also allowed to borrow in currency other than RM from our Malaysian resident subsidiaries up to RM50 million equivalent per calendar year using funds sourced from the aggregate of conversion of RM into other currency. There is no restriction on our Company under Malaysian laws to borrow from or lend to our Labuan incorporated subsidiaries or for our Malaysian resident subsidiaries to borrow from our Company in currency other than RM.

The Singapore subsidiaries can obtain funding through an increase in share capital pursuant to a capital contribution or loans from shareholders or other companies within the Group subject to and in accordance with their respective constitution and the Singapore Companies Act. The Singapore subsidiaries can also provide funding in the same manner to other Group Companies. In addition, funds within the Group may also flow through the Singapore subsidiaries in the form of service fees and recharges, subject always to the authority granted to the Singapore subsidiary to enter into such transactions under its constitution.

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors our Board deems relevant, and subject to the restrictions contained in any future financing instruments.

Subject to the Cayman Islands laws and our articles of association as may be amended from time to time, our Company may only pay dividends out of profits or share premium and, our Board may authorize and declare a dividend to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following payment of the dividend we will be able to pay our debts as they become due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our Board. There is no further Cayman Islands statutory restriction on the amount of funds which may be distributed by us by dividend.

For FY2022, FY2023, 6M2023, 6M2024 and up to the date of this prospectus, we did not declare or pay any dividends. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiary by way of dividend payments.

See “Dividend Policy”, “Risk Factors — We rely on dividends and other distributions on equity paid by our subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business.”. Please refer to Summary Consolidated Financial Data and Consolidated Statements of Change in Shareholders’ Equity in the Report of Independent Registered Public Accounting Firm for more information.

Risks Related to Our Business and Industry (beginning on page 11 of this prospectus)

●	We may not be able to obtain sufficient funds to grow or effectively manage our growth.

●	Businesses we may acquire in the future will expose us to increased operating risks.

●	We may not be able to obtain financing for our growth or to fund our future capital expenditures, which could negatively impact our results of operations and financial condition.

●	Due to the lack of diversification in our lines of business, adverse developments in the marine fuel supply business would negatively impact our results of operations and financial conditions.

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●	Because of the limited supply of secondhand double hull bunkering tankers, we may not be able to acquire secondhand double hull bunkering tankers on economically acceptable terms which could impede our growth and negatively impact our results of operations and financial condition.

●	Our purchase of secondhand vessels carries risks associated with the quality of those vessels because secondhand vessels typically are not protected by builders’ or sellers’ warranties.

●	We rely on purchases from key customers and our results of operations will decrease if some of our key customers reduce or terminate their purchases. There is a customer concentration risk in respect of a major customer which may impact our financial results in the event of termination of purchases from the customer.

●	Our Group does not enter into long-term agreements with our customers and, we cannot assume that our customers will continue to use our vessel refueling services, nor can we accurately forecast future orders from our customers.

●	We depend on a limited number of suppliers, which makes us susceptible to supply shortages or price fluctuations that could diminish our operating results.

●	The refined marine fuel that we purchase from our suppliers may fail to meet the specifications that we have agreed to supply to our customers and, as a result, we could lose business from those customers and be subject to claims or other liabilities.

●	Failure by the physical suppliers to provide services to us and our customers as agreed could subject us to customer claims and negatively affect our results.

●	The value of our marine fuel inventory is subject to price fluctuations which may result in reduced value of our inventory and cause us to suffer financial loss.

●	We rely on the expertise of our senior management and our inability to retain key personnel could interrupt our business and limit our growth.

●	As we expand our fleet, we may not be able to recruit suitable employees and crew for our tankers which may limit our growth and cause our financial performance to suffer.

●	Our insurance may not provide adequate coverage for all potential loss and claims relating to our business operations and/or assets, and any uninsured losses incurred, may be substantial and therefore adversely affect our operations and financial results.

●	Maritime claimants could arrest our vessels, which could disrupt our cash flow.

●	Terrorist attacks, piracy and international hostilities have previously affected the shipping industry, and any future attacks could negatively impact our results of operations and financial condition.

●	Security, political and economic instability in the Middle East may harm our business.

●	Adverse conditions in the shipping industry may reduce the demand for our products and services and negatively affect our results of operations and financial condition.

●	Material disruptions in the availability or supply of oil may reduce the supply of our products and have a material impact on our operating results, revenues and costs.

●	In the highly competitive marine fuel supply industry, we may not be able to successfully compete for customers with new entrants or established companies with greater resources.

●	Our operations are subject to extensive environmental laws and regulations, the violation of which could result in liabilities, fines or penalties and changes of which may require increased capital expenditures and other costs necessary to operate and maintain our vessels.

●	Our vessel operations have inherent risks that could negatively impact our results of operations and financial condition.

●	Our historical dividends may not be indicative of our future dividends.

Risks Related to Our Corporate Structure (beginning on page 18 of this prospectus)

●	We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

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Risks Related to our Ordinary Shares (beginning on page 18 of this prospectus)

●	There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Shares at or above the price you pay for them, or at all.

●	We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company”.

●	If we fail to meet applicable listing requirements, NYSE American may delist our Ordinary Shares from trading, in which case the liquidity and market price of our Ordinary Shares could decline.

●	Volatility in our Ordinary Shares price may subject us to securities litigation.

●	The price and the trading volume of our Ordinary Shares may be volatile which could result in substantial losses for investors purchasing our Shares under this offering.

●	Our pre-IPO shareholders will be able to sell their shares after completion of this offering subject to restrictions under the Rule 144.

●	If you purchase our Ordinary Shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

●	We will be a “controlled company” within the meaning of NYSE American rules and we will qualify for and may rely on exemptions from certain corporate governance requirements.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our Ordinary Shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer”, our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

We are a “foreign private issuer”, as defined by the SEC. As a result, in accordance with the rules and regulations of the NYSE American, we may comply with home country governance requirements and certain exemptions thereunder rather than complying with NYSE American corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four (4) days of their occurrence.

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●	Exemption from Section 16 rules regarding sales of Ordinary Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●	Exemption from the NYSE American rules applicable to domestic issuers requiring disclosure within four (4) business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the NYSE American rules, as permitted by the foreign private issuer exemption.

●	Exemption from the requirement that our Board have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirements that director nominees are selected, or recommended for selection by our Board, either by (i) independent directors constituting a majority of our Board’s independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

If we rely on our home country corporate governance practices in lieu of certain of the rules of the NYSE American, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE American. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to the Cayman Islands requirements in lieu of many of the NYSE American corporate governance rules, we intend to comply with the NYSE American corporate governance rules applicable to foreign private issuers.

Implication of Being a Controlled Company

We are and will continue, following this offering, to be a “controlled company” within the meaning of the NYSE American Company Guide and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are, and will remain, a “controlled company” as defined under the NYSE American Company Guide. As at the date of this prospectus, 76.68% of the issued share capital of the Company is owned by Straits. Straits therefore beneficially owns 76.68% of our total voting power as at the date of this prospectus. Following completion of this offering, 66.39% of the issued share capital of the Company will be owned by Straits, which will beneficially own 66.39% of our total voting power. Dato’ Sri Kam Choy Ho, the Chairman of our Board, an Executive Director and the Chief Executive Officer of our Company, is also the Group Managing Director of Straits, and that three other Directors, namely Dato’ Leong Yan Yoong (an Executive Director of Straits) , Datin Fong Shiang Ng (an Independent Non-Executive Director of Straits) and Mr. Kok Chaw Leong (an Independent Non-Executive Director of Straits), are also directors of Straits, and Mr. Chee Mun Hoh, the Chief Financial Officer of our Company, is also the Group Chief Financial Officer cum General Manager of Straits.

For so long as we are a controlled company, we are permitted to elect not to comply with certain stock exchange rules regarding corporate governance, including the following requirements:

●	that a majority of its board of directors consist of independent directors;

●	that its director nominees be selected or recommended for the board’s selection by a majority of the board’s independent directors in a vote in which only independent directors participate or by a nominating committee comprised solely of independent directors, in either case, with a formal written charter or board resolutions, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws; and

●	that its compensation committee be composed solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

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As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the NYSE American listing rules, we could elect to rely on this exemption after we complete this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our Board might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors after we complete this offering. (See “Risk Factors — Risks Related to Our Ordinary Shares — We will be a “controlled company” within the meaning of the NYSE American Company Guide and we will qualify for and may rely on exemptions from certain corporate governance requirements.”)

Corporate Information

Our principal executive office is located B-10-06, Block B, Plaza Mont Kiara, No 2, Jalan Kiara, Mont Kiara, 50480 Kuala Lumpur, Wilayah Persekutuan, West Malaysia. Our telephone number is (+603) 6419 1266. Our registered office in the Cayman Islands is located at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Island.

Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY10168. Our website is located at www.tmdel.com. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

The Offering

Ordinary Shares being offered:	3,100,000 Ordinary Shares on a firm commitment basis.

Initial public offering price:	$3.25 per ordinary share.

Number of Ordinary Shares outstanding before this offering:	20,000,000 Ordinary Shares.

Number of Ordinary Shares outstanding after this offering:	23,100,000 Ordinary Shares.

Use of proceeds:

Based upon an initial public offering price of $3.25 per Ordinary Share, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us, of approximately $7,078,131 if the underwriters do not exercise their over-allotment option, and $8,460,924 if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts, out-of-pocket expense allowance and estimated offering expenses payable by us.

We plan to use the net proceeds of this offering as follows:

● 55% for the purchase of cargo oil;

● 29% for defraying the listing expenses;

● the balance of 16% for working capital and other general corporate purposes.

For more information on the use of proceeds, see “Use of Proceeds” on page 48.

Lock-up:	The Company, and all of its Directors, officers and principal shareholders (defined as owners of 5% or more of our Ordinary Shares of the Company as of the effective date of this Registration Statement) have agreed with the underwriters not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of six (6) months after the offering is completed. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

NYSE American symbol:	Our Ordinary Shares have been approved for listing on the NYSE American under the symbol “TMDE”.

Risk factors:	Investing in our Ordinary Shares is highly speculative and involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 11.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the underwriters’ over-allotment option and is based on 20,000,000 Ordinary Shares outstanding as of the date of this prospectus.

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RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, before deciding to invest in our Ordinary Shares. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In these circumstances, the market price of our Ordinary Shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We may not be able to obtain sufficient funds to grow or effectively manage our growth.

A principal focus of our strategy is to grow by expanding our business. Our future growth will depend on a number of factors which include our ability to:

●	increase our fleet of bunkering and specialty tankers;

●	identify suitable markets for expansion;

●	consummate vessel acquisitions;

●	integrate acquired vessels successfully with our existing operations;

●	obtain required financing for our existing and new operations and business lines;

●	hire, train and retain qualified personnel to manage and operate our growing business and fleet;

●	maintain effective internal controls;

●	improve our operating and financial systems and controls;

●	maintain or improve our credit control procedures;

●	obtain and maintain required governmental authorizations, licenses and permits for new and existing operations;

●	provide timely service at competitive prices; and

●	attract and retain customers.

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A deficiency in any of these factors may negatively impact our ability to generate cash flow, raise money or effectively manage our growth. In addition, competition from other companies could reduce our expansion or acquisition opportunities, cause us to lose business opportunities, competitive advantages or customers or cause us to pay higher or charge lower prices than we might otherwise pay or charge. Furthermore, competitive conditions in the markets that we may consider for future expansion may be more adverse to us than those markets that we currently have presence and any new markets that we open may be less profitable than our existing markets.

Businesses we may acquire in the future will expose us to increased operating risks.

As part of our growth strategy, we intend to explore acquisition opportunities of marine fuel supply and complementary businesses. This expansion could expose us to additional business and operating risks and uncertainties, including:

●	the ability to effectively integrate and manage acquired businesses;

●	the ability to realize our investment in the acquired businesses;

●	the diversion of management’s time and attention from other business concerns;

●	the risk of entering markets in which we may have no or limited direct prior experience;

●	the potential loss of key employees of the acquired businesses;

●	the risk that an acquisition could reduce our future earnings; and

●	exposure to unknown liabilities.

Although our management will endeavor to evaluate the risks inherent in any particular transaction, we cannot assure you that we will properly ascertain all such risks. In addition, future acquisitions could result in the incurrence of substantial additional indebtedness and other expenses. Future acquisitions may also result in potentially dilutive issuances of equity securities and may affect the market price of our common shares. Difficulties encountered with acquisitions may have a material adverse effect on our business, financial condition and results of operations.

As at the date of this prospectus, no such acquisitions have been planned.

We may not be able to obtain financing for our growth or to fund our future capital expenditures, which could negatively impact our results of operations and financial condition.

In order to fund future vessel acquisitions for market expansion, products expansion, increased working capital levels or capital expenditures, we will be required to use cash from operations, incur borrowings or raise capital through the sale of debt or additional equity securities. Use of cash from operations will reduce cash available for dividend distributions to you. Our ability to obtain additional bank financing or to access the capital markets for any future offerings may be limited by our financial condition at the time of any such financing or offering, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for future vessel acquisitions, market and products expansion or capital expenditures could impact our results of operations and financial condition. The issuance of additional equity securities would dilute your interest in our Company and reduce dividends payable to you. Even if we are successful in obtaining additional bank financing, paying debt service would limit cash available for working capital and increasing our indebtedness could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Due to the lack of diversification in our lines of business, adverse developments in the marine fuel supply business would negatively impact our results of operations and financial condition.

We rely primarily on the revenues generated from our business of physical supply and marketing of refined marine fuel to end customers. Due to the lack of diversification in our lines of business, an adverse development in our marine fuel supply business would have a significant impact on our business, financial condition and results of operations.

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Because of the limited supply of secondhand double hull double bottom bunkering tankers, we may not be able to acquire secondhand double hull double bottom bunkering tankers on economically acceptable terms which could impede our growth and negatively impact our results of operations and financial condition.

Our ability to grow is in part dependent on our ability to expand our fleet through acquisitions of suitable double hull double bottom secondhand bunkering tankers. We believe that the availability of secondhand double hull double bottom bunkering tankers in the open market is limited. We may not be able to obtain suitable secondhand tankers or negotiate acceptable purchase contracts with their owners or obtain financing for such acquisitions on economically acceptable terms. Our failure to obtain and acquire suitable secondhand double hull double bottom bunkering tankers could limit the future growth of our business and have a material impact on our results of operations and financial condition.

As at the date of this prospectus, we do not have any plan to acquire additional double hull double bottom secondhand bunkering tankers.

Our purchase of secondhand vessels carries risks associated with the quality of those vessels because secondhand vessels typically are not protected by builders’ or sellers’ warranties.

Our fleet renewal and expansion strategy includes the acquisition of secondhand vessels. As at the date of this prospectus, we are operating with 15 well-maintained secondhand bunkering vessels which typically do not carry warranties with respect to their condition. Our inspections of secondhand vessels would normally not provide us with as much knowledge of its condition as we would possess if the vessel had been built for us and operated by us throughout its life. Repairs and maintenance costs for secondhand vessels are difficult to predict and may be more substantial than for vessels we have operated since they were built. These costs could decrease our profits and reduce our liquidity.

As at the date of this prospectus, we do not have any plan to acquire additional secondhand vessels.

We rely on purchases from key customers and our results of operations may decrease if some of our key customers reduce or terminate their purchases.

Generally, we have not derived a significant amount of revenue from written volume commitments from our key customers or any other understandings with our key customers that relate to future purchases. Purchases by our key customers could be reduced or terminated at any time. A substantial reduction or a termination of purchases by our key customer could significantly decrease our results of operation.

Our Group does not enter into long-term agreements with our customers and, we cannot assume that our customers will continue to use our vessel refueling services, nor can we accurately forecast future orders from our customers.

Our Group does not enter into long-term agreements with our customers. Our customers are not obliged to continue to use our vessel refueling services at a level similar to that in the past or at all. The volume of their orders might vary significantly and it is difficult for us to forecast future orders accurately. Our customers’ level of demand may fluctuate due to factors out of our control, such as changes in their business strategies, purchasing preferences and product trends. If any of our major customers terminates its business relationship with us, and we fail to secure new customers or new orders from other existing customers in a timely manner, our business operations, financial performance and profitability would be adversely affected.

We depend on a limited number of suppliers, which makes us susceptible to supply shortages or price fluctuations that could diminish our operating results.

We currently purchase refined marine fuel products from a limited number of suppliers. For FY2022, FY2023, 6M2023 and 6M2024, we purchased marine fuel products from 16, 18, 14 and 12 suppliers, respectively. In particular, the percentage of our total purchases from our largest supplier for FY2022, FY2023, 6M2023 and 6M2024 amounted to approximately 55%, 47%, 40% and 83%, respectively, while the percentage of our aggregated purchases from our five largest suppliers for FY2022, FY2023, 6M2023 and 6M2024 amounted to approximately 94%, 96%, 79% and 94%, respectively. Our term contracts with our suppliers usually last for 3 months.

If our relationship with any of our other key suppliers terminates or if any of our key suppliers suffers a disruption in production, we may not be able to obtain a sufficient quantity of refined marine fuel on acceptable terms and without interruption in our business. We may experience difficulties and delays in obtaining marine fuel from alternative sources of supply. Any interruption or delay in the supply of marine fuel, or the inability to obtain fuel from alternate sources at acceptable prices and within a reasonable amount of time, would impair our ability to meet scheduled deliveries to our customers and could cause customers to cancel orders or impose penalties.

The refined marine fuel that we purchase from our suppliers may fail to meet the specifications that we have agreed to supply to our customers and, as a result, we could lose business from those customers and be subject to claims or other liabilities.

If the refined marine fuel that we purchase from our suppliers fails to meet the specifications we have agreed to supply to our customers, we could lose our customers and be subject to claims or other liabilities. The loss of customers and increased liabilities would reduce our earnings and could have a material adverse effect on our business, weaken our financial condition and reduce our results of operations.

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Failure by the physical suppliers to provide services to us and our customers as agreed could subject us to customer claims and negatively affect our results.

We purchase from the physical suppliers to deliver marine fuel to our customers in locations where we do not have physical presence. The failure of the physical supplier to perform these services in accordance with the terms we have agreed with them and our customers could affect our relationships with our customers and subject us to claims and other liabilities which could harm our business or negatively affect our financial results. If any of the physical suppliers fails to perform its obligations to us, you will not have any recourse directly against the physical suppliers.

The value of our marine fuel inventory is subject to price fluctuations which may result in reduced value of our inventory and cause us to suffer financial loss.

Due to the nature of our business, we may increase the volume of our marine fuel inventories. Depending upon the price and price movement of refined marine fuel, our marine fuel inventories may subject us to a risk of financial loss. Pricing terms with our suppliers and customers and hedges by way of oil futures or other instruments, should we enter into them, may not adequately protect us in the event of a substantial downward movement in the price of marine fuel.

We are exposed to inventory risk and this would adversely affect our Group’s business, financial condition and results of operations.

Our inventories are subject to global economic and political factors that will affect the oil price movements that may not be favourable to our Company and may impact our financial results. However, we are mitigated as our inventories are delivered to our customers within a short turnaround period.

Even though we have entered into contracts with our suppliers, such contracts are not related to any of our contracts with our customers, and as such there is no guarantee that any marine fuel purchased under such contracts with our suppliers will be sold to our designated customers. If we are unable to consume sufficient marine fuel from our suppliers to meet the base quantity under contracts with our suppliers, our suppliers have the right to file a claim against us, which, in turn, will adversely affect our business, financial condition and results of operations.

In addition, in the event that the marine fuel supplied to our customers is not up to the standard specified by our customers, our customers will seek compensation from us, which, in turn, will adversely affect our business, financial condition and results of operations.

We rely on the expertise of our senior management and our inability to retain key personnel could interrupt our business and limit our growth.

Our success depends to a significant degree upon the abilities and efforts of our management team and our ability to hire and retain key members of our management team. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining key personnel could negatively impact our results of operations and financial condition. We believe that Dato’ Sri Kam Choy Ho and Dato’ Leong Yan Yoong (an Executive Director) are important members of our Board and Dato’ Sri Kam Choy Ho, Dato’ Leong Yan Yoong and Mr. Chee Mun Hoh are important members of our management team and that the loss of the services or involvement in our business on the part of either one of them would have a material adverse effect on our Company.

As we expand our fleet, we may not be able to recruit suitable employees and crew for our tankers which may limit our growth and cause our financial performance to suffer.

As we expand our fleet, we will need to recruit suitable crew, shoreside, administrative and management personnel. We may not be able to continue to hire suitable employees as we expand our fleet of tankers. If we are unable to recruit suitable employees and crews, we may not be able to provide our services to customers, our growth may be limited and our financial performance may suffer.

We may be subject to demurrage charges which will negatively impact our results of operations and financial condition.

Despite our efforts to closely monitor and manage our logistics operations, there remains an inherent risk of incurring demurrage charge. Demurrage charges arise when there are delays in the loading or unloading or cargo from a vessel within an agreed timeframe. While we strive to ensure that cargo is handled efficiently and in adherence with the agreed timeframe, we cannot assure you that we will completely eliminate the risk of demurrage charge. There are various factors that are beyond our control, such as equipment malfunctions, labor dispute, adverse weather conditions and port congestion. If we are unable to load or upload our cargo timely, we will be subject to demurrage charges, which will negatively impact our results of operations and financial condition.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on our results of operations.

We may be, from time to time, involved in disputes with and subject to claims from, among others, our employees, customers, suppliers and other parties from time to time in respect of various matters, including delay in delivery, complaints about the quality of marine fuel and personal injury which may lead to claims for damages against us. These disputes may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business.

There is no assurance that we may be able to resolve every instance of a dispute by way of negotiation and/or mediation with the relevant parties. If we fail to do so, it may lead to legal and other proceedings against us, and consequently we may have to incur significant expenses for defending ourselves or initiate proceedings against other parties to protect our interest. Contingent liabilities may be recognized in our financial statements in respect of the disputes and adjustment will be made to our revenue which may have a material adverse effect on our results of operations. Furthermore, if we fail to obtain favorable outcomes in such proceedings, we may be liable to pay significant amounts of damages which may adversely affect our operations and financial results.

Our insurance may not provide adequate coverage for all potential loss and claims relating to our business operations and/or assets, and any uninsured losses incurred, may be substantial and therefore adversely affect our operations and financial results.

We maintain insurance coverage against, among other things, hull and machinery insurance, protection and indemnity insurance, cargo insurance, general liability insurance, work injury compensation insurance, and group personal accident insurance and group health plan insurance (group hospitalization and surgical coverage). However, our insurance coverage may not adequately protect us against all potential claims, damages and liabilities that we may incur in the course of our business operations, which may result in an adverse effect on our business. If we are held responsible for any damages, liabilities or losses and our insurance is insufficient or unavailable to cover the claims, there would be an adverse effect on our business, results of operations and financial position.

In addition, there is no guarantee that insurance coverage will always be available to us at economically favorable premiums (or at all) or that, in the event of a claim, the level of insurance currently maintained by us or in the future is or will be adequate or cover the entire claim/liability. We may be subject to liabilities which have not been insured adequately at all. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect our results of operations and financial condition.

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With respect to losses which are covered by our insurance policies, it may be a difficult and lengthy process to recover such losses from insurers. In addition, we may be unable to recover the amount from the insurer. Even we are able to recover certain losses from our insurers, our premiums might increase and it might be hard for us to renew our insurance policies. Therefore, if we are held liable for uninsured losses or amounts and claims for insured losses exceeding our insurance coverage, our operations and financial results may be adversely affected.

Maritime claimants could arrest our vessels, which could disrupt our cash flow.

Crew members, suppliers of goods and services to a vessel and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flows and require us to pay a significant amount of money to have the arrest lifted. In addition, in some jurisdictions under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another vessel in our fleet.

Terrorist attacks, piracy and international hostilities have previously affected the shipping industry, and any future attacks could negatively impact our results of operations and financial condition.

Terrorist attacks, such as the attack on the M.T. Limburg in October 2002, could adversely affect our operations and directly impact our vessels or charterers. We conduct our marine fuel supply operations outside of the United States, and our business, results of operations, cash flows and financial condition could suffer by changing economic, political and government conditions in the countries and regions where our vessels are employed or registered. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political instability, terrorist or other attacks, war, piracy or international hostilities.

Security, political and economic instability in the Middle East may harm our business.

The escalating conflicts between Israel and its neighboring countries and Islamist militia and political groups since late 2023, particularly the Israel-Gaza Strip and attacks targeting vessels in the southern Red Sea, has introduced geopolitical tensions and security risks within the Middle East region. The fear of disruption to oil exports has led to a surge in worldwide crude oil price. Concurrently, the price of bunkering surges globally, which is associated with the risk premium and the on-going flourishing demand around the globe. Any significant increase in marine fuel price might tighten the operating cash flows of our Group, which may, in turn, adversely affect our working capital requirements or financial conditions.

Adverse conditions in the shipping industry may reduce the demand for our products and services and negatively affect our results of operations and financial condition.

Our business is focused on the physical supply and marketing of refined marine fuel to the shipping industry. Adverse economic conditions in the shipping industry, such as low charter rates or high operating costs, may have an adverse effect on our customers. In addition, any political instability, terrorist activity, piracy activity or military action that disrupts shipping operations will adversely affect our customers. Any adverse conditions in the shipping industry may reduce the demand for our products and services and negatively affect our results of operations and weaken our financial condition.

Material disruptions in the availability or supply of oil may reduce the supply of our products and have a material impact on our operating results, revenues and earnings.

The success of our business depends on our ability to purchase, sell and deliver marine fuel products to our customers. Material disruptions in the availability or supply of oil may have an adverse effect on our suppliers. In addition, any political instability, natural disasters, terrorist activity, military action or other similar conditions may disrupt the availability or supply of oil and consequently decrease the supply of refined marine fuel. Decreased availability or supply of marine fuel may reduce our operating results, revenues and earnings.

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In the highly competitive marine fuel supply industry, we may not be able to successfully compete for customers with new entrants or established companies with greater resources.

We are subject to aggressive competition in all aspects of our business. Our competitors are numerous, ranging from large multinational corporations, which have significantly greater capital resources than us, to relatively small and specialized firms. In addition to competing with fuel resellers, such as World Fuel Services Corporation (“World Fuel Services”) and BP Sinopec Marine Fuels Pte Ltd, we also compete with the major oil producers that market fuel directly to large commercial shipping companies. We may not be able to successfully compete for customers because of increased competition from the major oil producers or our suppliers who may choose to market directly to large as well as smaller shipping companies, or to provide less advantageous price and credit terms to us. Also, due in part to the highly fragmented market, competitors with greater resources could enter the marine fuel supply industry and operate larger fleets of bunkering tankers through consolidations or acquisitions and may be able to offer better terms than we are able to offer to our customers.

We operate in a highly regulated industry and significant compliance costs and efforts may adversely affect our business and profitability.

The ownership, operation and management of vessels is highly regulated. Our operations are subject to compliance of extensive international conventions, treaties, international and local laws, and regulations in force from time to time in the countries and ports where our vessel visit, the jurisdictions in which our vessels are registered, and the international conventions and regulations adopted by the IMO and the jurisdictions in which we operate, including but not limited to the International Safety Management Code, the Maritime Labour Convention, the International Convention for the Prevention of Pollution from Ships, International Convention for the Safety of Life at Sea 1974, International Regulations for Preventing Collisions at Sea 1972 and Petroleum Development Act 1974. See “Regulations” for further details.

Our operations are subject to extensive environmental laws and regulations, the violation of which could result in liabilities, fines or penalties and changes of which may require increased capital expenditures and other costs necessary to operate and maintain our vessels.

We are subject to various environmental laws and regulations dealing with the handling of marine fuel products. We currently store marine fuel inventories on our bunkering tankers and we may, in the future, maintain marine fuel inventories at several other locations in fixed or floating storage facilities. Our operations involve the risks of fuel spillage or seepage, environmental damage, and hazardous waste disposal, among other things. If we are involved in a spill or other accident involving hazardous substances, if there are releases of marine fuel products we own, or if we are found to be in violation of environmental laws or regulations, we could be subject to liabilities that could have a materially adverse effect on our business and operating results. We are also subject to possible claims by customers, employees and others who may be injured by a fuel spill, exposure to fuel, or other accidents. If we should fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil or criminal liability.

In particular, our operations are subject to numerous laws and regulations in the form of international conventions, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These regulations include, but are not limited to, (i) the International Convention on Civil Liability for Oil Pollution Damage of 1992; (ii) the International Convention for the Prevention of Pollution from Ships of 1973; and (iii) the International Convention for the Safety of Life at Sea of 1974. We refer you to the discussion in the section of this prospectus entitled “Regulations” for a description of environmental laws and regulations that affect our business.

A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Some environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. An oil spill could result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages as well as third-party damages. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Our insurance policies covering certain environmental risks may not be sufficient to cover all such risks and any claim may have a material adverse effect on our business, results of operations, cash flows and financial condition.

Compliance with applicable laws, regulations and standards, may require us to make additional capital expenditures for the installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. In order to satisfy these requirements, we may, from time to time, be required to take our vessels out of service for extended periods of time, with corresponding losses of revenues. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including costs relating to air emissions, maintenance and inspection, elimination of tin-based paint, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could reduce our results of operations and cash flows and weaken our financial condition. Also, in the future, market conditions may not justify these expenditures or enable us to operate some or all of our vessels profitably during the remainder of their economic lives.

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Our business operations may be affected if we fail to renew or maintain licenses or certifications required to operate.

We are required to obtain a variety of licenses and certifications as required under the jurisdiction which our vessels operate in. See “Regulation” for further details. There can be no assurance that we will not be subject to suspension, revocation or termination of our major licences, permits or approvals in the event of non-compliance with any terms or conditions thereof, or pursuant to any regulatory action. While we have not in the past encountered any difficulties in renewing or obtaining our major licences, permits and approvals for our business operations, there can be no assurance that we will be able to renew such licences, permits and approvals in a timely manner or at all in the future. We also cannot assure that there will not be variation, modification or imposition of additional conditions attached to the licences, permits and approvals which may adversely affect our business, financial condition, results of operations and prospects. Any failure to renew or maintain our major licences, permits and approvals in the future could materially and adversely affect our business, financial condition, results of operations and prospects.

Natural disasters, acts of war, political unrest and epidemics, which are beyond our control, may cause damage, loss or disruption to our business.

Natural disasters, acts of war, political unrest and epidemics, which are beyond our control, may materially and adversely affect the economy, infrastructure and livelihood of our customers. Our business, financial condition, results of operations and prospects may be materially and adversely affected if such natural disasters occur in places where we operate or where our products are sold, whether directly or indirectly. Political unrest, acts of war and terrorists attacks may cause drastic movement in oil prices and the stability of oil supply, any of which could materially and adversely affect our sales, cost of sales, overall results of operations and financial condition. The potential for war or terrorists attacks may also cause uncertainty and cause our business to suffer in ways beyond our prediction.

As at the date of this prospectus, although the dramatic surge in international oil price has stopped gradually, the Ukraine crisis is still underway and its outcome remains uncertain. We cannot predict how the oil market will react to future news of the Ukraine crisis, or other wars, natural disasters or social unrest, and our business performance, results of operations and financial condition could be adversely affected should any of these events happen in the future. For details, see “Industry and Market Data – Overview of the Oil and Gas Industry”.

Our vessel operations have inherent risks that could negatively impact our results of operations and financial condition.

Our vessels and fuel oils that they carry are at risk of being damaged or lost because of events such as marine disasters, bad weather, mechanical failures, human error, war, terrorism, piracy and other circumstances or events. All these hazards can result in death or injury to persons, loss of revenues or property, environmental damage, higher insurance rates, damage to our customer relationships, delays or rerouting. Adverse weather may also significantly affect the timing on delivery of oil, and lead to disputes with customers if not handled carefully.

If our vessels suffer damage, they may need to be repaired. The costs of vessel repairs are unpredictable and can be substantial. We may have to pay repair costs that our insurance policies do not cover. The loss of earnings while these vessels are being repaired, as well as the actual cost of these repairs, would decrease our results of operations. If one of our vessels were involved in an accident with the potential risk of environmental contamination, the resulting media coverage could have a material adverse effect on our business, our results of operations and cash flows and weaken our financial condition.

Apart from our normal repair and maintenance, our fleet of vessels are scheduled to periodic dry-docking approximately every thirty (30) months to maintain the operational condition of the vessels which is necessary for its licensing renewal and to meet safety requirements imposed by oil terminals, suppliers and customers. Any operational disruption, including as a result of technical issues with any of the vessels, can increase operating cost as such disruption may result in additional dry docking and maintenance costs.

Failure to detect misconduct of our personnel, agents or third parties may impair our reputation.

While we have put in place internal control policies and procedures which are designed to prevent and mitigate the risks of fraud, illegal act or misconduct of our Directors, employees, agents, clients and/or third parties, we cannot assure you that we would be able to effectively prevent the occurrence of misconduct, which may involve, among others, the entering into of unauthorised transactions or the conducting of illicit activities resulting in unknown and/or unmanageable risks or losses, improperly using or disclosing confidential or inside information, recommending transactions that are not suitable for clients or the engaging in fraudulent acts or otherwise not complying with applicable laws or our internal control procedures. There is no assurance that there will not be any misconduct by our Directors, employees, agents, clients and/or third parties, or that future incidents of misconduct of them will not subject us to serious penalties or limitations on our business activities.

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It is not always possible to deter or prevent misconduct of our Directors, employees, agent or clients, and the precautions we take to prevent and to detect such activity may not be effective in all cases. Any misconduct may also result in investigation against our Group by regulatory bodies and such investigation may require us to devote substantial resources in handling such investigation, which may affect our operations. We could also suffer from adverse publicity, reputational damage or litigation losses that may arise from the misconduct of our personnel, which may have a material adverse effect on our business, financial conditions, growth prospect and results of operations.

Failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our common stock. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.

Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we maintain internal control over financial reporting that meets applicable standards. We may err in the design or operation of our controls, and all internal control systems, no matter how well designed and operated, can provide only reasonable assurance that the objectives of the control system are met. Because there are inherent limitations in all control systems, there can be no assurance that all control issues have been or will be detected. If we are unable, or are perceived as unable, to produce reliable financial reports due to internal control deficiencies, investors could lose confidence in our reported financial information and operating results, which could result in a negative market reaction and a decrease in our stock price.

If we identify any material weaknesses in our internal control over financial reporting, and we are unable to comply with the requirements of Section 404 in a timely manner, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we may be late with the filing of our periodic reports, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. As a result of such failures, we could also become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation, financial condition or divert financial and management resources from our core business, and would have a material adverse effect on our business, financial condition and results of operations.

We are working to remediate the material weakness and are taking steps to strengthen our internal control over financial reporting through the development and implementation of processes and controls over the financial reporting process. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies - Internal Control”. However, we cannot assure you that these measures will significantly improve or remediate the material weakness described above.

We may not maintain strict quality control measures and safety standards and our failure or deterioration of our quality control system would adversely affect our operation and financial condition.

Our Group’s operations and reputation are significantly dependent on maintaining strict quality control measures and safety standards, which, in turn, depends on a number of factors, including the implementation of our quality control and safety policies as well as the composition of our quality control team. Failure to comply with and adhere to these quality and safety standards could have severe adverse effects on our business and have a material adverse effect on our reputation in the market among current or prospective customers, which could, in turn, lead to fewer orders in the future and harm our financial condition and operating results.

We are exposed to foreign currency fluctuations as our transactions are substantially denominated in US$, which may adversely affect our business, financial condition and results of operations.

Our business activities are substantially denominated in US$, while our assets and liabilities are denominated in our functional currency (i.e. RM, US$ and SGD). Our reporting currency is US$. When we prepare our consolidated financial statements, sales in foreign currencies are converted into US$ at average exchange rates of the relevant financial years whereas foreign currency balance sheets are translated into US$ at the rates as at the balance sheet date. Accordingly, the profits derived in foreign currencies would be lower should there be any weakening in the exchange rate of US$ against RM and SGD.

We may not pay any dividends on the Ordinary Shares.

Dividends may be paid out of our distributable profits in accordance with applicable laws. The ability to pay dividends is contingent upon our capacity to generate sufficient distributable profits. During FY2022, FY2023, 6M2023 and 6M2024, the Operating Subsidiaries did not declare any dividend to its then shareholders. We cannot guarantee when, if, or in what form, dividends will be paid on the Ordinary Shares following the listing. A declaration of dividends must be proposed by our Board and will be based on, and limited by, various factors, including our business and financial performance, capital and regulatory requirements and general business conditions. Furthermore, we may not have sufficient profits to make dividend distributions to our shareholders in the future, even if our financial statements prepared in accordance with International Financial Reporting Standards indicate that our operations have been profitable.

Risks Related to Our Corporate Structure

We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business.

Our Company is a holding company, and we rely on dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our subsidiaries incur debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Any limitation on the ability of our Operating Subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Risks Related to our Ordinary Shares

There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Ordinary Shares. Our Ordinary Shares have been approved for listing on the NYSE American. An active public market for our Ordinary Shares, however, may not develop or be sustained after the offering, in which case the market price and liquidity of our Ordinary Shares will be materially and adversely affected.

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In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our Ordinary Shares, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our Ordinary Shares shortly following this offering. If the market price of our Ordinary Shares after this offering does not ever exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in our share price, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and operating results and divert management’s attention and resources from our business.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company”.

Upon consummation of this offering, we will incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company”, as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company”, or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our Board or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

If we fail to meet applicable listing requirements, NYSE American may delist our Ordinary Shares from trading, in which case the liquidity and market price of our Ordinary Shares could decline.

Although our Ordinary Shares are listed on NYSE American, we cannot assure you that we will be able to meet the continued listing standards of NYSE American in the future. If we fail to comply with the applicable listing standards and NSYE American delists our Ordinary Shares, we and our shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Ordinary Shares;

●	reduced liquidity for our Ordinary Shares;

●	a determination that our Ordinary Shares are “penny stock”, which would require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

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●	a limited amount of news about us and analyst coverage of us; and

●	a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities”. As our Ordinary Shares are listed on NYSE American, such securities will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on NYSE American, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

Volatility in our Ordinary Shares price may subject us to securities litigation.

The market for our Ordinary Shares may have, when compared to seasoned issuers, significant price volatility and we expect that our Ordinary Share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The price and the trading volume of our Ordinary Shares may be volatile which could result in substantial losses for investors purchasing our Shares under this offering.

The price and trading volume of our Ordinary Shares may be volatile. The market price of our Ordinary Shares may fluctuate significantly and rapidly as a result of the following factors, among others, some of which are beyond our control:

●	fluctuations in stock market price and volume;

●	depth and liquidity of the market for our Ordinary Shares;

●	investors’ perceptions of us and our business;

●	actions by institutional shareholders;

●	changes in accounting standards, policies, guidance, interpretations and principles;

●	additions or departures of our key personnel;

●	regulatory or legal developments, including involvement in litigation; and

●	general global economic, political and stock market conditions.

There were instances of extreme stock price run-ups followed by rapid price declines and stock price volatility seemingly unrelated to company performance following a number of recent initial public offerings, particularly among companies with relatively smaller public floats. Such volatility, including stock run-up, may be unrelated or disproportionate to the actual or expected operating performance and financial condition or prospects of such companies, making it difficult for investors to assess the rapidly changing value of our Ordinary Shares.

In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Ordinary Shares. This low volume of trades could also cause the price of our Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional shares of ordinary shares and our ability to obtain additional financing in the future. No assurance can be given that an active market in our ordinary shares will develop or be sustained. If an active market does not develop, holders of our ordinary shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

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Our pre-IPO shareholders will be able to sell their shares after completion of this offering subject to restrictions under the Rule 144.

Our pre-IPO shareholders, may be able to sell their Ordinary Shares under Rule 144 after completion of this offering. Because these shareholders have paid a lower price per Ordinary Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of the stock following completion of the offering, to the detriment of participants in this offering. Under rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the ordinary shares to be sold pursuant to Rule 144 during the pendency of this offering.

If you purchase our Ordinary Shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing our Ordinary Shares in this offering will pay a price per share that substantially exceeds the pro forma as adjusted net tangible book value per Ordinary Share. As a result, investors purchasing Ordinary Shares in this offering will incur immediate dilution. For more information on the dilution you may experience as a result of investing in this offering, see “Dilution”.

We will be a “controlled company” within the meaning of NYSE American rules and we will qualify for and may rely on exemptions from certain corporate governance requirements.

We are a “controlled company” within the meaning of NYSE American Company Guide. As at the date of this prospectus, 76.68% of the issued share capital of the Company is owned by Straits. Straits therefore beneficially owns 76.68% of our total voting power as at the date of this prospectus. Following completion of this offering, 66.39% of the issued share capital of the Company will be owned by Straits, which will beneficially own 66.39% of our total voting power. Dato’ Sri Kam Choy Ho, the Chairman of our Board, an Executive Director and the Chief Executive Officer of our Company, is also the Group Managing Director of Straits, and that three other Directors, namely Dato’ Leong Yan Yoong (an Executive Director of Straits), Datin Fong Shiang Ng (an Independent Non-Executive Director of Straits) and Mr. Kok Chaw Leong (an Independent Non-Executive Director of Straits), are also directors of Straits, and Mr. Chee Mun Hoh, the Chief Financial Officer of our Company, is also the Group Chief Financial Officer cum General Manager of Straits.

Under the NYSE American rules, a company of which more than 50% of the voting power with respect to the election of directors is held by an individual, a company or a group of persons acting together is a “controlled company” and may elect not to comply with certain stock exchange rules regarding corporate governance, including the following requirements:

●	that a majority of its board of directors consist of independent directors;

●	that its director nominees be selected or recommended for the board’s selection by a majority of the board’s independent directors in a vote in which only independent directors participate or by a nominating committee comprised solely of independent directors, in either case, with a formal written charter or board resolutions, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws; and

●	that its compensation committee be composed solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

If we elect to be treated as a controlled company and use these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of NYSE American rules regarding corporate governance, which could make our Ordinary Shares less attractive to investors or otherwise harm our stock price.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares.

We anticipate that we will use the net proceeds from this offering for our oil bunkering and shipping related business and other corporate purposes. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Ordinary Shares.

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Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon the closing of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We will design our disclosure controls and procedures to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if the market price of our Ordinary Shares increases. Under Cayman Islands law, we may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result our Company being unable to pay its debts as they become due in the ordinary course of business.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our share price or trading volume to decline.

If a trading market for our Ordinary Shares develops, the trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our Ordinary Shares will have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our share price, our share price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our share price or trading volume to decline and result in the loss of all or a part of your investment in us.

Investors may have difficulty enforcing judgments against us, our Directors and management.

We are incorporated under the laws of the Cayman Islands and all of our Directors and officers reside outside the United States. Moreover, many of these persons do not have significant assets in the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon these persons, or to recover against us or them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands could render you unable to enforce a judgment against our assets or the assets of our Directors and executive officers.

There is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our Directors or officers predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. or (ii) entertain original actions brought in the Cayman Islands against us or our Directors or officers predicated upon the securities laws of the U.S. or any state in the U.S.

The U.S. and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the U.S. in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the U.S. based on civil liability, whether or not predicated solely upon the U.S. federal securities laws would not be enforceable in the Cayman Islands, however, the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

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(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty;

(e)	was not obtained by fraud; and

(f)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

The laws of the Cayman Islands relating to the protection of the interest of minority shareholders are different from those in the United States.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by the memorandum and articles of association, as may be amended from time to time, and by the Cayman Islands Companies Act and common law of Cayman Islands. The rights of shareholders to take action against our directors, action by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands and our articles of association. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. In addition, shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

The laws of the Cayman Islands relating to the protection of the interests of minority shareholders differ in certain respects from those established under statutes or judicial precedent in existence in the United States and other jurisdictions. Such differences may mean that the remedies available to our minority shareholders may be different from those they would have under the laws of other jurisdictions, including the United States. Potential investors should be aware that there is a risk that provisions of the Cayman Islands Companies Act may not offer the same protection as the relevant laws and regulations in the United States may offer, and should consider obtaining independent legal advice on the implications of investing in foreign-incorporated companies.

We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. domestic public company.

Upon the closing of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our shares. In addition, foreign private issuers are not required to file their annual report on Form 20-F until one hundred twenty (120) days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within seventy-five (75) days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

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If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and NYSE American rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain and maintain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our Board.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NYSE American corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the NYSE American rules that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the Cayman Islands, may differ significantly from NYSE American corporate governance listing standards. Currently, we do not plan to rely on some home country practices with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the NYSE American corporate governance listing standards applicable to U.S. domestic issuers.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Ordinary Shares.

A non-U.S. corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year consists of certain types of “passive” income; or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion or that the IRS would not successfully challenge our position. Fluctuations in the market price of our Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our Ordinary Shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we were to be or become a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation — Passive Foreign Investment Company Consequences”.

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We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the NYSE American rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an emerging growth company, as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to opt out of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective data.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may”, “might”, “will”, “could”, “would”, “should”, “expect”, “intend”, “plan”, “goal”, “objective”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue” and “ongoing”, or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include statements about:

●	timing of the development of future business;

●	capabilities of our business operations;

●	expected future economic performance;

●	competition in our market;

●	continued market acceptance of our products;

●	protection of our intellectual property rights;

●	changes in the laws that affect our operations;

●	inflation and fluctuations in foreign currency exchange rates;

●	our ability to obtain and maintain all necessary government certifications, approvals, and/or licenses to conduct our business;

●	continued development of a public trading market for our securities;

●	the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations;

●	managing our growth effectively;

●	projections of revenue, earnings, capital structure and other financial items;

●	fluctuations in operating results;

●	health crisis, including due to pandemics such as the COVID-19 pandemic and government measures taken in response thereto; and

●	other factors set forth under “Risk Factors”.

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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INDUSTRY AND MARKET DATA

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, as well estimates by our management based on such data. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. This section contains information from an industry report commissioned by us and prepared by Protégé Associates Sdn. Bhd. (“Protégé Associates”), an independent market research firm, to provide information regarding our industry and our market position.

MALAYSIAN ECONOMIC REVIEW

In 2023, Malaysia’s economic growth moderated to 3.7% amidst a challenging external environment. This was mainly due to slower global trade, the global tech downcycle, geopolitical tensions and tighter monetary policies. On the domestic front, growth has been supported by the continued recovery in economic activity and labour market conditions. Figure 1 depicts Malaysia’s real gross domestic product (“GDP”) at 2015 prices from 2018 to 2023.

Figure 1: Malaysia’s Real GDP, 2018-2023

Source: Bank Negara Malaysia (“BNM”)

Figure 2 depicts the performance of key economic sectors in Malaysia for the first half of 2023 (“1H2023”) and the first half of 2024 (“1H2024”).

Figure 2: The Malaysian Economic Performance by Sector, 1H2023 and 1H2024

	Annual Change (%)
Sector	1H2023	1H2024
Manufacturing	1.7	3.3
Services	5.8	5.4
Mining	-0.2	4.2
Construction	6.9	14.4
Agriculture	0.2	4.5

Source: BNM

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Malaysia’s economy grew 5.1% in the 1H2024 from 4.1% in 1H2023. The growth was driven by stronger private consumption and government spending, which increased by 5.3% and 5.5%, respectively, as well as the strong performance of the construction sector.

In 1H2024, the construction sector grew by 14.4% (1H2023: 6.9%), driven by higher growth in the residential buildings and civil engineering sub-sectors. The agriculture sector grew by 4.5% (1H2023: 0.2%) due to improved oil palm output. Meanwhile, the manufacturing sector grew by 3.3% (1H2023: 1.7%) due to improved exports from recovering external demand. The mining sector recovered to register a growth of 4.2% (1H2023: -0.2%) due to growth in the natural gas sub-sector from higher production.

Moving forward, the Malaysian economy is expected to improve due to resilient domestic expenditure and a recovery in external demand. On the external front, the International Monetary Fund has projected a rebound in global trade from 0.4% in 2023 to 3.3% in 2024 and 2025. BNM has forecasted the Malaysian economy to grow by 4-5% in 2024 due to the tech upcycle, improvement in tourist arrivals and spending and implementation of investment projects. The Malaysian economy is further supported by stronger external demand driving higher exports, alongside continued domestic employment and wage growth that support household spending. Nonetheless, the growth outlook is still subject to downside risks stemming from weaker-than-expected external demand and larger declines in commodity production.

OVERVIEW OF THE OIL AND GAS INDUSTRY

Overview of the Global Oil and Gas Industry

The world crude oil production increased by 0.57% from 72.82 million barrels per day in 2022 to 73.24 million barrels per day in 2023. The Middle East region remained as the largest crude oil producing region, contributing 23.81 million barrels per day while the Asia-Pacific region contributed 6.21 million barrels per day in 2023. On a closer look, the top 5 crude oil producing countries in the world in 2023 were the United States (“US”), Saudi Arabia, Russia, Iraq, and China. For the Asia-Pacific region, major crude oil producing countries are China, India, Indonesia, and Malaysia. Major crude oil producing countries in the Middle East region include Iran, Iraq, Kuwait, Oman, Saudi Arabia, and the United Arab Emirates.

As prices of crude oil have been cyclical, Protégé Associates has used the historical price movements of the Europe Brent Spot Price free on board (“FOB”) as a proxy for the overall price trend of crude oil in the world. The diagram below depicts the movement of monthly crude oil prices since 2020 up to June 2024. Prior to 2020, the crude oil price hovered between USD60.00 to USD75.00 per barrel notably influenced by trade dispute between the US and China as well as slowing global economic growth.

Figure 3: Historical Monthly Crude Oil Price, January 2020 to June 2024

Source: Protégé Associates

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In 2020, the crude oil prices have been under heavy downward pressures due to 2 major shocks to the world economy; the price war sparked by Saudi Arabia and the fuel demand destruction caused by the Coronavirus Disease 2019 (“COVID-19”) pandemic. The crude oil prices had plummeted from USD63.65 per barrel in January 2020 to USD18.38 per barrel in April 2020, caused by contraction in global oil demand and massive selloffs amid a significant global oversupply.

Nonetheless, oil demand had picked up in the second half of the year and global oversupply of oil had gradually alleviated as movement and travel restrictions eased and economic activities resumed in many countries. Furthermore, news of the roll-out of COVID-19 vaccines raised optimism on oil demand recovery. By December 2020, the crude oil price rose to USD49.99 per barrel.

In 2021, the crude oil prices continued to recover despite a resurgence in COVID-19 cases. The rise in demand for oil following a recovery in economic activities quickly eliminated the oil glut situation. With oil producers unable to promptly resume production, the rise in demand led to demand outpacing supply. The Organization of Petroleum Exporting Countries (“OPEC”) and its allies (collectively known as OPEC+) agreed to production cut in late 2020 as well as limit production increases throughout 2021 to support higher crude oil prices. The crude oil prices increased from USD54.77 per barrel in January 2021 to USD74.17 per barrel in December 2021 (the yearly average crude oil price was USD70.86 per barrel for 2021).

In 2022, the crude oil prices continued to climb higher. The global supply chain experienced disruptions as a result of the war between Russia and Ukraine. Russia’s involvement in the war has raised concerns about the country’s oil supply given its position as one of the largest exporters of oil globally. Crude oil prices have hovered between USD100.45 and USD122.71 per barrel from March to August 2022. Subsequently, due to recession fears in some major economies as well as the economic slowdown in China, the crude oil prices dipped below USD100.00 per barrel in September 2022. Crude oil prices stabilised at USD80.92 by the end of December 2022 resulting from OPEC+ production cuts coupled with China’s decision to ease its COVID-19 Zero Policy in December 2022.

In April 2023, OPEC+ announced a further production cut of 1.16 million barrels per day. Saudi Arabia later pledged an additional voluntary output reduction of 1 million barrels per day for the month of July. In September 2023, crude oil prices rose to USD93.72 per barrel as OPEC+ nations announced the continuation of oil production cuts through to the end of 2023. Oil prices then declined to US77.63 per barrel amidst weaker global economic activity, output from the United States, and exports by Russia. In November 2023, OPEC+ agreed to extend the production cuts into the first quarter of 2024. Further, China’s economic recovery has continued to keep crude oil prices stable. By December 2023, the crude prices stood at USD77.63 (the average price was USD82.47 per barrel for 2023). The crude oil prices stood at USD82.25 per barrel in June 2024.

The world marketed production of natural gas was consistent for 2022 and 2023, with production amounting to 4.256 trillion standard cubic meters and 4.283 trillion standard cubic meters respectively. After the Americas (1.232 billion standard cubic metres) and Eurasia (869,331.00 million standard cubic metres), the Middle East region was the 3rd largest regional source of marketed production of natural gas, contributing 756,577.00 million standard cubic metres of the world marketed production of natural gas in 2023 while the Asia-Pacific region stood at 723,171.00 million standard cubic metres in 2023. On a closer look, the 5 countries with the highest marketed production of natural gas in the world in 2022 were the US, Russia, Iran, China, and Qatar. For the Asia-Pacific region in particular, major countries for marketed production of natural gas include China, Australia, Indonesia, and Malaysia.

In terms of the world refinery capacity, it has increased slightly from 101.46 million barrels per calendar day in 2022 to 102.92 million barrels per calendar day in 2023. In 2023, the Asia-Pacific region had the highest refinery capacity at 36.39 million barrels per calendar day while the refinery capacity of the Middle East region stood at 10.65 million barrels per calendar day. Countries in the Asia-Pacific and the Middle East regions with refinery capacity of more than 2.00 million barrels per calendar day in 2023 were China, India, Japan, South Korea, Iran and Saudi Arabia. Similarly, the world output of petroleum products has also increased from 90.64 million barrels per day in 2022 to 92.60 million barrels per day in 2023. The Asia-Pacific region has remained as the largest petroleum products producing region with 34.47 million barrels per day produced in 2023 while the output of petroleum products in the Middle East region stood at 8.57 million barrels per day. Countries in the Asia-Pacific and the Middle East regions with output of petroleum products of more than 2.00 million barrels per day in 2023 were China, India, Japan, South Korea and Saudi Arabia.

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Overview of the Malaysian Oil and Gas Industry

The entire ownership in, and the exclusive rights, power, liberties and privileges of exploring, exploiting, winning and obtaining petroleum onshore or offshore in Malaysia are vested to a Malaysian government wholly-owned company called Petroliam Nasional Berhad (“PETRONAS”) as stipulated by Article 2 of the Petroleum Development Act 1974. PETRONAS carries out exploration, development and production activities in Malaysia through production sharing contracts (“PSC”) between PETRONAS (or its subsidiaries) and other oil and gas companies. PETRONAS has an exploration and production (“E&P”) subsidiary named PETRONAS Carigali Sdn. Bhd. (“PETRONAS Carigali”). In order to get a share of the total production, PSC contractors are obligated to provide all the financing and bear all the risk of exploration, development and production activities. A new petroleum arrangement named Risk Service Contract (“RSC”) was introduced by PETRONAS, whereby the contractors provide services for the development and production of oil and gas resources on behalf of PETRONAS. Contractors incur all upfront investment and will be reimbursed upon the commencement of commercial production.

The Malaysian oil and gas industry is part of the broader mining and quarrying sector which accounted for RM97.51 billion or 6.22% of the Malaysian’s real GDP in 2023. Out of the mining and quarrying sector, the crude oil and condensate, and natural gas related activities contributed RM88.22 billion or 5.63% of the Malaysian’s real GDP in 2023.

In 2023, Malaysia is a net importer of crude petroleum (by value) with a trade deficit of RM29.74 billion. The export value of crude petroleum amounted to RM31.93 billion while the import value of crude petroleum amounted to RM61.69 billion. On another note, Malaysia is a net exporter of refined petroleum products (by value) in 2023. The export value of refined petroleum products amounted to RM133.87 billion while the import value of refined petroleum products amounted to RM130.25 billion during the year.

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Figure 4: Malaysia’s External Trade Value of Crude Petroleum, Refined Petroleum Products and LNG, 2019 – 2023

	Exports (RM billion)			Imports (RM billion)
Year	Crude Petroleum	Refined petroleum products	LNG	Crude Petroleum	Refined petroleum products	LNG
2019	26.35	61.80	42.48	25.25	72.53	5.48
2020	18.84	53.73	29.87	18.54	56.24	4.90
2021	18.37	86.16	38.18	14.13	82.91	1.46
2022	35.23	149.84	68.00	53.78	136.76	9.59
2023	31.93	133.87	60.23	61.69	130.25	7.00

Source: Department of Statistics Malaysia (“DOSM”)

Heavy investments made in recent years such as the Pengerang Integrated Complex and Integrated Aroma Ingredients Complex have started to bear fruit and bolster the downstream capabilities of the country. PETRONAS has successfully ventured into specialty chemicals and has higher refining capacity to balance Malaysia’s gasoline supply and demand. Furthermore, PETRONAS is now better positioned to undertake more blending of oil to meet demand for low-sulfur oil from shippers following the new fuel regulations by the IMO.

Malaysia is also a prominent exporter of natural gas in the Asia and Pacific region and has been exporting more than RM40.00 billion worth of LNG per annum. The country’s exports of LNG (including natural gas through pipelines) were valued at RM42.32 billion and RM42.48 billion in 2018 and 2019 respectively. Nonetheless, the value of exports of LNG from Malaysia fell to RM29.87 billion in 2020 and RM38.19 billion in 2021, respectively because of COVID-19. Exports of LNG rebounded strongly in 2022, with exports value reaching RM68.00 billion. The growth was propelled by the continued spike in natural gas prices and an increasing demand as countries seek for alternative fuel sources amid the on-going Russian-Ukraine war. The export value of LNG amounted to RM60.23 billion in 2023. With key LNG assets such as PETRONAS Floating LNG Facilities (PFLNG-1 and PFLNG-2) and the PETRONAS LNG Complex in Bintulu, Sarawak, being one of the world’s largest LNG production facilities at a single location, Malaysia is well positioned to gain further traction towards the monetisation of gas and strengthen its position as a reliable LNG supplier.

The Oil and Gas Services and Equipment Industry

Figure 5: The Value Chain of the Oil and Gas Industry

Source: Protégé Associates

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The oil and gas industry revolves around the exploration, extraction and processing of crude oil and natural gas, and is segmented into upstream, midstream, and downstream sectors, as depicted in Figure 5 above. The upstream sector involves the exploration, development and extraction of crude oil or gas from onshore or offshore oil or gas fields. The midstream sector involves transporting of crude and refined petroleum products to refinery, processing, and storage facilities. Lastly, the downstream sector involves refining of crude oil, processing of natural gas, manufacturing of petroleum and petrochemical products, and marketing and retailing of petroleum and petrochemical products to end-users.

OGSE refers to broad categories of products and services that support the needs of the oil and gas value chain from upstream to downstream sectors. In Malaysia, OGSE can be divided into 2 types, namely standardised work and equipment categories (“SWECs”) for services and SWECs for products classified by PETRONAS. Some examples of SWECs for services include consultancy services, electrical engineering and maintenance, engineering design, architecture and draughting services, floating and mobile offshore facilities, manpower supply, marine transportation and support services, offshore facilities construction as well as pipeline and associated services. Meanwhile, some examples of SWECs for products include chemicals, drilling equipment and materials, electrical, instrumentation, insulation, pipes, mechanical, rotating equipment, civil and structural, subsea and valves.

Our Group is primarily involved in the OGSE industry where it provides bunkering services, vessel management services, and vessel chartering services.

The Marine Transportation and Support Services Market in Malaysia

Marine transportation and support services in Malaysia is among one of the services related activities in the oil and gas industry in Malaysia. The marine transportation and support services market encompasses the transportation of personnel, equipment, and supplies, as well as extracted oil and gas, and refined petroleum products across water bodies.

A closer look at the marine transportation and support services market reveals that it consists of marine vessels, marine or ship repairs and maintenance, marine operations services, marine services, marine systems for repairs and services and vessel cleaning services.

Descriptions of each of the segment in the marine transportation and support services are as follows:

1. Marine vessels;

This segment involves the provision of marine or offshore support vessels (“OSVs”) such as anchor handling tug (“AHT”), anchor handling tug and supply (“AHTS”), self-propelled accommodation vessel, fast crew boat, safety standby vessel (“SSV”), barges (including cargo barges and bunker barges), supply vessel, crude oil tanker, LNG tanker and petroleum product tanker including personnel for various reasons such as transportation, accommodation space and storage purposes. Ship brokers and shipping agency services are also considered to be grouped under this segment.

2. Marine/ship repairs and maintenance;

This segment involves various repairs and maintenance of marine/ship including repair and maintenance works on but not limited to main engine, auxiliary engine, boilers and economisers, deck and engine cranes, cargo pumping system, navigation and communications equipment, steam turbines, heat exchangers and air coolers as well as general ship repairs.

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3. Marine operations services;

This segment involves various services which include but are not limited to cleaning and disposal services, thickness gauging, non-destructive tests services, calibration of measuring instruments, classification society survey, specialised survey, vessel tracking and monitoring system and fuel monitoring system.

4. Marine services;

This segment involves services which include but are not limited to lashing, mooring or unmooring and lifting, stuffing and unstuffing of containers and marine security services.

5. Marine systems for repairs and services; and

This segment involves the provision of labour, materials, consumables, equipment and facilities necessary for repair, maintenance, testing and commissioning of various systems for the Single Point Mooring System and jetty.

6. Vessel cleaning services.

This segment involves the provision of vessel cleaning services.

Introduction to Bunkering Industry

Bunkering is the process of supplying ships with fuel to power the propulsion system of a ship. Such fuel is often referred to as bunkers and the most common types of bunkers are low sulfur fuel oil, high sulfur fuel oil, and low sulfur marine gasoil. Other bunkers include marine diesel oil, marine fuel oil, heavy fuel oil, LNG, liquefied petroleum gas, chemical biofuel, ethanol, methanol, ammonia, and hydrogen.

Bunkering has historical roots dating back to the era of coal-powered steam engines, when coal was stored in dedicated bunkers on board ships. Today, the term “bunkering” commonly pertains to the storage of oil products on vessels and usually takes place either onshore from shore-based terminals to ships or offshore at sea through ship-to-ship (“STS”) transfer operations. The scope of bunkering services extends to providing marine fuels for various types of seafaring vessels, including oil tankers, container ships, cargo vessels, cruise liners, and ferries. Bunkering services are also employed in vessels used in the upstream oil and gas sector, such as OSVs, submersible and semisubmersible rigs, and floating production storage and offloading (“FPSO”) vessels.

Bunkering services can be divided into 2 types, namely onshore bunkering services and offshore bunkering services. Onshore bunkering services involve transferring marine fuels from shore-based facilities to ships. Offshore bunkering services involve STS fuel transfer, often conducted by refuelling vessels, barges, or product tankers in harbours, near the shore, or in open waters. Bunkering is a crucial service within the worldwide maritime sector, ensuring that ships have the essential fuel required for their journeys to destinations.

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Figure 6: Types of Bunkering Services

Source: Protégé Associates

STS Transfer Operations

The STS transfer operations are generally commissioned by oil traders. Oil traders tend to purchase large volumes of crude oil and fuel oil from oil producing countries such as countries in the Middle East. The sizes involved are often in the volumes of 150,000 to 300,000 mt. These commodities are stored in FPSO vessels such as very large crude carriers (“VLCCs”) and ultra large crude carriers (“ULCCs”) and shipped to various destinations around the world. However, due to the size of these massive vessels, accessibility to ports is often restricted. Smaller vessels such as bunkers or lightering service vessels are then needed to transfer the crude oil and fuel oil to areas that cannot be accessed by the larger vessels.

Bunkers or lightering service vessels of different sizes can be used for transferring oil products depending on the intended destinations. For example, 30,000 mt vessels are used when delivering to countries or large corporations while smaller 3,000 to 5,000 mt bunkers are used when delivering to smaller-scale customers.

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Figure 7: Sample Process Flow of an STS Transfer Involving Oil Products

Source: Protégé Associates

The Oil Products Transfer Process

The bunkering industry, in relation to oil products transfer operations, involves a comprehensive and critical set of procedures that need to be carefully executed in accordance to related international conventions particularly on the safety of life at sea and prevention of pollution from ships. There are generally five phases involved in oil products transfer operations with each phase requiring a set of different procedures. The phases of oil products transfer operations are as follows:

1. Pre-arrival Planning;

A lot of preparation is required at this stage. It needs to be ensured that the involved parties have compatible design and equipment and comply with the requirements needed for the oil products transfer. This is important to ensure that the mooring operations, hose handling and communications can be conducted in a safe and efficient manner.

At this stage, there will also be an exchange of information between the involved parties, including ship information, nature of cargo, distribution of cargo on board, estimated time of arrival as well as ship’s draught and trim on arrival. In the case of ship to terminal transfers, additional information such as the speed and angle to approach the jetty as well as requests for tank cleaning will also be conveyed.

In terms of communications, the procedures involving language, transfer instructions, navigational warnings, communications during operations and procedures for communication failure need to be established. All the relevant equipment such as fenders, hoses, pipe reducers, mooring equipment, lighting and ancillary equipment such as wires and shackles should be made available and inspected to determine the state of condition prior to commencing the oil products transfer operations.

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2. Arrival;

A thorough preparation for ships (for STS transfer operations) and the terminal (for ship to terminal transfer operations) is required before manoeuvres can begin. The preparation includes the following tasks:

●	Ensures that all parties involved are fully briefed on procedures and hazards with particular reference to mooring and unmooring;

●	Ensures that the ships conform to relevant guidelines, are upright and at a suitable trim;

●	Confirms that all essential cargo and safety equipment have been checked and tested;

●	Confirms that the mooring equipment is prepared in accordance with the mooring plan;

●	Fenders and transfer hoses are correctly positioned, connected and secured; and

●	Cargo manifolds and hose handling equipment are prepared.

At this stage, various information such as mooring arrangements, sequence of loading or discharging of tanks as well as maximum draught and freeboard anticipated during operations are exchanged between parties involved.

3. Berthing;

Ship manoeuvring and mooring are the main activities at this stage. For ship manoeuvring, there are different sets of processes depending on the type of manoeuvring involved. In STS transfer operations, ship manoeuvring can include manoeuvring alongside with two ships under power, manoeuvring a combined two-ship system to anchor, underway transfer and manoeuvres with one ship at anchor. For ship to onshore terminal transfer operations, ships are generally manoeuvred to berth at the jetty facility of the terminal.

During the berthing process, tugboats are often used to assist ship manoeuvring. At this stage, all cargo and ballast tank lids and ullage ports should be closed, no matter what grade of oil is being or has been carried, unless all the cargo tanks are gas free of hydrocarbon vapour. Tugboats and other support vessels must not be permitted to come alongside before the mooring master is satisfied that it is safe for them to do so. Tugboats should have adequate fendering to avoid causing damage and should push the ship at appropriate positions which should be indicated by markings.

4. Cargo transfer; and

This stage involves the actual physical transfer of cargo such as crude oil and fuel oil. Firstly, all pre-transfer procedures need to be completed. The oil products transfer operations may be started only after an agreement is obtained (either verbally or in writing) from the responsible person(s) of the involved parties.

The operations should begin at the agreed slow rate so that the receiving party is able to check that the cargo pipeline system is correctly set. When the receiving party’s tanks are reaching their filling limits, the transfer rate should also be reduced to an agreed topping off rate.

However, the cargo transfer operations should be suspended during occasions such as:

●	Movements of the ships alongside each other reach the maximum permissible and may cause loss of strength or excessive strain on hoses;

●	Adverse weather and/or sea conditions;

●	Either ship experiences a power failure;

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●	A failure in the main communication system between the two parties involved and there are no proper standby communications;

●	Leakage of oil through sea valve or ship plating is discovered;

●	An unexplained pressure drops in the cargo system;

●	Fire danger is discovered;

●	Oil leakage is discovered;

●	Fault or damage threatening the leakage of oil is discovered;

●	A significant, unexplained difference between the quantity of cargo delivered and received; and

●	A failure in the fendering system.

5.	Departure.

Unmooring is the main activity at this stage, with unmooring checks performed during this process. Tugboats are used to assist the unmooring activity of the ships.

Introduction to Vessel Chartering Services

Vessel chartering services is the rental of vessels by one party to another based on the requirements of the renter. Generally, the party renting out the vessel is the shipowner and the party who is taking the vessel on rent is the charterer. A shipowner may be an individual or an organisation that owns the vessel(s) which are registered under a ship registry. The charterer may be transporting either goods or passengers. Charterers may be transporting goods or passengers on behalf of a different party while some charterers may charter a vessel and re-rent it to another party for a profit. The shipowner and charterer are required to enter into a contract which stipulates the responsibilities of each party. A shipbroker, a party which brings together a shipowner and a charterer, may also be involved during the transaction. Shipbrokers may represent either the shipowner or the charterer during contract negotiations and usually specialises in specific types of cargo. For example, a tanker broker specialises in chartering tanker vessels for the movement of oil products.

There are 3 most common types of vessel charters, namely the voyage charter, time charter, and the demise (otherwise known as bareboat) charter.

Figure 8: Description of the 3 Most Common Types of Vessel Charters

Voyage Charter		Time Charter		Demise (Bareboat) Charter
●	Involves the charterer renting a vessel as well as its crew for a particular voyage between ports.	●	Involves the charterer renting a vessel as well as its crew for a stipulated period.	●	Involves the charterer renting only the vessel. The charterer’s crew and vessel management staff will operate and manage the vessel in the duration of the contract.

●	The rental fee is generally a fixed fee or based on the quantity or weight of the cargo carried on the voyage.	●	The rental fee is generally a daily or monthly rate based on the weight of the cargo carried on the voyage.	●	The rental fee is generally a daily, weekly, or monthly rate depending on the terms of the contract.

Source: Protégé Associates

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Notable global vessel charterers in the O&G industry include Tidewater Inc, Solstad Offshore ASA, and PACC Offshore Services Holdings Ltd. Malaysian vessel charterers include Icon Offshore Berhad and Alam Maritim Resources Berhad.

Introduction to Vessel Management Services

Vessel management services is the process of managing a single vessel or fleet of vessels and is generally undertaken by a party that uses another company or individual’s vessel. Vessel management includes operational management, technical management, as well as crewing. Operational management generally involves management of the day-to-day running of the vessel and scheduling. Technical management generally includes maintenance activities and project management. Crew management includes sourcing, recruitment, selection, deployment, scheduling, training, and management of the crew that are on the vessels. Outsourcing management of vessels may be beneficial for shipowners with limited experience or for shipowners without the time and resources to manage their own vessel or fleet.

Notable global vessel management services providers include Schulte Group, OSM Group, and Thome Group while Malaysian vessel management services providers include Icon Offshore Berhad, and Jasa Merin Ship Management Sdn. Bhd.

OVERVIEW OF THE GLOBAL BUNKERING INDUSTRY

In 2020, lockdowns imposed due to the COVID-19 pandemic resulted in temporary bans on imports and exports and led to a reduction in demand for marine fuel. This in turn hampered the global bunker fuel market during the year. According to data from the International Maritime Organization (“IMO”), global bunker demand dropped by 5.51%, from approximately 229.1 million mt in 2019 to approximately 216.5 million mt in 2020. In terms of breakdown by shipping segments, bunker demand from container ships decreased by 4.56%, declining from 59.6 million mt in 2019 to 56.9 million mt in 2020. Passenger ships experienced the most significant decline in 2020, falling by 58.75% to 0.3 million mt as compared to 0.8 million mt in 2019, while cruise ships decreased by 53.50% to 3.1 million mt. On the other hand, bulk carriers saw a 0.95% increase, reaching 55.3 million mt in 2020 (2019: 54.7 million mt), while tankers increased by 2.86% to 44.1 million mt in 2020 compared to 42.9 million mt in 2019.

However, as movement and travel restrictions eased, and economic activities recovered in many countries, the bunker fuel market rebounded from increased demand from the global maritime transport and shipping industry. The growth of the global bunker fuel market was primarily driven by demand for marine fuels, serving a wide range of end-users, including oil and gas vessels, marine transporters, military fleets, and naval ships. At the same time, the expansion of the bunker fuel market was also linked to factors such as increased global trade, growth in marine transportation, and heightened activity in the upstream oil and gas sector. This growth was also supported by regulations set by the IMO regarding sulfur content in marine fuel and the rise in offshore oil and gas exploration activities. As such, data from the IMO showed that demand for global bunker increased by 3.83% from 216.5 million mt in 2020 to 224.8 million mt in 2021. In terms of breakdown by shipping segments, bunker demand from container ships increased by 8.78% from 56.9 million mt in 2020 to 61.9 million mt in 2020. Demand from passenger ships saw the biggest rise on the year, increasing by 33.33% to 0.4 million mt in 2021 from 0.3 million mt in the previous year. Demand from cruise ships also saw a recovery, increasing by 19.35% from 3.1 million mt in 2020 to 3.7 million mt in 2021 while demand from bulk carriers increased by 4.88% from 55.3 million mt in 2020 to 58.0 million mt in 2021. On the other hand, demand from tankers declined by 5.90% to 41.5 million mt in 2021 (2020: 44.1 million mt).

Conversely, the 2023 IMO Greenhouse Gas (“GHG”) Strategy envisages a reduction in carbon intensity of international shipping (to reduce carbon dioxide (“CO2”) emissions per transport work), as an average across international shipping, by at least 40% by 2030. Furthermore, the new requirement for Efficiency Existing Ship Index (“EEXI”) and Carbon Intensity Indicator (“CII”) came into effect on 1 January 2023, marking a significant step in the maritime industry’s journey to decarbonisation. These new requirements represent an important stride towards the IMO goal of decreasing annual greenhouse gas emissions by 50% from international shipping by 2050, compared with 2008 levels. Under these mandatory measures, all ships that fall under the scope are required to calculate 2 ratings: their attained EEXI to determine energy efficiency, and their annual operational CII and associated CII rating.

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Carbon intensity links GHG emissions to the amount of cargo carried over distance travelled. The outcome of this calculation determines the annual reduction factor needed to ensure continuous improvement of a ship’s operational carbon intensity within a specific rating level from A (best) to E (worst). As such, efforts within the shipping community that are in line with the 2015 Paris Agreement to cut GHG emission and to reduce fuel consumption are expected to hinder the market’s expansion.

In addition to the environmental and regulatory shifts, the move towards digitalisation is becoming a key enabler for optimising bunker business models, promoting transparency, fostering sustainability, and driving the decarbonisation of shipping through innovative solutions. Digital technologies, such as artificial intelligence and data analytics, are helping bunkering industry players reduce costs and minimise human error while improving accountability and compliance, making it easier to detect fraud, as well as improving efficiency in fuel management.

On a positive note, there is a growing shift towards using eco-friendly bunker such as LNG and biofuels as an alternative marine fuel and is poised to present lucrative growth prospects for the global bunker fuel market. Additionally, Red Sea ship diversions, which led to a growing number of vessels opting for a longer route around Africa to avoid potential attacks in the Red Sea, are altering refuelling patterns and boosting demand for bunker fuel at far-flung ports, likely further boosting bunker demand. The estimated value of the global bunker fuel market was approximately USD110 billion in 2020. With an estimated annual growth rate of 4%, the global bunkering industry is projected to reach USD160 billion by 2030.

Figure 9: The Historical Size and Growth Forecast for the Global Bunkering Industry, 2021-2028

Year	Value (USD billion)	Annual Growth (%)
2021	114.18	–
2022	119.32	4.5
2023[e]	124.09	4.0
2024[f]	128.81	3.8
2025[f]	133.70	3.8
2026[f]	139.05	4.0
2027[f]	144.61	4.0
2028[f]	150.11	3.8

Notes:

1) e denotes estimate, f denotes forecast

2) Compound annual growth rate (“CAGR”) (2024-2028) (base year of 2023) = 3.9%

Source: Protégé Associates

In terms of bunkering ports, several have risen to prominence on the global stage. These top bunkering ports include Zuoying (Taiwan); Fujian (China); Shanghai (China); Jebel Ali Port & Free Zone (the United Arab Emirates); Hong Kong (China); Rotterdam (the Netherlands); Antwerp (Belgium); Singapore; Houston (US); and Fujairah (the United Arab Emirates). The above-mentioned bunkering ports play a vital role in ensuring the smooth operation of shipping and international trade, serving as refuelling hubs for a diverse range of vessels, from container ships to tankers and cruise liners.

HISTORICAL MARKET PERFORMANCE AND GROWTH FORECAST OF THE MALAYSIAN OGSE INDUSTRY

The potential size of the OGSE industry in Malaysia is heavily dependent on the capital expenditure committed by PETRONAS. As the custodian of Malaysia’s petroleum resources, PETRONAS allocates budgets and determines upstream and downstream oil and gas projects that will be undertaken in Malaysia which have a positive impact on the participation rate and revenue stream of OGSE industry players. For the purpose of this report, Protégé Associates has used the annual domestic capital expenditure programme of PETRONAS as a proxy to gauge the historical performance and future outlook of the OGSE industry in Malaysia.

Our Group is primarily involved in the OGSE industry where it provides bunkering services, vessel management services, and vessel chartering services.

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Figure 10: Historical Size and Growth Forecast of the OGSE Industry in Malaysia, 2021-2028

Year	Domestic Capital Expenditure (USD billion) Note: All conversions are made at a rate of RM4.58 per US$1.00	Annual Growth (%)
2021	3.28 (RM15.00 billion)	-
2022	4.06 (RM18.60 billion)	23.78
2023	5.72 (RM26.20 billion)	40.89
2024[f]	5.78 (RM26.50 billion)	1.15
2025[f]	5.90 (RM27.00 billion)	1.89
2026[f]	6.00 (RM27.50 billion)	1.85
2027[f]	6.11 (RM28.00 billion)	1.82
2028[f]	6.11 (RM28.00 billion)	0.00

Notes:

1) f denotes forecast

2) CAGR (2024-2028) (base year of 2023) = 1.34%

Source: PETRONAS and Protégé Associates

The PETRONAS domestic capital expenditure increased by 23.78% from USD3.28 billion in 2021 to USD4.06 billion in 2022 driven by the growth of the Malaysian oil and gas industry. Amidst the continued disruption in global oil supply chain due to the Russian-Ukraine war as well as the economic recovery in a post-pandemic environment, PETRONAS has continued to strengthen our business and pursue capital expenditure on exploration, development, and production activities to sustain and grow production in Malaysia.

The domestic capital expenditure of PETRONAS increased by 40.89% from USD4.06 billion in 2022 to USD5.72 billion in 2023 due to PETRONAS’ investments in key projects such as the Nearshore Floating LNG project in Sabah, the Kasawari Gas Field development, and the carbon sequestration (i.e., process of capturing and storing atmospheric carbon dioxide) facilities in Sarawak. PETRONAS’ robust spending was supported by stronger average crude oil prices throughout the year.

Based on its 2024-2026 Activity Outlook, PETRONAS is committed to its sustaining and growing Malaysia’s oil and gas production over the next three years. It has planned approximately 300 facilities improvement plans to be carried out annually for the next three years to maximise production efficiency and sustainability of oil and gas supply. The plans include rejuvenation projects, replacement of gas turbines and generators, as well as other major maintenance works. To further improve efficiency, decommissioning activities will be undertaken for approximately 150 matured assets to restore the area to a safe and environmentally stable condition while disused assets will be assessed for potential reuse or repurposing.

In addition, PETRONAS production operations vessels tender for 2024 consists of 3+3 years contracts for approximately 145 vessels across different sub-segments. PETRONAS has also increased its vessel demand to an estimated 397 vessels in 2024 from around 250-270 Malaysian-flagged vessels currently. The demand-supply gap in vessels is likely to spur an influx of new vessels in the future, which bodes well for the local bunkering industry.

According to PETRONAS, its capital investment allocation between 2023 to 2027 is expected to be 43.0% higher than the last five years (between 2018 to 2022), primarily due to scaling up investments in the core business, lowering its emissions as well as investing in new business to future-proof the PETRONAS’ portfolio. Moving forward, the annual domestic capital expenditure of PETRONAS is projected to grow from USD5.78 billion in 2024 to USD6.11 billion in 2028, registering a CAGR of 1.34% during the forecast period. Against the backdrop of economic recovery in the post-pandemic environment, PETRONAS will continue to invest in core business activities and growth projects in continuing their effort to support and contribute towards the resilience of the OGSE industry.

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INTRODUCTION TO PORTS IN MALAYSIA

Currently, Malaysia has a total of 7 main federal ports, namely Penang Port, Port Klang, Kuantan Port, Kemaman Port, Johor Port, Port of Tanjung Pelepas and Bintulu Port. Meanwhile, all the ports in Sabah and Sarawak (except Bintulu Port and Labuan Port) are under the jurisdiction of the state governments of Sabah and Sarawak respectively. The administration of these ports is legislated under the respective port authority and port act.

Figure 11: Location of Main Federal Ports in Malaysia

Source: Protégé Associates

Penang Port

Penang Port is located on the Straits of Malacca on the northwest coast of Peninsular Malaysia. Penang Port offers a variety of facilities and modern equipment to handle containers, liquid bulk cargo, dry bulk cargo and general cargo. For the first 2 quarters of 2024 (“Q1 to Q2 2024”), Penang Port registered a total cargo throughput of 16,201,767 million tonnes, and 2,069 ships berthed at the port during the same period.

Figure 12: Total Cargo Throughput in Penang Port, 2020 – Q1 to Q2 2024

	Export	Import	Transshipment
Year	million tonnes
2020	13,359,970	15,876,378	798,280
2021	12,802,823	15,931,915	443,978
2022	13,502,975	16,160,679	488,957
2023	10,554,532	12,577,681	348,299
Q1 to Q2 2024	6,996,763	9,055,913	207,565

Source: Penang Port Commission

Figure 13: Total Number of Ships Calling by Penang Port, 2020 – Q1 to Q2 2024

2020	2021	2022	2023	Q1 to Q2 2024
3,555	2,369	3,403	3,547	2,069

Source: All Ports and Marine Department

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Port Klang

Port Klang, located on the Straits of Malacca on the west coast of Peninsular Malaysia, is approximately an hour away from Kuala Lumpur and around 300 kilometres from Singapore. The port is considered one of the busiest ports in Malaysia, with the highest cargo throughput among the ports in Malaysia. During Q1 to Q2 2024, Port Klang registered a total cargo throughput of 7.1 million TEUs, and 6,839 ships berthed at the port during the same period.

Figure 14: Total Cargo Throughput in Port Klang, 2020 – Q1 to Q2 2024

	Export	Import	Transshipment
Year	million TEUs
2020	2.6	2.6	8.1
2021	2.7	2.7	8.4
2022	2.8	2.9	7.5
2023	3.1	3.1	7.9
Q1 to Q2 2024	1.6	1.6	3.9

Source: Port Klang Authority

Figure 15: Total Number of Ships Calling by Penang Port, 2020 – Q1 to Q2 2024

2020	2021	2022	2023	Q1 to Q2 2024
13,355	11,740	12,997	14,566	6,839

Source: All Ports and Marine Department

Kuantan Port

Kuantan Port is located on the eastern seaboard of Peninsular Malaysia, right at the heart of the country’s petrochemical industry. Kuantan Port has emerged as a major force in the east coast region. The port is equipped with top-of-the-line facilities and services and boasts extensive market outreach and a robust global shipping network. During Q1 to Q2 2024, Kuantan Port registered a total cargo throughput of 141,218 TEUs, and 2,067 ships berthed at the port during the same period.

Figure 16: Total Cargo Throughput in Kuantan Port, 2020 – Q1 to Q2 2024

2020	2021	2022	2023	Q1 to Q2 2024
TEUs
149,882	139,481	128,087	141,218	70,182

Source: All Ports and Marine Department

Figure 17: Total Number of Ships Calling by Kuantan Port, 2020 – Q1 to Q2 2024

2020	2021	2022	2023	Q1 to Q2 2024
2,346	2,119	2,020	2,067	1,190

Source: All Ports and Marine Department

Kemaman Port

Kemaman Port is located on the east coast of Peninsular Malaysia in the state of Terengganu. During Q1 to Q2 2024, Kemaman Port registered a total of cargo throughput of 3.5 million Freight Weight Tonnes (“FWT”), and 241 ships berthed at the port during the same period.

Figure 18: Total Cargo Throughput in Kemaman Port, 2020 – Q1 to Q2 2024

2020	2021	2022	2023	Q1 to Q2 2024
’000 FWT
6,956	5,447	4,529	5,322	3,451

Source: Kemaman Port Authority

Figure 19: Total Number of Ships Calling by Kemaman Port, 2020 – Q1 to Q2 2024

2020	2021	2022	2023	Q1 to Q2 2024
753	495	491	480	241

Source: All Ports and Marine Department

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Johor Port

Johor Port, located at the southern tip of Peninsular Malaysia, provides a comprehensive range of port services to meet the various needs of its customers. It is the first port in Malaysia to be accorded with Free Zone status. It has an annual capacity of 1.45 million units for container services; 8 million FWT for dry bulk services; 2 million FWT for breakbulk services and 15 million FWT for liquid bulk services. During Q1 to Q2 2024, Johor Port registered a total cargo throughput of 505,359 TEUs, and 1,987 ships berthed at the port during the same period.

Figure 20: Total Cargo Throughput in Johor Port, 2020 – Q1 to Q2 2024

2020	2021	2022	2023	Q1 to Q2 2024
TEUs
1,005,123	937,205	918,579	941,086	505,359

Figure 21: Total Number of Ships Calling by Johor Port, 2020 – Q1 to Q2 2024

2020	2021	2022	2023	Q1 to Q2 2024
3,691	3,634	2,963	3,969	1,987

Source: All Ports and Marine Department

Port of Tanjung Pelepas

Port of Tanjung Pelepas, located at the southern tip of Peninsular Malaysia, is the premier transshipment port in Malaysia. The port is equipped with state-of-the-art facilities, equipment and information technology systems integrating all port users. It has the capacity to handle up to 12.5 million TEUs annually. It is also worth noting that Port of Tanjung Pelepas ranked the top 6 under the Container Port Performance Index 2022, rising from the 12th place in 2021, according to the United Nations Conference of Trade and Development (“UNCTAD”). During Q1 to Q2 2024, 2,287 ships berthed at the port.

Figure 22: Total Number of Ships Calling by Port of Tanjung Pelepas, 2020 – Q1 to Q2 2024

2020	2021	2022	2023	Q1 to Q2 2024
4,581	4,431	4,573	4,842	2,287

Source: All Ports and Marine Department

Bintulu Port

Bintulu Port which is located in Northeast Sarawak, lies on the route between the Far East and Europe. It is also the main route for the export of LNG from Malaysia. In addition, Bintulu Port also offers modern and sophisticated facilities and equipment for handling containers, liquid and dry bulk cargo as well as general cargo. During Q1 to Q2 2024, Bintulu Port registered a total cargo throughput of 42.8 million mt, and 7,356 ships berthed at the port during the same period.

Figure 22: Total Cargo Throughput in Bintulu Port, 2020 – Q1 to Q2 2024

2020	2021	2022	2023	Q1 to Q2 2024
million mt
42.9	41.9	44.0	42.8	22.4

Source: Bintulu Port Authority

Figure 23: Total Number of Ships Calling by Bintulu Port, 2020 – Q1 to Q2 2024

2020	2021	2022	2023	Q1 to Q2 2024
6,513	6,395	7,139	7,356	3,728

Source: All Ports and Marine Department

COMPETITIVE ANALYSIS

TMD Energy Limited (“TMDEL”) is a subsidiary of Straits, which is a public listed company on the ACE Market of Bursa Malaysia. TMDEL Group is primarily involved in the OGSE industry where it provides bunkering services, vessel management services, and vessel chartering services.

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The bunkering industry in Malaysia is considered to be competitive. We compete with marine fuel traders and brokers such as Singapore, Europe, Middle East, for services and end customers. We also compete with physical suppliers of marine fuel products for business from traders and brokers as well as end customers. Our competitors include both large corporations and small, specialised firms. We believe that our ability to compete effectively within the bunkering industry is dependent on several factors such as sufficient working capital, track record and relationships with customers and suppliers, technical knowledge and experience, and good customer service. Companies require sufficient working capital or favourable credit terms to source and procure the necessary bunker prior to supplying it to their customers. Although a bunker supplier may have favourable credit terms, sufficient working capital may be required in the event of gaps between purchasing and selling on credit terms. A track record of service is testament to the ability of a company to provide bunkering services effectively to their customers over the years. Additionally, the relationships fostered between a bunkering company and their customers and suppliers can lead to repeat business or a consistent supply of different bunkers as required by customers. Technical knowledge and experience are required to ensure that companies are able to provide solutions to their customers and ensure that all services are provided in compliance with the relevant local and international standards and regulations. Lastly, good customer service such as responsiveness, clear communication, and reliability while catering to customers’ needs will allow for a company to build customer relationships and secure repeat orders, as well as possible business growth through recommendations from customers.

MARKET SHARE

For the FY2023, TMDEL Group generated revenue of USD633.08 million, representing 0.51% share of the global bunkering industry of USD124.09 billion. At the same time, TMDEL Group’s revenue of USD633.08 million for the financial year FY2023 is equivalent to 11.06% share of the OGSE industry in Malaysia of USD5.72 billion in 2023.

KEY INDUSTRY DRIVERS

The presence of strategic petroleum reserves

To maintain national fuel security and protect the economy during an energy crisis, crude oil is often stockpiled into what is commonly known as strategic petroleum reserves. The drawdown and replenishment or addition of strategic petroleum reserves can also act as a stabilising force against sharp movements in the prices of crude oil. As such, the presence of strategic petroleum reserves brings a positive impact to the overall development of the oil and gas industry including the OGSE industry.

Continuing close attention and support from the Malaysian government

The local OGSE industry, in particular bunkering activities, can look forward to the continuing close attention and support from the Malaysian government in the form of national strategic policies. This support is driven by the industry’s growth potential and its positive impact on the country’s economy, as it acts as a catalyst for a more dynamic and competitive maritime ecosystem. Several agreements have been established by the Malaysian government to improve the bunkering activities in Malaysia, including:

a) the Malaysian government will intensify efforts to ensure all obligations and conditions under the International Convention for the Prevention of Pollution from Ships (“MARPOL”) are implemented, including the use of double hull double bottom ships in order to boost the competitiveness of the bunkering industry and ensure environmental sustainability;

b) Tankers with single-hull double-bottom delivered before July 1996, are allowed to carry oil and their operation can continue subject to the below conditions:

● The tanker must be less than 5,000 tonnes deadweight;

● Not allowed to carry heavy grade oil;

● Restricted to navigate within Malaysian waters only; and

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● The ships must be classified with any organisation recognised by the Malaysian Marine Department with the appropriate Class Notation.

The aforementioned terms and conditions came into force through a new Malaysia Shipping Notice issued by the Malaysian Maritime Department. These policies take into account the needs and wishes of industry players in Sarawak and Sabah, as well as inland areas or islands where they use small vessels and usually consist of single hull vessels or licensed boats.

Furthermore, the Ministry of Transport Malaysia has emphasised the government’s commitment in supporting Malaysian bunkering companies and tanker owners, especially those who are willing to invest capital in double hull double bottom vessels and modern equipment that can offer high quality bunkering services in line with Malaysia’s goal of becoming a world-class bunkering hub.

Strategic location on major shipping routes including the Straits of Malacca and the South China Sea

Malaysia is strategically located within the major shipping routes including the Straits of Malacca and the South China Sea, two of the ASEAN region’s main maritime corridors navigate through Malaysia’s territorial waters and exclusive economic zones. These two maritime corridors are vital for the trillion-dollar global shipping industry, as well as for the enforcement agencies of Asia-Pacific nations.

In particular, the Straits of Malacca has served as the primary connecting link between Europe, the Middle East, and South Asia on one side and Southeast and East Asia on the other. Furthermore, the Straits of Malacca is the shortest shipping route connecting the Indian Ocean to the Pacific Ocean. On the other hand, the South China Sea is a vital trade route linking the main arteries of trade in Southeast Asia, connecting waterways from Singapore and Malaysia to Indonesia, the Philippines, and Taiwan. This strategic location has established Malaysian ports as vital hubs for international trade and shipping activities. Vessels traveling through this route often require bunkering services, and Malaysia’s proximity to this vital passage makes it an attractive destination for refuelling. Consequently, Malaysia is well-positioned to leverage its strategic location and develop into a prominent bunker hub.

Strong leadership by PETRONAS

PETRONAS acts as a custodian of Malaysia’s petroleum resources and has been actively involved in spearheading efforts to stimulate the growth in the local O&G industry including its stakeholders such as the local bunkering industry. In Malaysia, PETRONAS fosters collaborations and partnerships in the oil and gas industry by working with operators in petroleum activities across the value chain and throughout the entire asset life. O&G industry players in Malaysia, including the local bunkering industry players can also look forward to a transformed PETRONAS Technical Standards with the expected full adoption of the International Standards which can create mutually beneficial outcome in terms of cost, quality, reliability, safety, and schedule. Further traction in standardisation can help to reduce cost and open up opportunities to create greater value for manufacturers, suppliers and principals. In addition, digitalisation, permanent reservoir modelling and enhanced oil recovery methods are expected to continue improving oil recovery rate from mature oil fields and drive the advent of tight oil and shale gas.

Continuing investments driving upstream and downstream oil and gas activities

Due to the normal maturation of the traditional shelf basins with mostly economically attractive fields, we can expect more future offshore exploration activities to be conducted in deep and ultra-deep water. Meanwhile, the development of the downstream sector of the local oil and gas industry is expected to gain further traction with the continuing investments in the petroleum products industry, as well as the supply of lower carbon and sustainable solutions such as sustainable aviation fuel and LNG bunkering to customers.

In 2022, there were 18 approved oil and gas projects with investments worth RM23.90 billion compared to 16 approved oil and gas projects with investments worth RM17.09 billion in 2021. These projects can help to spur further activities in the local oil and gas industry, bringing derived demand for the local bunkering industry.

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POTENTIAL INDUSTRY CHALLENGES

Tighter environmental regulations

With international shipping accounting for approximately 3% of global GHG emissions, decarbonisation has become an increasingly urgent priority. The 2023 IMO GHG Strategy, which includes environmental regulations aimed at reducing CO2 emissions and the environmental impact of shipping, presents ongoing challenges to the bunkering industry. Furthermore, from 1 January 2023, it became mandatory for all ships to calculate their attained EEXI to measure their energy efficiency and to initiate the collection of data for the reporting of their annual operational CII and CII rating. To meet more stringent environmental regulations, both the shipping industry players and ports will need to seek alternative fuels like LNG, methanol, ammonia, renewable energy such as electricity, or implement operational changes such as retrofit their ships with energy efficient technologies. However, this shift is likely to raise the overall operational costs for industry players. Ports and carriers have the potential to reshape the competitive landscape in favour of low-emission shipping. Yet, this transformation may create a two-tier system of ports and maritime corridors, with only a small proportion being ready for alternative energy adoption. Consequently, the number of feasible routes could be limited.

Another significant source of maritime pollution arises from bunker oil spills, and these risks are growing. The environmental impact of oil spills is immense as they can damage marine ecosystems, coastal environments, and damage to aquatic life. Ships deliver over 80% of world trade and hence, the bunkering industry is affected by the tighter national and regional environmental regulations.

Market uncertainty due to fluctuations in oil prices, geopolitical tensions, and global economic conditions

During the COVID-19 pandemic, global oil demand contracted due to lockdown measures causing a decline in crude oil prices. The rollout of vaccines and lifting of lockdown measures subsequently led to the recovery of oil demand and higher crude oil prices in 2021. However, in 2022, crude oil prices became volatile due to Russia-Ukraine war which disrupted oil supply and caused a spike in crude oil prices. Furthermore, recession fears in some major economies as well as the economic slowdown in China further dampened crude oil prices. More recently, the outbreak of the Hamas-Israel war has caused oil prices to spike upwards marginally. Despite the conflicts, crude oil prices stood at USD77.63 per barrel in December 2023. The price of crude oil has since increased slightly, reaching USD83.48 per barrel in February 2024. The crude oil price stood at USD82.25 in June 2024. The fluctuation in the crude oil prices has made it increasingly challenging for OGSE companies to forecast their earnings and plan ahead due to rapid market changes and increasing uncertainty.

A slower global economic recovery dampened by geopolitical tensions, coupled with high inflation, is likely to weaken consumer sentiment and reduce consumer spending power. Additionally, higher freight rates for businesses which may be passed on to consumers may also reduce demand for goods and thus reduce trade demand. As global trade falters due to these factors, the OGSE industry, in particular bunkering activities, faces its own set of challenges. Reduced trade activity results in fewer ships in operation, translating into decreased demand for bunkering services.

Increasing Threat of Substitutability from Greener and Renewable Sources of Energy

Greater knowledge of the environmental impact of fossil fuels and the advancements in technology have led to the rise of vehicles that use alternatives fuels. According to the International Energy Agency, global electric car sales exceeded 10.0 million in 2022, a 55.0% increase from 6.6 million sales in 2021. Global electric car sales continued to increase in 2024, reaching close to 14 million new electric cars sold during the year. This figure is projected to increase to approximately 17.0 million by the 2024 as countries try to reach their energy transition goals to reduce GHG emissions and combat climate change. Additionally, as environmental and cost concerns become more prominent, greener and renewable energy sources such as solar, wind, hydro and biomass are increasingly being explored to replace fossil fuel. The abovementioned factors are likely to impact the demand for O&G and OGSE in the long term future. However, green and renewable sources of energy are not expected to make a marked dent in the demand for fossil fuels during the forecast period because fossil fuels remain the familiar and more cost-efficient choice for the majority of major energy users. Despite efforts to diversify and promote cleaner energy alternatives, the infrastructure and scale for renewable energy sources are not yet at a level to significantly replace the demand for fossil fuels in the near term.

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Higher investment costs and capital expenditures to align with the green transition

The maritime industry is increasingly embracing greener and more sustainable practices, driven by environmental regulatory changes and global efforts in reducing CO2 emissions. As a result, bunkering companies are required to adapt to these shifting industry norms by adopting eco-friendly technologies, enhancing fuel efficiency, and reducing their carbon footprint. As such, bunkering industry players may need to increase their investments and capital expenditures, whether through retrofitting or replacing their existing fleets or expanding their bunker storage facilities. These measures are essential for aligning with the ongoing green transition in shipping and safeguarding competitiveness. This could, however, lead to occasional volatility in of their profitability.

BARRIERS TO ENTRY

Bunkering industry players need to fulfil various obligations for their respective floating storage unit that include obtaining the statutory certificates and in compliance with the requirements of the Malaysian Merchant Shipping Ordinance 1952 and its regulations as required by the Malaysian Marine Department. Besides that, bunkering industry players are required to obtain approval from the Royal Malaysian Customs Department (“RMCD”) to carry out bunkering activities. Bunkering industry players are also required to obtain a licence under the Control of Supplies Act 1961 which allows them to undertake the sale of petrol, and all grades of diesel fuel, and mixture of diesel fuel and biofuel.

Additionally, the need to ensure an adequate and skilled workforce in the bunkering industry comes with high recruitment and/or training costs. As a result, potential entrants are expected to incur costs in engaging and/or training their employees with specialised skill sets and necessary technical expertise to be involved in bunkering operations. Hence, bunkering is considered to have relatively high regulatory barriers to entry. This can restrain the number of entrants to the market as well as the size of the market.

OUTLOOK OF THE OGSE INDUSTRY IN MALAYSIA

The positive outlook for the local OGSE industry is mainly driven by the continuing close attention and support from the Malaysian government in the form of national strategic policies, recognising its strategic importance as a key source of revenue and an economic driver. The government’s commitment to supporting local bunkering activities in particular is demonstrated through proactive discussion sessions and the establishment of several agreements with local bunkering stakeholders to build Malaysia as a bunkering hub. Malaysia’s strategic location, bounded by the Straits of Malacca and the South China Sea, gives the country an advantage in developing a prominent bunkering hub. The growth of bunkering activities is also expected to be supported by PETRONAS’ strong leadership, which means that the local OGSE industry including the bunkering industry is being guided by steady hands in navigating its future direction. Furthermore, continuing influx of investments that can stimulate more upstream and downstream O&G activities is also likely to boost the growth of the local OGSE industry, including bunkering activities.

On the flip side, industry players in the local OGSE industry need to be mindful of the latest national and regional environmental regulations. Meeting these more stringent requirements may lead industry players to incur high costs in implementing operational changes. Market uncertainty stemming from fluctuations in oil prices, geopolitical tensions, and global economic conditions will ultimately pose a challenge to OGSE companies in terms of their earnings and profitability. In addition, consumer sentiment and spending power is expected to be challenging due to the global economic conditions, inflationary pressure, and higher freight rates. Growth of the industry may also be dampened by higher investment costs and capital expenditures to align with the green transition as well as the barriers to entry as potential entrants are required to obtain licenses, registrations and/or approvals to provide OGSE, thus restraining the number of entrants into the industry.

Nevertheless, the growth in the OGSE industry in Malaysia is expected to follow closely the projected growth in the domestic capital expenditure of PETRONAS which is projected to grow from USD5.78 billion in 2024 to USD6.11 billion in 2028, registering a CAGR of 1.34% during the forecast period.

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USE OF PROCEEDS

Based upon an initial public offering price of $3.25 per Ordinary Share, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and commissions, out-of-pocket expense allowance and the estimated offering expenses payable by us, of approximately $7,078,131 if the underwriters do not exercise their over-allotment option, and $8,460,924 if the underwriters exercise their over-allotment option in full.

Each $1.00 increase (decrease) in the initial public offering price of $3.25 per share would increase (decrease) the net proceeds to us from this offering by $3,100,000, and after deducting the underwriting discounts, out-of-pocket expense allowance and estimated offering expenses payable by us. An increase (decrease) of 1.0 million in the number of Ordinary Shares we are offering would increase (decrease) the net proceeds to us from this offering by $3,100,000, and after deducting the underwriting discounts, out-of-pocket expense allowance and estimated offering expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders. We plan to use the net proceeds of this offering as follows:

● 55% of the proceeds for the purchase of cargo oil;

● 29% for defraying listing expenses; and

● the balance of 16% for working capital and other general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this registration statement. We reserve the right to change the use of proceeds that we presently anticipate and describe herein.

To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

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DIVIDEND POLICY

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the Board deems relevant, and subject to the restrictions contained in any future financing instruments.

For FY2022, FY2023, 6M2023 and 6M2024 and up to the date of this prospectus, we did not declare or pay any dividends. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiaries by way of dividend payments.

The declaration, amount and payment of any future dividends will be at the sole discretion of our Board, subject to compliance with applicable Cayman Islands laws regarding solvency. Our Board will take into account general economic and business conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and other implications on the payment of dividends by us to our shareholders or by our subsidiaries to us, and such other factors as our Board may deem relevant.

Under Cayman Islands laws and our memorandum and articles of association as may be amended from time to time, our Board may only authorize payment of a dividend to shareholders out of profits or share premium at such time and of such an amount as they determine if they are satisfied on reasonable grounds that immediately following payment of the dividend we will be able to pay our debts as they become due in the ordinary course of business. Any other future determination to pay dividends will be made at the discretion of our Board. Our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our Board. There is no further Cayman Islands statutory restriction on the amount of funds which may be distributed by us by dividend.

As we are a holding company, we rely on dividends paid to us by our subsidiaries for our cash requirements, including funds to pay any dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. Our ability to pay dividends to our shareholders will depend on, among other things, the availability of dividends from our Operating Subsidiaries.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars.

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CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2024 on:

●	an actual basis; and

●	a pro forma as adjusted basis to give effect to the sale of Ordinary Shares in this offering at the initial public offering price of $3.25 per ordinary share after deducting the underwriting discounts, out-of-pocket expense allowance and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus and the information set forth under the sections titled “Selected Consolidated Financial Data”, “Exchange Rate Information”, “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	As of June 30, 2024
	Actual	Pro Forma As Adjusted(1)	Pro Forma As Adjusted (Without exercise of over- allotment option)(1)
Ordinary shares, $0.0001 par value per share: 500,000,000 shares authorized; 20,000,000 shares issued and outstanding; 23,100,000 shares issued and outstanding pro forma	$2,000	$2,000	$2,310
Additional paid-in capital	4,667,397	4,667,397	11,745,218
Statutory reserves	-	-	-
Retained earnings	11,119,340	11,119,340	11,119,340
Accumulated other comprehensive income	1,423,606	1,423,606	1,423,606
Total equity	17,212,343	17,212,343	24,290,474
Total capitalization	$17,212,343	$17,212,343	$24,290,474

(1)	Reflects the completion of the acquisition of 100% each in Cavalla Asia, Dolphin Asia, Escolar Asia, Phoenix Asia, Oscar Asia, and S3 Asia from Tumpuan Megah by SMF, a wholly-owned subsidiary of our Company.

It also reflects the sale of Ordinary Shares in this offering at an initial public offering price of $3.25 per share, and after deducting the underwriting discounts, out-of-pocket expense allowances and estimated offering expenses payable by us. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts (8.5%) and estimated offering expenses.

Each $1.00 increase (decrease) in the initial public offering price of $3.25 per ordinary share would increase (decrease) the pro forma as adjusted amount of total capitalization by $3,100,000, and after deducting underwriting discounts, out-of-pocket expense allowance and estimated offering expenses payable by us. An increase (decrease) of 1.0 million in the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by $3,100,000.

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DILUTION

If you invest in our Ordinary Shares in this offering, your interest will be immediately diluted to the extent of the difference between the initial public offering price per ordinary share in this offering and the net tangible book value per ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share. As of June 30, 2024, we had a historical net tangible book value of $15,656,852, or $0.78 per ordinary share. Our net tangible book value per share represents total tangible assets less total liabilities, all divided by the number of Ordinary Shares outstanding as of June 30, 2024.

After giving effect to the sale of Ordinary Shares in this offering at the initial public offering price of $3.25 per Ordinary Share, we will have 23,100,000 Ordinary Shares outstanding, and after deducting the underwriting discounts, out-of-pocket expense allowance and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at June 30, 2024 would have been $24,290,474, or $1.05 per ordinary share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.27 per ordinary share to existing investors and immediate dilution of $2.20 per ordinary share to new investors. The following table illustrates this dilution to new investors purchasing Ordinary Shares in this offering:

Post-Offering (1)
Initial public offering price per ordinary share	$3.25
Net tangible book value per ordinary share as of June 30, 2024	$0.78
Increase in pro forma as adjusted net tangible book value per ordinary share attributable to new investors purchasing Ordinary Shares in this offering	$0.27
Pro forma as adjusted net tangible book value per ordinary share after this offering	$1.05
Dilution per ordinary share to new investors in this offering	$2.20

(1)	Assumes gross proceeds from the offering of 3,100,000 Ordinary Shares, and assumes that the underwriters’ over-allotment option has not been exercised.

Each $1.00 increase (decrease) in the initial public offering price of $3.25 per ordinary share would increase (decrease) our pro forma as adjusted net tangible book value as of June 30, 2024 after this offering by approximately $1.05 per ordinary share, and would increase (decrease) dilution to new investors by $2.20 per ordinary share, and after deducting the underwriting discounts, out-of-pocket expense allowance and estimated offering expenses payable by us.

To the extent that we issue additional Ordinary Shares in the future, there will be further dilution to new investors participating in this offering.

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EXCHANGE RATE INFORMATION

The functional currency of our entities located in Malaysia (save for Labuan) is RM, the functional currency of our entities located in Labuan is USD and the functional currency of our entities located in Singapore is SGD. Our consolidated financial statements are presented in USD. We use USD as reporting currency in our consolidated financial statements and in this prospectus. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period. Gains or losses resulting from foreign currency transactions are included in the accompanying consolidated statement of income and other comprehensive income.

Translations of balances in the consolidated balance sheets from RM and SGD into USD as of December 31, 2022 were calculated at the rate of RM 1.00 to USD 0.2262 and SGD 1.00 to USD 0.7443 respectively, while that of December 31, 2023 were calculated at the rate of RM 1.00 to USD 0.2172 and SGD 1.00 to USD 0.7577 respectively. Translations of balances in the consolidated balance sheets from RM and SGD into USD as of June 30, 2023 were calculated at the rate of RM 1.00 to USD 0.2142 and SGD 1.00 to USD 0.7374 respectively, while that of June 30, 2024 were calculated at the rate of RM 1.00 to USD 0.2121 and SGD 1.00 to USD 0.7382 respectively.

The translations of balances in the consolidated statements of income and consolidated statements of cash flow from RM and SGD into USD for FY2022 were calculated at the rate of RM 1.00 to USD 0.2274 and SGD 1.00 to USD 0.7253 respectively, while that for FY2023 were calculated at the rate of RM 1.00 to USD 0.2194 and SGD 1.00 to USD 0.7447 respectively. The translations of balances in the consolidated statements of income and consolidated statements of cash flow from RM and SGD into USD for 6M2023 were calculated at the rate of RM 1.00 to USD 0.2245 and SGD 1.00 to USD 0.7486 respectively, while that for 6M2024 were calculated at the rate of RM 1.00 to USD 0.2118 and SGD 1.00 to USD 0.7486 respectively.

52

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

The history of our Group’s involvement in the OGSE industry can be traced back to 2016, when its ultimate holding company, Straits then known as Raya International Berhad (“RIB”) ventured into the provision of oil bunkering services. Since then, RIB had on June 20, 2017 changed its name to Straits Inter Logistics Berhad and subsequently to its current name, Straits Energy Resources Berhad, on August 19, 2021.

The table below sets out the key events and milestones in the bunkering and oil trading history and development of Straits:

Year	Milestones
2015	●

Straits’ subsidiary, Selatan Bunker (M) Sdn. Bhd. entered into a collaboration agreement with Tumpuan Megah to jointly operate oil bunkering services at the Pasir Gudang Port and Tanjung Pelepas Port (in the state of Johor).

2016	●	Diversification into oil bunkering and oil trading through Straits’ subsidiary, Selatan Bunker (M) Sdn. Bhd.

	●	Straits established two (2) companies, namely TMD Straits and TMD Sturgeon in Labuan in preparation for the acquisition of Straits’ first 2 vessels (i.e., oil tankers).

2017	●	Straits acquired the first and second vessels, “M.T. Sturgeon” and “M.T. Straits 1” via its subsidiaries TMD Straits and TMD Sturgeon.

	●	Straits expanded the oil bunkering services to Kemaman Port (in the state of Terengganu), Kuantan Port (in the state of Pahang), and Labuan Port (in the federal territory of Labuan).

2018	●	Tumpuan Megah established six (6) companies in Labuan namely, Cavalla Asia, Dolphin Asia, Escolar Asia, Oscar Asia, Phoenix Asia and S3 Asia.

	●	Straits acquired 55% equity interest in Tumpuan Megah which owned 7 vessels, namely “M.T. Cavalla”, “M.T. Dolphin 1”, “M.T. Escolar”, “M.T. Oscar”, “M.T. Omura”, “M.T. Phoenix” and “M.T. Straits 3” to expand Straits’ existing oil bunkering and oil trading business.

	●	Straits increased its fleet size to 9 vessels.

	●	Straits established SMF to acquire and hold the marine fuel oil vessels to expand Straits’ bunkering services to include marine fuel oil and very low sulfur fuel oil.

	●	Straits expanded its oil bunkering services to Tanjung Pelepas Port (in the state of Johor), Johor Bahru Port (in the state of Johor), Kuala Terengganu Port (in the state of Terengganu), and Miri Port (in the state of Sarawak) to service a total of 8 ports.

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Year	Milestones
2019	●	Straits expanded its product line from bunkering marine gas oil to include marine fuel oil.

	●	Straits established SMS 1 in Singapore to provide in-house ship management services for its fleet of vessels.

	●	SMF established two (2) companies in Labuan, namely SMF Begonia and SMF Ixora in preparation for the acquisition of two (2) additional vessels, namely “M.T. SMF Begonia” and “M.T. SMF Ixora” to increase the fleet size to 11 vessels.

	●	Straits expanded its services to Bintulu Port (in the state of Sarawak) and Lumut Port (in the state of Perak) to service a total of 10 ports.

2020	●	With the implementation on all seafaring vessels using low sulfur fuel oil by January 1, 2020 by the IMO under IMO 2020, Tumpuan Megah has further extended its product line to include low sulfur fuel oil.

	●	Tumpuan Megah established SMF Beluga to acquire additional vessel.

	●	SMF established SMF Omura.

	●	Straits established SMF Eden to acquire additional vessel.

2021	●	SMS 1 established SMS 2 in Singapore to provide ship management services to external parties.

	●	Straits acquired an additional 15% equity interest in Tumpuan Megah. Consequently, Tumpuan Megah became a 70%-owned subsidiary of Straits.

	●	SMF established Sierra Pioneer and Katsu Pioneer to acquire additional vessels.

	●	SMF Omura acquired M.T. Omura from Tumpuan Megah.

2022	●	Increased the fleet of bunkering vessels to include “M.T. Sierra Pioneer”, “M.T. Katsu Pioneer” and “M.T. Empower” and as such, Tumpuan Megah is operating with a fleet size of 15 bunkering vessels.

2023	●	Tumpuan Megah invested 20% in Horizon Shipyard Inter Globe (M) Sdn. Bhd.

●

Straits acquired our Company as part of the intention of reorganizing its oil bunkering and shipping related services segment through common control transactions for listing on the stock exchange in the United States by way of a registered public offering.

	●	As part of the common control transactions, Straits acquired 33% equity interest in SMF from Tumpuan Megah. Consequently, SMF became a wholly-owned subsidiary of Straits.

	●	As part of the common control transactions, our Company acquired 100% equity interest in SMF from Straits.

	●	Tumpuan Megah has been successfully certified by the ISCC EU as Malaysia first supplier and trader of biofuel. This accomplishment will allow Tumpuan Megah to expand into the marine biofuel trading and bunkering business, in line with the industry’s efforts to reduce shipping’s carbon footprint.

2024	●	Tumpuan Megah acquired 30% equity interest in TMDF.

	●	As part of the common control transactions, SMF acquired 100% equity interest in TMD Sturgeon and TMD Straits from Straits.

	●	As part of the common control transactions, SMF acquired 51% equity interest in SMS 1 from Straits.

	●	As part of the common control transactions, SMF acquired 70% equity interest in Tumpuan Megah from Straits.

	●	As part of the common control transactions, SMF acquired remaining 30% equity interest in Tumpuan Megah from Dato’ Mohd Suhaimi Bin Hashim and Mr Yong Sing Goo. Tumpuan Megah became a wholly-owned subsidiary of SMF.

	●	As part of the common control transactions, SMF acquired remaining 49% equity interest in SMS 1 from Platinum Gate Capital Pte Ltd. SMS 1 became a wholly-owned subsidiary of SMF.

	●	As part of the reorganization, SMF acquired 100% equity interest in Cavalla Asia, Dolphin Asia, Escolar Asia, Oscar Asia, Phoenix Asia and S3 Asia from Tumpuan Megah which marked the completion of the restructuring exercise.

Currently, our Group is operating with 15 well-maintained bunkering vessels and is currently providing bunkering services. We operate in 19 ports in Malaysia, including Lumut Port, Penang Port, Port Klang, Malacca Port, Linggi Port, Johor Port, Port of Tanjung Pelepas, Tok Bali Port, Kuala Terengganu Port, Dungun Port, Kemaman Port, Kuantan Port, Pulau Tioman Port, Desaru Port, Bintulu Port, Miri Port, Labuan Port, Kota Kinabalu Port and Sapangar Bay Oil Terminal.

Our Company and its subsidiaries are the subsidiaries of Straits under the latter’s bunkering and shipping related services segment. Straits is a Malaysian company whose shares are listed on the ACE Market of Bursa Malaysia (stock code: 0080) and is subject to the ACE Market Listing Requirements issued by Bursa Malaysia which includes but not limited to requirements governing corporate governance and transfer of shares by Straits and its subsidiaries. Certain of these requirements may extend to the subsidiaries of Straits, including our Group. In contemplation of Straits’ intention to reorganize its oil bunkering and shipping related services segment for listing on NYSE American via common control transactions, Straits had on November 21, 2023 acquired our Company to initiate its restructuring exercise which involve the acquisition of oil bunkering, vessels chartering and vessels management subsidiaries from the Straits Group.

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Our Corporate Structure

The following diagram illustrates our corporate structure upon completion of the restructuring exercise and prior to the consummation of this offering.

Straits
Dato' Mohd Suhaimi Bin Hashim
Mr. Yong Sing Goo
Platinum Gate Capital Pte Ltd
76.68%
8.69%
8.69%
5.94%
TMD Energy Limited
100.00%
Straits Marine Fuels & Energy Sdn Bhd
100.00%
100.00%
Straits Marine Services Pte Ltd
100.00%
Straits Maritime Services Pte Ltd
Tumpuan Megah Development Sdn Bhd
30.00%
TMD Marine Fuels Sdn Bhd
20.00%
Horizon Shipyard Inter Globe (M) Sdn Bhd
Cavalla Asia Ltd
100.00%
100.00%
SMF Begonia Ltd
Dolphin Asia Ltd
100.00%
100.00%
SMF Ixora Ltd
Escolar Asia Ltd
100.00%
100.00%
SMF Omura Ltd
Oscar Asia Ltd
100.00%
100.00%
SMF Eden Maritime Ltd
Phoenix Asia Ltd
100.00%
51.00%
SMF Beluga Ltd
S3 Asia Ltd
100.00%
51.00%
Sierra Pioneer Marine Ltd
TMD Straits Ltd
100.00%
51.00%
Katsu Pioneer Marine Ltd
TMD Sturgeon Ltd
100.00%

Our Company

Our Company, TMD Energy Limited, was incorporated under the laws of the Cayman Islands on October 17, 2023. Our principal executive office is located at B-10-06, Block B, Plaza Mont Kiara, No. 2, Jalan Kiara, Mont Kiara, 50480 Kuala Lumpur, Wilayah Persekutuan, West Malaysia. Our registered office in the Cayman Islands is located at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

We are offering 3,100,000 Ordinary Shares, representing 13.42% of the Ordinary Shares of our Company, assuming no exercise of the underwriters’ over-allotment option. Upon closing of this offering, our Directors, officers and principal shareholders will hold in aggregate, approximately 86.58% of our Ordinary Shares.

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At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each Ordinary Share which such shareholder holds. There are no prohibitions to cumulative voting under the laws of the Cayman Islands, but our Memorandum and Articles of Association do not provide for cumulative voting.

The authorized share capital of our Company is US$50,000 divided into 500,000,000 ordinary shares of US$0.0001 each.

All Ordinary Share and per Ordinary Share amounts used elsewhere in this prospectus and the consolidated financial statements have been retroactively restated to reflect the increase in share capital.

Our Subsidiaries

Branching from our corporate structure above, our subsidiaries upon completion of the restructuring exercise and prior to the consummation of this offering.

Name	Background	Ownership	Principal Activities
SMF	A Malaysian company incorporated on November 29, 2018	100% owned by our Company	Investment holding
SMS 1 (Note 1)	A Singapore company incorporated on April 23, 2019	100% owned by SMF	Provision of ship management services
SMS 2	A Singapore company incorporated on April 7, 2021	100% owned by SMS 1	Provision of shipping services, general cleaning and disinfecting
Tumpuan Megah (Note 2)	A Malaysian company incorporated on December 10, 2007	100% owned by SMF	Provision of bunkering services for marine fuel and petroleum based products
Cavalla Asia	A Labuan company incorporated on June 1, 2018	100% owned by SMF	Provision of vessel chartering
Dolphin Asia	A Labuan company incorporated on June 1, 2018	100% owned by SMF	Provision of vessel chartering
Escolar Asia	A Labuan company incorporated on June 1, 2018	100% owned by SMF	Provision of vessel chartering
Oscar Asia	A Labuan company incorporated on June 1, 2018	100% owned by SMF	Provision of vessel chartering
Phoenix Asia	A Labuan company incorporated on June 1, 2018	100% owned by SMF	Provision of vessel chartering
S3 Asia	A Labuan company incorporated on June 1, 2018	100% owned by SMF	Provision of vessel chartering

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Name	Background	Ownership	Principal Activities
TMD Straits	A Labuan company incorporated on December 2, 2016	100% owned by SMF	Provision of vessel chartering
TMD Sturgeon	A Labuan company incorporated on December 5, 2016	100% owned by SMF	Provision of vessel chartering
SMF Begonia	A Labuan company incorporated on February 18, 2019	100% owned by SMF	Provision of vessel chartering
SMF Ixora	A Labuan company incorporated on February 18, 2019	100% owned by SMF	Provision of vessel chartering
SMF Omura	A Labuan company incorporated on February 25, 2020	100% owned by SMF	Provision of vessel chartering
SMF Eden	A Labuan company incorporated on August 18, 2020	100% owned by SMF	Provision of vessel chartering
SMF Beluga	A Labuan company incorporated on February 21, 2020	Owned as to 51% and 49% by SMF and Mr. Kin Wai Chan, respectively	Provision of vessel chartering
Sierra Pioneer	A Labuan company incorporated on January 15, 2021	Owned as to 51% and 49% by SMF and Mr. Kin Wai Chan, respectively	Provision of vessel chartering
Katsu Pioneer	A Labuan company incorporated on May 18, 2021	Owned as to 51% and 49% by SMF and Mr. Kin Wai Chan, respectively	Provision of vessel chartering
TMDF (Note 3)	A Malaysian company incorporated on January 5, 2021	30% owned by Tumpuan Megah	Dealing in oil and petroleum products, oil trading, oil bunkering and related services

Notes:

1.	The financial information presented in the consolidated financial statements of our Group has taken into account its ownership in 51% of SMS 1 as at December 31, 2022 and 2023.

2.	The financial information presented in the consolidated financial statements of our Group has taken into account its ownership in 70% of Tumpuan Megah as at December 31, 2022 and 2023.

3.	The financial information presented in the consolidated financial statements of our Group has not taken into accounts its ownership in 30% of TMDF as at December 31, 2022 and 2023 as Tumpuan Megah acquired the 30% equity interest of TMDF in January 2024.

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SELECTED CONSOLIDATED FINANCIAL DATA

The following tables summarize our selected consolidated financial data for the periods and as of the dates indicated. The summary consolidated statements of income and comprehensive income for the years ended December 31, 2022 and 2023 and the summary consolidated balance sheets as of December 31, 2022 and 2023 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of income and comprehensive income for the six months ended June 30, 2023 and 2024 and the summary consolidated balance sheets as of June 30, 2024 and December 31, 2023 are derived from our interim unaudited condensed and consolidated financial statements, which have been prepared in accordance with U.S. GAAP for information pursuant to the rules and regulations of the SEC, and included elsewhere in this prospectus. The unaudited condensed and consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair representation of our financial position and operating results for the periods presented. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus.

	For the Years Ended December 31,
	2023	2022
	$’000	$’000
	Audited	Audited
Consolidated Statements of Income and Comprehensive Income:
Revenues	633,080	702,095
Cost of sales	620,990	688,833
Gross profit	12,090	13,262
Operating expenses	9,485	8,776
Income from operations	2,605	4,486
Other income (expense), net	1,128	(1,267)
Income tax (expenses) benefit	(774)	9
Net income	2,959	3,228
Earnings per share, basic and diluted	0.10	0.12
Weighted average number of Ordinary Shares outstanding*	20,000,000	20,000,000

	For the six months ended June 30,
	2024	2023
	$’000	$’000
	Unaudited	Unaudited
Consolidated Statements of Income and Comprehensive Income:
Revenues	357,525	262,506
Cost of sales	351,979	256,371
Gross profit	5,546	6,135
Operating expenses	5,413	4,416
Income from operations	133	1,719
Other income, net	1,271	175
Income tax (expenses) benefit	(277)	(353)
Net income	1,127	1,541
Earnings per share, basic and diluted	0.04	0.05
Weighted average number of Ordinary Shares outstanding*	20,000,000	20,000,000

* Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on May 31, 2024.

	As of December 31, 2023	As of December 31, 2022
	$’000	$’000
	Audited	Audited
Consolidated Balance Sheet Data:
Current assets	71,196	47,709
Total assets	104,395	81,934
Current liabilities	81,565	58,682
Total liabilities	82,185	61,894
Total equity	22,210	20,040

	As of June 30, 2024	As of December 31, 2023
	$’000	$’000
	Unaudited	Audited
Consolidated Balance Sheet Data:
Current assets	71,617	71,196
Total assets	104,383	104,395
Current liabilities	85,223	81,565
Total liabilities	85,806	82,185
Total equity	18,577	22,210

58

MANAGEMENT DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that could reflect our current expectations and plans. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

All amounts included in the fiscal years ended December 31, 2023 and 2022 (“Annual Financial Statements”) are derived from our audited consolidated financial statements included elsewhere in this prospectus. These Annual Financial Statements have been prepared in accordance with United States Generally Accepted Accounting Principles (“US GAAP”).

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to the issuance of Ordinary Shares prior to this offering.

Holding Company Structure

Our Company is a holding company with no material operations of its own other than investment holding. We conduct our operations primarily through our indirect operating subsidiaries which are owned by SMF, the sole direct subsidiary of our Company. Similarly, SMF is a holding company with no material operations of its own other than having investment holding over all the indirect subsidiaries of our Company. As a result, both our Company and SMF’s ability to pay dividends depends upon dividends paid by our subsidiaries. Some of our subsidiaries have debt on their own with instruments governing their debt that may restrict their ability to pay dividend to us, unless those debts are settled. The same restrictions may apply if they incur any new debt on their own in the future.

Straits, the ultimate holding company of our Company through its wholly-owned subsidiary, Straits Management Services Sdn. Bhd. will continue to provide overall group management and coordination services encompassing but not restricted to listing compliance and requirement, group consolidation and reporting, corporate governance, corporate secretarial, corporate finance, corporate banking, internal audit, accounting, market and public relations at a management fee that will be reviewed annually to our group of companies.

Our Company is a restructured group of companies, focusing on oil trading and bunkering with its own vessel management team overseeing its fleet of bunkering vessels servicing and providing quality bunker to both domestic and international liners and vessels of all nature, that ply through Malaysian waters. Being a Malaysian company operating in Malaysian waters, it is natural that this oil trading and bunkering unit maintain its financial records and statements in its domestic currency, RM. Upon its intended application to seek a listing approval from SEC to be listed on NYSE American, our Company will be looking into possibilities of expanding its operation regionally out of Malaysian waters. In conjunction with this, it would be more appropriate for our Company to change the functional currency of its subsidiaries where relevant, to USD to better reflect its business and operation activities and the oil and gas industry that we are in.

Inflation

We are exposed to increases in operating costs arising from various vessel operations, including crewing, vessel repair and maintenance costs, drydocking expenses, insurance premium and fuel prices, due to inflation. However, we do not anticipate inflation to have a material impact on our operations and financial results as fuel cargoes are a necessity for the shipping and maritime industry and we are able to pass along any significant increase in our fuel cargo costs to our customers through our pricing model.

Russia-Ukraine Conflict

In February 2022, Russia launched a military attack on Ukraine and this has led to further regional and international conflicts or armed action. As Russia is one of the largest exporter of crude oil in the world, this crisis has disrupted the oil supply and caused a spike in oil prices in FY2022 which subsequently dropped in FY2023.

Given that our Group follows a cost-plus pricing model, any change in the oil price directly affects our revenue. The Russia-Ukraine conflict that caused the spike in oil prices in FY2022 did not have a material impact on our operation as despite the increase of the oil prices, we were able to expand our marketplace, resulting in an increase of our revenue in FY2022 to approximately $702 million from $310 million recorded in FY2021. The subsequent drop in oil prices in FY2023 resulted in our revenue dropping to $633 million which was offset by a continuing demand volume growth in our oil cargo bunkered in FY2023. As the Russia-Ukraine conflict already took place about 2 years ago in February 2022, the financial impact arising from this conflict has already been fully reflected in FY2022 and FY2023 and there is no material impact for FY2024.

However, any other negative impact arising from escalation of the Russia-Ukraine geopolitical conditions and slowdown in global economy could adversely affect our business conditions. The volatility and rise in prices of crude oil can increase our operating cost and a prolonged crisis can adversely impact the supply and demand of oil cargo which may result in a lower volume of oil cargo bunkered. In addition, any significant increase in marine fuel price might tighten the operating cash flows of our Group, which may, in turn, adversely affect our working capital requirements, financial conditions and prospects. These disruptions may also have the effect of heightening many other risks disclosed in the “Risk Factors” section, including our ability to market our securities, raise equity or debt financing.

However, the ultimate impact of the conflict on our operations remains unknown and will depend on future developments. The Group will continuously monitor the situation very closely and initiate any mitigating action when required.

59

Critical Accounting Policies

We prepare our consolidated financial statement in accordance with U.S. GAAP, which requires us to make judgement, estimation and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during each reporting period. We continually evaluate these judgements, estimates and assumptions based on our own historical experience, knowledge and assessment of current business and other conditions and our expectations regarding the future based on available information, which together form our basis for making judgements about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from these estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgment and other uncertainties affecting of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. You should read the accounting policies outlined in our consolidated financial statements within this prospectus, along with the accompanying disclosures and statements.

Preparation of financial statements

The financial statements for financial year ended December 31, 2023 and 2022 have been prepared as if the reorganization have been completed for all the periods, except for the transfer of 6 wholly-owned subsidiaries of Tumpuan Megah which were transferred to SMF on 1 July 2024.

Related party policy

As part of our effort to develop good corporate governance practice and culture, upon the effectiveness of the registration statement, TMDEL had adopted Related Party Transaction Policy (“RPT Policy”) and will at such appropriate and reasonable time in the future will initiate to develop a set of policies and procedures to comply and meet the requirements of the NYSE American Company Guide.

We wish to highlight that Straits’ RPT Policy was developed to accommodate and meet the ACE Market listing requirements in Malaysia, as Straits itself is a public listed company in ACE Market of Bursa Malaysia.

Internal control

The Company is an investment holding company that holds equity interest in its subsidiary companies that operates as small medium enterprise (“SME”) entities in Malaysia and Singapore. So, focusing on growing the business which is in its infancy stage through expansion of its marketplace and customer base has every priority over other corporate governance and compliance matters, including internal control.

Without any specific nor written policies for its financial reporting, the Chief Executive Officer conducts weekly meetings with the subsidiaries operations and finance departments where he will be briefed on the financial and operation results, as well as the business overall development to mitigate and overcome any internal control risk over its financial reporting.

The Company acknowledge that it has shortcomings in its internal control over its financial reporting due to our lack of sufficient accounting personnel with appropriate U.S. GAAP knowledge to prepare financial statements in accordance with U.S. GAAP and SEC reporting requirements. We are in the process of implementing a number of measures to address the material weakness identified, including: (1) hiring additional accounting and financial reporting personnel with U.S. GAAP and SEC reporting experience, (2) expanding the capabilities of existing accounting and financial reporting personnel through continuous training and education in the accounting and reporting requirements under U.S. GAAP, and SEC rules and regulations, (3) establishing clear roles and responsibilities to develop and implement formal comprehensive financial period-end closing policies and procedures to ensure all transactions are properly recorded and disclosed, (4) establishing effective monitoring and oversight controls for non-recurring and complex transactions to ensure the accuracy and completeness of our consolidated financial statements and related disclosures, (5) implementing deferred taxation computation software and group consolidation software, and (6) setting up an in-house internal audit team to monitor and implement better operation and financial reporting procedures.

The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. See “Risk Factors - Risks Related to Our Business and Industry - Failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our common stock. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.”

Revenue Recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) for all years presented. The core principle of this new revenue standard is that a company should recognize revenue when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle by the Company in its determination of revenue recognition: (1) identification of the contract, or contracts, with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, the Company satisfy a performance obligation.

The Company’s derived its revenues from a diverse range of maritime services provided to clients within the industry.

1.	Sales of cargo oil and fresh water, and bunkering facilitation

Revenue generated from sales of cargo oil and fresh water, and bunkering facilitation involves the procurement and delivery of marine gas oil, low sulfur fuel oil, and fresh water for delivery to customers’ ships. The Company recognize revenues at a point in time when cargo oil and fresh water has been delivered and accepted by the customer, indicating fulfillment of the performance obligation.

Sales of cargo oil and fresh water, and bunkering facilitation are not capable of being a distinct and separately identifiable. The performance obligation is only considered satisfied when sales of cargo oil and fresh water and bunkering facilitation are completed simultaneously.

2.	Chartering services

Revenue generated from chartering services involves arranging charters for marine transportation for various purposes such as cargo transportation or offshore operations. The Company recognizes revenues over time based on the time elapsed between the delivery of a vessel to a charterer and the return of a vessel from the charterer and invoicing is done on a monthly basis.

3.	Ship management services

Revenue from ship management services involves providing technical management, crew management, marine consultancy, and shipping services. The Company recognize revenues at a point in time when services are rendered and accepted by customer indicating fulfillment of the performance obligation.

The Company is considered a principal for all the revenues it generates above as it is directly involved in the procurement, delivery, and provision of the goods and services to customers. As the principal, the Company assumes the risks and rewards associated with the transactions, including responsibility for fulfilling the performance obligations and bearing any associated costs and risks, bears the risk of loss or damage to inventory, bears the credit risk associated with customers’ ability to pay for the goods or services. Therefore, the Company recognizes revenue at the gross amount.

60

Financial Results For The Years Ended December 31, 2023 and 2022

The following table summarises our consolidated results of operations for the fiscal years presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus.

	For The Financial Years Ended December 31,
	2023	2022	Variance – Inc (Dec)
	$’000	$’000	$’000	%

Revenue	633,080	702,095	(69,015)	(9.8)%
Cost of Sales	620,990	688,833	(67,843)	(9.8)%

Gross Profit	12,090	13,262	(1,172)	(8.8)%
Operating Expenses
Selling & Marketing Expenses	101	71	30	42.3%
General & Administrative Expenses	5,127	5,731	(604)	(10.5)%
Depreciation	4,257	2,974	1,283	43.1%
Total Operating Expenses	9,485	8,776	709	8.1%

Income From Operations	2,605	4,486	(1,881)	(41.9)%
Other Income (Expense)
Interest Income	10	11	(1)	(9.1)%
Sundry Income	3,321	705	2,616	>100.0%
Interest Expense	(2,203)	(1,983)	(220)	11.1%
Total Other Income (Expense)	1,128	(1,267)	2,395	>100.0%

Income Before Income Tax	3,733	3,219	514	16.0%
Income Tax Expense (Benefit)	774	(9)	783	>100.0%

Net Income	2,959	3,228	(269)	(8.3)%
Income Attributable To Non-Controlling Interest	(963)	(855)	(108)	12.6%

Net Income Attributable To Controlling Interest	1,996	2,373	(377)	(15.9)%

Other Comprehensive Income (Loss):
Net Income	2,959	3,228	(269)
Other Comprehensive Income (Loss)
Foreign currency translation Income (Loss)	1,888	(312)	2,200

Total Comprehensive Income	4,847	2,916	1,931

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Revenue

Our Group’s revenue comprise of bunkering services, vessel chartering services and ship management services as tabulated below:

	For The Financial Years Ended December 31,
	Total Revenue		Inter-Segment Revenue		Revenue From External Customers
	2023	2022	2023	2022	2023	2022	Variance – Inc (Dec)
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	%

Analysis By Segment
Bunkering services	631,608	700,189	-	-	631,608	700,189	(68,581)	(9.8)%
Vessel chartering services	8,041	7,158	6,847	5,561	1,194	1,597	(403)	(25.2)%
Ship management services	1,911	1,657	1,633	1,428	278	229	49	21.4%
Others	-	80	-	-	-	80	(80)	(>100.0)%

Total Revenue	641,560	709,084	8,480	6,989	633,080	702,095	(69,015)	(9.8)%

Overall Review

Our Group’s overall revenue for FY2023 has decreased by 9.8% or approximately $69.0 million to $633.1 million from $702.1 million achieved in FY2022 due to drop in contribution from the bunkering service segment, as it contributed more than 99% of our Group’s revenue. The drop in revenue in FY2023 was primarily attributable to the drop in the average oil cargo prices in FY2023 by approximately 23.5% as compared to FY2022, which is partially offset by an increase in the volume of oil cargo bunkered of approximately 16.9%, from approximately 800,000 mt in FY2022 to 935,000 mt in FY2023.

The 41.9% drop in the income from operations in FY2023 was a result of the full year effect of depreciation of new vessels acquired and periodic dry-docking expenditure that took place in the preceding year FY2022.

Bunkering Services

The decrease in the bunkering services revenue by $68.6 million to $631.6 million in FY2023 from $700.2 million in FY2022 was substantially attributable to the drop in the average oil cargo prices in FY2023 by approximately 23.5% as compared to FY2022.

However, the decrease in revenue for FY2023 was mitigated by an increase of approximately 16.9% in volume of oil cargo bunkered, from approximately 800,000 mt in FY2022 to 935,000 mt in FY2023.

The increase in the bunkered volume was contributed by cumulative growth effect of our Group’s continuous marketing effort and brand building both within and out of Malaysia, as Malaysia is a regional maritime hub strategically located along the shipping route between the west and the east.

Our Group which was traditionally a Johor-based operation in the southern part of Peninsular Malaysia, adjacent to Singapore, has in mid-2021 expanded its operation into Malaysia’s largest port, Port Klang which comprise of Northport, Southport and Westport. With this move, we had since increased our oil cargo bunkering revenue to $700.2 million when the full year effect of this expansion into Port Klang was felt in FY2022.

Vessel Chartering Services

Our vessel chartering services segment also chartered vessels to third parties The revenue has decreased by $0.4 million equivalent to approximately 25.2% as our Group has temporarily discontinued the vessel chartering services when the chartering contract expired in July 2023 by redeploying the chartered vessel to its bunkering fleet of vessels to meet its oil bunkering operation growing needs in FY2023.

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Ship Management Services

Our ship management services with its complete team of qualified professional mariners also manages third party vessels, including tugboats used in the port and STS operations that are owned by other subsidiaries within the Straits Group, which are out of our Group.

The $0.05 million increase in the revenue of ship management services was contributed by the management of tugboats owned by TMDEL’s related companies that has increased its tugboats from 2 to 3 in FY2023.

Other Revenue

This comprise of sale of fresh water and it too has been discontinued as our Group has converted its water barge into oil vessel to support the growing needs of its oil bunkering operation.

Cost Of Sales

Our cost of sales represents direct expenses incurred to generate revenue. Such cost incurred are recorded and accrued for as incurred. Cost of sales comprise primary of oil cargo, with other bunkering operation cost such as bunker own used, port charges, crew wages and consumables, transport cost and agency fees, together with vessel operation related cost, such as vessel consumables and insurance, general upkeep and repair cost.

Its major cost components are as follow:

	For The Financial Years Ended December 31,
	2023	2022	Variance – Inc (Dec)
	$’000	$’000	$’000%

Oil cargo sold	606,435	674,068	(67,633)	(10.0)%
Bunker own used	4,439	4,504	(65)	(1.4)%
Crew wages	4,032	4,041	(9)	(0.2)%
Other operating cost	6,084	6,220	(136)	(2.2)%

Total Cost Of Sales	620,990	688,833	(67,843)	(9.8)%

Our overall cost of sales has decreased by 9.8% approximating $67.8 million to $621.0 million for FY2023 from $688.8 million for FY2022. This is in tandem with the 9.8% decreased in our revenue which was a result of lower oil cargo prices in FY2023.

The cost of sales by segments are as follow:

	For The Financial Years Ended December 31,
	2023	2022	Variance – Inc (Dec)
	$’000	$’000	$’000%

Bunkering services	620,610	687,937	(67,327)	(9.8)%
Vessel chartering services	380	560	(180)	(32.1)%
Ship management services	-	-	-	-
Others	-	336	(336)	(100.0)%

Total Cost Of Sales	620,990	688,833	(67,843)	(9.8)%

63

Gross Profit and Gross Profit Margin

Overall

	For The Financial Years Ended December 31,
	2023	2022	Variance – Inc (Dec)
	$’000	$’000	$’000%

Revenue	633,080	702,095	(69,015)	(9.8)%
Cost of Sales	620,990	688,833	(67,843)	(9.8)%

Gross Profit	12,090	13,262	(1,172)	(8.8)%

Gross Profit Margin - %	1.91%	1.89%	0.02%	1.1%

As a result of the foregoing, we recorded an overall decrease of 8.8% in gross profit, equivalent to $1.2 million to $12.1 million for FY2023 from $13.2 million in FY2022.

Nevertheless, our gross profit margin has increased marginally by 0.02% to 1.90% in FY2023 from 1.89% in FY2022 due to improved margins in our vessel chartering services and higher revenue from our ship management services.

Bunkering Services

	For The Financial Years Ended December 31,
	2023	2022	Variance – Inc (Dec)
	$’000	$’000	$’000%

Revenue	631,608	700,189	(68,581)	(9.8)%
Cost of Sales	620,610	687,937	(67,327)	(9.8)%

Gross Profit	10,998	12,252	(1,254)	(10.2)%

Gross Profit Margin - %	1.74%	1.75%	(0.01)%	(0.6)%

Total Metric Tonne Sold – mt	933,418	798,315	135,103	16.9%

Average Gross Profit/Metric Tonne - $/mt	$11.78	$15.35	$(3.57)	(23.3)%

The average gross profit per metric tonne of oil cargo sold had decreased by approximately 23.3%, equivalent to $3.57 per mt to $11.78 in FY2023 from $15.35 in FY2022 as we continue to competitively price our cargo to complement our marketing effort to penetrate new markets to increase our customer base.

Despite this, our gross profit margin only decreased marginally by 0.01% to 1.74% in FY2023 from 1.75% in FY2022.

Vessel Chartering Services

	For The Financial Years Ended December 31,
	2023	2022	Variance – Inc (Dec)
	$’000	$’000	$’000%

Revenue	1,194	1,597	(403)	(25.2)%
Cost of Sales	380	560	(180)	(32.1)%

Gross Profit	814	1,037	(223)	(21.5)%

Gross Profit Margin - %	68.2%	64.9%	3.3%	5.1%

64

The decrease in the gross profit is due to the expiry of the charter agreement in July 2023, and was not renewed as the Group has decided to redeploy the chartered vessel to our bunkering fleet of vessels to meet our growing bunkering business. The marginal improvement in its margin in FY2023 was due to the suspension of charter fee income during the dry-dock period in FY2022.

Ship Management Services

	For The Financial Years Ended December 31,
	2023	2022	Variance – Inc (Dec)
	$’000	$’000	$’000%

Revenue	278	229	49	21.4%
Cost of Sales	-	-	-	-

Gross Profit	278	229	49	21.4%

Gross Profit Margin - %	100%	100%	0%	0.0%

As the ship management services is providing management services, it does not incur any material or labour charges and hence there is no cost of sales.

Others

	For The Financial Years Ended December 31,
	2023	2022	Variance – Inc (Dec)
	$’000	$’000	$’000%

Revenue	-	80	(80)	(100.0)%
Cost of Sales	-	336	336	(100.0)%

Gross Profit (Loss)	-	(256)	(256)	(100.0)%

Gross Profit (Loss) Margin - %	0.0%	-ve Margin	-ve Margin

This comprised of sale of fresh water which has been discontinued as it was unable to secure sufficient external revenue to sustain the operating cost of the water barge, and hence it is more efficient to have the water barge converted into an oil vessel to support the growth in our oil bunkering operation.

Selling & Marketing Expenses

The selling & marketing expenses comprise of marketing travelling and entertainment expenses incurred by the sales and marketing team. The increase from $0.07 million in FY2022 to $0.10 million was due to increase in the volume bunkered despite the drop in revenue which was resulted from drop in cargo prices.

65

General & Administrative Expenses

The general & administrative expenses which decreased by 10.5% from $5.7 million in FY2022 to $5.1 million in FY2023 comprise of the following:

	For The Financial Years Ended December 31,
	2023	2022	Variance – Inc (Dec)
	$’000	$’000	$’000%

Staff cost	1,806	1,601	205	12.8%
Management fees	487	486	1	0.2%
Directors’ remuneration	460	470	(10)	(2.1)%
Professional fees	415	271	144	53.1%
Leasing licence	300	280	20	7.1%
Vessel deposit written off	273	-	273	>100.0%
Impairment	(5)	1,255	(1,260)	(100.0)%
Others	1,391	1,368	23	1.7%

Total General & Administrative Expenses	5,127	5,731	(604)	(10.5)%

The increase in staff cost by $0.2 million for FY2023 was contributed by the increase in staff force, annual salary adjustments and staff incentive trip that has been resumed after the recovery of the COVID-19 Pandemic during the 2020 to 2022 period.

Management fees are paid to Straits Management Services Sdn Bhd, a related company of our Group within the Straits Group for the provision of overall group management and coordination services, encompassing but not restricted to listing compliance and requirement, group consolidation and reporting, corporate governance, corporate secretarial, corporate finance, corporate banking, internal audit, accounting, market and public relations to the subsidiaries of our Company.

The lower directors’ remuneration for FY2023 was due to the expense of FY2021’s 13th month salary into for FY2022 instead of FY2021.

Professional fees include statutory audit fees, tax fees, corporate secretarial fees, and legal fees. The increase in professional fees for FY2023 was due to legal fees amounting to approximately $62,000 incurred for securing an additional RM35.0 million in trade facilities from a local financial institution, and $52,000 for advisory fees on an intended listing exercise in FY2021.

Corporations incorporated under Labuan Companies Act 1990 are required to pay an annual leasing license fee of $20,000 to Labuan Financial Services Authority (“LFSA”). The increase of $20,000 in FY2023 is for licence fees paid to transfer M.T. Escolar from Tumpuan Megah to its existing wholly owned subsidiary, Escolar Asia Ltd which require a registration with LFSA.

We had paid a deposit of approximately $273,000 in FY2020 for the purchase of a vessel. However, the deposit was written off during FY2023 as the vendor is uncontactable after the COVID-19 Pandemic, while the vessel was not maintained and is in a deplorable condition now. We have now taken the necessary action in our attempt to recover the deposit paid.

An impairment of approximately $1.26 million was made on the trade debts due from Sapura Offshore Sdn Bhd, Sapura Subsea Services Sdn Bhd, and Sapura Geosciences Sdn Bhd in FY2022 as these receivables are currently undergoing a debt restructuring exercise which is pending court judgment.

Depreciation

Depreciation represents the annual depreciation on the cost of Group’s fleet of 15 vessels, dry-dock cost, tools, office equipment, computer hardware and software, motor vehicles, real property and furniture and fittings. The increase in depreciation by $1.3 million in FY2023 was contributed by dry-docking cost incurred during the year coupled with the full year effect of vessel acquired and dry-docking cost incurred in FY2022.

Other Income (Expenses)

Interest Income

Interest income arises from approximately $588,000 which consist of principal sums approximating $130,000 and $434,000 placed with Tumpuan Megah’s lender bank as a term deposit and in a designated current account respectively, and cumulative interest profit of approximately $24,000 earned thereon from the lender bank, as one of the securities pledged for trade facilities granted to Tumpuan Megah.

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Sundry Income

This comprise of:

	For The Financial Years Ended December 31,
	2023	2022	Variance – Inc /(Dec)
	$’000	$’000	$’000%

Gain (Loss) on foreign exchange
~ Realised	509	1,005	(496)	(49.4)%
~ Unrealised	2,473	(220)	2,693	>100.0%
Cancellation fees	230	-	230	100.0%
Fair value adjustments	46	(146)	192	(>100.0)%
Miscellaneous income	63	66	(3)	(4.5)%

Total Other Income (Expense)	3,321	705	2,616	>100.0%

Our business activities are substantially denominated in USD, while our assets and liabilities are denominated in our functional currency. We currently do not have a foreign currency hedging policy as the USD generated from our revenue is sufficient to cover our USD purchases. However, we continue to monitor our foreign exchange exposure and will consider hedging significant foreign currency exposure should the need arise. In the current state of RM weakening against the USD, we had recorded a higher net foreign currency gain of $3.0 million for FY2023 as compared to $0.8 million for FY2022.

Cancellation fees are received from customers who has cancelled their purchase of oil cargo.

A fair value adjustment of approximately $146,000 was made in FY2022 on a debt due from the vendor of Tumpuan Megah. The debt relates to legal fees for a legal case involving Tumpuan Megah prior to the acquisition of Tumpuan Megah by Straits in 2018. The debt currently stood at approximately $1.47 million of which $773,816 is being repaid through a repayment plan spanning a period beyond 12 months commencing from April 2023 till March 2027. Approximately $0.05 million of this impairment has been written back in FY2023 following subsequent payment from the vendor.

Interest Expense

Interest expense include interest on Tawarruq Working Capital Financing-i granted to Tumpuan Megah, term loan interest and vessel vendor financing interest. The increase in interest expense in FY2023 was due to increase in the base lending interest rate of its Tawarruq Working Capital Financing-i by 25% basis points from 8.00% to 8.25%.

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Provision For Income Taxes

Cayman Islands

Our Company was incorporated in Cayman Islands. Under the current tax laws of Cayman Islands, we are not subject to income, corporation or capital gains tax, and no withholding tax is imposed upon the payment of dividends.

Malaysia

Profits of Malaysian corporations incorporated under the Companies Act 2016 are subject to the prevailing corporate income tax rate of 24%, and this is applicable to SMF and Tumpuan Megah.

For corporations incorporated under the Labuan Companies Act 1990, that individually own each of our 15 vessels, their audited net profits are subject to the prevailing corporate income tax rate of 3%.

Singapore

For Singapore incorporated corporations, their prevailing corporate income tax rate is at 17% with the following partial tax exemption on its chargeable income:

1.	75% of its first chargeable income of SGD10,000; and
2.	50% of its next chargeable income of SGD190,000.

With the aforementioned, our Group’s effective tax rate for FY2023 was 20.7%, while the tax credit for FY2022 was due to the crystallisation of deferred tax liabilities arising from assets controlled transfer to Labuan companies.

	For The Financial Years Ended December 31,
	2023	2022	Variance – Inc (Dec)
	$’000	$’000	$’000%

Current Income Tax
Based on result for the year	698	881	(183)	(20.8)%
Under-provision in prior years	168	12	156	>100.0%
	866	893	(27)	(3.0)%

Deferred Tax
Reversal of temporary differences	(88)	(973)	885	(90.9)%
Under (Over) provision in prior years	(4)	71	(75)	>100.0%
	(92)	(902)	810	89.7%

Income Tax Expense (Credit) For The Year	774	(9)	783	>100.0%

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Liquidity & Capital Resources

Apart from numerous private placements raised by our ultimate holding company, Straits, our primary source of liquidity has been funded via the working capital trade financing from financial institutions, suppliers credit financing and cash generated from business operation, which historically been sufficient to meet our working capital and capital expenditure requirements.

We believe that our existing cash resources, anticipated cashflow from operations, anticipated cash raised from financings together with net proceeds from pre-IPO investors and this public offering will be sufficient to meet and fund our anticipated operation working capital and capital expansion requirements for the next 12 months from the date of this prospectus.

The amount of proceeds to be utilised for our operation and expansion plans will also depend on the amount of cash generated from our operation and strategic decisions we may make that could alter our expansion plans and the amount of funding required for such plans.

Nevertheless, we can increase our cash reserves and enhance our liquidity position for future expansion plans through possible additional capital raising by both our Group and its ultimate holding company through issuing additional equity or debt securities or credit facilities from financial institutions. Such issuance of additional equity in our Company would result in a dilution to our shareholders, while incurrence of indebtedness would increase fixed obligations and bring along operating covenants that would restrict our operations.

In our efforts to support a sustainable growth over the last few years, we have approached and increased our panel of financiers. As at the date of this prospectus, the available credit facilities from these financiers are as follow:

	Approved On	Financial Institution	Additional Approved Limit	Approved Combined Limit
			RM’000	RM’000	$’000
Banking Facilities From MBSB Bank Berhad (formerly known as Asia Finance Bank Berhad)
1	December 21, 2016	Obtain the trade facilities from Asia Finance Bank Berhad	37,000	37,000	8,035
2	January 9, 2019	Obtain the Tawarruq Working Capital Financing-i to retire the trade facility from Asia Finance Bank Berhad	3,500	40,500	8,795
3	April 24, 2020	Increase in limit (during COVID-19 Pandemic period)	44,500	85,000	18,458
4	April 5, 2022	2nd increase in limit	45,000	130,000	28,230
5	January 30, 2024	3rd increase in limit	130,000	260,000	56,460

Banking Facilities From Bank Islam Malaysia Berhad
1	August 23, 2023	Drawdown in March 2024	130,000	130,000	28,230

Banking Facilities From Bank Kerjasama Rakyat Malaysia Berhad
1	October 25, 2023	Drawdown in January 2024	35,000	35,000	7,600

	TOTAL FACILITIES			425,000	92,290

Based on the assessment carried out, the Group’s net current liabilities position is mainly attributable to the usage of short-term financing facilities to facilitate acquisition of the Group’s vessels which will be fully settled in FY2025. In the assessment of the Group’s liquidity and financial position, the Directors evaluated and considered the following:-

●	Based on the assessment of the high utilisation rate of the Group’s Tawarruq working capital financing facility and the good payment track record to its suppliers, the Directors foresee that the Tawarruq working capital financing facility amounting to approximately $24.1 million (2022: $25.2 million) as at December 31, 2023 and the existing suppliers purchasing limit of $31.1million (2022: $21.3 million) with the credit terms of 15 to 30 days will be rolled over and continued to be made available respectively for the next 12 months from the reporting date.

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●	As at December 31, 2023, the Group has undrawn new working capital financing facilities amounting to $36.0 million (2022: $2.0 million) to support any potential cash shortfall and subsequent to financial year end obtained an additional $28.2 million working capital financing facility to ensure that the Group has financial flexibility to support its operational needs.

Based on assessment above, the Directors of the Company are of the view that the liquidity position of the Group is manageable and they do not foresee any significant liquidity risk or material uncertainty exist that may cast significant doubt about the Group’s ability to meet its financial obligations for at least twelve months from the reporting date.

As at December 31, 2023, our cash and cash equivalents were approximately $4.8 million, comprising primarily in cash and bank balances.

Cash Flows & Working Capital

The consolidated cash flows data for FY2023 and FY2022 are as:

Cash Flows

	For The Financial Years Ended December 31,
	2023	2022
	$’000	$’000

Net Cash Provided By Operating Activities	654	518
Net Cash Used In Investing Activities	(3,148)	(6,605)
Net Cash (Used In) Provided By Financing Activities	(2,489)	8,046
Net (Decrease) Increase Of Cash & Cash Equivalents	(4,983)	1,959
Effect of foreign currency translation on cash & cash equivalents	(1,456)	(891)
Cash At Beginning Of Year	11,269	10,201
Cash At End Of Year	4,830	11,269

Operating Activities

Our cash inflow from operating activities was principally from collections of revenue. Our cash outflows used in operating activities was principally for payment of oil cargo purchased, operating expenses, staff cost and general administrative expenses.

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The net cash provided by operating activities for FY2023 was $0.65 million, marginally higher by $0.15 million from FY2022, after adjusting for non-cash items which includes:

(i)	$4.3 million in depreciation charges for FY2023 ($3.0 million for FY2022). The increase in depreciation charges was due to additional capital expenditure incurred during the year and the full effect of previous year’s capital expenditure incurred, as disclosed under the investing activities’ cash flow below; and

(ii)	Reversal of deferred tax as the vessels were transferred from Tumpuan Megah to the respective Labuan companies as part of its risk management strategy and practices. The higher amount of reversal in FY2022 as compared to FY2023 was due to 4 vessels were transferred in FY2022 against 1 vessel in FY2023.

Meanwhile, the changes in FY2023 working capital were mainly attributable by the following operating assets and liabilities:

(i)	Increase in accounts receivable by $15.6 million as we extended our credit terms to garner higher cargo volume bunkered despite the drop in overall revenue which was due to lower global cargo prices. (decrease by $3.8 million in FY2022);

(ii)	The conversion of a water barge into a bunker vessel and cessation of the chartering out of a vessel in FY2023 to meet increasing fuel cargo demand have enable us to increase our inventory holding by $6.0 million;

(iii)	Increase in other receivables and current assets by $9.5 million was substantially due to advance payment amounting to $6.2 million in anticipation of higher demand by customers subsequent to year end. There was a further $2.2 million pledged to a supplier for an additional $7.0 million in credit limit and $0.6 million in deferred IPO expenses; and

(iv)	Increase in accounts payable by $19.3 million is in line with the increase of 54.0% (approximately $24.0 million) sales in the month of December 2023 as compared to the month of December 2022.

Investing Activities

Our cash flows used in investing activities was mainly for carrying out our periodic dry-dock activities which amounted to $3.1 million in FY2023 ($3.5 million in FY2022). In FY2022, we had acquired a leasehold property and a vessel at $0.8 million and $2.3 million respectively. The dry-dock activities are necessary to maintain our fleet of vessels in good performing conditions to ensure smooth bunkering operation apart from complying with the strict and stringent operation procedures and requirements of our suppliers and loading terminals. These spendings are financed by our internally generated funds.

Financing Activities

Our cash flows used in financing activities amounting to $2.7 million for FY2023 ($2.9 million for FY2022) was mainly to repay our vessel vendors who had provided us vendor financing borrowing in our acquisition of their vessels. These were financed by our reserves, related party and additional working capital financing from financial institution. In FY2022 we have secured additional working capital financing up to $9.8 million of which $9.2 million has been utilized during the year. Subsequent to the year ended December 31, 2023 we have secured a further working capital financing of $28.2 million to meet our working capital needs. We had also secured a property loan amounting to $0.6 million to partially finance the leasehold property acquired as disclosed under investing activities’ cash flow above.

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Analysis Of Items With Major Changes On The Consolidated Balance Sheets As At December 31, 2023 and 2022

	December 31, 2023	December 31, 2022
	$’000	$’000

ASSETS
Current Assets
Cash & cash equivalents	4,830	11,269
Accounts receivable, net	22,552	7,410
Inventory, net	15,811	10,270
Due from related parties	3,802	3,357
Other receivable and current assets	24,201	15,403
Total Current Assets	71,196	47,709
Non-Current Assets
Property, plant and equipment, net	33,173	34,181
Investment	4	-
Operating lease right of use asset	22	44
Total Non-Current Assets	33,199	34,225
TOTAL ASSETS	104,395	81,934

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current Liabilities
Accounts payable and accrued expenses	52,268	27,959
Other payables	1,620	1,585
Short-term loans	24,104	25,199
Due to related parties	523	382
Taxes payable	109	473
Operating lease liabilities – current portion	21	22
Long-term debt payable – current portion	2,910	3,046
Finance lease payable – current portion	10	16
Total Current Liabilities	81,565	58,682
Non-Current Liabilities
Deferred tax liabilities – non-current portion	-	96
Operating lease liabilities – non-current portion	2	24
Long-term debt payable – non-current portion	553	3,091
Finance lease payable – non-current portion	65	1
Total Non-Current Liabilities	620	3,212
Total Liabilities	82,185	61,894

Shareholders’ Equity
Common stock, par value $0.001 per share; 50,000,000 shares authorized; 20,000,000 shares issued and outstanding at December 31, 2023 and 2022, respectively	2	2
Additional paid-in capital	8,114	10,790
Retained profit	7,340	5,344
Accumulated other comprehensive profit (loss)	1,989	(28)
Total Equity Attributable To Shareholders of our Company	17,445	16,108
Non-Controlling Interest	4,765	3,932
Total Equity	22,210	20,040
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	104,395	81,934

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Cash & Cash Equivalents

This represents cash in hand and at bank, including fixed deposits placed with banks and pledged for banking facilities.

Inventory

Inventory consist of marine gas oil and low sulfur fuel oil which are oil cargo for sale to generate revenue, and bunker own use which are for the vessel operation consumption. The vessels primarily uses marine gas oil as its bunker.

Due From (To) Related Parties

This represents the transaction that have occurred in the ordinary course of business and also the advances provided from/ (to) related parties for the purpose to support our Group’s operational activities.

Other Receivables & Current Assets

These included the advance payment and deposit paid for the suppliers for trade purpose. The deposits paid to suppliers are pledged for the purpose of obtaining purchases credit limit and is only refundable to the Company in the event the credit limit is terminated or to offset against any outstanding amount due to the suppliers.

Property, Plant & Equipment

Property, plant and equipment, net decreased by $1.0 million, or approximately 2.9% to $33.2 million as of December 31, 2023 from $34.2 million as of December 31, 2022. The decrease in value of properties, plant and equipment was driven by the increased depreciation and amortization costs, which exceeded in the investment in new property, plant and equipment.

Account Payable And Accrued Expenses

Account payable, net increased by $24.3 million, or approximately 86.9% to $52.3 million as of December 31, 2023 from $28.0 million as of December 31, 2022. The increase in account payable value mainly relates to delaying paying the payable invoice for the expansion of operation.

Long Term Liabilities

Our long term liabilities represented on the long-term debt for the financing of leasehold property, vessels and motor vehicles.

Operating Lease Liabilities

Our operating lease liabilities represented the current portion of the operating lease of our Johor Bahru and Labuan offices and were reduced as lease payments were made and remained stable.

Capital Expenditures

We had a capital expenditure of $3.1 million and $6.6 million for FY2023 and FY2022 respectively. These were financed through fundings generated from operations.

Capital Commitments

As at December 31, 2023, there is no material capital expenditures or purchase commitment to acquire vessels. Should there arise a need to expand the existing fleet of vessels, we will seek financing from financial institutions or vendors of vessels with extended long term payment schedule.

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Financial Results For The Six Months Ended June 30, 2024 and 2023

The following table summarizes our unaudited interim condensed and consolidated results of operations for the periods presented. This information should be read together with our unaudited interim condensed and consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

	For the Six Months Ended June 30,
	2024	2023	Variance – Inc (Dec)
	$’000	$’000	$’000	%

Revenue	357,525	262,506	95,019	36.2%
Cost of Sales	351,979	256,371	95,608	37.3%
Gross Profit	5,546	6,135	(589)	(9.6)%

Operating Expenses
Selling & Marketing Expenses	47	31	16	50.3%
General & Administrative Expenses	3,061	2,333	728	31.2%
Depreciation	2,305	2,052	253	12.3%
Total Operating Expenses	5,413	4,416	997	22.6%

Income From Operations	133	1,719	(1,586)	(92.3)%
Other Income (Expense)
Interest Income	29	7	22	>100.0%
Sundry Income	3,229	1,291	1,938	>100.0%
Interest Expense	(1,987)	(1,123)	(864)	76.9%
Total Other Income	1,271	175	1,096	>100.0%

Income Before Income Tax	1,404	1,894	(490)	(25.9)%
Income Tax Expense (Benefit)	277	353	(76)	(21.5)%

Net Income	1,127	1,541	(414)	(26.9)%
Income Attributable To Non-Controlling Interest	287	567	(280)	(49.4)%

Net Income Attributable To Controlling Interest	840	974	(134)	(13.8)%

Other Comprehensive Income:
Net Income	1,127	1,541	(414)
Other Comprehensive Income
Foreign currency translation Income (Loss)	(248)	(39)	(209)

Total Comprehensive Income	879	1,502	(623)

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Revenue

Our Group’s revenue comprise of bunkering services, vessel chartering services and ship management services as tabulated below:

	For the Six Months Ended June 30,
	Total Revenue		Inter-Segment Revenue		Revenue from External Customers
	2024	2023	2024	2023	2024	2023	Variance – Inc (Dec)
	$’000	$’000	$’000	$’000	$’000	$’000	$’000%
Analysis By Segment :
Bunkering services	357,350	261,279	-	-	357,350	261,279	96,071	36.8%
Vessel chartering services	3,486	4,375	3,486	3,333	-	1,042	(1,042)	(100.0)%
Ship management services	965	938	790	753	175	185	(10)	(5.4)%

Total Revenue	361,801	266,592	4,276	4,086	357,525	262,506	95,019	36.2%

Overall Review

Our Group’s overall revenue for 6M2024 has increased by 36.2% or approximately $95.0 million to $357.5 million from $262.5 million achieved in 6M2023 due to increase in contribution from the bunkering service segment, as it contributed more than 99% of our Group’s revenue. The increase in revenue from the bunkering services segment in the 6M2024 was primarily attributable to the increased in volume of cargo bunkered by 35.2% to approximately 540,000 mt from 400,000 mt.

Bunkering Services

The increase in the bunkering services revenue by $96.1 million to $357.4 million for 6M2024 from $261.3 million in 6M2023 was substantially attributable by the increase in the volume of cargo bunkered by 35.2%.

This was due to availability of higher vessel capacity in 6M2024 as compared to 6M2023 in which one vessel was previously chartered to a third party.

Vessel Chartering Services

Our Group has temporarily discontinued its vessel chartering services to third party when the chartering contract expired in July 2023 by redeploying the chartered vessel to its bunkering fleet of vessels to meet its oil bunkering operation growing needs. Therefore, no vessel chartering services revenue for 6M2024 as compared to 6M2023.

Ship Management Services

Our ship management services with its complete team of qualified professional mariners also manages third party vessels, including tugboats used in the port and STS operations that are owned by other subsidiaries within the Straits Group, which are out of our Group.

The marginal decrease in the revenue of ship management services for 6M2024, is primarily attributable to a one-off major repair work for a related party’s tugboat that took place during the corresponding period in year 2023.

Cost Of Sales

Our cost of sales represents direct expenses incurred to generate revenue. Such cost incurred are recorded and accrued for as incurred. Cost of sales comprise primary of oil cargo, with other bunkering operation cost such as bunker own used, port charges, crew wages and consumables, transport cost and agency fees, together with vessel operation related cost, such as vessel consumables and insurance, general upkeep and repair cost.

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	For the Six Months Ended June 30,
	2024	2023	Variance – Inc (Dec)
	$’000	$’000	$’000%

Oil cargo sold	343,994	249,350	94,644	38.0%
Bunker own used	2,136	2,032	104	5.1%
Crew wages	1,767	1,718	49	2.9%
Other operating cost	4,082	3,271	811	24.8%

Total Cost Of Sales	351,979	256,371	95,608	37.3%

Our overall cost of sales has increased by 37.3%, or approximating $95.6 million to $351.9 million for 6M2024 from $256.4 million for 6M2023 in tandem with increased in the volume of cargo bunkered during 6M2024. The cost of sales accounted for 98.4% and 97.7% of our total revenue for 6M2024 and 6M2023 respectively. The increase of 0.7% in the cost of sales was attributable to the increased in vessel maintenance cost and the bunkering loading cost during 6M2024.

The cost of sales by segments are as follow:

	For the Six Months Ended June 30,
	2024	2023	Variance – Inc (Dec)
	$’000	$’000	$’000%

Bunkering services	351,979	255,999	95,980	37.5%
Vessel chartering services	-	372	(372)	(100.0)%
Ship management services	-	-	-	0.0%

Total Cost Of Sales	351,979	256,371	95,608	37.3%

Gross Profit and Gross Profit Margin

Overall

	For the Six Months Ended June 30,
	2024	2023	Variance – Inc (Dec)
	$’000	$’000	$’000%

Revenue	357,525	262,506	95,019	36.2%
Cost of Sales	351,979	256,371	95,608	37.3%

Gross Profit	5,546	6,135	(589)	(9.6)%

Gross Profit Margin - %	1.6%	2.3%	(0.7)%	(30.4)%

As a result of the foregoing, we recorded an overall 9.6% decrease in gross profit, equivalent to $0.6 million to $5.5 million for 6M2024 from $6.1 million in 6M2023.

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Bunkering Services

	For the Six Months Ended June 30,
	2024	2023	Variance – Inc (Dec)
	$’000	$’000	$’000%

Revenue	357,350	261,279	96,071	36.8%
Cost of Sales	351,698	255,999	95,699	37.4%

Gross Profit	5,652	5,280	372	7.0%

Gross Profit Margin - %	1.6%	2.0%	(0.4)%	(20.0)%

Total Metric Tonne Sold – mt	539,322	398,890	140,432	35.2%

Average Gross Profit/Metric Tonne - $/mt	$10.48	$13.24	$(2.76)	(20.8)%

The average gross profit per mt of oil cargo sold had decreased by approximately 20.8%, equivalent to $2.76 per mt to $10.48 in 6M2024 from $13.24 in 6M2023 as we continue to competitively price our cargo to complement our marketing effort to penetrate new markets to increase our customer base.

Additionally, our gross profit margin decreased by 0.4% to 1.6% in 6M2024 from 2.0% in 6M2023 was attributable to the higher operation and maintenance cost incurred for our fleet of bunkering vessels in line with the increase in our bunkering activities in FY2024. Besides, our bunkering loading cost increased compared to the cost for the corresponding prior period. This was primarily due to shifting in our sourcing strategy as one of our key local suppliers in Malaysia limited its supply availability to our company. As a result, we were required to source bunkering fuel from an alternative supplier whose loading terminal located in Singapore. Loading fuel at the Singapore terminal incurred higher costs compared to our usual local terminal in Malaysia. This resulted in an increase of our overall bunkering services cost of sales for the 6M2024.

Vessel Chartering Services

	For the Six Months Ended June 30,
	2024	2023	Variance – Inc (Dec)
	$’000	$’000	$’000%

Revenue	-	1,042	(1,042)	(100.0)%
Cost of Sales	-	372	(372)	(100.0)%

Gross Profit	-	670	(670)	(100.0)%

Gross Profit Margin - %	NA	64.3%	NA	NA

The Group had redeployed the chartered vessel to our bunkering fleet of vessels to meet our growing bunkering services.

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Ship Management Services

	For the Six Months Ended June 30,
	2024	2023	Variance - Inc (Dec)
	$’000	$’000	$’000%

Revenue	175	185	(10)	(5.4)%
Cost of Sales	-	-	-	0.0%

Gross Profit	175	185	(10)	(5.4)%

Gross Profit Margin - %	100.0%	100.0%	0.0%	0.0%

As the ship management services is providing management services, it does not incur any material or labor charges and hence there is no cost of sales.

Selling & Marketing Expenses

The selling & marketing expenses comprise of marketing travelling and entertainment expenses incurred by the sales and marketing team. The slight increase from $0.03 million in 6M2023 to $0.04 million in 6M2024 was due to increase in the volume bunkered.

General & Administrative Expenses

The general & administrative expenses which increased by 31.2% from $2.3 million in 6M2023 to $3.1 million in 6M2024 comprise of the following:

	For the Six Months Ended June 30,
	2024	2023	Variance – Inc (Dec)
	$’000	$’000	$’000%

Staff cost	950	934	16	1.7%
Management fees	91	197	(106)	(53.8)%
Directors’ remuneration	224	230	(6)	(2.6)%
Professional fees	353	125	228	>100%
Leasing licence	160	157	3	1.9%
Rent expenses	21	52	(31)	(59.6)%
Loss on foreign exchange translation	9	1	8	>100%
Others	1,253	637	616	96.7%

Total General & Administrative Expenses	3,061	2,333	728	31.2%

The increase in staff cost by $0.01 million for 6M2024 was contributed by the increase in staff force.

Management fees are paid to a related company, Straits Management Services Sdn Bhd for the provision of overall group management and coordination services, encompassing but not restricted to listing compliance and requirement, group consolidation and reporting, corporate governance, corporate secretarial, corporate finance, corporate banking, internal audit, accounting, market and public relations to the subsidiaries of our Company. The decrease in management fee is mainly attributable to the decrease in management fee charged by Pan Management Services Ltd (“Pan Management”). Pan Management had ceased charging management fees to the vessel companies since January 1, 2024. The management fee charged by Pan Management was $nil and $113,537 for the six months period ended June 30, 2024 and 2023 respectively.

Professional fees include statutory audit fees, tax fees, corporate secretarial fees, and legal fees. The increase in professional fees for 6M2024 was due to legal fees amounting to approximately $236,000 incurred for securing an additional $53.0 million in trade facilities from local financial institutions.

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Corporations incorporated under Labuan Companies Act 1990 are required to pay an annual leasing license fee of $20,000 to Labuan Financial Services Authority (“LFSA”). For 6M2024, the marginal increase of $3,000 in annual leasing license fee is attributable to M.T. Escolar obtaining its leasing license in March 2023. As a result, the leasing license fee for the corresponding period in 2023 was lower.

Other administrative costs increased by $0.6 million, primarily due to higher bank charges, stamping fees and late payment charges incurred in 6M2024. Bank charges increased by approximately $77,000, mainly as a result of issuing a $4.2 million bank guarantee for a supplier. Additionally, stamping fees increased by around $14,000, primarily reflecting the cost of stamping bank facility agreements for new facilities totaling $53.0 million granted during the period. The stamping fee for another new trade financing facilities drawdown during the period approximately of $9.0 million was paid in prior year amounting to $35,452. The late payment charges incurred approximately of $0.5 million on the overdue outstanding debts. The late payment charges were incurred early in 2024 prior to the securing of the additional trade financing facilities. After the drawdown of these facilities, which we used to repay overdue outstanding debts, no further late payment charges were incurred.

Depreciation

Depreciation represents the annual depreciation on the cost of Group’s fleet of 15 vessels, dry-dock cost, tools, office equipment, computer hardware and software, motor vehicles, real property and furniture and fittings. The increase in depreciation by $0.2 million in 6M2024 was contributed by dry-docking cost incurred during the period.

Other Income

Interest Income

The total sum of $29,000 interest income was derived from principal sums approximating $127,000 and $1.6 million placed with Tumpuan Megah’s lender banks as a term deposit and in a designated current account respectively. Interest income arises from approximately $22,000 in 6M2024 mainly due to additional $1.2 million placed by Tumpuan Megah as security for additional trade facilities granted in the current period.

Sundry Income

This comprise of:

	For the Six Months Ended June 30,
	2024	2023	Variance – Inc (Dec)
	$’000	$’000	$’000%

Gain (Loss) on foreign exchange
~ Realised	4,765	(114)	4,879	>100%
~ Unrealised	(1,555)	1,160	(2,715)	(234.0)%
Gain on disposal of fixed assets	(0)	16	(16)	(100.0)%
Miscellaneous income	19	229	(210)	(91.7)%

Total Other Income	3,229	1,291	1,938	>100%

Our business activities are substantially denominated in USD, while our assets and liabilities are denominated in our functional currency. We currently do not have a foreign currency hedging policy as the USD generated from our revenue is sufficient to cover our USD purchases. However, we continue to monitor our foreign exchange exposure and will consider hedging significant foreign currency exposure should the need arise. During the periods under review, the currency weakening of RM against USD, we had recorded a higher net foreign exchange currency gain of $3.2 million for 6M2024 as compared to $1.0 million in the corresponding period in 2023.

Interest Expense

Interest expense include interest on trade facilities granted to Tumpuan Megah, term loan interest and vessel vendor financing interest. The increase in interest expense for approximately $0.8 million in 6M2024 was due to additional utilization of trade facilities granted by Tumpuan Megah of $62.0 million. The increased in utilization of the trade facilities by Tumpuan Megah resulted higher interest cost incurred in 6M2024 as compare to the corresponding period in 2023. The trade facilities bear an interest rate of between 5.82% - 8.25% (2023: 8.00% to 8.25%) per annum.

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Provision For Income Taxes

Cayman Islands

Our Company was incorporated in Cayman Islands. Under the current tax laws of Cayman Islands, we are not subject to income, corporation or capital gains tax, and no withholding tax is imposed upon the payment of dividends.

Malaysia

Profits of Malaysian corporations incorporated under the Companies Act 2016 are subject to the prevailing corporate income tax rate of 24%, and this is applicable to SMF and Tumpuan Megah.

For corporations incorporated under the Labuan Companies Act 1990, that individually own each of our 15 vessels, their audited net profits are subject to the prevailing corporate income tax rate of 3%.

Singapore

For Singapore incorporated corporations, their prevailing corporate income tax rate is at 17% with the following partial tax exemption on its chargeable income:

1.	75% of its first chargeable income of SGD10,000; and
2.	50% of its next chargeable income of SGD190,000.

With the aforementioned, our Group’s effective tax rate for 6M2024 and 6M2023 was 19.7% and 18.7% respectively.

	For the Six Months Ended June 30,
	2024	2023	Variance – Inc (Dec)
	$’000	$’000	$’000%

Current Income Tax
Based on result for the period	277	353	(76)	(21.5)%

Cash Flows & Working Capital

The consolidated cash flows data for 6M2024 and 6M2023 are as:

	For the Six Months Ended June 30,
	2024	2023
	$’000	$’000

Net Cash (Used in) Provided By Operating Activities	(42,896)	8,992
Net Cash Used In Investing Activities	(1,942)	(2,022)
Net Cash Provided By (Used In) Financing Activities	45,136	(9,310)
Net Increase (Decrease) Of Cash & Cash Equivalents	298	(2,340)
Effect of foreign currency translation on cash & cash equivalents	860	(914)
Cash At Beginning Of Period	4,830	11,269
Cash At End Of Period	5,988	8,015

Operating Activities

Our cash inflow from operating activities was principally from collections of revenue. Our cash outflows in operating activities were used for payment of oil cargo purchased, operating expenses, staff cost and general administrative expenses.

The net cash used in operating activities for 6M2024 was $42.9 million after adjusting for non-cash items which includes $2.3 million in depreciation charges. The increase in depreciation charges was due to additional capital expenditure incurred during the period.

Meanwhile, the changes in 6M2024 working capital were mainly attributable by the following operating assets and liabilities:

(i)	Decrease in accounts receivable by $2.3 million as we had established a repayment installment agreement with a customer for his repayment of the outstanding balance and hence leading to reduction in account receivables;

(ii)	The decrease in inventory was mainly due to the increase in the volume cargo bunkered, resulting a lower inventory level at period end;

(iii)	Increase in other receivables and current assets by $5.7 million was substantially due to advance payment amounting to $3.3 million in anticipation of higher demand by customers in coming months. There was a further $1.2 million pledged to a supplier for an additional $7.0 million in credit limit and $0.6 million in deferred IPO expenses;

(iv)	Decrease in accounts payable by $29.7 million as payment to suppliers were made through trade financing facilities which had increased by $46.5 million; and

(v)	Increase in due from related parties by $4.5 million was attributable to working capital advances to related parties.

Investing Activities

Our cash flows used in investing activities was mainly for carrying out our periodic dry-dock activities which amounted to $1.8 million in 6M2024 ($2.8 million in 6M2023).

Financing Activities

Our cash flows provided by financing activities amounting to $45.1 million for 6M2024 ($9.3 million used in financing activities in 6M2023) was mainly from the drawdown of trade financing facilities from the local financial institutions to repay our payables and our vessel financing vendors who had provided us vendor financing borrowing in our acquisition of their vessels. The net drawdown and repayment to the borrowings was approximately of $45.3 million during 6M2024.

Liquidity & Capital Resources

Apart from numerous private placements raised by our ultimate holding company, Straits, our primary source of liquidity has been funded via the working capital trade financing from financial institutions, suppliers credit financing and cash generated from business operation, which historically been sufficient to meet our working capital and capital expenditure requirements.

We believe that our existing cash resources, anticipated cashflow from operations, anticipated cash raised from financings together with net proceeds from pre-IPO investors and this public offering will be sufficient to meet and fund our anticipated operation working capital and capital expansion requirements for the next 12 months from the date of this prospectus.

The amount of proceeds to be utilised for our operation and expansion plans will also depend on the amount of cash generated from our operation and strategic decisions we may make that could alter our expansion plans and the amount of funding required for such plans.

Nevertheless, we can increase our cash reserves and enhance our liquidity position for future expansion plans through possible additional capital raising by both our Group and its ultimate holding company through issuing additional equity or debt securities or credit facilities from financial institutions. Such issuance of additional equity in our Company would result in a dilution to our shareholders, while incurrence of indebtedness would increase fixed obligations and bring along operating covenants that would restrict our operations.

Based on the assessment carried out, the Group’s net current liabilities position is mainly attributable to usage of short term financing facilities to facilitate acquisition of the Group’s vessels which will be fully settled in FY2024. In the assessment of the Group’s liquidity and financial position, the Directors evaluated and considered the following:-

●	Based on the assessment of the high utilisation rate of the Group’s trade financing facility and the good payment track record to its suppliers, the Directors foresee that the trade financing facility amounting to approximately $70.6 million for the six months ended June 30, 2024 (December 31, 2024: $24.1 million) and the existing suppliers purchasing limit of $27.8 million for the period ended June 30, 2024 (December 31, 2023: $30.3 million) with the credit terms of 15 to 30 days will be rolled over and continued to be made available respectively for the next 12 months from the reporting date.

●	The Group’s cash flows forecast for the next 12 months takes into account the expected revenue growth rates, market fuel oil prices, customer collection trend and continue availability of credit facilities from suppliers and financial institutions. The Group expects to be able to generate sufficient internal cash flows from operations for the next 12 months from the reporting date to meet its operational and financing needs as and when they fall due.

Based on assessment above, the Directors of the Company are of the view that the liquidity position of the Group is manageable and they do not foresee any significant liquidity risk or material uncertainty exist that may cast significant doubt about the Group’s ability to meet its financial obligations for at least twelve months from the reporting date.

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Analysis Of Items With Major Changes On The Consolidated Balance Sheets As At June 30, 2024 and December 31, 2023

TMD Energy Limited

Condensed and Consolidated Balance Sheets

As of June 30, 2024 and December 31, 2023

	June 30, 2024 $’000 Unaudited	December 31, 2023 $’000 Audited
ASSETS
Current Assets
Cash and cash equivalents	$5,988	$4,830
Accounts receivable, net	20,183	22,552
Inventory, net	12,477	15,811
Advances to suppliers	1	-
Due from related parties	2,976	3,802
Other receivables and current assets	29,992	24,201
Total Current Assets	71,617	71,196
Non-Current Assets
Property, plant and equipment, net	32,670	33,173
Investments	85	4
Operating lease right of use asset, net	11	22
Total Non-Current Assets	32,766	33,199
Total Assets	104,383	104,395

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	10,768	52,268
Other payables	1,722	1,620
Short-term loans	70,650	24,104
Due to related parties	281	523
Taxes payable	3	109
Operating lease liabilities - current portion	12	21
Long-term debt payable - current portion	1,778	2,910
Finance lease payable - current portion	10	10
Total Current Liabilities	85,224	81,565
Non-Current Liabilities
Operating lease liabilities - non-current	-	2
Long-term debt payable	524	553
Finance lease payable	59	65
Total Non-Current Liabilities	583	620
Total Liabilities	85,807	82,185

Shareholders’ Equity
Ordinary share, par value $0.0001 per share; 500,000,000 shares authorized; 20,000,000 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively.	2	2
Additional paid-in capital	4,667	8,114
Retained earnings	11,119	7,340
Accumulated other comprehensive income	1,424	1,989
Total equity attributable to TMD Energy Limited	17,212	17,445
Non-controlling interest	1,364	4,765
Total Equity	18,576	22,210
Total Liabilities and Equity	$104,383	$104,395

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Cash & Cash Equivalents

This represents cash in hand and at bank, including fixed deposits placed with banks and pledged for banking facilities.

Inventory

Inventory consist of marine gas oil and low sulfur fuel oil which are oil cargo for sale to generate revenue, and bunker own use which are for the vessel operation consumption. The vessels primarily use marine gas oil as its bunker.

Due From (To) Related Parties

This represents the transaction that have occurred in the ordinary course of business and also the advances provided from/ (to) related parties for the purpose to support our Group’s operational activities.

Other Receivables & Current Assets

These included the advance payment and deposit paid for the suppliers for trade purpose. The deposits paid to suppliers are pledged for the purpose of obtaining purchases credit limit and is only refundable to the Company in the event the credit limit is terminated or to offset against any outstanding amount due to the suppliers. The advance payment increase is in tandem with the increase of revenue in the six months ended June 30, 2024.

Property, Plant & Equipment

Property, plant and equipment, net decreased by $0.5 million, or approximately 1.5% to $32.7 million as of June 30, 2024 from $33.2 million as of December 31, 2023. The decrease in value of properties, plant and equipment was due to increase in depreciation and amortization costs, which exceeded in the investment in new property, plant and equipment.

Account Payable And Accrued Expenses

Account payable, net decreased by $41.5 million, or approximately 79.5% to $10.8 million as of June 30, 2024 from $52.3 million as of December 31, 2023. The reduction is primarily due to the utilization of additional trade facilities granted by the local financial institutions to repay the outstanding accounts payable.

Long Term Liabilities

Our long term liabilities represented on the long-term debt for the financing of leasehold property, vessels and motor vehicles.

Operating Lease Liabilities

Our operating lease liabilities represented the current portion of the operating lease of our Johor Bahru and Labuan offices and were reduced as lease payments were made and remained stable.

Capital Expenditures

We had a capital expenditure of $1.8 million and $2.8 million for six months ended June 30, 2024 and 2023 respectively. These are financed through internally generated funds.

Capital Commitments

As at June 30, 2024, there is no material capital expenditures or purchase commitment to acquire vessels. Should there arise a need to expand the existing fleet of vessels, we will seek financing from financial institutions or vendors of vessels with extended long term payment schedule.

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BUSINESS

Overview

We are principally involved in marine fuel bunkering services specializing in the supply and marketing of marine gas oil and marine fuel oil (including high sulfur fuel oil, low sulfur fuel oil and very low sulfur fuel oil), to ships and vessels at sea. We are also involved in the provision of ship management services for in-house and external vessels, as well as vessel chartering services.

For our bunkering services, we provide offshore bunkering services which involve STS transfer of marine fuels. We operate in 19 ports across Malaysia, and we operate our own fleet of bunkering vessels to provide STS transfer of marine fuels. The marine fuel we provide to our customers is procured from our suppliers including energy companies, national oil companies, oil traders and oil refineries.

We are currently operating with a fleet of 15 well-maintained bunkering vessels ranging from 540 dwt to 7,820 dwt, of which nine (9) are double bottom and double hull vessels with an average cargo-carrying capacity of approximately 4,200 dwt each. Our comprehensive range of bunkering services caters to various types of seafaring vessels, including container vessels, oil tankers, cruise ships, production, and accommodation work barges such as floating production storage and offloading units and floating storage and offloading units, supply and support vessels such as platform supply vessels and research vessels. Additionally, we provide fueling services to offshore structures such as semi-submersible rigs, jack-up rigs and drillships.

Our customer base is diverse and includes oil and gas companies, shipping companies, maritime transport and logistics companies, charterers, fishing vessels, naval and military vessels, as well as passenger transport vehicles such as cruise ships. We are committed to delivering high-quality marine fuel products and reliable bunkering services to meet the specific requirements of our valued customers in the maritime industry.

Our supporting services include ship management services for in-house and external vessels whereby we will undertake operational management, technical management, and crewing for the vessel. Additionally, we also carry out vessel chartering services in-house and external parties whereby we will charter a vessel to our subsidiaries based on its requirements.

To ensure reliable and timely fuel delivery, we utilize our fleet of bunkering vessels exclusively for our own physical delivery operations. We do not typically charter them out to external parties. This level of control allows us to maintain a high degree of oversight and optimize our operations to meet the specific demands of our customers. The management of our technical ship operations is conducted in-house, which enables us to uphold our standards of customer service. By managing these operations internally, we can ensure that our vessels are well-maintained and operated to the highest standards.

The following table illustrates the breakdown of our revenue for FY2022, FY2023, 6M2023 and 6M2024.

	For The Year Ended December 31,
	2022		2023
	US$’000%		US$’000%
Bunkering services	700,189	99.73	631,608	99.77
Vessel chartering services	1,597	0.23	1,194	0.19
Ship management services	229	0.03	278	0.04
Others	80	0.01	-	-
Total	702,095	100.00	633,080	100.00

	For The Six Months Ended June 30,
	2023		2024
	US$’000%		US$’000%
Bunkering services	261,279	99.5	357,350	99.9
Vessel chartering services	1,042	0.4	-	-
Ship management services	185	0.1	175	0.1
Others	-	-	-	-
Total	262,506	100.00	357,525	100.00

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Our Competitive Strengths

We believe that the following strengths distinguish us from our competitors:

We have established a strong customer base.

Our commitment to delivering quality and reliable services has allowed us to foster strong relationships with our customers. By consistently providing high-quality services and ensuring the reliability of our operations, we have gained the trust and loyalty of our customers. In addition to our operational excellence, we place a strong emphasis on customer support, quick response times, and personalized services. We understand that each customer has unique requirements, and we strive to tailor our services accordingly. This focus on customer satisfaction enhances the overall customer experience and strengthens our relationships with them. Leveraging our successful customer relationships, we believe there are significant opportunities to expand our business and establish additional service centers. Our customers’ trust and loyalty provide a solid foundation for growth and enable us to explore new markets and meet the evolving needs of the maritime industry. As at December 31, 2023, we served 92 customers in our portfolio which include ship owners and operators, shipping lines, logistics and freight companies, as well as oil and gas traders or brokers.

We are able to provide integrated services.

As part of our business model, we establish long-term contractual arrangements with supply sources, including oil refineries, national oil companies, oil traders and energy companies, to secure a consistent supply of marine fuel products thereby ensuring a stable and reliable source of fuel for our customers. We have also invested in establishing our own fleet of bunkering vessels to facilitate the efficient transportation of marine fuel to our customers. Additionally, we have established local servicing ports in Malaysia that oversee and support the logistics of each customer order. This integrated approach allows us to have direct control over the entire process of physically supplying refined marine fuel to end users.

By having direct control and management over our bunkering vessels and delivery schedules, we enhance our ability to provide timely and cost-effective marine fuel services to our customers. This level of control enables us to optimize delivery routes, ensure efficient fuel distribution, and maintain high levels of product quality, service reliability, and fueling safety.

Through our integrated approach, we believe we can provide better service to our customers. By controlling the entire process from procurement to delivery, we can offer streamlined and efficient services that meet our customers’ needs. Our focus on quality, reliability, and safety ensures that our customers receive the highest standard of marine fuel products and services.

We have strong management.

We are led by an experienced management team with a long track record in various aspects of the marine fuel supply and shipping industries, including commercial operations, technical knowledge, management skills, and financial acumen. The management team is led by our Chairman of the Board, Executive Director and Chief Executive Officer, Dato’ Sri Kam Choy Ho, who has over 35 years of experience in the shipping industry. He is supported by our Executive Director, Dato’ Leong Yan Yoong, who has over 30 years of experience in corporate affairs and capital market, and our Chief Financial Officer, Mr. Chee Mun Hoh, who has over 38 years of experience in financial and corporate governance matters.

With their extensive industry knowledge and leadership capabilities, our management team has consistently demonstrated their ability to identify opportunities for growth, make informed decisions, and drive the successful expansion of our operations. Their collective experience and expertise are vital in navigating the complexities of the marine fuel supply and shipping sectors, enabling us to adapt to market dynamics and deliver exceptional services to our customers. We attribute our achievements and growth to the strong leadership and guidance provided by our management team. Their vision, strategic planning, and operational expertise underpin our success as a leading marine fuel services company in Malaysia.

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Our Strategies

Our principal business objective is to strengthen our growth and profitability and further expand our market presence in Southeast Asia such as countries including Indonesia and Singapore. We intend to achieve our goal by adopting the following key strategies:

Expanding our bunkering services – We intend to expand our bunkering services by purchasing an additional secondhand bunkering vessel or purchasing a tanker to store our marine fuels prior to delivery to our customers. By purchasing additional secondhand bunkering vessels, we would be able to service additional ports, which would likely provide opportunities to acquire new customers. We also may explore purchasing additional quantity of marine fuels to maintain our stock, thereby ensuring timely supply to our customers.

Expanding our ship management services – Currently, we are mainly providing ship management services within Straits Group. However, we intend to leverage our experience and knowledge in providing ship management services to increase revenue generation from this business segment by marketing aggressively our offering of ship management services to external parties.

Diversification of fuel offerings and pricing – We currently offer our customers marine fuel oil and marine gas oil. However, with growing environmental concerns, the shipping industry is increasingly embracing greener and more sustainable practices, driven by global environmental regulatory changes. As such, we intend to explore additional types of fuel such as LNG or eco-friendly alternatives such as biodiesel. In line with our Group’s intention to offer eco-friendly alternative fuels, Tumpuan Megah has been certified compliant with the ISCC EU. The ISCC EU certification shows companies have complied with environmental, social, and traceability criteria, and it qualifies said companies for legal recognition under the targets set by European regulations. The certificate also exhibits compliance with requirements established by the EU Renewable Energy Directive (RED II) to classify biofuels as sustainable.

We intend to continue providing our customers with competitive and transparent pricing. As an established marine fuel bunkering service company specializing in the supply and marketing of marine fuel, we can leverage our business scale to enhance our bargaining power with suppliers which allows us to offer our customers competitive pricing while still maintaining profitability. We ensure that we make the pricing information readily available to our customers to foster trust and avoid misunderstandings. Our competitive and transparent pricing will likely enable us to attract new customers, retain existing customers, and compete effectively in the market.

Our Business Model

Bunkering services

Bunkering services is the process of supplying ships with fuel, often referred to as bunkers. Examples of bunkers include low sulfur fuel oil, high sulfur fuel oil, and low sulfur marine gas oil, marine fuel oil, heavy fuel oil, LNG, liquefied petroleum gas, chemical biofuel, ethanol, methanol, ammonia, and hydrogen. Bunkering services can be divided into 2 types, namely onshore bunkering services and offshore bunkering services. Onshore bunkering services involve transferring marine fuels from shore-based facilities to ships. Offshore bunkering services involve STS fuel transfer, often conducted by refueling vessels, barges, or product tankers in harbors, near the shore, or in open waters.

The bunkering services offered by our Group include STS bunkering, submersible bunkering, and semi-submersible bunkering. STS bunkering refers to provision of marine fuel from the bunkering vessel to the recipient vessel. Submersible bunkering refers to provision of marine fuel from the bunkering vessel to submersible oil and gas rigs, which are rigs supported on pontoon-like structures submerged below the sea surface until it rests on the sea floor. Semi-submersible bunkering refers to provision of marine fuel from the bunkering vessel to semi-submersible oil and gas rigs, which are floating rigs supported on pontoon-like structures submerged below the sea surface and usually anchored by a number of anchors.

We provide fueling services to various types of (i) seafaring vessels, including container vessels, cruise ships, accommodation work barges, navy ships, platform supply vessels, and research vessels; and (ii) offshore structures, including semi-submersible rigs, jackup rigs and drillships.

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We supply and market various types of marine fuels such as marine gas oil and marine fuel oil which includes high sulfur fuel oil, low sulfur fuel oil and very low sulfur fuel oil to our customers.

Type of marine fuel	Description

Marine gas oil	A marine fuel that consists solely of distillates, otherwise known as components of crude oil, that evaporate during distillation and condensed from the gas phase to form liquid fractions of oil.

High sulfur fuel oil	High sulfur fuel oil is a heavy fuel which contains more than 1.0% up to 3.5% of sulfur oxides in the fuel.

Low sulfur fuel oil	Low sulfur heavy fuel oil is a heavy fuel which contains more than 0.1% up to 1.0% of sulfur oxides in the fuel.

Very low sulfur fuel oil	Very low sulfur fuel oil is a heavy fuel which contains less than 0.1% of sulfur oxides in the fuel.

The following table illustrates the breakdown of our revenue from bunkering services for FY2022, FY2023, 6M2023 and 6M2024.

	For The Year Ended December 31,
	2022		2023
	US$’000%		US$’000%
Diesel fuel(1)	93,774	13.39	69,058	10.93
Heavy fuel oil(2)	605,776	86.52	562,164	89.01
Others(3)	639	0.09	386	0.06
Total	700,189	100.00	631,608	100.00

	For The Six Months Ended June 30,
	2023		2024
	US$’000%		US$’000%
Diesel fuel(1)	34,379	13.16	36,708	10.27
Heavy fuel oil(2)	226,900	86.84	320,642	89.73
Others(3)	-	-	-	-
Total	261,279	100.00	357,350	100.00

Notes:

(1)	Also known as marine gas oil.
(2)	Also known as marine fuel oil.
(3)	Others include revenue from provision of fresh water.

Our marine fuel products are supplied to ships or vessels through truck-to-ship, pipeline facilities or ship-to-ship method.

Delivery by truck occurs where there is land access to the vessel where our marine fuel products are supplied in ports at a berth or anchorage via truck. Pipeline facilities work in a similar fashion as truck-to-ship deliveries. Delivery occurs at a berth where the vessel has physical access to the pipeline. However, truck-to-ship and pipeline facilities methods have various limitations. Trucks are limited by the fact that the vessel needs to be accessible from land and they are also limited in the amount of marine fuel they can deliver and in the speed of delivery. Pipeline facilities involve expensive installation and high maintenance costs and the delivery of marine fuel through pipeline is time consuming.

STS delivery through our bunkering vessels is our most popular method of marine fuel delivery, the ships or vessels do not have to be in a specific place to refuel. Our bunkering vessels pull alongside the ships or vessels to deliver marine fuel, where the ships or vessels can be at a berth, at an anchorage, or in motion at low speeds.

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Our bunkering process mainly involves the below stages:

(i)	Pre-bunkering stage

●	We receive a request for quotation from potential customers and we then prepare the quotation for our services and submit it to said customer. We will also check to ensure we have the necessary supplies and capability to undertake the job.

●	Once the details are finalized, the customer will provide us with a purchase order and we will issue a sales confirmation to the customer. We will then prepare and circulate a job confirmation order to our internal team in preparation for the bunkering service.

●	We will inform local authorities including port authorities regarding the bunkering operations and apply for a bunker permit, which will be shared with the bunker barge prior to the arrival of our customer’s vessel at the agreed upon supply location.

(ii)	Bunkering stage

Once the bunker barge and customer’s vessel is at the supply location, we can commence the bunkering process.

●	Our barge cargo officer, the chief engineer of the customer’s vessel, and an independent surveyor will witness and confirm the temperature reading of all cargo tanks as well as the opening tank gauging (quantity of fuel prior to bunkering).

●	We will also undertake a free water test to determine the presence of suspended free water in the marine fuel as suspended free water may damage components.

●	We provide our customers with a certificate of quality which shows the specifications of the bunker supplied.

●	Once the bunker hose is properly connected and we have undertaken safety checks and other pre-delivery requirements, we will commence bunkering operations.

●	We will prepare a timesheet of bunkering operations as well as other documents such a bunker requisition form, tank gauging (measurement of cargo quantity and temperature), non-cargo tank declaration form (which details the measurements and contents of non-cargo tanks and spaces prior to bunkering), and a bunker delivery note.

●	During bunkering, a sample of the bunker is obtained for quality control purposes.

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(iii)	Post-bunkering stage

●	Once the tanks are filled with the required quantity of bunker, the pumps are stopped and we will clear the bunker hose of any remaining bunker that are leftover in the hose.

●	The barge cargo officer, chief engineer of the customer’s vessel, and an independent surveyor will then witness and confirm the closing tank gauging (quantity of fuel after bunkering).

●	The tank gauging document is filled with the details of the bunkering quantity pre- and post-bunkering to calculate the amount of bunker delivered.

●	The bunker documents are finalized and signed by our vessel chief officer and our customer. The bunker documents are then used to issue a sales invoice to our customer for the products and services provided.

We generally charge our customers based on the quantity or volume of fuel delivered to their ships or vessels and we may offer bulk discounts for larger orders. The pricing of our marine fuel products and services are subject mainly to the cost of our products and services, i.e. the direct costs involved in providing bunkering services which include costs for the marine fuel products, equipment, labor, and other resources.

Ship management services

We offer ship management services such as technical management, crew management, marine consultancy, and shipping agency. These activities are required to ensure efficient operation of the vessel and the physical condition of the vessel.

Type of ship management service	Description
Technical management	Services for the day-to-day operations of the ship such as ensuring compliance with various authorities’ requirements, maintenance of the ship, documentation, and safety management.
Crew management	Services to man the ship including sourcing, recruitment, selection, deployment, scheduling, training, and management of the crew that are on the vessels. Also includes crew administrative aspects such as payroll, travel arrangements, and insurance.
Marine consultancy	Services include sale and purchase inspection, coordination of repairs, safety inspection, off/on consumable survey, and off/on condition survey.
Shipping agency	Services involving handling shipments and general interests and needs of customers such as supplying the crew with consumables, ship spare parts, arranging customs documentation, and liaising with relevant authorities for crew and vessel to enter and stay at ports in Malaysia.

While our ship management services are mainly to support our in-house fleet of vessels, we also offer said services to external parties.

For FY2022, FY2023, 6M2023 and 6M2024, our revenue from the provision of ship management services amounted to US$0.23 million, US$0.28 million, US$0.18 million and US$0.19 million, respectively, representing 0.03%, 0.04%, 0.07% and 0.05% of our total revenue for the respective period.

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Vessel chartering services

Vessel chartering services refers to the hire of vessels from one party to another based on the requirements of the hirer. Common types of vessel charters include the voyage charter, time charter, and demise (otherwise known as bareboat) charter. The voyage charter involves the charterer hiring a vessel as well as its crew for a particular voyage between ports while the time charter involves the charterer hiring a vessel as well as its crew for a stipulated period. Meanwhile, the demise (bareboat) charter involves the charterer hiring only the vessel. The charterer’s crew and ship management staff will operate and manage the vessel for the duration of the contract. We currently only provide vessel chartering services on a bareboat charter basis.

Apart from “M.T. Ixora” which was chartered out to a third party from August 2020 to July 2023, we had fully utilized our vessel chartering services internally.

For FY2022, FY2023, 6M2023 and 6M2024, our revenue from the provision of vessel chartering services amounted to US$1.60 million, US$1.20 million, US$1.04 million and nil, respectively, representing 0.23%, 0.19%, 0.40% and nil of our total revenue for the respective period.

Our Fleet

Our Group currently operating with a fleet of 15 well-maintained bunkering vessels ranging from 540 dwt to 7,820 dwt, of which nine are double bottom and double hull, with an average cargo-carrying capacity of approximately 4,200 dwt each. The double bottom and double hull vessels can be used to carry both marine gas oil and marine fuel oil, while the double bottom and single hull vessels are allowed to carry marine gas oil only.

Our fleet of vessels, ranked by dwt, as of the date of this prospectus is listed in the table below:

Name of bunkering vessel	Flag	Year of Built	Hull Type	Dwt
M.T. Empower	Malaysia	2002	Double Bottom & Double Hull	7,820.00

M.T. Eden	Malaysia	2007	Double Bottom & Double Hull	7,550.00

M.T. SMF Ixora	Malaysia	2006	Double Bottom & Double Hull	5,643.00

M.T. SMF Begonia	Malaysia	2005	Double Bottom & Double Hull	5,326.00

M.T. Omura	Malaysia	1989	Double Bottom & Double Hull	4,854.00

M.T. Katsu Pioneer	Malaysia	2007	Double Bottom & Double Hull	3,211.00

M.T. Sierra Pioneer	Malaysia	2005	Double Bottom & Double Hull	2,169.00

M.T. Straits 3	Malaysia	1994	Double Bottom & Single Hull	1,614.00

M.T. Phoenix	Malaysia	1991	Double Bottom & Single Hull	1,284.11

M.T. Dolphin 1	Malaysia	1993	Double Bottom & Single Hull	1,271.14

M.T. Oscar	Malaysia	1992	Double Bottom & Single Hull	1,241.44

M.T. Straits 1	Malaysia	1990	Double Bottom & Double Hull	770.00

M.T. Cavalla	Malaysia	1993	Double Bottom & Double Hull	662.00

M.T. Sturgeon	Malaysia	1993	Double Bottom & Single Hull	545.00

M.T. Escolar	Malaysia	1993	Double Bottom & Single Hull	540.00

Total				44,500.69

We position our bunkering vessels across the existing ports we operate in, and review their positioning on a periodic basis and reposition them to different ports to optimize their deployment based on the service orders from our customers. Our bunkering vessels operate within Malaysian waters and carry the Malaysian flag.

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Service locations

Malaysia

Our main service location is in the Malaysian waters. Our Group possesses over 107 licenses under the 1974 Petroleum Development Act issued by the Malaysian government through our Operating Subsidiaries in Malaysia for us to act as a physical supplier of marine fuel products in Malaysia.

We provide bunkering services through our bunkering vessels. We operate in 19 ports throughout Malaysia, including Lumut Port, Penang Port, Port Klang, Malacca Port, Linggi Port, Johor Port, Port of Tanjung Pelepas, Tok Bali Port, Kuala Terengganu Port, Dungun Port, Kemaman Port, Kuantan Port, Pulau Tioman Port, Desaru Port, Bintulu Port, Miri Port, Labuan Port, Kota Kinabalu Port and Sapangar Bay Oil Terminal. We lease and maintain an administrative office in Johor Bahru, Malaysia, which is responsible for, among other things, our bunkering operations, daily business administration and invoicing functions of our Bunkering Subsidiary.

Additionally, our vessel chartering services are solely provided to Tumpuan Megah through an administrative office in Labuan which we lease.

Singapore

Our ship management services are mainly provided to our customers in Singapore and Malaysia. We provide the services from our administrative office in Singapore which is based out from a property we acquired in August 2022.

Facilities

Our corporate office is located in Kuala Lumpur, Malaysia which is shared with Straits Energy Resources Berhad. We own a property in Singapore with an aggregate gross floor area of approximately 2,110 sq. ft. We also leased three properties in Malaysia from Independent Third Parties. The table below sets forth a summary of the properties lease or owned by us as at the date of this prospectus:

Location	Use	Approximate Square Footage
Kuala Lumpur, Wilayah Persekutuan, Malaysia	Corporate headquarter	1,418 sq. ft.
Johor Bahru, Johor, Malaysia	Office	7,680 sq. ft.
Labuan, Wilayah Persekutuan, Malaysia	Office	260 sq. ft.
West Region, Singapore	Office	2,110 sq. ft.

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Sales and marketing

Most of our sales and marketing functions are performed at our Johor Bahru office. We mainly market our marine fuel products and services through our internal dedicated sales team that directly engages with potential customers and provides customized solutions. We believe our level of customer service, years of experience in the industry and reputation for reliability are significant factors in retaining our customers and attracting new customers. We also market our marine fuel products and services through business-to-business (B2B) platforms such as the company’s website that cater to the maritime industry. Additionally, we participate in Singapore International Bunkering Conference and Exhibition (“SIBCON”) on yearly basis.

Our sales and marketing approach is designed to create awareness of the benefits and advantages of our marine fuel products and services.

Our customers

We market marine fuel and related services to a broad and diversified base of customers. As at December 31, 2023, we had 92 customers in our portfolio, which include:

●	Ship owners and operators – companies that own and operate ships and vessels requiring bunkering and ship management services.

●	Shipping lines – companies engaged in shipping goods internationally, which require bunkering services.

●	Logistics and freight companies – companies involved in transporting goods across different modes of transportation, including via seafaring vessels, which require bunkering services.

●	Oil and gas traders or brokers – companies involved in the production, transportation, and distribution of fuels, which require bunkering services for their own vessels.

The following table illustrates the breakdown of our total revenue by customer types for FY2022, FY2023, 6M2023 and 6M2024.

	For The Year Ended December 31
	2022		2023
Customer type	US$’000%		US$’000%
O&G traders or brokers	654,466	93.22	597,403	94.36
Ship owners and operators	46,739	6.66	34,773	5.49
Shipping liners	794	0.11	575	0.09
Tug boat	96	0.01	249	0.04
Dredging	-	0.00	68	0.01
Yatch	-	0.00	12	0.00
Total	702,095	100.00	633,080	100.00

	For The Six Months Ended June 30,
	2023		2024
Customer type	US$’000%		US$’000%
O&G traders or brokers	245,708	93.60	344,847	96.45
Ship owners and operators	15,083	5.75	12,416	3.47
Shipping liners	1,528	0.58	136	0.04
Tug boat	153	0.06	126	0.04
Dredging	34	0.01	-	-
Yatch	-	-	-	-
Total	262,506	100.00	357,525	100.00

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Our suppliers

Procurement of our marine fuel and related products is critical to the sustainability and growth of our business. Through our dealings in the maritime industry over the years, we have established a broad supply network that consists of approximately 203 suppliers as at June 30, 2024, including 67 suppliers with whom we conduct business on a regular basis.

We currently purchase refined marine fuel products from a limited number of suppliers. For FY2022, FY2023, 6M2023 and 6M2024, we purchased marine fuel products from 15, 17, 14 and 12 suppliers, respectively. In particular, the percentage of our total purchases from our largest supplier for FY2022 and FY2023 amounted to approximately 55%, 47%, 34% and 81%, respectively, while the percentage of our aggregated purchases from our five largest suppliers for FY2022, FY2023, 6M2023 and 6M2024 amounted to approximately 94%, 96%, 79% and 94%, respectively. Our term contracts with our suppliers usually last for 3 months.

The key items of our supplies include (i) marine fuels which are essential for our bunkering services and include various types of fuel such as diesel oil (also known as marine gas oil), as well as heavy fuel oil (also known as marine fuel oil); and (ii) maintenance and repair supplies for our support services such as spare parts, tools, lubricants, and chemicals required for maintaining and repairing ships’ equipment and machinery. For FY2022, FY2023, 6M2023 and 6M2024, our total purchase for marine fuels and maintenance and repair supplies amounted to approximately US$676.5 million, US$611.5 million, US$250.9 million and US$342.9 million, respectively.

Our major suppliers for marine fuels include oil refineries, national oil companies, oil traders and energy companies globally such as PETRONAS, Shell Malaysia Trading Sdn Bhd (“Shell”), Petron Malaysia Refining & Marketing Berhad (“Petron”) and Chevron Malaysia Limited (“Chevron”), as well as through dealers of marine fuel. We source maintenance and repair supplies from manufacturers, distributors, or specialized suppliers for maintenance and repair parts located in Malaysia, Singapore, Japan and China.

We ensure the credible provenance of our products by careful selection of suppliers. In identifying suitable suppliers, we typically assess (i) their reputations for product quality and stability of supply; (ii) history of operations; (iii) our past dealings with them; (iv) their business scale; (v) overall reputations; (vi) ability to procure delivery on a timely basis; (vii) product portfolio; (viii) product availability and (ix) promotions offered by the suppliers.

Quality control

For our bunkering services, our quality control activities start in the pre-bunkering stage. After purchasing and receiving the bunker from our suppliers, we will obtain a sample of the bunker and submit the sample for lab testing. We generally test the density, kinematic viscosity, sulfur content, flash point, water content, ash content, and appearance of the fuel. If the results of the lab test show that the sample does not meet the required specifications, we will raise a non-conformance report with the supplier, reject the non-conformance bunker and arrange for replacement cargo with the supplier. For marine fuel that is stocked in vessels, we will collect a sample of fuel every 7-14 days for lab testing to ensure that the fuel continues to meet the required specifications.

In the bunkering process, we undertake various quality control measures beginning with a free water test with the customer to determine the presence of suspended free water in the marine fuel as suspended free water may damage components. We will also undertake sounding pre- and post-transfer of fuel to determine the quantity of fuel in the customer’s vessel before and after fuel transfer. We will also monitor and identify all measuring equipment that requires calibration. Calibration of our measuring equipment ensures that the measurement of results will be accurate.

For our ship management and vessel chartering services, we have established a health, safety, and environmental (“HSE”) policy to eliminate or reduce the chance of injury to our staff or loss of life either on shore or at sea, as well as reduce the instances of damage to the marine environment. Through our HSE policy, we endeavor to (i) provide a healthy and safe working environment and safe practices in ship operations; (ii) conduct assessments of all identified risks to ship, personnel, and the environment and subsequently establishing the appropriate safeguards; (iii) provide opportunities for continuous improvement of our personnel’s safety management skills and emergency preparedness, and (iv) provide adequate training to our personnel to ensure they will be able to fulfil their HSE-related responsibilities.

Our Group is committed to ensuring that our products and services are provided under strict quality control measures. Our subsidiary, Tumpuan Megah, has obtained ISO 9001:2015 certification under the scope of “Bunkering and Cargo Operations for Supply of Marine Fuels” by AGM Certification Sdn. Bhd. Additionally, our subsidiary, Straits Marine Services Pte Ltd (“SMS 1”), has obtained ISO 9001:2015 certification and ISO 45001:2018 under the scope of “Shipping Services, Ship Management, Ship Disinfection” by SOCOTEC Certification Singapore Pte Ltd. SMS 1 has also been issued with a Document of Compliance (“DOC”), which is a safety certificate that verifies that a shipping company and its ships comply with the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.

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Competition

The bunkering industry in Malaysia is considered to be competitive. We compete with marine fuel traders and brokers such as Singapore, Europe, Middle East, for services and end customers. We also compete with physical suppliers of marine fuel products for business from traders and brokers as well as end customers. Our competitors include both large corporations and small, specialized firms. We believe that our ability to compete effectively within the bunkering industry is dependent on several factors such as sufficient working capital, track record and relationships with customers and suppliers, technical knowledge and experience, and good customer service. Companies require sufficient working capital or favorable credit terms to source and procure the necessary bunker prior to supplying it to their customers. Although a bunker supplier may have favorable credit terms, sufficient working capital may be required in the event of gaps between purchasing and selling on credit terms. A track record of service is testament to the ability of a company to provide bunkering services effectively to their customers over the years. Additionally, the relationships fostered between a bunkering company and their customers and suppliers can lead to repeat business or a consistent supply of different bunkers as required by customers. Technical knowledge and experience are required to ensure that companies are able to provide solutions to their customers and ensure that all services are provided in compliance with the relevant local and international standards and regulations. Lastly, good customer service such as responsiveness, clear communication, and reliability while catering to customers’ needs will allow for a company to build customer relationships and secure repeat orders, as well as possible business growth through recommendations from customers.

Employees

As of the date of this prospectus, our Group had 66 full-time employees, with 54 employees located in Malaysia and 12 employees located in Singapore. We also have 155 ship crews which are employed on a fixed-term employment basis with a contract length of between 3 months to 9 months stationing in our fleet of bunkering vessels. Our employees are classified by functions as follows:

Function	Number of Employees
Management	7
Administration	6
Bunkering service segment	17
Support service segment	34
Vessel chartering service segment	2
Ship crews	155
Total	221

Our employees in the bunkering service segment work at the various ports throughout Malaysia where we have operations, and they are generally arranged to work onboard in different ports and vessels rotationally. Besides stationing in our offices, employees in the support service segment will also be scheduled and assigned to perform their duties and responsibilities onboard from time to time.

In attracting and retaining talents, the Group always ensure that its employee remuneration packages are being structured and reviewed periodically to stay competitive in the labour market. The group remuneration packages comprise direct and indirect compensations and the group adopts a performance-based approach to rewarding its employees’ performance.

Insurance

Our Group maintains insurance coverage including hull and machinery insurance, protection and indemnity insurance, cargo insurance, general liability insurance, work injury compensation insurance, group personal accident insurance and group health plan insurance (group hospitalization and surgical coverage).

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We believe that our current insurance policies are adequate and consistent with industry norm for our current operations and the prevailing industry practice. As of the date of this prospectus, we had not made, and had not been the subject of, any material insurance claim.

Intellectual Property

As of the date of this prospectus, we registered the following domain name:

Domain name	Registered owner	Registration date	Expiry date
www.tmdel.com	Our Company	October 17, 2024	October 17, 2025
www.tmdel-ir.com	Our Company	March 27, 2025	March 27, 2026

Save as disclosed, our Group does not maintain any trademark, patent or any other intellectual property rights.

Our Directors consider that the business and profitability of our Group are not dependent on any trademark and patent.

Permits and Authorizations

We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels and other vessels we may acquire. The kinds of permits, licenses and certificates required depend upon several factors, including the waters in which the vessel operates, the nationality of the vessel’s crew and the age of a vessel. We believe that we have obtained all permits, licenses and certificates currently required to permit our vessels to operate as planned. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business in the future.

Seasonality

Our business and financial results is not subject to seasonality.

Legal Proceedings

As at the date of this prospectus, we are not a party to any legal proceedings that in the opinion of our management would have a material adverse effect on our business. However, from time to time, we have and we may become involved in legal proceedings arising in the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, we believe that the final outcome of ordinary course matters will not have a material adverse effect on our business, operating results, financial condition or cash flows.

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REGULATIONS

The following sets forth a summary of the major laws and regulations applicable to our business in Malaysia and Singapore.

THE LAWS AND REGULATIONS OF MALAYSIA

The following section summarizes the principal laws and regulations of Malaysia which are relevant to our business. As this is a summary, it does not purport to be an exhaustive description of all relevant laws and regulations of which our business is subject to and are only intended to provide general information as to relevant laws and regulations which our business may be subjected to.

Merchant Shipping Ordinance 1952 (“MSO”)

The MSO is the principal legislation governing merchant shipping in Malaysia. In addition, the MSO has also adopted certain international maritime conventions making them laws under the MSO to be complied with.

The MSO provides for two types of ship registries, namely the domestic registry and the Malaysia International Ship Registry. In order to be registered as a Malaysian ship under the domestic registry, a ship needs to be wholly owned by either Malaysian citizens or a corporation incorporated in Malaysia in which the majority of directors and shareholders are Malaysians with principal office in Malaysia and management is carried out mainly in Malaysia. Prior to registration, the ship owner shall obtain a certificate specifying the ship’s tonnage and build and such other particulars descriptive of the identity of the ship. Upon being registered, the ship shall be issued with a certificate of registry. The registrar may issue in respect of any ship a provisional certificate of registry that shall be valid for a maximum period of one year before a permanent certificate of registry is issued.

If a ship is owned by a corporation which is incorporated in Malaysia and the office of such corporation is established in Malaysia, but the majority of the shareholding, including voting shares of such corporation are not held by Malaysians, the ship can still be registered as a Malaysian ship under the Malaysia International Ship Registry irrespective of where the ship was built. This is subject to the requirement that the ship is fitted with mechanical means of propulsion, is of not less than 1,600 gross tonnage and does not exceed the maximum age restrictions.

The Domestic Shipping Licensing Board is established pursuant to the MSO to regulate and control the licensing of ships engaged in domestic shipping, which is prescribed under the MSO as the use of ship to provide services, other than fishing, in Malaysian waters or the exclusive economic zone, or for the shipment of goods or the carriage of passengers from or to any port or place in Malaysia or from any port or place in Malaysia to any place in the exclusive economic zone or vice versa. The MSO also provides that no ship, other than a Malaysian ship, may engage in domestic shipping and a ship must have a licence before it can engage in domestic shipping unless exempted under the MSO. A Malaysian ship of less than 15 net tonnage, among others, is exempted from having such domestic shipping licence. The exclusive economic zone of Malaysia refers to an area beyond and adjacent to the territorial sea of Malaysia and extending to a distance of 200 nautical miles from the baselines from which the breadth of the territorial sea is measured and where the limits of the exclusive economic zone are modified and altered in accordance with the provisions of any written law relating to the exclusive economic zone, the exclusive economic zone shall mean the exclusive economic zone as so modified and altered.

The MSO further prescribes that Malaysian ships registered under the MSO shall be issued with, among others, the following certificates:

(i)	International Ship Security Certificate;

(ii)	Safety Management Certificate;

(iii)	Cargo Ships Safety Equipment Certificate;

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(iv)	Cargo Ships Safety Radio Certificate;

(v)	Cargo Ship Safety Construction Certificate; and

(vi)	Load Line Certificate.

Generally, these certificates shall remain in force for five years or such shorter period as may be specified therein. A Malaysian ship is prohibited from proceeding to sea without the relevant certificates prescribed under the MSO.

The MSO also provides that a seafarer who is engaged on board a ship shall hold a certificate that verifies his competency and qualification to work on a ship. The owner of every ship shall also enter into agreements with his seafarers in relation to, among others, the nature and duration of an intended voyage, capacity in which the seafarers are to serve and their wages.

In addition, section 491B(1) of the MSO provides that any ship which is engaged or intends to engage in ship-to-ship activities in Malaysian waters shall be required to notify the Director of Marine of such activity. All bunkering activities are monitored under section 491B(3) of the MSO whereby the Director of Marine, upon receiving the notification, may impose such terms and conditions as he thinks fit, including prescribing the fees for anything to be done or permitted to be done under the MSO, on the activity. The owner, master or agent of the ship or any person who contravenes subsection (1) or (3) shall be guilty of an offence and shall, on conviction, be liable to a fine not exceeding one hundred thousand ringgit or to imprisonment for a term not exceeding two years or to both.

International Conventions Adopted by Statutes

International conventions relating to maritime law have been incorporated into Malaysian law in two ways, either by way of legislations embodying, in its own words, provisions having the effect of the convention or by legislations embodying the original text of the convention itself, usually in a schedule with separate changes to be made under Malaysian law for the satisfactory operation of the convention. Examples of some of these conventions are set out below:

(A)	International Conventions Adopted by MSO

The following international conventions are the conventions which have been incorporated into Malaysian law by the MSO:

(i)	International Convention for the Safety of Life at Sea 1974, as amended (“SOLAS 1974”)

SOLAS 1974 specifies among others, minimum safety standards for the construction, equipment and operation of ships. The convention includes regulations concerning the survey of various types of ships and the issuing of documents signifying that the ships meet the requirements of the convention. SOLAS 1974 also stipulates requirements for stowage and securing of cargo or cargo units and structural requirements for bulk carriers. The International Ship and Port Facility Security Code (“ISPS Code”) came into force under Chapter XI-2/3 of SOLAS 1974. The ISPS Code constitutes the basis for a comprehensive mandatory security regime for international shipping. The ISPS Code outlines detailed maritime and port security related requirements which SOLAS 1974 contracting governments, port authorities and shipping companies must adhere to. The International Safety Management Code (“ISM Code”) came into force under Chapter IX of SOLAS 1974. The ISM Code provides an international standard for the safety management and operation of ships and for pollution prevention. It establishes safety management objectives and requires safety management systems to be established by persons who have assumed responsibilities for operating the ships. The procedures required by the ISM Code should be documented and compiled in a Safety Management Manual, a copy of which should be kept on board.

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(ii)	International Regulations for Preventing Collisions at Sea 1972 (“COLREG 1972”)

COLREG 1972 has been adopted by Malaysia as a schedule to the Merchant Shipping (Collisions Regulations) Order 1984 issued pursuant to the MSO. COLREG 1972 sets out the rules for safe navigation and other requirements for safe conduct as well as the requirements for vessels operating in restricted visibility to prevent any collision involving a vessel. The regulations shall be complied with by all vessels upon the high seas and in all connected therewith and navigable by sea-going vessels.

(iii)	International Convention for the Prevention of Pollution from Ships 1973, as modified by the Protocol of 1978 (“MARPOL 1973”)

MARPOL 1973 the main international convention covering prevention of pollution of the marine environment by ships from operational or accidental causes. Among others, MARPOL 1973 renders it mandatory for new oil tankers to have double hulls. MARPOL 1973 also sets out certain requirements to control pollution of the sea by sewage, wherein discharge of sewage into the sea is prohibited unless the ship has in operation an approved sewage treatment plant. The convention also limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances.

The IMO regulates the emissions of sulfur oxides from ships first came into force in 2005 via Annex VI of MARPOL 1973. Since then, the limits on sulfur oxides have been progressively tightened. Since 1 January 2020, the limit for sulfur in fuel oil used on board ships operating outside designated emission control areas (i.e. the Baltic Sea area, the North Sea area, the North American area, (covering designated coastal areas off the United States and Canada) and the United States Caribbean Sea area (waters around Puerto Rico and the United States Virgin Islands) has been reduced to 0.50% m/m (mass by mass) as opposed to the previous limit of 3.5%.

(iv)	International Convention on Tonnage Measurement of Ships 1969 (“TONNAGE 1969”)

TONNAGE 1969 prescribes among others the standards wherein ships are to be surveyed and measured in relation to its gross and net tonnages.

(v)	International Convention on Load Lines 1966, as amended by the Protocol of 1988 (“ICLL 1966”)

ICLL 1966 prescribes the standards at which freeboards of ships are to be assigned and the load lines of ships are to be marked in accordance with the convention.

(vi)	Convention on Limitation of Liability for Maritime Claims 1976, as amended by the Protocol of 1996 (“LLMC 1976”)

LLMC 1976 prescribes that shipowners and salvors may limit their liability in respect of maritime claims in accordance with the rules of LLMC 1976.

The limit of liability for claims is calculated based on the tonnage of the ship. LLMC 1976 segregates the types of claims into two categories, (i) claims for loss of life or personal injury; and (ii) property claims (such as damage to other ships, property or harbour works). The limitation amount for claims for loss of life or personal injury is twice the limitation amount for property claims. However, shipowners and salvors are not entitled to limit their liability if it is proven that the loss resulted from their personal act or omission, committed with the intent to cause such a loss or recklessly and with knowledge that such loss would probably result.

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(vii)	International Convention on Standards of Training, Certification and Watchkeeping for Seafarers 1978, as amended (“STCW 1978”)

The STCW 1978 has been adopted by Malaysia pursuant to the Merchant Shipping (Training and Certification) Rules 1999 issued under the MSO. The STCW 1978 prescribes minimum standards relating to training, certification and watchkeeping for seafarers which countries are obliged to meet.

(viii)	International Convention on Oil Pollution Preparedness, Response and Cooperation 1990, as modified by the Protocol of 2000 (“OPRC 1990”)

Parties to the OPRC 1990 are required to establish measures for dealing with pollution incidents. Ships are required to carry a shipboard oil pollution emergency plan and are required to report incidents of oil pollution to coastal authorities.

(ix)	Maritime Labour Convention 2006, as amended (“MLC 2006”)

The MLC 2006 sets out the requirements for working and living conditions for seafarers, including conditions of service, wages, health and medical care, occupational safety, accommodation, recreational facilities and provisions to be provided on board the Malaysian ship. The MLC 2006 requires all ships of 500 gross tonnage or more plying internationally to hold a valid Maritime Labour Certificate.

(x)	Nairobi International Convention on the Removal of Wrecks 2007 (“WRC 2007”)

The WRC 2007 provides for the removal of wrecks which pose a hazard to the safety of navigation or to the marine and coastal environments. Wreck is defined as a sunken or stranded ship, any part of or an object on a sunken or stranded ship, any object that is lost at sea from a ship and is stranded, sunken or adrift or a ship that is reasonably expected to sink or to strand.

The WRC 2007 places the onus to remove the wreck on the shipowners and renders shipowners financially liable for the costs of wreck removal. The shipowners are also required to maintain compulsory insurance or other financial security to cover liability under the WRC 2007.

(B)	International Conventions Adopted by the Carriage of Goods by Sea Act 1950 (“CGSA”) and the Merchant Shipping Ordinance 1960 (Sabah) and the Merchant Shipping Ordinance 1960 (Sarawak) (collectively, the “MSO Sabah and Sarawak”)

The International Convention for the Unification of Certain Rules of Law relating to Bills of Lading, Brussels, 1924 (“Hague Rules”) have been adopted by Malaysia through the CGSA and the MSO Sabah and Sarawak. The provisions govern carriage of goods by sea in ships carrying goods from any port in Malaysia to any other port whether in or outside Malaysia. Every sea carriage document issued in Malaysia which contains or is evidence of any contract to which the Hague Rules apply shall contain an express statement that it is to have effect subject to the Hague Rules.

The provisions of CGSA and MSO Sabah and Sarawak also provide, among others, rules relating to bills of lading; and the rights, responsibilities and liabilities of a carrier and a shipper under a contract of carriage of goods by sea.

(C)	International Conventions Adopted by the Merchant Shipping (Oil Pollution) Act 1994 (now known as Merchant Shipping (Liability and Compensation for Oil and Bunker Oil Pollution) Act 1994) (“MSOPA”)

The International Convention on Civil Liability for Bunker Oil Pollution Damage 2001 has been adopted by the MSOPA. The MSOPA provides for the civil liability for oil and bunker oil pollution by merchant ships in Malaysian waters and for matters connected therewith. Under the MSOPA, the owner of a ship at the time of an incident, or where the incident consists of a series of occurrences having the same origin, at the time of the first occurrence, shall, except as otherwise provided for by the MSOPA, be liable for any pollution damage caused by the ship as a result of the incident in any area of Malaysia.

The International Convention on Civil Liability for Oil Pollution Damage of 1992 (“CLC 1992”) applies to oil pollution damage resulting from spills of persistent oil from tankers and has been adopted by the MSOPA.

Port Authorities Act 1963 (Act 488) (“PAA”)

The PAA provides for the establishment of port authorities, for the functions of such authorities and for matters connected therewith. Different ports in Malaysia may have their own specific regulations and guidelines governing bunkering activities within their jurisdictions. Under section 3(2)(v) of the PAA, each port authority has the power to undertake or grant licence on such conditions as the authority may think fit to any company, firm, person or persons to undertake, any activities in the port as may appear to the port authority to be necessary, which may include bunkering operations.

Petroleum Development Act 1974 (Act 144) (“PDA”)

The PDA governs the exploration and exploitation of petroleum whether onshore or offshore by Petroliam Nasional Berhad, the corporation vested with the entire ownership in and the exclusive rights, powers, liberties and privileges in respect of petroleum in Malaysia, and to control the carrying on of downstream activities and development relating to petroleum and its products. In accordance with section 6(3) of the PDA and Regulation 3A(2) of the Petroleum Regulations 1974, an application for permission to initiate or continue any business marketing or distribution of petroleum or petroleum products shall be made to the Secretary General of the Ministry of Domestic Trade, Co-Operation and Consumers (“KPDN”).

KPDN regulates marketing and distribution activities of petroleum materials or petroleum products through four (4) types of PDA authorization issued based on the following activities:

1.	To operate gas stations / skid tank / portable container system / taking over gas stations / (PDA 1)
2.	To carry out bunkering services (PDA 2)
3.	To operate petroleum transportation services (PDA 3)
4.	To carry out wholesale marketing of petroleum / LPG based materials (PDA 4)

The Guidelines for application for PDA2 authorisation for bunkering services issued by KPDN (July 2022) requires all new applicants to have a minimum 30% equity held by Bumiputera.  In addition, the PDA holder is required to obtain the prior approval of KPDN for any changes in shareholding structure and board of directors.

Customs Act 1967 (Act 235) (“Customs Act”)

The Customs Act regulate the import and export of goods in Malaysia, and duties thereon. A customs agent is referred to as any person approved under section 90 of the Customs Act to undertake any customs transactions on behalf of another person. A customs agent may act on behalf of importers and exporters to carry out the business to relieve goods from customs control. A customs agent may be a shipping agent or forwarding agent or both.

Pursuant to the Customs Agent Guidelines issued by the Customs Department (February 22, 2021), any person that is solely registered as a shipping agent is not subject to any equity conditions pertaining to Bumiputera participation for shareholding, board of directors, management personnel and supporting staffs.

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Control of Supplies Act 1961 (Act 122) (“CSA”)

The CSA sets out the provisions for the control and rationing of certain supplies. Pursuant to the CSA and the Control of Supplies Regulations 1974 (PU(A) 103/1974) (“CSR”), the dealing by wholesale or retail in any scheduled article or manufacture any scheduled article (which includes petrol, and all grades of diesel fuel, and mixture of diesel fuel and biofuel) except under and in accordance with a license issued under the CSR. Where a person has more than one place of business he shall take out a separate license in respect of each place of business. A wholesaler or a retailer shall not purchase a scheduled article except from a person who is licensed to deal in such scheduled article by wholesale unless authorised otherwise in writing by the Controller of Supplies under the CSA in respect of any particular seller or class of sellers of such scheduled article. A retailer shall not have in his possession or under his custody or control at any one time more than such quantity of any scheduled article as may be specified in the license.

Environmental Quality Act 1974 (Act 127) (“EQA”)

The EQA sets out provisions in respect of prevention, abatement, control of pollution and enhancement of the environment.

It is an offence under EQA for any person, unless licensed to do so, to among others –

(i)	emit or discharge wastes into the atmosphere;
(ii)	emit or cause or permit to be emitted any noise greater in volume, intensity or quality;
(iii)	pollute or cause or permit to be polluted any soil or surface of any land; or
(iv)	emit, discharge or deposit any wastes into any inland waters,

in contravention of the acceptable conditions specified in EQA.

The EQA also empowers the Minister charged with the responsibility for environment protection to make regulations specifying acceptable conditions for the emission, discharge or deposit of environmentally hazardous wastes or the emission of noise into the environment. Among the regulations which have been issued includes the Environmental Quality (Scheduled Wastes) Regulations 2005 (“2005 Regulations”).

Pursuant to the 2005 Regulations, every scheduled waste generator shall notify the Director General of Environmental Quality of the new categories and quantities of scheduled wastes which are generated within 30 days of its generation.

Scheduled wastes shall only be disposed of at prescribed premises and be treated at prescribed premises or on-site treatment facilities. In addition, scheduled wastes shall be properly stored in containers which are clearly labelled and marked for identification and warning purposes, delivered to and received at prescribed premises for treatment and disposal.

Local Government Act 1976 (Act 171)

Prior to the commencement of our business operations in Malaysia, we are required to apply for business premises licenses for each operating premises from the relevant local authority under the Local Government Act 1976, which confers power to the local authority to create by-laws in respect of all matters as are necessary or desirable for the maintenance of the health, safety and well-being of the inhabitants or for good order and government of the local authority area including to control and supervise, by registration, licensing or otherwise, including by prohibition, a trade, business or industry which is of an obnoxious nature or which could be a source of nuisance to the public or a class of public, and any person who fails to exhibit his license at all times in some prominent place on the licensed premises or fails to produce such license when required shall be liable to a fine not exceeding RM500 and/or to imprisonment for a term not exceeding six months.

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Regulations Relating to Business Operations in Labuan

Our vessels are owned by our subsidiaries which are incorporated under the Labuan Companies Act. In addition to the regulations above, our Labuan subsidiaries are allowed to participate in business activities and enjoy tax benefits provided under the Labuan Business Activity Tax Act 1990 (Act 445) (“LBATA”). As they carry out Labuan leasing business, namely bareboat chartering, they are required to be licensed under the Labuan Financial Services and Securities Act 2010 (Act 704) (“LFSSA”). The licences impose various obligations on these subsidiaries including having sufficient and positive capital or working funds which commensurate with the Labuan leasing business at all times and establishing adequate set of internal policies and controls for its operations, compliance, corporate governance and risk management. The licence may be revoked for reasons including being convicted of an offence under the LFSSA or of a criminal offence in any recognised country or jurisdiction. If the licence of any of our Labuan subsidiary is revoked, such subsidiary is required from the date such revocation taking effect, cease to transact any further Labuan leasing business. The approval from the Labuan Financial Services Authority is required in respect of any change in shareholders of a Labuan company carrying on leasing activities by more than 10%.

A company that commits an offence against the LFSSA for which no penalty is expressly provided shall be liable to a fine not exceeding three million ringgit and in the case of a continuing offence, shall, in addition, be liable to a daily fine not exceeding five thousand ringgit for each day the offence continues to be committed. In addition, a person who, at the time of the commission of the offence, was a director or other similar officer or was purporting to act in any such capacity may be charged severally or jointly in the same proceedings with the body corporate.

Regulations Relating to Anti-Money Laundering and Counter-Terrorism Financing

The Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001 (Act 613) (the “AMLA 2001”) prohibits money laundering and terrorism financing activities. Any person who (a) engages in a transaction that involves proceeds of unlawful activity; (b) uses proceeds of unlawful activity; (c) removes from or brings into Malaysia proceeds of unlawful activity; or (d) conceals, disguises, or impedes the establishment of the true nature, origin, location, movement, disposition, title of, rights with respect to, or ownership of, proceeds of unlawful activity, commits a money laundering offence under the AMLA 2001.

In addition, a reporting institution under the First Schedule of the AMLA 2001 is obliged to observe the anti-money laundering and counter financing terrorism requirements and standards, which include reporting and record-keeping duties, such as submitting suspicious transaction reports, implementing risk-based application, and conducting customer due diligence.

Our Labuan incorporated subsidiaries are deemed to be a reporting institution. In addition, notwithstanding that our other subsidiaries do not fall within the First Schedule of AMLA 2001, we are required to comply with the provisions under the AMLA 2001.

Regulations Relating to Labour

The principal law that governs and regulates all labour relations — including contracts of service, payment of wages, employment of women, maternity protection, hours of work, holidays, leave policy, termination, layoff, retirement benefits, and employment of foreign employees — is the Employment Act 1955 (Act 265) (the “EA 1955”). EA 1955 applies to the Peninsular Malaysia and the Federal Territory of Labuan. Following the implementation of the Employment (Amendment of First Schedule) Order 2022, which came into force on January 1, 2023, the applicability of the EA 1955 has been expanded to include any person who has entered into a contract of service with an employer, irrespective of their monthly wages, is engaged in manual labour, serves as a supervisor of such manual labourer, serves as a domestic employee, or is engaged in any capacity in any vessel registered in Malaysia subject to certain conditions. Notwithstanding this, pursuant to Paragraph 1A of the First Schedule of the EA 1955, certain provisions in respect of overtime payments termination, layoff and retirement benefits will not apply to employees whose wages exceed RM4,000 a month.

The widening scope of the EA 1955 indicates that all employers should ensure that the terms of their existing contract of employment comply with the minimum standards prescribed under the EA 1955 as well as all other applicable statutory requirements, including the minimum retirement age and statutory contributions such as Social Security and Employees’ Provident Fund.

Other laws and regulations in relation to employment matters include the Industrial Relations Act 1967 (Act 177), Immigration Act 1959/63 (Act 155), Employment (Restriction) Act 1968 (Act 796), Employees Provident Fund Act 1991 (Act 452), Employees’ Social Security Act 1969 (Act 4), Employees’ Social Security (General) Regulations 1971, Employment Insurance System Act 2017 (Act 800), Minimum Retirement Age Act 2012 (Act 753) and Minimum Wages Order 2024.

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In addition, the Occupational Safety and Health Act 1994 (Act 514) (“OSHA”) sets out provisions for securing the safety, health and welfare of persons at work and for protecting others against risks to safety or health in connection with the activities of persons at work. Under OSHA, our Group, as the employer, has a duty to ensure, so far as is practicable, the safety, health and welfare at work of all its employees, and the matters to which such duty extends includes: –

(i)	the provision and maintenance of plants and systems of work that are, so far as is practicable, safe and without risks to health;

(ii)	the provision of such information, instruction, training and supervision as is necessary to ensure, so far as is practicable, the safety and health at work of all its employees;

(iii)	so far as is practicable, the maintenance of a place of work that is in a safe condition and without risks to health; and

(iv)	the provision of adequate facilities with regards to the welfare of its employees at work.

In addition, the MSO which has ratified the Maritime Labour Convention 2006 sets out the requirements for working and living conditions for seafarers.

Our Group also has a duty to formulate a general safety and health policy for its employees at work and to bring the policy and any revisions of such policy to the notice of all of its employees.

Our Group is also under a duty to ensure, so far as is practicable, that it and other persons, not being its employees, who may be affected are not thereby exposed to risks to their safety or health from the conduct of their undertakings.

Regulation on Dividend Distributions

Malaysia Companies Act 2016 (Act 777)

Under the Malaysia Companies Act, a Malaysian company incorporated under the Malaysia Companies Act may only make a distribution to the shareholders out of profits of the company available if the company is solvent and if so authorized by its directors.

Labuan Companies Act

Correspondingly, the Labuan Companies Act provides that no dividend shall be payable to any shareholder of any Labuan company incorporated under the Labuan Companies Act except out of profits.

THE LAWS AND REGULATIONS OF SINGAPORE

The following section summarizes the principal laws and regulations of Singapore which are relevant to our business. As this is a summary, it does not purport to be an exhaustive description of all relevant laws and regulations of which our business is subject to and are only intended to provide general information as to relevant laws and regulations which our business may be subjected to.

Regulations on dividend distribution

The governing legislation for the distribution of dividends in Singapore is the Singapore Companies Act. Under section 403 of the Singapore Companies Act, no dividends can be paid to shareholders of a Singapore-incorporated company except out of profits, and there are certain restrictions on the use of profits for the purposes of dividend declaration. Any profits of a company applied towards the purchase or acquisition of its own shares pursuant to the share buyback provisions under the Singapore Companies Act, and any gains derived from the sale or disposal of treasury shares, cannot be payable as dividends to the shareholders of the company. The foregoing restriction does not apply to any part of the proceeds received by the company from a sale or disposal of its treasury shares which the company has applied towards the profits of the company where such part of the proceeds received from a sale or disposal of its treasury shares initially originated from (and was funded by) profits of the company in the first place.

In addition to complying with the Singapore Companies Act, the payment of dividends is also governed by case law and must be made in accordance with the company’s constitution and the Singapore Financial Reporting Standards. The Singapore Companies Act does not prescribe what constitutes distributable profits and guidance on this issue may be derived from case law.

Regulations on labor and employment

The Employment Act 1968 of Singapore (the “Employment Act”) generally extends to all employees regardless of their designation, salary level or type of work performed, with the exception of certain groups of employees (i.e., seafarers, domestic workers and public workers). It provides employees falling within its ambit certain protections such as minimum notice periods, restrictions in relation to the deductions from wages, minimum days of annual and sick leave, maternity/paternity leave and paid childcare leave. The Employment Act also applies to employees who are foreigners so long as they fall within the definition of “employee” under the Employment Act.

Employers in Singapore owe a statutory obligation to contribute to a Central Provident Fund, under the Central Provident Fund Act 1953 of Singapore, in relation to wages for employees who are Singapore citizens or permanent residents of Singapore. The specific contribution rate to be made by employers varies depending on whether the employee is a Singapore citizen or permanent resident and the age group and wage band of the employee.

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Other employment-related benefits which are prescribed by law include statutory requirements relating to work injury compensation, and workplace safety and health, under the Work Injury Compensation Act 2019 of Singapore and the Workplace Safety and Health Act 2006 of Singapore, respectively. In addition, the employment of foreign manpower in Singapore is also governed by the Employment of Foreign Manpower Act 1990 of Singapore.

Regulations on data protection

The Personal Data Protection Act 2012 of Singapore (the “PDPA”) generally requires organizations to give notice and obtain consents prior to collection, use or disclosure of personal data (data, whether true or not, about an individual who can be identified from that data or other accessible information), and to provide individuals with the right to access and correct their own personal data. Organizations have mandatory obligations to assess data breaches they suffer, and to notify the Singapore Personal Data Protection Commission (the “PDPC”) and relevant individuals where the data breach is of a certain severity. The PDPA also imposes various baseline obligations upon organizations in connection with permitted uses of, accountability for, the protection of, the retention of, and overseas transfers of, personal data. In addition, the PDPA requires organizations to check “Do-Not-Call” registries prior to sending marketing messages addressed to Singapore telephone numbers, through voice calls, fax or text messages, including text messages transmitted over the Internet.

The PDPA creates various offenses in connection with the improper use of personal data, certain methods of collecting personal data, and certain failures to comply with PDPA requirements. These offences may be applicable to organizations, their officers and/or their employees. Offenders are liable on conviction to fines and/or imprisonment. The PDPA empowers the PDPC with significant regulatory powers to ensure compliance with the PDPA, including powers to investigate, give directions, and impose a financial penalty of up to SGD1 million, or 10% of the organization’s annual turnover in Singapore, whichever is higher. In addition, the PDPA created a right of private action, pursuant to which the Singapore courts may grant damages, injunctions, and relief by way of declaration, to persons who suffer loss or damages directly as a result of contraventions of certain PDPA requirements.

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MANAGEMENT

Our current directors and executive officers, their ages and positions are as follows:

Directors and Executive Officers	Age	Position
Dato’ Sri Kam Choy Ho	61	Chairman of the Board, Executive Director and Chief Executive Officer
Dato’ Leong Yan Yoong	64	Executive Director
Datin Fong Shiang Ng	46	Independent Director
Mr. Kok Chaw Leong	62	Independent Director
Mr. Yick Fabian Shin	56	Independent Director
Mr. Chee Mun Hoh	59	Chief Financial Officer

Below is a summary of the business experience of each our executive officers and directors:

Dato’ Sri Kam Choy Ho, aged 61, is an Executive Director and Chief Executive Officer and joined our Group since its inception. He has been appointed as the Chairman of the Board upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. He is primarily responsible for the overall strategic planning, business development and management of our Group. He has over 35 years of experience in the commercial management of vessels in the shipping industry. Apart from our Group, he has been a director of R.H. Pacific Shipping (Agencies) Limited (previously known as Hotama Pacific Shipping (Agencies) Limited) since August 1997, a company that primarily engages in shipping and transportation of bulk/bagged cargo until May 2023. He joined Straits in August 2016 as a non-independent and non-executive director and was re-designated as an executive director in January 2017. He is currently the group managing director of Straits, and is responsible for the overall business management and strategic development.

We believe that Dato’ Sri Kam Choy Ho qualifies as a director because of his extensive experience in the industry.

Dato’ Leong Yan Yoong, aged 64, has been appointed as our Executive Director upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part, and he is primarily responsible for the corporate affairs, advising on corporate strategies, policies and other general matters of our Group. Prior to joining our Group, he was the marketing officer of Arab Malaysian Credit Berhad from June 1986 to September 1988, and was responsible for the business development of the leasing division. From October 1988 to November 1989, he was a dealer with Arab Malaysian Merchant Bank Bhd attached to the money division. From 1992 to 2000, he was attached to several financial institutions such as Chung Khiaw Bank Ltd, British American Insurance Limited and a few broking houses, dealing in corporate loans, investments, properties and equity market. From June 2001 to June 2017, he was employed by CIMB Investment Bank Berhad, with his last position as Senior Vice President. He joined Straits in July 2017 as the Corporate Advisor and has been an Executive Director of Straits since August 2022. He is primarily responsible for advising and handling all matters related to Straits Group’s corporate affairs, mergers and acquisitions, restructuring, fund raising, corporate planning/strategies and special projects.

Dato’ Yoong has been a Chartered Accountant of the Chartered Institute of Management Accountants, United Kingdom (“CIMA”) since May 1986. He was admitted as an Associate Member of the CIMA in December 1993 and designated as a Chartered Global Management Accountant in October 2021. He was admitted as a Chartered Accountant and a member of the Malaysian Institute of Accountants (“MIA”) in December 2021.

We believe that Dato’ Yoong qualifies as a director because of his extensive experience in the industry.

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Datin Fong Shiang Ng, aged 46, has been appointed as our Independent Director, the chairlady of audit committee, and a member of the compensation committee and nominating and corporate governance committee upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Datin Fong Shiang Ng has over 22 years of experience in finance, accounting, internal controls, corporate finance and governance. Prior to joining our Group, she was employed by Hong Leong Bank Berhad from June 2002 to April 2009 with her last position as the branch manager of the Shah Alam branch. She was responsible for overseeing the daily operations and sales of the Shah Alam branch. From April 2009 to January 2011, she was the Section Head of the Transformation Office of RHB Capital Berhad, and was responsible for projects management and merger and acquisitions of the group. From February 2011 to August 2014, she was employed by RHB Bank Berhad with her last position as Section Head, Distribution Business Banking Group. From September 2014 to November 2016, she was a financial consultant, and she was responsible for providing financial advisory services to companies in the construction and property development industry. From December 2016 to November 2022, she has been the chief financial officer of Perfect Channel Sdn. Bhd., a steel manufacturing company, at which she was responsible for the overall financial management of the company. She has been an independent non-executive director of Straits since August 2022. She is appointed as executive director of PTT Synergy Group Berhad since May 2023, a listed company registered in Main Market of Bursa Malaysia, being one of the leading construction companies specialized in Earthwork & Infrastructure Works. The group has expanded into property development, primarily focuses on industrial warehouse and total intralogistics solutions. Datin Fong Shiang Ng received a bachelor’s degree in economics from the University Sains Malaysia, Penang in 2002.

We believe that Datin Fong Shiang Ng qualifies as a director because of her extensive experience in the industry.

Mr. Kok Chaw Leong, aged 62, has been appointed as our Independent Director, the chairman of compensation committee, and a member of the audit committee and nominating and corporate governance committee upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Leong has over 27 years of experience in the banking industry whom he started his career with Malayan Banking Berhad in 1983. He is specializing in government contract financing & international trade financing. Prior to joining our Group, he was employed by Affin Bank Berhad from 1989 to 2007 with his last position as senior manager of the Small and Medium Enterprise (“SME”) Department. He was responsible for marketing of new clients, helping clients with their financial and investment planning, achieving sales targets and ensuring excellence in bank-clients relationship. From 2007 to 2009, he served as the senior relationship manager with Ambank Berhad, and responsible for providing financial advices to the emerging corporate clients on their financial needs and assisting them in restructuring existing banking facilities. From 2009 to 2020, he set up and managing an international logistics company which is primarily engaged in providing the one stop logistics solutions, including forwarding, custom clearance, warehousing and distribution to his local clients and international clients from China and Korea. Since January 2023, he has been an independent director of Straits. Mr. Leong has been a Certified Credit Professional of the Institute Bank-Bank Malaysia in 2003.

We believe that Mr. Leong qualifies as a director because of his extensive experience in the industry.

Mr. Yick Fabian Shin, aged 56, has been appointed as our Independent Director, the chairman of nominating and corporate governance committee, and a member of the audit committee and compensation committee upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Shin has over 26 years of experience in investment banking and financial management. Prior to joining our Group, he worked in the audit department of Deloitte Touche Tohmatsu from August 1991 to February 1994. From November 1999 to July 2015, he worked in various investment banks including as the Deputy Chief Executive Officer of CMB International Capital Corporation Limited. He was an independent non-executive director of China Tianrui Automotive Interiors Co., Ltd. from December 2018 to September 2020 and a non-executive director of Pak Tak International Limited (stock code: 6162) from February 2017 to February 2023 (stock code: 2668), all of which are listed on The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”). He also served as an independent director of Bio-Key International, Inc, a company listed on Nasdaq Capital Market (symbol: BKYI) from November 2017 to September 2020. Mr. Shin has also been an independent non-executive directors of Lisi Group Holdings Limited (stock code: 526) since January 2013, Newton Resources Ltd (stock code: 1231) since August 2015 and Zhengye International Holdings Company Limited (stock code: 3363) since May 2019, all of which are listed on the Hong Kong Stock Exchange.

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Mr. Shin graduated from the University of Birmingham in England with a bachelor’s degree in commerce in July 1990. He was admitted as a fellow of The Association of Chartered Certified Accountants in March 2000.

We believe that Mr. Shin qualifies as a director because of his extensive experience in the industry.

Mr. Chee Mun Hoh, aged 59, is the chief financial officer of our Company. He is responsible for formulating corporate strategies, overall management of financial, merger and acquisitions and capital market affairs of our Group. Mr. Hoh has over 38 years of experience in finance, accounting, internal controls and corporate governance. Prior to joining our Group, he was an article clerk of BDO Binder from May 1985 to December 1989. From January 1990 to April 1995, he was employed by Ernst & Young with his last position as audit senior. From May 1996 to August 2004, he was the group accountant of Fella Group, a regional furniture manufacturer cum retailer, where he was responsible for overseeing the accounts, finance, internal audit, human resources and information technology. From March 2005 to August 2012, he served as the Finance Director of VHQ Post (M) Sdn. Bhd, a provider of media production services which is headquartered in Singapore, where he was responsible for overseeing the accounts, finance and corporate secretarial matters in Malaysia, Singapore, Indonesia, Thailand, Vietnam and China. From August 2012 to February 2017, he provided general management consultancy and Goods and Services Tax services in Malaysia. From May 2015 to May 2024, he served as an independent non-executive director of QES Group Berhad, a leading integrated solution provider specialized in manufacturing, distribution and provision of engineering services for inspection, test, measuring, analytical and automated handling equipment in Malaysia which is listed on the Main Market of Bursa Malaysia (stock code: 0196). During his tenure in QES Group Berhad, he was the chairman of its audit committee until June 2022 before he became the chairman of its remuneration committee until May 2024. He joined Straits as a financial controller in April 2017 and has been promoted to the Group Chief Financial Officer cum General Manager of Straits in July 2022. He is responsible for the overall financial management of the company.

He completed his Malaysian Institute of Certified Public Accountant Professional (“MICPA”) Examination in 1993 and was admitted as a member of MICPA in January 1994 and subsequently admitted into the MIA as a Chartered Accountant in October 1994.

Family Relationships

None of our Directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Employment Agreements

We have entered into employment agreements with each of our executive officers. The executive officers are entitled to a fixed salary and other company benefits, each as determined by the Board from time to time. We may terminate an executive officer’s employment under applicable laws and regulations.

Each executive officer has agreed during and after the termination or expiry of his or her employment agreement, not to reveal to any person or use all information, know-how and records that is confidential or not, which may come to their knowledge during their employment, except as authorized or required by their duties to do so. The restriction shall cease to apply to information or knowledge which may come into the public domain.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our Directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our Board will consist of five Directors, comprising two Executive Directors and three Independent Directors, upon the SEC’s declaration of effectiveness of the registration statement of which this prospectus is a part. A director is not required to hold any shares in our Company to qualify to serve as a director. Subject to any separate requirement for audit committee approval under applicable law, our memorandum and articles of association, as may be amended from time to time or the NYSE American Company Guide, or disqualification by the chairman of the relevant board meeting, after making appropriate disclosures on the nature of the interest of any directors in such contract or transaction at or prior to its consideration and any vote in that matter to the Board in accordance with our post-offering amended and restated memorandum and articles of association, a director may vote with respect to any contract, proposed contract, or arrangement in which he or she is interested, in voting in respect of any such matter, such director should take into account his or her director’s duties. A director may exercise all the powers of the company to borrow money, mortgage its business, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

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Board diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our Board, including but not limited to gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity and length of service. The ultimate decision of the appointment will be based on merit and the contribution which the selected candidates will bring to our Board.

Our Directors have a balanced mix of knowledge and skills. We have three Independent Directors with different industry backgrounds, representing a majority of the members of our Board. We also achieved gender diversity by having one female Independent Director out of the total of three Independent Directors. Our Board is well balanced and diversified in alignment with the business development and strategy of our Group.

Committees of the Board of Directors

We have established an audit committee, a compensation committee and a nominating and corporate governance committee under the Board upon the effectiveness of the registration statement of which this prospectus forms a part. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

We have established an audit committee upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Our audit committee consists of Datin Fong Shiang Ng, Mr. Kok Chaw Leong and Mr. Yick Fabian Shin and is chaired by Datin Fong Shiang Ng. We have determined that each of these three directors satisfies the “independence” requirements of the NYSE American Company Guide and meet the independence standards under Section 10A(m)(3) under the Exchange Act, as amended. We have determined that Datin Fong Shiang Ng qualifies as an “audit committee financial expert”. The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The audit committee is responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s responses;

●	reviewing and approving all proposed related party transactions;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting periodically with management and the independent registered public accounting firm in separate executive sessions;

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

●	reporting regularly to the board.

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Compensation Committee

We have established a compensation committee upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Our compensation committee consists of Mr. Kok Chaw Leong, Mr. Yick Fabian Shin and Datin Fong Shiang Ng and is chaired by Mr. Kok Chaw Leong. We have determined that each of these three directors satisfies the “independence” requirements of the NYSE American Company Guide. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our Directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or other similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Our nominating and corporate governance committee consists of Mr. Kok Chaw Leong, Datin Fong Shiang Ng and Mr. Yick Fabian Shin and is chaired by Mr. Yick Fabian Shin. We have determined that each of these three directors satisfies the “independence” requirements of the NYSE American Company Guide. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our Directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

●	reviewing candidates recommended by the Director, Company’s management and shareholders, and conducting appropriate inquiries into the background and qualifications of any such candidates with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversity and availability of service to us;

●	selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

●	developing and reviewing the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices; and

●	evaluating the performance of the Nominating and Corporate Governance Committee.

Foreign Private Issuer Exemption

We are a “foreign private issuer”, as defined by the SEC. As a result, in accordance with the rules and regulations of NYSE American, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with NYSE American corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, or from providing current reports on Form 8-K disclosing significant events within four (4) days of their occurrence, and from the disclosure requirements of Regulation FD.

●	Exemption from Section 16 rules regarding sales of Ordinary Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

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●	Exemption from the NYSE American Company Guide applicable to domestic issuers requiring disclosure within four (4) business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the NYSE American rules, as permitted by the foreign private issuer exemption.

If we rely on our home country corporate governance practices in lieu of certain of the rules of the NYSE American, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE American. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to the Cayman Islands requirements in lieu of many of the NYSE American corporate governance rules, we intend to comply with the NSYE American corporate governance rules applicable to foreign private issuers, including the requirement to hold annual meetings of shareholders.

Controlled Company Exception

We may also be eligible to utilize the controlled company exemptions under the NYSE American corporate governance rules. We are a “controlled company” within the meaning of NYSE American Company Guide. As at the date of this prospectus, 76.68% of the issued share capital of the Company is owned by Straits. Straits therefore beneficially owns 76.68% of our total voting power as at the date of this prospectus. Following completion of this offering, 66.39% of the issued share capital of the Company will be owned by Straits, which will beneficially own 66.39% of our total voting power. Dato’ Sri Kam Choy Ho, the Chairman of our Board, an Executive Director and the Chief Executive Officer of our Company, is also the Group Managing Director of Straits, and that three other Directors, namely Dato’ Leong Yan Yoong (an Executive Director of Straits), Datin Fong Shiang Ng (an Independent Non-Executive Director of Straits) and Mr. Kok Chaw Leong (an Independent Non-Executive Director of Straits), are also directors of Straits, and Mr. Chee Mun Hoh, the Chief Financial Officer of our Company, is also the Group Chief Financial Officer cum General Manager of Straits.

Under the NYSE American rules, a company of which more than 50% of the voting power with respect to the election of directors is held by an individual, a company or a group of persons acting together is a “controlled company” and may elect not to comply with certain stock exchange rules regarding corporate governance, including the following requirements:

–	that a majority of its board of directors consist of independent directors;

–	that its director nominees be selected or recommended for the board’s selection by a majority of the board’s independent directors in a vote in which only independent directors participate or by a nominating committee comprised solely of independent directors, in either case, with a formal written charter or board resolutions, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws; and

–	that its compensation committee be composed solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Duties of Directors

Under Cayman Islands law, our Directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him and to exercise the skill they actually possess. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to act in a manner that contravenes our memorandum and articles of association or the Cayman Islands Companies Act. You should refer to “Description of Securities — Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

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Compensation of Directors and Executive Officers

The following table sets forth the compensation (including remuneration, salaries and mandatory provident fund) paid to our directors and our executive officers for FY2022, FY2023, FY2024, 6M2023 and 6M2024.

Name	Position	FY2022 (USD)	FY2023 (USD)	FY2024 (USD)

Dato’ Sri Kam Choy Ho	Chairman of the Board, Executive Director and Chief Executive Officer	116,362	104,937	101,574
Dato’ Leong Yan Yoong	Executive Director	-	-	-
Datin Fong Shiang Ng	Independent Director	-	-	-
Mr. Kok Chaw Leong	Independent Director	-	-	-
Mr. Yick Fabian Shin	Independent Director	-	-	-
Mr. Chee Mun Hoh	Chief Financial Officer	-	-	-

Name	Position	6M2023 (USD)	6M2024 (USD)

Dato’ Sri Kam Choy Ho	Chairman of the Board, Executive Director and Chief Executive Officer	49,162	45,439
Dato’ Leong Yan Yoong	Executive Director	-	-
Datin Fong Shiang Ng	Independent Director	-	-
Mr. Kok Chaw Leong	Independent Director	-	-
Mr. Yick Fabian Shin	Independent Director	-	-
Mr. Chee Mun Hoh	Chief Financial Officer	-	-

As of the date of this document, we have not made any agreements with any of our Directors to provide benefits upon termination of employment.

Term of Directors

Pursuant to our post-offering amended and restated memorandum and articles of association, subject to the rules of the NYSE American, an appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting, or upon any specified event or after any specified period in a written agreement between our Company and the Director, if any; but no such term shall be implied in the absence of express provision. For so long as the ordinary shares are listed on the NYSE American, no individual Director’s term shall exceed three years, and a majority of the Directors shall stand for re-election within every consecutive two-year period.

Dato’ Sri Kam Choy Ho has served the office as our Director since November 2023 while Dato’ Leong Yan Yoong, Datin Fong Shiang Ng, Mr. Kok Chaw Leong and Mr. Yick Fabian Shin have served the office as our Directors since the effectiveness of our registration statement on Form F-1. No fixed term was stipulated for Dato’ Sri Kam Choy Ho, Dato’ Leong Yan Yoong, Datin Fong Shiang Ng, Mr. Kok Chaw Leong and Mr. Yick Fabian Shin when they were appointed as Directors.

Equity Compensation Plan Information

We have not adopted any equity compensation plans.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2024, we had no outstanding equity awards.

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RELATED PARTY TRANSACTIONS

Set forth below are the related party transactions of our Group that occurred during the past three fiscal years up to the date of this prospectus.

Name	Relationship	Nature	For the period from July 1, 2024 up to the date of this prospectus	For the six months ended June 30, 2024	For the year ended December 31, 2023	For the year ended December 31, 2022	For the year ended December 31, 2021

Dato’ Sri Kam Choy Ho (Note 1)	Our Director	Advances from Dato’ Sri Kam Choy Ho (Note 2)	-	$(10,604)	$(21,716)	$(11,312)	-
Ho Hung Ming	Son of Dato’ Sri Kam Choy Ho	Remuneration paid to Ho Hung Ming	$(58,668)	(32,428)	(67,895)	(67,730)	$(56,655)
Straits	Controlling Shareholder	Working capital advances to Straits (Note 2)	12,093,248	617,290	1,623,241	1,320,934	540,097
		Management service provided by Straits	-	-	-	(142,919)	(208,429)
Victoria STS (Labuan) Sdn. Bhd. (“VSTS”)	An entity controlled by Straits	Sales of marine gas to VSTS	-	-	151,349	235,544	34,414
		Sales of ship management service to VSTS	216,039	39,402	122,240	19,584	-
		Purchase of tugboat services from VSTS	(29,300)	-	(21,201)	(21,808)
		Trade balances due from/ (to) VSTS	1,034,010	822,060	631,778	220,016	214,734
Victoria 1 Limited	A subsidiary of VSTS, an entity controlled by Straits	Sales of ship management service to Victoria 1 Limited	-	-	-	53,341	31,006
		Sales of marine gas oil to Victoria 1 Limited	-	-	-	76,732	-
		Trade balances due from Victoria 1 Limited	-	-	-	82,675	-
Victoria 2 Limited	A subsidiary of VSTS, an entity controlled by Straits	Sales of marine gas oil to Victoria 2 Limited	-	-	-	97,939	-
		Sales of ship management service to Victoria 2 Limited	-	-	-	22,962	-
		Trade balances due from Victoria 2 Limited	-	-	-	59,209	-
Victoria 3 Limited	A subsidiary of VSTS, an entity controlled by Straits	Revenue generated from services provided to Victoria 3 Limited	71,163	72,165	74,066	2,957	-
		Sales of ship management service to Victoria 3 Limited	-	-	16,788	-	-
Sinar Maju Logistik Sdn. Bhd.	An entity controlled by Straits	Shipping agency services provided by Sinar Maju Logistik Sdn. Bhd.	(155,459)	(178,465)	(525,067)	(867,297)	(535,337)
		Sales of fresh water to Sinar Maju Logistik Sdn. Bhd.	-	-	-	5,117	1,829
		Trade balances due from/ (to) Sinar Maju Logistik Sdn. Bhd.	171,910	(40,171)	(30,420)	368,942	(271,154)
Sinar Maju Marin Sdn. Bhd.	An entity controlled by Straits	Shipping agency service provided by Sinar Maju Marin Sdn. Bhd.	(35,420)	(42,165)	(71,606)	(47,566)	(66,156)
		Trade balances due from/ (to) Sinar Maju Marin Sdn. Bhd.	(1,145)	(8,719)	(19,865)	(3,394)	18,185
Straits Alliance Transport Sdn. Bhd.	An entity controlled by Straits	Advance to Straits Alliance Transport Sdn. Bhd. (Note 2)	1,057	1,000	1,024	925	297
Straits Management Services Sdn. Bhd.	An entity controlled by Straits	Trade balances due to Straits Management Services Sdn. Bhd.	(411,106)	(90,874)	(153,597)	(144,243)	-
		Management fees paid to Straits Management Services Sdn. Bhd.	(369,690)	(129,401)	(269,897)	(144,036)	-
Benua Hijau Sdn. Bhd.	An entity controlled by Straits	Advance to/(from) Benua Hijau Sdn. Bhd (Note 2)	-	108	110	(11,197)	-
		Advance on CSR Cost due to Benua Hijau Sdn Bhd	(85,904)		-	-	-
		CRS Cost paid to Benua Hijau Sdn Bhd	(98,658)		-	-	-
Megah Port Management Sdn. Bhd.	An entity controlled by Straits	Advance to Megah Port Management Sdn. Bhd. (Note 2)	-	91	93	97	-
Straits CommNet Solutions Sdn. Bhd.	An entity controlled by Straits	Advance to Straits CommNet Solutions Sdn. Bhd. (Note 2)	-	-	-	16	-
Pan Management Services Ltd.	An entity controlled by Straits	Trade balances due (to)/ from Pan Management Services Ltd.	(94,666)	(130,241)	(295,610)	(208,254)	(106,586)
		Management fees paid to Pan Management Services Ltd.	-	-	(234,137)	(198,567)	(101,029)
Black Hummer Security Sdn. Bhd.	An entity controlled by Tan Sri Mohd Bakri Bin Mohd Zinin,	Security service fees paid to Black Hummer Security Sdn. Bhd.	-	-	(1,448)	(16,877)	(22,018)
		Trade balances due to Black Hummer Security Sdn. Bhd.	-	-	-	(1,493)	-
Dato’ Mohd Suhaimi Bin Hashim	Shareholder	Advances	(224)	-	-	-	-
Raja Ismail Bin Raja Mohamed	Director of Tumpuan Megah	Reimbursable legal fee from Raja Ismail Bin Raja Mohamed	1,677,951	1,463,668	1,469,762	1,298,736	-

Notes:

1.	Dato’ Sri Kam Choy Ho, the Chairman of our Board, Executive Director and the Chief Executive Officer of our Company, is also the Group Managing Director of Straits.

2.	The advances to/ (from) related parties are unsecured and repayable on demand.

Policies and Procedures for Related Party Transactions

Our Board have established an audit committee upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part, which will be tasked with review and approval of all related party transactions.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of Ordinary Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Ordinary Shares. The following table assumes that none of our officers, directors or 5% or greater beneficial owners of our Ordinary Shares will purchase shares in this offering. In addition, the following table assumes that the over-allotment option has not been exercised. Holders of our Ordinary Shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him/her, subject to applicable community property laws.

	Ordinary Shares beneficially owned prior to this offering		Ordinary Shares beneficially held immediately after this offering
Name of Beneficial Owners	Number of Ordinary Shares	Approximate percentage of outstanding Ordinary Shares	Number of Ordinary Shares	Approximate percentage of outstanding Ordinary Shares
5% or greater shareholders
Straits Energy Resources Berhad (1)	15,336,523	76.68%	15,336,523	66.39%
Dato’ Mohd Suhaimi Bin Hashim	1,737,467	8.69%	1,737,467	7.52%
Mr. Yong Sing Goo	1,737,467	8.69%	1,737,467	7.52%
Platinum Gate Capital Pte. Ltd. (2)	1,188,543	5.94%	1,188,543	5.15%

Directors and executive officers
Dato’ Sri Kam Choy Ho	-	-	-	-
Dato’ Leong Yan Yoong	-	-	-	-
Datin Fong Shiang Ng	-	-	-	-
Mr. Kok Chaw Leong	-	-	-	-
Mr. Yick Fabian Shin	-	-	-	-
Mr. Chee Mun Hoh	-	-	-	-
Directors and executive officers as a group (six individuals)	-	-	-	-

(1)	Straits Energy Resources Berhad, or Straits, a Malaysian company whose shares are listed on the ACE Market of Bursa Malaysia (stock code: 0080), is the record holder and beneficial owner of the shares reported herein. The registered office of Straits is located at No. 149A, 149B, 151B, Persiaran Raja Muda Musa, 42000 Port Klang, Selangor Darul Ehsan, Malaysia. Straits’ board of directors has voting and/or dispositive control over the shares held by Straits. Straits’ board of directors currently consists of ten (10) directors, namely, Y.A.M Dato’ Seri Tengku Baharuddin Ibni Al-Marhum Sultan Mahmud Al-Muktafi Billah Shah, Dato’ Sri Kam Choy Ho, Dato’ Leong Yan Yoong, Mr. Tony Han Tan (Chen Han), Tan Sri Mohd Bakri Bin Mohd Zinin, Mr. Fook Heng Leong, Ms. Harison Binti Yusoff, Mr. Kok Chaw Leong, Datin Fong Shiang Ng and Mr. Hung Ming Ho (alternate director to Tan Sri Mohd Bakri Bin Mohd Zinin).

As at the date of this prospectus, Dato’ Sri Kam Choy Ho has (i) a direct interest of approximately 9.41% in Straits; and (ii) an indirect interest of approximately 6.46% through his indirect interest in Sturgeon Asia Ltd and his brothers’ direct shareholdings in Straits.

(2)	Platinum Gate Capital Pte. Ltd., or Platinum Gate, a limited liability company incorporated in Singapore, is the record holder of the shares reported herein. Platinum Gate is owned 80% by Mr. Tony Han Tan (Chen Han) (“Mr. Tan”) and 20% by Mr. Kwang Liong Djie (“Mr Djie”), each of whom a director of Platinum Gate. By virtue of Mr. Tan and Mr. Djie’s control over Platinum Gate, each of them may be deemed to beneficially own shares held by Platinum Gate. The registered office of Platinum Gate is located at 10 Anson Road, #28-12 International Plaza, Singapore (079903).

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DESCRIPTION OF SECURITIES

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and our affairs are governed by our memorandum and articles of association, as amended from time to time and the Cayman Islands Companies Act, and the common law of the Cayman Islands.

The share capital of the Company consists of Ordinary Shares. As of the date hereof, our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares of par value US$0.0001 each. As of the date of this prospectus, 20,000,000 Ordinary Shares were issued and outstanding. We will issue 3,100,000 Ordinary Shares in this offering. The following are summaries of material provisions of our post-offering amended and restated memorandum and articles of association (which will become effective immediately prior to completion of this offering) (the “Memorandum and the Articles”, and collectively, the “Memorandum and Articles”) and the Cayman Islands Companies Act insofar as they relate to the material terms of our Ordinary Shares.

Ordinary Shares

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the Board determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Islands Companies Act and our Articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. The directors may deal with unissued shares either at a premium or at par, or with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise. No share may be issued at a discount except in accordance with the provisions of the Cayman Islands Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Listing

Our Ordinary Shares have been approved to list the ordinary shares on the NYSE American under the symbol “TMDE”.

Transfer Agent and Registrar

The transfer agent and registrar for the ordinary shares is VStock Transfer, LLC, at 18 Lafayette Place, Woodmere, New York 11598.

Dividends

Subject to the provisions of the Cayman Islands Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles:

●	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

●	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Islands Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

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Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholders holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Islands Companies Act, our shareholders may, by ordinary resolution:

●	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

●	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

●	convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

●	sub-divide our shares or any of them into shares of an amount smaller than that fixed by the memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

●	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Islands Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Calls on Shares and Lien on Shares

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

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We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

●	either alone or jointly with any other person, whether or not that other person is a shareholder; and

●	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the Articles.

We may sell, in such manner as the directors may determine, any share over which it has a lien if (i) the sum in respect of which the lien exists is presently payable, (ii) due notice that such sum is payable has been given (as prescribed by the Articles) and, (iii) within 14 clear days of the date on which the notice is deemed to be given under the Articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any capital call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share being the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether under statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is our director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Islands Companies Act.

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Redemption and Purchase of Own Shares

Subject to the Cayman Islands Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

●	issue shares that are to be redeemed or liable to be redeemed, at our option or the option of the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

●	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

●	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Cayman Islands Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Subject to any applicable requirements set forth in the Articles and provided that a transfer of ordinary shares complies with applicable rules of the NYSE American, a shareholder may transfer ordinary shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the NYSE American or in any other form approved by the directors, executed by or on behalf of:

●	where the ordinary shares are fully paid, that shareholder; and

●	where the ordinary shares are partly paid, that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered into our register of members.

Where the ordinary shares in question are not listed on or subject to the rules of the NYSE American, our Board may, in its absolute discretion, decline to register any transfer of any ordinary share that has not been fully paid up or is subject to a company lien. Our Board may also decline to register any transfer of such ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our Board may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	the ordinary share transferred is fully paid and free of any lien in favor of us;

●	any fee related to the transfer has been paid to us; and

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●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four.

If our directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under the Cayman Islands Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Islands Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our Board. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the Articles, specifying the purpose of the meeting and signed by or on behalf of each of the shareholders making the requisition. If the directors do not convene such meeting within 21 clear days’ from the date of receipt of the written requisition, those shareholders who requested the meeting or any of them may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 10 clear days’ notice in writing must be given to shareholders for any general meeting. The notice shall specify (a) the place, the date and the hour of the meeting, (b) whether the meeting will be held virtually, at a physical place or both; (c) if the meeting is to be held in any part at a physical place, the address of such place; (d) if the meeting is to be held in two or more places, or in any part virtually, the electronic communication facilities that will be used to facilitate the meeting, including the procedures to be followed by any shareholder or other participant of the meeting who wishes to utilize such electronic communication facilities for the purposes of attending and participating in such meeting; (e) subject to item (f) and the requirements of (to the extent applicable) the rules of the NYSE American, the general nature of the business to be transacted; and (f) if a resolution is proposed as a special resolution, the text of that resolution. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Islands Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 30 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days hence or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for more than seven clear days, notice of the adjourned meeting shall be given in accordance with the Articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

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A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be shareholders) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held as a virtual meeting or in more than one place, the chairman may appoint scrutineers virtually and in more than one place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

A director may be removed by ordinary resolution.

A director may at any time resign from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the Articles, the office of a director may be terminated forthwith if:

●	he is prohibited by the law of the Cayman Islands from acting as a director;

●	he is made bankrupt or makes an arrangement or composition with his creditors generally;

●	he resigns his office by notice to us;

●	he only held office as a director for a fixed term and such term expires;

●	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

●	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

●	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

●	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

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Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the all committee members shall be independent within the meaning of Section 803 of the NYSE American Company Guide. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 803 of the NYSE American Company Guide and will meet the criteria for independence set forth in Section 10A(m)(3) of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Islands Companies Act and the Memorandum and Articles, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of the Memorandum and Articles. To the extent allowed by the Cayman Islands Companies Act, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the Articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge our undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our Company shall declare the nature of his interest at a meeting of the directors. A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the rules of the NYSE American and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein provided the director discloses to his fellow directors the nature and extent of any material interests in respect of any contract or transaction or proposed contract or transaction and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

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Capitalization of Profits

The directors may resolve to capitalize:

●	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

●	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the Articles and any other sanction required by the Cayman Islands Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

●	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

●	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Register of Members

Under the Cayman Islands Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, and, a statement of the shares held by each member, which:

distinguishes each share by its number (so long as the share has a number);

confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

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confirms the number and category of shares held by each member; and

confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Islands Companies Act, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Islands Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our Company, the person or shareholder aggrieved (or any shareholder of our Company or our Company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Islands Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Islands Companies Act and the current Companies Act of the UK. In addition, the Cayman Islands Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Islands Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

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	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation and Bylaws	Certificate of Incorporation and Memorandum and Articles of Association

Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.	As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Islands Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

Limitations on Personal Liability of Directors	Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.	The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Indemnification of Directors, Officers, Agents, and Others	A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

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Delaware	Cayman Islands
Our post-offering amended and restated articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

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	Delaware	Cayman Islands
Interested Directors	Under Delaware law, a transaction in which a director who has an interest in such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.	Interested director transactions are governed by the terms of a company’s memorandum and articles of association.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Cayman Islands Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

The Cayman Islands Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions.

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	Delaware	Cayman Islands
Voting for Directors	Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.	Director election is governed by the terms of the memorandum and articles of association of a company.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	There are no prohibitions in relation to cumulative voting under the Cayman Islands Companies Act but our post-offering amended and restated articles of association do not provide for cumulative voting.

Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

Nomination and Removal of Directors and Filling Vacancies on Board	Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.	Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.

Mergers and Similar Arrangements	Under Delaware law, with certain exceptions, a merger, consolidation, or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and by a majority of the outstanding voting power of the shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain mergers are entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value (as determined by the Delaware Court of Chancery) of the shares held by such shareholder in lieu of the consideration such shareholder would otherwise receive in the transaction.	The Cayman Islands Companies Act provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a “consolidation” and a “merger”. In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken off by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken off and cease to exist.

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Delaware	Cayman Islands
Delaware law also provides that a parent entity, by resolution of its board of directors, may merge with any subsidiary corporation, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights unless the subsidiary is wholly owned.

Two or more Cayman-registered companies may merge or consolidate. Cayman-registered companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation.

Under the Cayman Islands Companies Act, a plan of merger or consolidation shall be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s memorandum and articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the votes are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

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Delaware	Cayman Islands
In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act or that would amount to a “fraud on the minority”.

When a takeover offer is made and accepted by holders of not less than 90% of the shares affected within four (4) months, the offeror may, within a two (2) month period commencing on the expiration of such four (4) month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

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	Delaware	Cayman Islands
Shareholder Suits

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law.

In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action but such discretion is rarely used. Generally, Delaware follows the American rule under which each party bears its own costs.

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

● a company acts or proposes to act illegally or ultra vires;

● the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

● those who control the company are perpetrating a “fraud on the minority.

Inspection of Corporate Records	Under Delaware law, shareholders of a corporation, upon written demand under oath stating the purpose thereof, have the right during normal business hours to inspect for any proper purpose, and to make copies and extracts of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than copies of our memorandum and articles, the register of mortgages or charges, and any special resolutions passed by our shareholders) of the company. However, these rights may be provided in the company’s memorandum and articles of association.

Shareholder Proposals	Under Delaware law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the corporation’s governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the corporation’s governing documents, but shareholders may be precluded from calling special meetings.	The Cayman Islands Companies Act does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s memorandum and articles of association.

Approval of Corporate Matters by Written Consent	Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders unless otherwise provided in the corporation’s certificate of incorporation. A corporation must send prompt notice of the taking of the corporate action approved by shareholders without a meeting by less than unanimous written consent to those shareholders who have not consented in writing and who would have otherwise been entitled to notice of the meeting at which such action would have been taken.	The Cayman Islands Companies Act allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the memorandum and articles of association).

Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	The Cayman Islands Companies Act does not have provisions governing the proceedings of shareholders meetings which are usually provided in the memorandum and articles of association.

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Anti-money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

●	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

●	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

●	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

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Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller”, whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by our company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

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SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there was no established public market for our Ordinary Shares, and while our Ordinary Shares have been approved for listing on the NYSE American, we cannot assure you that a liquid trading market for the Ordinary Shares will develop or be sustained after this offering. Future sales of substantial amounts of our Ordinary Shares in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, all of our Ordinary Shares currently outstanding will not be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our Ordinary Shares, including Ordinary Shares issued upon exercise of outstanding options, in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of our Ordinary Shares and our ability to raise equity capital in the future.

Upon the closing of this offering, we will have 23,100,000 outstanding Ordinary Shares, assuming no exercise of the underwriters’ over-allotment option. Of that amount, 3,100,000 Ordinary Shares will be publicly held by investors participating in this offering, and Ordinary Shares will be held by our existing shareholders, some of whom may be our “affiliates” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.

All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” in the United States without restriction or further registration under the Securities Act. Ordinary shares purchased by one of our “affiliates” may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

The Ordinary Shares held by existing shareholders are, and any Ordinary Shares issuable upon exercise of options outstanding following the completion of this offering will be, “restricted securities”, as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Rule 144

In general, persons who have beneficially owned restricted Ordinary Shares for at least six (6) months, and any affiliate of the company who owns either restricted or unrestricted securities, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates

Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three (3) months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:

●	the restricted securities have been held for at least six (6) months, including the holding period of any prior owner other than one of our affiliates;

●	we have been subject to the Exchange Act periodic reporting requirements for at least ninety (90) days before the sale; and

●	we are current in our Exchange Act reporting at the time of sale.

Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three (3) months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting.

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Affiliates

Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three (3) months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three (3) month period only that number of securities that does not exceed the greater of either of the following:

●	1% of the number of Ordinary Shares then outstanding, which will equal approximately 231,000 shares immediately after the closing of this offering; or

●	the average weekly trading volume of our Ordinary Shares in the form of Ordinary Shares on the NYSE American during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Additionally, persons who are our affiliates at the time of, or any time during the three (3) months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six (6) month holding period of Rule 144, which does not apply to sales of unrestricted securities.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. If any of our employees, executive officers or directors purchase shares under a written compensatory plan or contract, they may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares would be required to wait until ninety (90) days after the date of this prospectus before selling any such shares.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf. Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as our officer or director of our Company may resell their restricted shares in an “offshore transaction” under Regulation S if:

●	none of the shareholder, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States, and

●	in the case of a sale of our restricted shares by an officer or director who is our affiliate solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

Additional restrictions are applicable to a holder of our restricted shares who will be our affiliate other than by virtue of his or her status as our officer or director.

Lock-up Agreements

Our officers, our directors and shareholders of five percent (5.0)% or more of the outstanding shares of the ordinary shares of the Company as of the effective date of the Registration Statement have agreed to a six-month lock-up period after the Offering is completed with respect to the ordinary shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that may be currently outstanding or which may be issued. This means that, for a period of six months after the Offering is completed, such persons may not offer, sell, contract to sell, encumber, grant any option for the sale, pledge or otherwise dispose of these securities without the prior written consent of the representative. See “Underwriting”.

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MATERIAL INCOME TAX CONSIDERATIONS

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

We have been advised by Ogier, our Cayman Islands legal counsel in their opinion that the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties that may be applicable on instruments executed in, or, after execution brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010, but is not otherwise party to any double tax treaties that are applicable to any payments made to or by our Company. There are no exchange control regulations or currency restrictions in the Cayman Islands. No stamp duty is payable in respect of the issue of our securities or on an instrument of transfer in respect of our securities.

We have been further advised by Ogier that payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (Revised) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

Our Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Governor in Cabinet of the Cayman Islands as to tax concessions under the Tax Concessions Act (Revised). In accordance with the provision of Section 6 of The Tax Concessions Act (Revised), the Governor in Cabinet undertakes with our Company:

●	that no law that is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains, or appreciations shall apply to our Company or its operations; and

●	in addition, that no tax to be levied on profits, income, gains, or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(a)	on or in respect of the shares, debentures, or other obligations of our Company; or

(b)	by way of the withholding, in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (Revised).

These concessions shall be for a period of 20 years from October 26, 2023.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of our Ordinary Shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our Ordinary Shares pursuant to this offering and hold such Ordinary Shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities or governmental organizations, retirement plans, regulated investment companies, real estate investment trusts, grantor trusts, brokers, dealers or traders in securities, commodities, currencies or notional principal contracts, certain former citizens or long-term residents of the United States, persons who hold our Ordinary Shares as part of a “straddle”, “hedge”, “conversion transaction”, “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power of our Ordinary Shares, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our Ordinary Shares who is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

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If an entity treated as a partnership for U.S. federal income tax purposes holds our Ordinary Shares, the U.S. federal income tax consequences relating to an investment in such Ordinary Shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our Ordinary Shares.

Persons considering an investment in our Ordinary Shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our Ordinary Shares including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a PFIC for any taxable year in which either (i) at least 75% of its gross income is “passive income”, or the PFIC income test, or (ii) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income, or the PFIC asset test. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although PFIC status is determined on an annual basis and generally cannot be determined until the end of a taxable year, based on the nature of our current and expected income and the current and expected value and composition of our assets, we do not presently expect to be a PFIC for our current taxable year or the foreseeable future. However, there can be no assurance given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the IRS will agree with our conclusion or that the IRS would not successfully challenge our position.

If we are a PFIC in any taxable year during which a U.S. Holder owns our Ordinary Shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (i) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our Ordinary Shares, and (ii) any gain recognized on a sale, exchange or other disposition, including a pledge, of our Ordinary Shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our Ordinary Shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our Ordinary Shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds such Ordinary Shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our Ordinary Shares. If the election is made, the U.S. Holder will be deemed to sell our Ordinary Shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s Ordinary Shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares and one of our non-United States subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Any of our non-United States subsidiaries that have elected to be disregarded as entities separate from us or as partnerships for U.S. federal income tax purposes would not be corporations under U.S. federal income tax law and accordingly, cannot be classified as lower-tier PFICs. However, non-United States subsidiaries that have not made the election may be classified as a lower-tier PFIC if we are a PFIC during your holding period and the subsidiary meets the PFIC income test or PFIC asset test. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our non-United States subsidiaries.

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If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our Ordinary Shares if a valid “mark-to-market” election is made by the U.S. Holder for our Ordinary Shares. An electing U.S. Holder generally would take into account as ordinary income each year, the excess of the fair market value of our Ordinary Shares held at the end of such taxable year over the adjusted tax basis of such Ordinary Shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such Ordinary Shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our Ordinary Shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of our Ordinary Shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. If, after having been a PFIC for a taxable year, we cease to be classified as a PFIC because we no longer meet the PFIC income or PFIC asset test, the U.S. Holder would not be required to take into account any latent gain or loss in the manner described above and any gain or loss recognized on the sale or exchange of the Ordinary Shares would be classified as a capital gain or loss.

A mark-to-market election is available to a U.S. Holder only for “marketable stock”. Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least fifteen (15) days during each calendar quarter.

Our Ordinary Shares will be marketable stock as long as they remain listed on the NYSE American and are regularly traded. A mark-to-market election will not apply to the Ordinary Shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any of our non-U.S. subsidiary. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs notwithstanding the U.S. Holder’s mark-to-market election for the Ordinary Shares.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund, or QEF, election. As we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election, prospective investors should assume that a QEF election will not be available.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our Ordinary Shares, the consequences to them of an investment in a PFIC, any elections available with respect to the Ordinary Shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of Ordinary Shares of a PFIC.

Distributions

Subject to the discussion above under “— Passive Foreign Investment Company Consequences”, a U.S. Holder that receives a distribution with respect to our Ordinary Shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s Ordinary Shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s Ordinary Shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends.

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Distributions on our Ordinary Shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations. Dividends paid by a “qualified foreign corporation” to certain non-corporate U.S. Holders may be are eligible for taxation at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that a holding period requirement (more than sixty (60) days of ownership, without protection from the risk of loss, during the 121-day period beginning sixty (60) days before the ex-dividend date) and certain other requirements are met. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends to its particular circumstances. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “— Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply.

Dividends will be included in a U.S. Holder’s income on the date of the depositary’s receipt of the dividend. The amount of any dividend income paid in the Cayman Islands dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect to the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation with respect to any dividend it pays on Ordinary Shares that are readily tradable on an established securities market in the United States.

Sale, Exchange or Other Disposition of Our Ordinary Shares

Subject to the discussion above under “— Passive Foreign Investment Company Consequences”, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of our Ordinary Shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in the Ordinary Shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, the Ordinary Shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our Ordinary Shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our Ordinary Shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in our Ordinary Shares.

Information Reporting and Backup Withholding

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our Ordinary Shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “Passive Foreign Investment Company Consequences”, each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 for our Ordinary Shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

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Dividends on and proceeds from the sale or other disposition of our Ordinary Shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the holder (i) fails to provide an accurate U.S. taxpayer identification number or otherwise establish a basis for exemption, or (ii) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN OUR ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Ordinary Shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Malaysia and Singapore income tax consequences of an investment in the Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Malaysia and Singapore laws.

Taxation in Malaysia

Income Tax

The principal legislation that governs a person’s income tax in Malaysia is the Income Tax Act 1967 (the “ITA”). The regulatory body implementing and enforcing the ITA is the Inland Revenue Board of Malaysia (“IRB”). Pursuant to section 3 of the ITA, income tax shall be charged for each year of assessment (“YA”) upon the income of any person accruing in or derived from Malaysia or received in Malaysia from outside Malaysia.

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Pursuant to section 8 of the ITA, a company is a tax resident in Malaysia if its management and control of its business or any one of its businesses are exercised in Malaysia. Management and control are normally considered to be exercised at the place where the directors’ meetings concerning management and control of the company are held.

However, section 3B of the ITA provides that tax shall not be charged under the ITA on income in respect of Labuan business activity carried on by a Labuan company, other than a Labuan company which has made an election under section 3A of the Labuan Business Activity Tax Act 1990 (“LBATA”).

The income tax rate payable by a resident company under the ITA differs depending generally on the amount of the company’s paid-up capital and gross business income in relation to the particular YA. A resident company will be taxed at 24% (YA 2024) for all its chargeable income; unless it is a resident company incorporated in Malaysia with a paid-up capital not exceeding RM2.5 million and gross business income of not more than RM50 million in which case it would be subject to an income tax rate (YA 2024) of 15% on the first RM150,000 of chargeable income, 17% on chargeable income above RM150,000 up to RM600,000 and 24% for chargeable income above RM600,000. However the aforesaid 3-tier rates do not apply to a resident company incorporated in Malaysia (notwithstanding having a paid-up capital not exceeding RM2.5 million and gross business income of not more than RM50 million) where (a) more than 50% of the ordinary shares of the resident company are directly or indirectly owned by a company whose paid up capital for that YA is more than RM2.5 million (“related company”) or (b) more than 50% of the ordinary shares of the related company is directly or indirectly owned by the resident company or (c) more than 50% of the ordinary shares of the resident company and the related company are directly or indirectly owned by another or (d) more than 20% of the ordinary shares of the resident company are directly or indirectly owned by one or more companies incorporated outside Malaysia or by one or more individuals who are not citizens of Malaysia.

Pursuant to the ITA, a non-resident company—namely, a company which does not fall under the purview of section 8 of the ITA—is subject to the following tax rates (YA 2024):

Types of Income	Rate (%)
Business income derived from Malaysia or received in Malaysia from outside Malaysia	24
Interest	15*
Royalties derived from Malaysia	10
Services rendered in Malaysia in connection with use of property or rights or installation of plant, machinery or other apparatus purchased	10
Advice given or assistance or service rendered in Malaysia in connection with the management or administration of scientific, industrial or commercial undertaking, venture, project or scheme	10
Rental or other payment for use of moveable properties	10
Dividends	Exempt
Other income	10

Note: Where the recipient is resident in a country that has a double tax agreement with Malaysia, the tax rates for the specific sources of income may be reduced.

* Interest paid to a non-resident person (other than such interest accruing to a place of business in Malaysia) by a licensed banking institution in Malaysia is exempt from tax.

Capital Gains Tax

With effect from January 1, 2024, tax is chargeable under the ITA on income of a company, limited liability partnership, trust body or co-operative society for a YA in respect of gains or profits from disposal of capital assets. “Capital assets” is defined in the ITA as movable or immovable property outside Malaysia including any rights or interest thereof and moveable property situated in Malaysia which are unlisted shares of companies incorporated in Malaysia. Gains or profits derived from the disposal of capital asset which is a share of a controlled company incorporated outside of Malaysia (“relevant company”) shall be deemed to be derived in Malaysia and tax is chargeable under ITA where the relevant company (i) owns real property situated in Malaysia and the value of the real property situated in Malaysia is not less than 75% of the value of its total tangible assets and/or (ii) owns shares of another controlled company which value is not less than 75% of the value of its total tangible assets at the date of acquisition of the shares of the relevant company under Section 15C of the ITA.

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The effective date for disposal of capital assets situated in Malaysia which is subject to capital gains tax was deferred to March 1, 2024 following the capital gains tax exemption granted from January 1, 2024 to February 29, 2024, pursuant to Income Tax (Exemption) (No.7) Order 2023 for disposal of unlisted shares of companies incorporated in Malaysia and Income Tax (Exemption) (No.2) Order 2024 for disposal of shares under section 15C of the ITA. The tax rate is 10% of the chargeable income from the disposal of capital asset situated in Malaysia. In the event the capital asset was acquired before January 1, 2024, taxpayer has the option to choose either 10% as aforesaid or 2% on the gross disposal price of the capital asset for capital gains tax purposes.

The tax rate for the gains on disposal of foreign capital assets received in Malaysia is based on the prevailing income tax rate of the tax payer. Pursuant to the Income Tax (Exemption) (No.3) Order 2024, gains from the disposal of foreign capital assets received in Malaysia will be exempted from capital gains tax from 1 January 2024 until 31 December 2026 subject to compliance with the economic substance requirements as specified in the guidelines issued by the Inland Revenue Board of Malaysia. This tax exemption order does not apply to a person carrying on the business of banking, insurance, sea transport or air transport.

Profit Distribution and Withholding Tax

Malaysia is under the single-tier tax system, under which income tax imposed on a company’s chargeable income is a final tax, and dividends distributed are exempt from tax in the hands of the shareholders pursuant to section 108 of the ITA. As such, companies are not required to deduct tax from dividends paid to shareholders, and no tax credits will be available to offset against the recipient’s tax liability. Corporate shareholders receiving exempt single-tier dividends can, in turn, distribute such dividends to their own shareholders, who are also exempt on such receipts.

However, the dividend received by an individual shareholder in excess of RM100,000 annually, whether in monetary form or otherwise from a company is deemed to be derived from Malaysia and will be subject to income tax at the rate of 2% effective from YA2025.

In addition, while Malaysia imposes withholding tax on certain payments to non-resident, such as interest, royalties, contract payments, and special classes of income, Malaysia does not do so on dividends in addition to tax on the profits out of which the dividends are declared. Such position aligns with the double taxation agreements (“DTAs”) concluded by Malaysia with an extensive number of countries, including the United States. Pursuant to the DTAs, no withholding tax will be imposed on dividends paid by Malaysian companies to non-residents.

Labuan business activity carried on by a Labuan company

Pursuant to section 3 of the LBATA, a Labuan entity carrying on a Labuan business activity shall be charged to tax in accordance with the LBATA for each YA in respect of that Labuan business activity.

Labuan business activities comprise of:

(a)	Labuan trading activities (which includes banking, insurance, trading, management, licensing, shipping operations or any other activity which is not a Labuan non-trading activity); and
(b)	Labuan non-trading activities (namely the activity relating to the holding of investments in securities, stock, shares, loans, deposits or any other properties situated in Labuan by a Labuan entity on its own behalf), carried on in, from or through Labuan, excluding any activity which is an offence under any written law.

In order to qualify as a Labuan entity under the LBATA, a Labuan company incorporated under the Labuan Companies Act shall carry on Labuan business activities complies which fulfil the substance requirements under the Labuan Business Activity Tax (Requirements For Labuan Business Activity) Regulations 2021 (“LBAT Regulations”) regulating the number of full time employees in Labuan, adequacy of annual operating expenditure in Labuan as well as in respect of its Labuan non-trading activities, compliance with the conditions in relation to the control and management in Labuan.

Income tax at the rate of 3% of audited net profits shall be charged on a Labuan entity carrying on Labuan business activities which is a Labuan trading activity for that YA and no tax is chargeable on Labuan business activities which is a Labuan non-trading activity (excluding income derived from royalty and other income derived from an intellectual property right if it is receivable as consideration for the commercial exploitation of that right, for which such income shall be taxable under the ITA). A Labuan entity carrying on a Labuan business activity which fails to comply with the substance requirements under the LBAT Regulations for the YA shall be charged to tax at the rate of 24% upon its chargeable profits for that YA.

Taxation in Singapore

The following summary of Singapore income tax consequences of an investment in our Ordinary Shares is general in nature and based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other Singapore. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our Ordinary Shares.

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Corporate Income Tax

A company is regarded as tax resident in Singapore if the control and management of the company’s business is exercised in Singapore.

A Singapore tax resident corporate taxpayer is subject to Singapore income tax on income accrued in or derived from Singapore; and foreign sourced income received or deemed received in Singapore, unless otherwise exempted. Foreign-sourced income is deemed to be received in Singapore when it is (i) remitted to, transmitted or brought into Singapore; (ii) used to pay off any debt incurred in respect of a trade or business carried on in Singapore; or (iii) used to purchase any movable property brought into Singapore.

Foreign income in the form of branch profits, dividends and service fee income (“specified foreign income”) received or deemed received in Singapore by a Singapore tax resident corporate taxpayer are exempted from Singapore tax provided that the following qualifying conditions are met:

(i)	such income is subject to tax of a similar character to income tax (by whatever name called) under the law of the territory from which such income is received;
(ii)	at the time such income is received in Singapore by the person resident in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which such income is received on any gains or profits from any trade or business carried on by any company in that territory at that time is at least 15%; and
(iii)	the Comptroller of Income Tax is satisfied that the tax exemption would be beneficial to the person resident in Singapore who is receiving or deemed to be receiving the specified foreign income.

A non-Singapore tax resident corporate taxpayer is subject to Singapore income tax on income accrued in or derived from Singapore, and on foreign income received or deemed received in Singapore, subject to certain exceptions.

The prevailing corporate tax rate in Singapore is 17%. In addition, a corporate income tax rebate of 50% of the corporate tax payable was granted to all taxpaying companies, whether tax resident or not, for the year of assessment (“YA”) 2024. The maximum total rebate a company could receive under this rebate is SGD40,000.

New companies will also, subject to certain conditions and exceptions, be eligible for tax exemption on three-quarters of up to the first SGD100,000 of a company’s annual normal chargeable income, and one-half of up to the next SGD100,000, a year for each of the company’s first three YAs from YA 2020 onwards. The remaining chargeable income (after the tax exemption) will be taxed at the applicable corporate tax rate.

Individual Income Tax

An individual is a tax resident in Singapore in a year of assessment if, in the preceding year, he was physically present in Singapore or exercised an employment in Singapore (other than as a director of a company) for 183 days or more, or if he resides in Singapore.

Individual taxpayers who are Singapore tax residents are subject to Singapore income tax on income accruing in or derived from Singapore. All foreign-sourced income received in Singapore on or after January 1, 2004 by a Singapore tax resident individual (except for income received through a partnership in Singapore) is exempt from Singapore income tax if the Comptroller of Income Tax in Singapore is satisfied that the tax exemption would be beneficial to the individual. A Singapore tax resident individual is taxed at progressive rates ranging from 0% to 22%.

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Non-resident individuals, subject to certain exceptions and conditions, are subject to Singapore income tax on income accruing in or derived from Singapore at the rate of 22%.

Gains on Disposal of Shares

Singapore does not impose tax on capital gains. There are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. Gains arising from the disposal of our Ordinary Shares s may be construed to be of an income nature and subject to Singapore income tax, especially if they arise from activities which the Inland Revenue Authority of Singapore (“IRAS”) regards as the carrying on of a trade or business in Singapore.

Holders of our Ordinary Shares who apply, or who are required to apply, the Singapore Financial Reporting Standard (“FRS”) 39, FRS 109 or Singapore Financial Reporting Standard (International) 9 (“SFRS(I) 9”) (as the case may be) may for the purposes of Singapore income tax be required to recognize gains or losses (not being gains or losses in the nature of capital) in accordance with the provisions of FRS 39, FRS 109 or SFRS(I) 9 (as modified by the applicable provisions of Singapore income tax law) even though no sale or disposal of our Ordinary Shares is made. Holders of our Ordinary Shares who may be subject to this tax treatment should consult their accounting and tax advisers regarding the Singapore income tax consequences of their acquisition, holding and disposal of our Ordinary Shares.

Dividend Distributions

All Singapore tax resident companies are currently under the one-tier corporate tax system (“one tier system”). Under the one-tier system, the tax on corporate profits is final and dividends paid by a Singapore resident company are tax exempt in the hands of a shareholder, regardless of whether the shareholder is a company or an individual and whether or not the shareholder is a Singapore tax resident.

TMD Energy Limited is not considered a tax resident in Singapore for Singapore income tax purposes, the dividend payments made by TMD Energy Limited would be considered sourced outside Singapore (unless they arise from activities which IRAS regards as the carrying on of a trade or business in Singapore). Foreign-sourced dividends received or deemed to be received in Singapore are exempt from Singapore income tax.

Dividends received in respect of our Ordinary Shares whether by a Singapore tax resident or a non-Singapore tax resident as a shareholder are not subject to any withholding tax in Singapore.

Stamp Duty

As TMD Energy Limited is incorporated in the Cayman Islands, and the Ordinary Shares are not registered in any register kept in Singapore, no stamp duty is payable in Singapore on any instrument of transfer upon a sale or gift of our Ordinary Shares.

Estate Duty

Singapore estate duty was abolished with respect to all deaths occurring on or after February 15, 2008.

Tax Treaties Regarding Withholding Taxes

There is no comprehensive agreement for the avoidance of double taxation between the U.S. and Singapore which applies to withholding taxes (if any) on dividends or capital gains.

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Goods and Services Tax (“GST”)

The issuance of our Ordinary Shares in connection with this offering is not subject to Singapore GST.

The sale of the shares by a GST-registered investor belonging in Singapore for GST purposes to another person belonging in Singapore is an exempt supply not subject to GST. Any input GST (for example, GST on brokerage) incurred by the GST-registered investor in connection with the making of an exempt supply is generally not recoverable from the Singapore Comptroller of GST and will become an additional cost to the investor unless the investor satisfies certain conditions prescribed under the GST legislation or satisfies certain GST concessions.

Where our shares are sold by a GST-registered investor in the course of or furtherance of a business carried on by such investor contractually to and for the direct benefit of a person belonging outside Singapore, the sale should generally, subject to satisfaction of certain conditions, be considered a taxable supply subject to GST at 0%. Any input GST (for example, GST on brokerage) incurred by the GST-registered investor in making such a supply in the course of or furtherance of a business may be fully recoverable from the Singapore Comptroller of GST. Investors should seek their own tax advice on the recoverability of GST incurred on expenses in connection with the purchase and sale of the shares.

Services consisting of arranging, brokering, underwriting or advising on the issue, allotment or transfer of ownership of the shares rendered by a GST-registered person to an investor belonging in Singapore for GST purposes in connection with the investor’s purchase, sale or holding of the shares will be subject to GST at the standard rate of 9%. This rate has been raised from 8% to 9% with effect from January 1, 2024. Similar services rendered by a GST registered person contractually to an investor belonging outside Singapore and for the direct benefit of such an investor or a GST registered person belonging in Singapore should generally, subject to the satisfaction of certain conditions, be subject to GST at 0%.

See note 14 of the notes to the consolidated financial statements included elsewhere in this prospectus for a discussion of taxation.

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UNDERWRITING

We have entered into an underwriting agreement with Maxim Group, LLC (“Maxim”, or “Representative”) to act as the underwriter named below. Subject to the terms and conditions of the underwriting agreement, the underwriter named below has agreed to purchase, and we have agreed to sell to them, the number of our Ordinary Shares at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Name	Number of Shares
Maxim Group, LLC	3,100,000
Total

The underwriter is offering the shares subject to their acceptance of the shares after closing of this offering. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares offered by this prospectus if any such shares are taken. However, the underwriter is not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

We have granted to the Representative an option, exercisable for 45 days from the date of closing of this offering, to purchase up to an additional 465,000 Ordinary Shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The option may be exercised in whole or in part, and may be exercised more than once, during the 45-day option period. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares listed next to the names of all underwriter in the preceding table.

The underwriter will offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriter as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriter has informed us that it does not intend to confirm sales to any accounts over which they exercise discretionary authority.

Commissions and Expenses

The underwriting discounts and commissions are equal to 8.5% of the initial public offering price.

The following table shows the price per share and total initial public offering price, underwriting discounts and commissions, and proceeds before expenses to us. The total amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

		Total
	Per Share	No Exercise of Over-allotment Option	Full Exercise of Over-allotment Option
Initial public offering price(1)	$3.25	$10,075,000	$11,586,250

Underwriting discounts and commissions to be paid by us	$0.276	$856,375	$984,831.25

Proceeds, before expenses, to us	$2.974	$9,218,625	$10,601,418.75

(1)	Initial public offering price per share is US$3.25.

We have agreed to reimburse the Representative up to a maximum of $150,000 for out-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below).

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We have agreed to pay all expenses relating to the offering, including, but not limited to, (i) all filing fees and communication expenses relating to the registration of the shares to be sold in this offering (including the Over-allotment Shares with the SEC and the filing of the offering materials with FINRA; (ii) all fees and expenses relating to the listing of such Shares on such stock exchange as we and Maxim together determine; (iii) all reasonable fees, expenses and disbursements relating to background checks of the Company’s officers and directors; (iv) all fees, expenses and disbursements relating to the registration or qualification of such Shares under the “blue sky” securities laws of such states and other jurisdictions as the underwriter may reasonably designate (including, without limitation, all filing and registration fees, and the fees and disbursements of the underwriter’s counsel for such counsel’s participation in the “blue sky’ and stock exchange listing process); (v) the costs of all mailing and printing of the underwriting documents (including the Underwriting Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriters’ Questionnaire and Power of Attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final Prospectuses as Maxim may reasonably deem necessary; (vi) the costs and expenses of the public relations firm; (vii) the costs of preparing, printing and delivering certificates representing such Shares; fees and expenses of the transfer agent for such Shares; (viii) stock transfer taxes, if any, payable upon the transfer of securities from the Company to Maxim; (ix) the fees and expenses of the Company’s accountants and other agents and representatives. (x) all legal fees, costs and expenses in connection with the Offering, up to $150,000 in the event of a Closing of the Offering, and a maximum of $50,000 in the event that there is not a Closing of the Offering. Upon the execution of the engagement letter, we shall deliver to Maxim an amount of $50,000 as an advance against reasonably anticipated out-of-pocket expenses.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and commissions, will be approximately $2,150,000, including a maximum aggregate reimbursement of $150,000 of the representative’s out-of-pocket expenses allowance.

The address of the representative is 300 Park Avenue, 16th Floor, New York, NY 10022.

Right of First Refusal

We have agreed that for a period of 12 months from the closing of this offering, the Representative will have a right of first refusal to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings for which the Company or any subsidiary of the Company retains the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering during such twelve (12) month period of the Company, or any successor to or any subsidiary of the Company; provided, however, that such right shall be subject to FINRA Rule 5110(f)(2). In connection with such right, we have agreed to furnish the Representative with the terms and conditions of any financing and/or bona fide proposed private or public sale of securities to be made by us and/or any of our subsidiaries, and the name and address of such person, entity, or representative. The Company shall not offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which it offers to retain Maxim. Such offer shall be made in writing in order to be effective.

In addition, we have agreed, until the effectiveness of the registration statement in connection with this offering, not to negotiate with any other broker-dealer relating to a possible private and/or public offering of our securities without the written consent of the representative. We further have agreed that if the Company determines that it shall proceed with an alternative offering (registered or unregistered) of its equity securities or reverse merger (“Alternative Transaction”), then Maxim’s exclusivity as set forth in this engagement letter shall still apply, and Maxim shall act as the Company’s exclusive underwriter, agent or advisor with respect to such Alternative Transaction.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-Up Agreements

Our officers, our directors and shareholders of five percent (5.0)% or more of the outstanding shares of the ordinary shares of the Company as of the effective date of the Registration Statement have agreed to a six-month lock-up period after the Offering is completed with respect to the ordinary shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that may be currently outstanding or which may be issued. This means that, for a period of six months after the Offering is completed, such persons may not offer, sell, contract to sell, encumber, grant any option for the sale, pledge or otherwise dispose of these securities without the prior written consent of the representative.

The Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Listing

Our Ordinary Shares have been approved for listing on the NYSE American under the symbol “TMDE”. We make no representation that we will be able to maintain the listing of our Ordinary Shares on the NYSE American. However, we will not complete this offering unless our Ordinary Shares remain so listed.

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Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters or selling group members, if any, or by their affiliates, and the underwriters may distribute prospectus electronically. The underwriters may agree to allocate a number of Ordinary Shares to selling group members for sale to their online brokerage account holders. The Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and should not be relied upon by investors.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on NYSE American may engage in passive market making transactions on NYSE American, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Pricing of this Offering

Prior to this offering, there has been no public market for our Ordinary Shares. The initial public offering price for our Ordinary Shares was determined through negotiations between us and the representative. Among the factors considered in these negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development and other factors deemed relevant. The initial public offering price of our Ordinary Shares in this offering does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of our company.

Potential Conflicts of Interest

The underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of 180 days from the date of this prospectus.

Selling Restrictions

Other than in the United States, no action may be taken, and no action has been taken, by us or the underwriters that would permit a public offering of the Ordinary Shares offered by, or the possession, circulation or distribution of, this prospectus in any jurisdiction where action for that purpose is required. The Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Ordinary Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the offering of the Ordinary Shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the Ordinary Shares in certain countries.

Stamp Taxes

If you purchase Ordinary Shares offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the initial public offering price listed on the cover page of this prospectus.

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Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the Underwriter to bid for and to purchase our Ordinary Shares. As an exception to these rules, the Underwriter may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our Ordinary Shares. The Underwriter may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

●	Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

●	Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the overallotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The Underwriter will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the Underwriter is entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

●	Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the Underwriter in order to reduce a short position incurred by the managing underwriter on behalf of the Underwriter.

●	A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Ordinary Shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or delaying a decline in the market price of our Ordinary Shares. As a result, the price of our Ordinary Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the Underwriter make any representation or prediction as to the effect that the transactions described above may have on the prices of our Ordinary Shares. These transactions may occur on NYSE American or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Cayman Islands

This prospectus does not constitute a public offer of the Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any Ordinary Shares to any member of the public in the Cayman Islands.

China

This prospectus has not been and will not be circulated or distributed in the PRC and the shares may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this section only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau. This prospectus has not been nor will it be approved by or registered with the relevant Chinese governmental authorities, and it does not constitute nor is it intended to constitute an offer of securities within the meaning prescribed under the PRC securities law or other laws and regulations of the PRC. Accordingly, this prospectus shall not be offered or made available, nor may the Ordinary Shares be marketed or offered for sale to the general public, directly or indirectly, in the PRC. The Ordinary Shares shall only be offered or sold to PRC investors that are authorized or qualified to be engaged in the purchase of the Ordinary Shares being offered. Potential investors in the PRC are responsible for obtaining all the relevant regulatory approvals/licenses from the Chinese government by themselves, including, without limitation, those that may be required from the state administration of foreign exchange, the China banking regulatory commission, the ministry of commerce and the national development and reform commission, where appropriate, and for complying with all the relevant PRC laws and regulations in subscribing for Ordinary Shares.

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European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the shares to the public in that Relevant Member State at any time,

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
●	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
●	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive; or
●	in any other circumstances that do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above provision, the expression “an offer of ADSs to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be (1) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (2) used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

(a)	to qualified investors (investisseurs estraint) and/or to a restricted circle of investors (cercle estraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1of the French Code monétaire et financier;

(b)	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

(c)	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public á l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Hong Kong

These securities have not been delivered for registration to the registrar of companies in Hong Kong and, accordingly, must not be issued, circulated or distributed in Hong Kong other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, within the meaning of the Hong Kong companies ordinance (the “ordinance”) or in circumstances which do not constitute an offer to the public for the purposes of the ordinance. Unless permitted by the securities laws of Hong Kong, no person may issue or cause to be issued in Hong Kong these securities or any or other invitation, advertisement or document relating to the securities to anyone other than a person whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

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Japan

The Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and Ordinary Shares will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea

The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Malaysian Capital Markets and Services Act 2007 (“CMSA”). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed in Malaysia. Further, no shares may be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) sophisticated investors as determined by the Commission in any guidelines issued under the CMSA; (ii) a person who acquires shares pursuant to a private placement, where the consideration is not less than RM250,000 or its equivalent in foreign currencies for each transaction whether such amount is paid for in cash or otherwise; or (iii) any other person as may be determined by the Commission, provided that, in the case of a securities exchange in Labuan or outside Malaysia, such exchange is determined by the Commission and the distribution of such shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the CMSA.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Ordinary Shares may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act 2001 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Taiwan

The Ordinary Shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Ordinary Shares in Taiwan.

United Kingdom

An offer of the shares may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the underwriters in relation to the shares must be complied with in, from or otherwise involving the United Kingdom.

147

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and out-of-pocket expense allowance, which are expected to be incurred in connection with the sale of Ordinary Shares in this offering. With the exception of the registration fee payable to the SEC, the NYSE American listing fee and the filing fee payable to Financial Industry Regulatory Authority, Inc., or FINRA, all amounts are estimates.

SEC registration fee	$5,000
The NYSE American listing fee	3,000
FINRA filing fee	3,000
Printing and engraving expenses	55,000
Legal fees and expenses	680,000
Accounting fees and expenses	1,080,000
Transfer agent and registrar fee and expenses	4,000
Miscellaneous	320,000
Total	2,150,000

148

LEGAL MATTERS

We are being represented by Loeb & Loeb LLP with respect to certain legal matters of U.S. federal securities. The validity of our shares underlying our Ordinary Shares and certain other matters of the Cayman Islands law will be passed upon for us by Ogier. Certain legal matters as to U.S. federal law in connection with this Offering will be passed upon for the underwriters by Pryor Cashman LLP, New York, New York.

EXPERTS

The consolidated financial statements as of and for each of FY2022, FY2023, 6M2023 and 6M2024 included in this prospectus have been so included in reliance on the report of J&S Associates PLT, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of J&S Associates PLT is B-11-14, Megan Avenue II, 12 Jalan Yap Kwan Seng, 50450 Kuala Lumpur, Malaysia.

149

ENFORCEMENT OF LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to enjoy the following benefits: (a) political and economic stability; (b) an effective judicial system; (c) a favorable tax system; (d) the absence of exchange control or currency restrictions; and (e) the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

●	the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

We conduct a substantial amount of our operations in Malaysia, and a substantial amount of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been advised by Ogier, our Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

●	entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty;

(e)	was not obtained by fraud; and

(f)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

150

Malaysia

There are currently no statutes, treaties, or other forms of reciprocity between the United States and Malaysia providing for the mutual recognition and enforcement of court judgments. Under Malaysian laws, a foreign judgment cannot be directly or summarily enforced in Malaysia. The judgment must first be recognized by a Malaysian court either under applicable Malaysian laws or in accordance with common law principles. For Malaysian courts to accept the jurisdiction for recognition of a foreign judgment, the foreign country where the judgment is made must be a reciprocating country expressly specified and listed in the Reciprocal Enforcement of Judgments Act 1958 of Malaysia, Maintenance Orders (Facilities for Enforcement) Act 1949 of Malaysia or Probate and Administration Act 1959 of Malaysia. As the United States is not one of the countries specified under the statutory regime where a foreign judgment can be recognized and enforced in Malaysia, a judgment obtained in the United States must be enforced by commencing fresh proceedings in a Malaysian court. The requirements for a foreign judgment to be recognized and enforceable in Malaysia are: (i) the judgment must be a monetary judgment; (ii) the foreign court must have had jurisdiction accepted by a Malaysian court; (iii) the judgment was not obtained by fraud; (iv) the enforcement of the judgment must not contravene public policy in Malaysia; (v) the proceedings in which the judgment was obtained were not opposed to natural justice, and (vi) the judgment must be final and conclusive.

Singapore

There is uncertainty as to whether judgments of courts in the United States, based upon the civil liability provisions of the securities laws of the United States or any state or territory of the United States, will be recognized or enforced by the Singapore courts. There is also doubt as to whether the Singapore courts will enter judgments in original actions brought in the Singapore courts based solely on the civil liability provisions of these securities laws.

In making a determination as to enforceability of a foreign judgment, the Singapore courts need to be satisfied that the foreign judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment would be enforceable in Singapore unless procured by fraud, or if the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or if the enforcement thereof would be contrary to the public policy of Singapore, or if the judgment would conflict with earlier judgments from Singapore or earlier foreign judgments recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws.

The Singapore courts do not allow the enforcement of foreign judgments which amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States awarding such punitive damages would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such determination has yet to be conclusively made by a Singapore court in a reported decision.

151

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC.

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

152

F-1

J&S ASSOCIATE PLT 202206000037 (LLP0033395-LCA) & AF002380 (Registered with PCAOB and MIA) B-11-14, Megan Avenue II 12,Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Tel: +603-4813 9469 Email : info@jns-associate.com Website : jns-associate.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

TMD Energy Limited

Opinion on the Financial Statement

We have audited the accompanying consolidated balance sheets of TMD Energy Limited and its subsidiaries (the ‘Company’) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income, consolidated statements of changes in shareholders’ equity, and consolidated statements of cash flows for the year ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the year ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current year audit of the financial statements that were communicated or are required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements, and (2) involved especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/ J&S ASSOCIATE PLT

Certified Public Accountants

PCAOB No: 6743

We have served as the Company’s auditor since 2024.

Kuala Lumpur, Malaysia

June 11, 2024

F-2

TMD Energy Limited

Consolidated Balance Sheets

As of December 31, 2023 and 2022

	December 31,	December 31,
	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$4,830,347	$11,269,468
Accounts receivable, net	22,552,210	7,410,283
Inventory, net	15,810,997	10,269,426
Due from related parties	3,801,459	3,356,999
Other receivables and current assets	24,200,710	15,402,422
Total Current Assets	71,195,723	47,708,598
Non-Current Assets
Property, plant and equipment, net	33,173,326	34,181,162
Investments	4,343	-
Operating lease right of use asset, net	21,725	44,399
Total Non-Current Assets	33,199,394	34,225,561
Total Assets	104,395,117	81,934,159

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	52,268,010	27,958,767
Other payables	1,620,474	1,584,515
Short-term loans	24,103,740	25,199,167
Due to related parties	522,593	382,385
Taxes payable	108,503	472,738
Operating lease liabilities - current portion	21,385	21,713
Long-term debt payable - current portion	2,909,764	3,046,594
Finance lease payable - current portion	10,146	16,139
Total Current Liabilities	81,564,615	58,682,018
Non-Current Liabilities
Deferred tax liabilities - non-current	-	95,549
Operating lease liabilities - non-current	1,596	23,943
Long term debt payable	553,062	3,090,619
Finance lease payable	65,520	1,400
Total Non-Current Liabilities	620,178	3,211,511
Total Liabilities	82,184,793	61,893,529

Shareholders’ Equity
Ordinary share, par value $0.0001 per share; 500,000,000 shares authorized; 20,000,000 shares issued and outstanding at December 31, 2023 and 2022, respectively.	2,000	2,000
Additional paid-in capital	8,113,541	10,790,348
Retained earnings	7,340,067	5,344,116
Accumulated other comprehensive income (loss)	1,989,499	(28,064)
Total equity attributable to TMD Energy Limited	17,445,107	16,108,400
Non-controlling interests	4,765,217	3,932,230
Total Equity	22,210,324	20,040,630
Total Liabilities and Shareholders’ Equity	$104,395,117	$81,934,159

F-3

TMD Energy Limited

Consolidated Statements of Income and Comprehensive Income

For the Years Ended December 31, 2023 and 2022

	Years Ended
	December 31,	December 31,
	2023	2022
Revenues, net	$633,079,773	$702,095,390
Cost of revenues	620,989,960	688,832,965
Gross profit	12,089,813	13,262,425

Operating expenses
Selling and marketing expense	101,302	70,600
General and administrative expenses	5,127,137	5,730,970
Depreciation expense	4,257,189	2,974,083
Total Operating expenses	9,485,628	8,775,653

Income from operations	2,604,185	4,486,772

Other income (expenses)
Interest income	10,264	11,268
Other income (expense), net	3,321,563	704,626
Interest expense	(2,203,061)	(1,983,204)
Total other income (expenses), net	1,128,766	(1,267,310)

Income before income tax	3,732,951	3,219,462
Income tax expense (benefits)	774,239	(8,660)

Net income	2,958,712	3,228,122
Less: income attributable to non-controlling interest	962,761	855,167
Net income attributable to controlling interest	$1,995,951	$2,372,955

Weighted average shares outstanding
Basic and diluted	20,000,000	20,000,000

Earnings (Loss) per share
Basic and diluted	$0.10	$0.12

Other comprehensive income (loss):
Net income	$2,958,712	$3,228,122
Other comprehensive income (loss):
Foreign currency translation adjustment	1,887,789	(311,976)
Total comprehensive income	$4,846,501	$2,916,146

Comprehensive income (loss)	$4,846,501	$2,916,146
Comprehensive (income) loss attributable to non-controlling interest	(832,987)	(683,369)
Comprehensive income (loss) attributable to controlling interest	$4,013,514	$2,232,777

F-4

TMD Energy Limited

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2023 and 2022

					Accumulated	Equity
	Ordinary Shares		Additional		other	attributable	Non-
	Number of		Paid-in	Retained	Comprehensive	to TMD	Controlling
	Shares	Amount	Capital	Earnings	Income (Loss)	Energy Limited	interests	Total
Balance at December 31, 2021	20,000,000	$2,000	$10,790,348	$2,971,161	$112,114	$13,875,623	$2,687,876	$16,563,499
Contribution of capital	-	-	-	-	-	-	560,985	560,985
Net income	-	-	-	2,372,955	-	2,372,955	855,167	3,228,122
Foreign currency translation adjustments	-	-	-	-	(140,178)	(140,178)	(171,798)	(311,976)
Balance at December 31, 2022	20,000,000	2,000	10,790,348	5,344,116	(28,064)	16,108,400	3,932,230	20,040,630

Balance at December 31, 2022	20,000,000	2,000	10,790,348	5,344,116	(28,064)	16,108,400	3,932,230	20,040,630
Return of capital for unissued shares	-	-	(2,676,807)	-	-	(2,676,807)	-	(2,676,807)
Net income	-	-	-	1,995,951	-	1,995,951	962,761	2,958,712
Foreign currency translation adjustments	-	-	-	-	2,017,563	2,017,563	(129,774)	1,887,789
Balance at December 31, 2023	20,000,000	$2,000	$8,113,541	$7,340,067	$1,989,499	$17,445,107	$4,765,217	$22,210,324

F-5

TMD Energy Limited

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2023 and 2022

	Years Ended
	December 31,	December 31,
	2023	2022
Cash flows from operating activities
Net income	$2,958,712	$3,228,122
Reconciliation of net income to net cash used in operating activities:
Depreciation expense	4,257,189	2,974,083
Amortization of operating lease ROU assets	21,107	45,785
Deferred tax liabilities	(92,664)	(902,153)
Gain from disposal of assets	(18,724)	-
Changes in assets and liabilities
Accounts receivable	(15,597,836)	3,840,328
Inventory	(6,016,083)	(1,799,053)
Due from relates parties	(740,331)	(2,976,703)
Prepaid expense and other current assets	(9,480,769)	5,243,458
Customer advances	6,356,475	(9,612,487)
Account payable	19,315,329	297,435
Accrued liabilities and other payable	(287,129)	238,504
Contract liability	-	(12,811)
Operating lease liabilities	(21,057)	(45,952)
Net cash provided by operating activities	654,219	518,556

Cash flows from investing activities
Purchase of fixed assets	(3,149,397)	(6,605,341)
Acquisition of investment	(4,388)	-
Disposal of fixed assets	6,127	-
Net cash used in investing activities	(3,147,658)	(6,605,341)

Cash flows from financing activities
Proceeds from contribution of capital	-	560,985
Proceeds from (Repayment to)/borrowings	(2,768,651)	6,950,460
Repayment to finance lease payables	(41,328)	(26,698)
Proceeds from related party payables	320,485	561,248
Net cash provided by financing activities	(2,489,494)	8,045,995

Net increase of cash and cash equivalents	(4,982,933)	1,959,210

Effect of foreign currency translation on cash and cash equivalents	(1,456,188)	(891,018)
Cash and cash equivalents – beginning of year	11,269,468	10,201,276
Cash and cash equivalents – end of years	$4,830,347	$11,269,468

Supplementary cash flow information:
Income taxes paid	$-	$177,815

Non-cash financing and investing activities:
Recognized ROU assets through lease liabilities	-	41,626
Recognized assets through finance lease liabilities	100,771	-
Return of capital for unissued shares via increase in related party liabilities	2,676,807	-

F-6

Note 1 - Organization and Principal Business

TMD Energy Limited (“TMDEL”) was incorporated on October 17, 2023 in the Cayman Islands. TMDEL is a holding company without any operations.

Business Re-organization

The re-organization of the legal entity structure was initialized with the acquisition of TMDEL by Straits Energy Resources Berhad (“Straits”) which was completed on November 21, 2023. Prior to this re-organization, Straits was the shareholder with direct or indirect control over all related entities involved in this re-organization.

On December 1, 2023, Straits increased its ownership in Straits Marine Fuels & Energy Sdn Bhd (“SMF”) and its seven subsidiaries (“SMF Group”) from 67% to 100%, with the acquisition of the balance 33% previously held by Tumpuan Megah Development Sdn Bhd (“Tumpuan Megah”). On December 14, 2023, TMDEL acquired 100% ownership of SMF Group from Straits by issuing 3,968,556 ordinary shares of TMDEL to Straits on May 31, 2024.

On January 10, 2024, SMF, the wholly-owned subsidiary of TMDEL, acquired 100% ownership of TMD Straits Limited (“TMD Straits”) & TMD Sturgeon Limited (“TMD Sturgeon”) from Straits by issuing 890,026 ordinary shares of TMDEL to Straits on May 31, 2024 and 1,132,607 shares of ordinary shares of TMDEL to Straits on May 31, 2024, respectively.

On January 24, 2024, SMF acquired 51% ownership of Straits Marine Services Pte Ltd (“SMS 1”) and its wholly-owned subsidiary, Straits Maritime Services Pte Ltd (“SMS 2”), from Straits by issuing 1,237,055 ordinary shares of TMDEL to Straits on May 31, 2024.

On January 24, 2024, SMF acquired 70% ownership of Tumpuan Megah and its six subsidiaries from Straits by issuing 8,108,179 ordinary shares of TMDEL to Straits on May 31, 2024.

The above transaction was treated as a re-organization of the Companies under common control and the financial statements give retroactive effect to these transaction.

On May 31, 2024, SMF acquired the remaining 49% ownership interest of SMS 1 and its wholly-owned subsidiary from the non-controlling interest shareholder by issuing 1,188,543 ordinary shares of TMDEL on May 31, 2024. The non-controlling interest is adjusted in the financial statements prospectively.

On May 31, 2024, SMF acquired the remaining 30% ownership interest of Tumpuan Megah and its six subsidiaries from non-controlling interest shareholders by issuing 3,474,934 ordinary shares of TMDEL on May 31, 2024. The non-controlling interest is adjusted in the financial statements prospectively.

The final re-organization of the legal entity structure whereby SMF will acquire the 100% equity interest in all of Tumpuan Megah’s subsidiaries from Tumpuan Megah is expected to be completed by early July 2024.

At the completion of the re-organization, all related entities will effectively become subsidiaries of SMF, with TMDEL effectively holding ownership and control of SMF and its subsidiaries.

The re-organization transaction is treated as a combination between entities under common control in accordance with ASC 805-50. These entities are considered under common control because they share the same ultimate parent entity, which holds a “controlling financial interest”, as defined by ASC 810, in both entities before and after the re-organization. The historical financial statements of each of the entities are the historical financial statements of the combined entity, with no adjustments made to the entities’ historical revenue, expenses, assets, or liabilities, the components of historical total equity are adjusted to reflect the capital structure of TMDEL in accordance to in ASC 805-40-45-3 through 45-5.

F-7

TMDEL and its subsidiaries operate as a comprehensive provider of marine fuel logistics, and offers related services, including chartering services and vessel management services, within the maritime industry.

TMDEL and its consolidated subsidiaries are collectively referred to herein as the “Company” unless specific reference is made to an entity.

TMDEL and its subsidiaries as at December 31, 2023 is as follows:

Entity Name	Place of Incorporation	Percentage of ownership	Principal activities
TMD Energy Limited (“TMDEL”)	Cayman Islands	Parent	Ultimate Holding Company
Straits Marine Fuels & Energy Sdn Bhd (“SMF”)	Malaysia	100%	Intermediate Holding Company
Straits Marine Services Pte Ltd (“SMS 1”)	Singapore	51%	Ship Management Services
Straits Maritime Services Pte Ltd (“SMS 2”)	Singapore	100%	Provision of Shipping Services, General Cleaning & Disinfection
Tumpuan Megah Development Sdn Bhd (“Tumpuan Megah”)	Labuan, Malaysia	70%	Provision of Bunkering Services for Marine Fuels and Petroleum-Based Products
Cavalla Asia Ltd	Labuan, Malaysia	100%	Provision of Vessel Chartering Services
Dolphin Asia Ltd	Labuan, Malaysia	100%	Provision of Vessel Chartering Services
Escolar Asia Ltd	Labuan, Malaysia	100%	Provision of Vessel Chartering Services
Oscar Asia Ltd	Labuan, Malaysia	100%	Provision of Vessel Chartering Services
Phoenix Asia Ltd	Labuan, Malaysia	100%	Provision of Vessel Chartering Services
S3 Asia Ltd	Labuan, Malaysia	100%	Provision of Vessel Chartering Services
TMD Straits Ltd	Labuan, Malaysia	100%	Provision of Vessel Chartering Services
TMD Sturgeon Ltd	Labuan, Malaysia	100%	Provision of Vessel Chartering Services
SMF Bergonia Ltd	Labuan, Malaysia	100%	Provision of Vessel Chartering Services
SMF Ixora Ltd	Labuan, Malaysia	100%	Provision of Vessel Chartering Services
SMF Omura Ltd	Labuan, Malaysia	100%	Provision of Vessel Chartering Services
SMF Eden Maritime Ltd	Labuan, Malaysia	100%	Provision of Vessel Chartering Services
SMF Beluga Ltd	Labuan, Malaysia	51%	Provision of Vessel Chartering Services
Sierra Pioneer Marine Ltd	Labuan, Malaysia	51%	Provision of Vessel Chartering Services
Katsu Pioneer Marine Ltd	Labuan, Malaysia	51%	Provision of Vessel Chartering Services

F-8

The effective organizational flow chart of TMDEL and its subsidiaries as at December 31, 2023 is as follows:

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The consolidated financial statements and related notes include all the accounts of the Company and its subsidiaries, entities in which the Company directly and indirectly controls. The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company to make certain estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and related notes.

F-9

The most significant estimates and judgments include the allowance for doubtful accounts, useful life of property, plant and equipment, residual values for leased assets, income taxes and uncertain tax positions. Actual amounts could differ from those estimates.

Functional Currency and Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollar (“$”), which is the reporting currency of the Company. For the subsidiaries whose functional currencies are Ringgit Malaysia (“RM”) and Singapore Dollar (“SGD”), results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the exchange rate at the end of the period, and equity is translated at historical exchange rates. The resulting translation adjustments are included in determining other comprehensive income or loss. Transaction gains and losses are reflected in the consolidated statements of income.

Fair Value of Financial Instruments

The Company follows the provisions of Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). It clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

-	Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.
-	Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.
-	Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

	Carrying Amount			Estimated
	Level 1	Level 2	Level 3	Fair Value
December 31, 2023
Investment in equity securities	-	-	4,343	4,343

December 31, 2022
Investment in equity securities	-	-	-	-

For other accounts, the carrying amounts reported in the accompanying consolidated balance sheets for cash and cash equivalents, accounts receivable, advance to suppliers, other receivables and current assets, short-term loans, accounts payable, and other payables, due to related parties and income tax payable approximate their fair value based on the short-term maturity of these instruments.

Cash and cash equivalents

Cash and cash equivalents are financial assets that are either cash or highly liquid investments if any with an original maturity term of 90 days or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists principally of amounts due from trade customers. Credit is extended based on an evaluation of the customer’s financial condition and collateral is not generally required.

F-10

The Company maintains allowances for doubtful accounts for estimated losses from the receivable amount that cannot be collected. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. In determining these estimates, the Company examines historical write-offs of its receivables and reviews each client’s account to identify any specific customer collection issues. An allowance for doubtful accounts is recorded in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

Inventories

Inventories, primarily consisting of marine gas oil and low Sulphur fuel oil. Inventories are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation.

Cost of inventory is determined using the weighted average method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise, reduction in prices, and damaged products, which is dependent upon factors such as historical and forecasted consumer demand.

Advances to suppliers

Advances to suppliers primarily consists of prepayments for purchase of cargo oil. The Company maintains an allowance for doubtful accounts to state prepayments at their estimated realizable value based on a variety of factors, including the possibility of applying the prepayments to products, significant one-time events, and historical experience.

Deferred Offering Costs

Deferred offering costs represent legal, accounting, and other direct costs related to the Company’s initial public offering (“IPO”). These costs are capitalized as incurred and are included in the accompanying balance sheet as “Other receivables and current assets”. As of December 31, 2023, and 2022, the Company recorded $581,536 and $nil of deferred offering costs, respectively.

Upon completion of the IPO, these deferred offering costs, along with the underwriters’ fees paid, will be reclassified to additional paid-in capital and netted against the IPO proceeds received. If the IPO is not completed, such costs will be expensed.

Related Party Transactions

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the Company’s securities (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The Company conducts business with its related parties in the ordinary course of business. Related parties may be individuals or corporate entities.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. It is not, however, practical to determine the fair value of amounts due from/to related parties due to their related party nature.

F-11

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Identifiable significant improvements are capitalized and expenditures for maintenance, repairs, and betterments, including replacement of minor items, are charged to expense.

Depreciation is computed based on cost, less the estimated residual value, if any, using the straight-line method over the estimated useful life.

The residual value rate and useful life of property, plant and equipment are summarized as follows:

Property, Plant and Equipment	Useful life
Vessels	9 – 25 years
Dry-docking expenditures	2.5 years from the date of dry dock
Shipping tools, equipment and computers	2 – 10 years
Furniture and fittings	5 – 10 years
Leasehold improvements	5 – 10 years
Motor Vehicles	5 years
Real properties	40 years
Leased property	over the life of the lease

Residual values for vessels

The Company determines the residual value of finance lease vessels based on the lightweight of the vessels valued at the metal scrap prices quoted by vessel demolition markets. The Company reassess the estimated residual value of the vessel once in every 5 years.

Dry-docking expenditures

Dry-docking expenditures such as inspection, manual, and certificate, engine maintenance, spare part, painting, vessel maintenance etc. are capitalized in accordance ASC 360-10-35 when such costs are considered to enhance the future economic benefits of the vessel. The expenditures are capitalized when they significantly extend the useful life of the vessel, improve the efficiency or performance of the vessel, or increase the capacity of the vessel.

Capitalized dry-docking expenditures are included in the carrying amount of the vessel and are depreciated over the period until the next scheduled dry-docking. If the criteria for capitalization are not met, the expenditures are expensed as incurred.

Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets in accordance with ASC 360, Property, Plant and Equipment. Long-lived assets consist primarily of property, plant and equipment. In accordance with ASC 360, the Company evaluates the carrying value of long-lived assets when it determines a triggering event has occurred, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators exist, recoverability of assets is measured by a comparison of the carrying value of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset group. Examples of such triggering events include a significant disposal of a portion of such assets and adverse changes in the market involving the business employing the related assets. If such assets are determined not to be recoverable, the Company performs an analysis of the fair value of the asset group and will recognize an impairment loss when the fair value is less than the carrying amounts of such assets. The fair value, based on reasonable and supportable assumptions and projections, requires subjective judgments. Depending on the assumptions and estimates used, the appraised fair value projected in the evaluation of long-lived assets can vary within a range of outcomes. The Company considers the likelihood of possible outcomes in determining the best estimate for the fair value of the assets.

F-12

The Company engaged an independent third-party valuer to assess the cost of the vessels, ensuring that the carrying amount of the vessels does not exceed their recoverable amount.

Investments

Cost Method Investments

The Company accounts for its investments that represent less than 20% ownership, and for which the Company does not have the ability to exercise significant influence under the cost method; using ASU 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The Company measure investments in equity securities without a readily determinable fair value using a measurement alternative that measures these securities at the cost method minus impairment, if any, plus or minus changes resulting from observable price changes on a non-recurring basis. Gains and losses on these securities are recognized in other income and expenses.

Equity Method Investments

The Company accounts for its investment that represents 20%-50% ownership, and for which the Company have the ability to exercise significant influence through board representation under the equity method.

Under the equity method, investments are initially recognized at cost and adjusted thereafter to recognize the Company’s share of the investee’s profits or losses in the income statement, and its share of movements in other comprehensive income. Dividends received or receivable from investees are recognized as a reduction in the carrying amount of the investment.

When the Company’s share of losses in an investee equals or exceeds its interest in the investee, including any other unsecured receivables, the Company does not recognize further losses, unless it has incurred obligations or made payments on behalf of the investee.

The carrying amounts of equity-accounted investments are tested for impairment.

Lease Commitments

The Company adopted ASC Topic 842, Leases which generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use (“ROU”) assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements.

The Company determined if an arrangement is a lease at inception.

Operating leases are included in operating lease ROU assets and short and long-term lease liabilities in the consolidated balance sheets. Lease cost for operating leases is recognized on a straight-line basis which includes the amortization of the ROU asset and interest expense related to the operating lease liability and is recorded as rent expenses.

Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in the consolidated balance sheets. Lease cost for finance leases includes the amortization of the ROU asset, which is amortized on a straight-line basis and recorded as Depreciation and amortization expense; and interest expense on the finance lease liability, which is calculated using the effective interest method and recorded as interest expense.

F-13

Revenue Recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) for all years presented. The core principle of this new revenue standard is that a company should recognize revenue when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle by the Company in its determination of revenue recognition: 1) identification of the contract, or contracts, with a customer; 2) identification of the performance obligations in the contract; 3) determination of the transaction price; 4) allocation of the transaction price to the performance obligations in the contract; and 5) recognition of revenue when, or as, the Company satisfy a performance obligation.

The Company’s derived its revenues from a diverse range of maritime services provided to clients within the industry.

Sales of cargo oil and fresh water, and bunkering facilitation

Revenue generated from sales of cargo oil and fresh water, and bunkering facilitation involves the procurement and delivery of marine gas oil, low sulphur fuel oil, and fresh water for delivery to customers’ ships. The Company recognize revenues at a point in time when cargo oil and fresh water has been delivered and accepted by the customer, indicating fulfillment of the performance obligation.

Sales of cargo oil and fresh water, and bunkering facilitation are not capable of being a distinct and separately identifiable. The performance obligation is only considered satisfied when sales of cargo oil and fresh water and bunkering facilitation are completed simultaneously.

Chartering Services

Revenue generated from chartering services involves arranging charters for marine transportation for various purposes such as cargo transportation or offshore operations. The Company recognizes revenues over time based on the time elapsed between the delivery of a vessel to a charterer and the return of a vessel from the charterer and invoicing is done on a monthly basis.

Ship Management Services

Revenue from ship management services involves providing technical management, crew management, marine consultancy, and shipping services. The Company recognize revenues at a point in time when services are rendered and accepted by customer indicating fulfillment of the performance obligation.

The Company is considered a principal for all the revenues it generates above as it is directly involved in the procurement, delivery, and provision of the goods and services to customers. As the principal, the Company assumes the risks and rewards associated with the transactions, including responsibility for fulfilling the performance obligations and bearing any associated costs and risks, bears the risk of loss or damage to inventory, bears the credit risk associated with customers’ ability to pay for the goods or services. Therefore, the Company recognizes revenue at the gross amount.

Costs of Revenues

Cost of revenues primarily consist of cost of goods sold, cargo insurance, and cost incurred in the course of sales and distribution of cargo oil.

F-14

Advertising Expenses

The Company expenses advertising costs as incurred and includes it in selling expenses. For the years ended December 31, 2023 and 2022, no advertising and promotional expenses were incurred.

Segment and Geographic Information

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker has been identified as the chief executive officer of the Company, who reviews financial information of separate operating segments based on ASC Topic 280, Segment Reporting. The chief operating decision maker reviews results analyzed by the type of services the Company provides. This analysis is only presented at the revenue level with no allocation of direct or indirect costs.

Consequently, the Company has determined that it operates in one operating segment and serves both Malaysian and international customers.

Earnings (Loss) per Common Share

Basic earnings (loss) per ordinary share is computed by dividing net earnings (loss) attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) attributable to ordinary shareholders by the sum of the weighted-average number of ordinary shares outstanding and dilutive potential ordinary shares during the period.

Credit Losses on Financial Instruments

The Company recognizes credit losses on financial instruments in accordance with ASC Topic 326, Financial Instruments – Credit Losses. The Company uses the Current Expected Credit Losses (“CECL”) model to estimate credit losses on financial assets measured at amortized cost, as well as certain off-balance sheet credit exposures.

Under the CECL model, the estimation of credit losses involves significant judgment and estimation uncertainty. Management exercises its judgment based on historical loss experience, current economic conditions, and reasonable and supportable forecasts. Changes in these factors could have a material impact on the estimated credit losses.

The Company has evaluated its account receivables and recognized a credit loss of $nil and $1,129,478 for the year ended December 31, 2023 and 2022 respectively.

Income Taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

F-15

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred.

The Company applied the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes,” which provides clarification related to the process associated with accounting for uncertain tax positions recognized in the Company’s financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, and has since issued various amendments including ASU No. 2018-19, ASU No. 2019-04, and ASU No. 2019-05. The guidance and related amendments modify the accounting for credit losses for most financial assets and require the use of an expected loss model, replacing the currently used incurred loss method. Under this model, entities will be required to estimate the lifetime expected credit loss on such instruments and record an allowance to offset the amortized cost basis of the financial asset, resulting in a net presentation of the amount expected to be collected on the financial asset. The Company adopted ASU-2016-13 effective January 1, 2023. The adoption of ASU 2016-13 had no material impact on our consolidated financial statements.

In September 2022, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2022-04, “Liabilities – Supplier Finance Programs.” The ASU codifies disclosure requirements for supplier financing programs. The new standard is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company adopted ASU 2016-13 effective January 1, 2023. The adoption of ASU 2016-13 had no material impact on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures to improve reportable segment disclosure requirements through enhanced disclosures about significant segment expenses. ASU 2023-07 expands public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items and interim disclosures of a reportable segment’s profit or loss and assets. All disclosure requirements of ASU 2023-07 are required for entities with a single reportable segment. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods for our fiscal years beginning after December 15, 2024, and should be applied on a retrospective basis to all periods presented. Early adoption is permitted. The Company is currently evaluating the effect of adopting ASU 2023-07 on our disclosures.

In December 2023, the FASB issued 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures to enhance income tax information primarily through changes in the rate reconciliation and income taxes paid information. ASU 2023-09 is effective for annual periods beginning after December 15, 2024 on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of this standard on our statements and related disclosures.

F-16

The Company believe that other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission do not have a material impact on our present or near future financial statements.

Note 3 – Accounts receivable, net

Accounts receivable, net consist of the following:

	December 31,	December 31,
	2023	2022
Accounts receivable	$23,923,551	$8,839,022
Allowance for expected credit loss	(1,371,341)	(1,428,739)
Total, net	$22,552,210	$7,410,283

As of end of each of the financial year, the aging analysis of accounts receivable, net of allowance for expected credit loss, based on the invoice date is as follows:

	December 31,	December 31,
	2023	2022
Within 90 days	$14,688,353	$6,768,605
Between 91 and 180 days	7,667,223	32,517
Between 181 and 365 days	63,721	422,359
More than 365 days	132,913	186,802
Total, net	$22,552,210	$7,410,283

The movement of allowances for expected credit loss is as follow:

	December 31,	December 31,
	2023	2022
Balance at beginning of the year	$(1,428,739)	$(322,951)
Addition	-	(1,123,726)
Foreign exchange difference	57,398	17,938
Ending balance	$(1,371,341)	$(1,428,739)

Bad debt expense was $nil and $130,781 for the years ended December 31, 2023 and 2022, respectively.

The Company’s normal trade credit term is 30 days (2022: 30 days). Other credit terms are assessed and approved by the management on a case-by-case basis.

Subsequent to FY2023, the Company had received total $18,672,775 from accounts receivable, including $4,528,818 as part of an installment agreement with a major trade receivable. The terms of the agreement stipulated periodic payment over a specified duration, and the customer has consistently fulfilled all payment obligations to date. The remaining outstanding $3,469,576 will be fully settled by November 1, 2024. Therefore, no allowance for expected credit losses was recognized in the financial statements for the year ended December 31, 2023.

Note 4 – Inventories, net

Inventories consist of the following:

	December 31,	December 31,
	2023	2022
Bunkering marine oil	$15,810,997	$10,269,426

Inventory write-down was $nil and $nil for the years ended December 31, 2023 and 2022, respectively.

Note 5 – Other receivables and current assets

Other receivables and currents assets consist of the following:

	December 31,	December 31,
	2023	2022
Prepayments	$739,881	$1,065,974
Deposits	6,985,015	4,953,121
Deferred offering costs	581,536	-
Other receivables	15,894,278	9,383,327
Total	$24,200,710	$15,402,422

Prepayments consist of advance payments to insurance, utilities and secretary fee.

Other receivables consist of advance payment to suppliers for purchase of Cargo Oil.

Deposits consist of cargo deposit paid to third party supplier for upgrading of payment term and credit limit, deposit paid to third party contingent suppliers for supply of fuel oil. The deposits paid to suppliers are pledged for the purpose of obtaining purchases credit limit and is only refundable to the Company in the event the credit limit is terminated or to offset against any outstanding amount due to the suppliers.

F-17

Note 6 – Property and equipment, net

Property and equipment, net consist of the following:

	December 31,	December 31,
	2023	2022
At Cost:
Real property	$808,459	$794,185
Tools and equipment	711,322	443,641
Motor vehicles	245,090	193,562
Furniture and fixtures	62,362	43,396
Vessels	35,304,935	32,400,870
Dry docking expenditure	10,511,691	5,954,369
Renovation and improvements	193,118	166,901
Subtotal	47,836,977	39,996,924
Less: Accumulated depreciation	(14,663,651)	(5,815,762)
Total, net	$33,173,326	$34,181,162

Depreciation expense, including the depreciation expense of assets under finance leases was $4,257,189 and $2,974,083 for the years ended December 31, 2023 and 2022, respectively.

Note 7 – Investment and its valuations

Investments consist of the following:

	December 31,	December 31,
	2023	2022
Horizon Shipyard Inter Globe (M) Sdn Bhd (“Horizon”)	$4,343	$-

Investment in Horizon

On June 22, 2023, Tumpuan Megah acquired 20% equity interest in Horizon. The Company’s effective interest in Horizon is 14% as of December 31, 2023. Horizon is a company specializing in repair and maintenance of transport equipment except motor vehicles in Malaysia, which has yet to commence operation. The investment is accounted for using the measurement alternative.

The investment above consist of investment in equity securities without readily determinable fair values are investments in privately held companies, the Company adopted the guidance of ASC 321, Investments - Equity Securities, which allows an entity to measure investments in equity securities without a readily determinable fair value using a measurement alternative that measures these securities at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investment of same issuer (the “Measurement Alternative”). The fair value of equity securities without readily determinable fair values that have been remeasured due to impairment are classified within Level 3. Management assesses each of these investments on an individual basis and is required to make a qualitative assessment for impairment at each reporting period.

The Company did not recognize an impairment loss for the years ended December 31, 2023, and 2022, respectively.

F-18

Note 8 - Related party transactions

The nature and purpose of transaction amounts and outstanding balances for related parties consist of the following:

			December 31,	December 31,	Years Ended December 31,		Subsequent to December 31,
			2023	2022	2023	2022	2023
			Balances		Amounts		Amounts
Related Party Name	Relationship	Nature/ Purpose	Receivables (Liabilities)		Sales (Purchases)		Settled Decrease
Straits Energy Resources Berhad	Controlling Shareholder	(i)Working Capital Advances	$1,623,241	$1,320,934	$-	$-	$1,115,039
		(ii) Management service	-	-	-	(142,919)	-
Pan Management Services Ltd	Entity owned by Controlling Shareholder	Management Service	(295,610)	(208,254)	(234,137)	(198,567)	167,240
Victoria STS (Labuan) Sdn Bhd	Entity owned by Controlling Shareholder	(i) Sales of marine gas oil	631,778	222,508	151,349	235,544	-
		(i) Sales of ship management service	-	(2,492)	122,240	19,584	-
		(iii) Purchase of tugboat services	-	-	(21,201)	(21,808)	-
Victoria 1 Limited	Subsidiary of Victoria STS (Labuan) Sdn Bhd, Entity owned by Controlling Shareholder	(i) Sales of ship management service	-	82,675	-	53,341	-
		(ii) Sales of marine gas oil	-	-	-	76,732	-
Victoria 2 Limited	Subsidiary of Victoria STS (Labuan) Sdn Bhd, Entity owned by Controlling Shareholder	(i) Sales of marine gas oil	-	59,209	-	97,939	-
		(i) Sales of ship management service	-	-	-	22,962	-
Victoria 3 Limited	Subsidiary of Victoria STS (Labuan) Sdn Bhd, Entity owned by Controlling Shareholder	(i) Sales of ship management service	74,066	2,957	16,788	-	-

Sinar Maju Logistik Sdn Bhd	Entity owned by Controlling Shareholder	(i) Shipping Agency Services	(30,420)	368,942	(525,067)	(867,297)	30,420
		(ii) Sales of fresh water	-	-	-	5,117	-
Sinar Maju Marin Sdn Bhd	Subsidiary of Sinar Maju Logistik Sdn Bhd, Entity owned by Controlling Shareholder	Shipping Agency Services	(19,865)	(3,394)	(71,606)	(47,566)	19,865
Straits Management Service Sdn Bhd	Entity owned by Controlling Shareholder	Management Service	(153,597)	(144,243)	(269,897)	(144,036)	126,821
Benua Hijau Sdn Bhd	Entity owned by Controlling Shareholder	Advances	110	(11,197)	-	-	-
Straits Alliance Transport Sdn Bhd	Entity owned by Controlling Shareholder	Advances	1,024	925	-	-	-
Megah Port Management Sdn Bhd	Entity owned by Controlling Shareholder	Advances	93	97	-	-	-
Straits Commnet Solutions Sdn Bhd	Subsidiary of Straits Technology Solutions Sdn Bhd, an entity owned by Controlling Shareholder	Advances	-	16	-	-	-
Dato’ Sri Ho Kam Choy	Director of the Company	Advances	(21,716)	(11,312)	-	-	21,716
Ho Hung Ming	Son of Dato’ Sri Ho Kam Choy	Remuneration	-	-	(67,895)	(67,730)	-
Black Hummer Security Sdn Bhd	An entity controlled by Tan Sri Mohd Bakri Bin Mohd Zinin, one of the directors of Tumpuan Megah Development Sdn Bhd	Security Services	-	(1,493)	(1,448)	(16,877)	-
Raja Ismail Bin Raja Mohamed	Director of Tumpuan Megah Development Sdn Bhd	Reimbursable legal fees	1,469,762	1,298,736	-	-	126,380

F-19

	December 31,	December 31,
	2023	2022
Due from related parties	$3,801,459	$3,356,999
Due to related parties	(522,593)	(382,385)
Total, net	$3,278,866	$2,974,614

The majority of the amounts due from and due to related parties are interest-free, unsecured, with no fixed terms of repayment, and are payable on demand, with the following exceptions:

The amounts due from Raja Ismail Bin Raja Mohamed (“Raja Ismail”) (not a principal shareholder) consist of reimbursable legal fees incurred by Tumpuan Megah which is recoverable against Raja Ismail by Straits and payable to Tumpuan Megah pursuant to a personal guarantee given by Raja Ismail to indemnify such legal fee for a legal case related to the liabilities of Tumpuan Megah arising from the arbitration with no loss no gain to Tumpuan Megah. Under the binding personal guarantee agreement (“Guarantee Agreement”) with Straits, Raja Ismail (“Guarantor”) agreed unconditionally and irrevocably to undertake and guarantee on all sums of money which may be payable by Tumpuan Megah pursuant to the arbitration, and also indemnified Tumpuan Megah against all loses, damages and expenses, in connection to the arbitration.

This is a strong personal guarantee as the Guarantee Agreement provides for a continuing guarantee and shall remain in full force and effect until the indefeasible payment in full of all costs and the potential liability (“Guaranteed Obligations”) and any other amounts payable under this Guarantee Agreement and be binding upon the Guarantor, his estate, successors and assigns. According to ASC310-10, receivables should be recognized at fair value when there is a contractual right to receive the money. The Guarantee Agreement creates the contractual right to receive repayment from Raja Ismail hence allowing the Company to recognize the receivable under the binding indemnification agreement. Although there is typically a presumption against recognizing an asset when the counterparty disputes liability, this presumption has been overcome because (1) Raja Ismail has contracted and agreed to reimburse the Company for all costs incurred as part of the arbitration, as outlined in the binding Guarantee Agreement ; (2) Raja Ismail has commenced the repayment of the legal fees incurred by the company in accordance with the agreed repayment schedule, further reinforcing the certainty of recovery.

For accounting treatment, the Company records the legal fees as an expense and recognizes a corresponding liability upon receiving the bill. Simultaneously, a receivable is recognized from Raja Ismail, offsetting the expense under the terms of the Guarantee Agreement. As a result, all costs incurred in relation to the arbitration are contractually recoverable in full from Raja Ismail.

Certain amounts due from the related party Straits, totaling $846,906 (2022: $nil), are interest-bearing at 8.25% (2022: nil%) per annum and have no fixed repayment terms.

Interest income from amounts due from related parties was $32,089 and $nil for the years ended December 31, 2023 and 2022, respectively.

The Company received bank guarantees from a bank to support certain trade payables. Straits provided a corporate guarantee to the bank for these facilities. The guarantees ensure timely payment to suppliers in the event of default by the Company. The maximum potential liability under the guarantees is $1,954,397 as at December 31, 2023.

The sales revenues and purchases for related parties consist of the following:

	Years ended
	December 31,
	2023	2022
Related party sales revenues	$290,377	$511,219
Related party purchases	(1,123,356)	(1,439,070)
Total, net	$(832,979)	$(927,851)

Note 9 – Other payables

Other payables consist of the following:

	December 31,	December 31,
	2023	2022
Deposit received	$5,500	$1,000
Deferred interest income	69,858	72,782
Professional fee	190,550	405
Insurance services	231,202	284,414
Secretary services	7,250	1,575
Vessel related expenses	357,733	575,322
Other	758,381	649,017
Total	$1,620,474	$1,584,515

Note 10 – Loans borrowings

Short-term borrowings consist of the following:

	December 31,	December 31,
	2023	2022
Tawarruq working capital financing-I	$24,103,740	$25,199,167

Line of Credit

Tawarruq working capital financing-I is a line of credit facility which bears interest of 8.25% (2022: 7.75% to 8.00%) per annum and the repayment term were up to 90 days (2022: 90 days) from utilization date and is secured by the following:

(i)	Registered legal charge by way of debenture over all the present and future assets, rights interests and undertakings of Tumpuan Megah, a subsidiary;
(ii)	Registered legal charge by way of debenture over all the present and future assets, rights, interests and undertakings of SMF, a subsidiary; and
(iii)	Corporate guarantee by the Straits, majority shareholder of the Company.

Long-term borrowings consist of the following:

	December 31,	December 31,
	2023	2022
Vendor installment loans	$2,879,365	$5,534,580
Bank term loan	583,461	602,633
Total	3,462,826	6,137,213
Less: current portion of loans payable	(2,909,764)	(3,046,594)
Long-term debt payable	$553,062	$3,090,619

F-20

Long-term borrowings maturities, excluding finance leases as follows:

For the year ending December 31,
2024	$2,909,764
2025	31,917
2026	33,535
2027	35,234
2028	37,019
Thereafter	415,357
Total	$3,462,826

Installment Loans

The Company has entered into installment loans for the purchase of vessels, which are used primarily for its bunkering operations. These loans are secured by the vessels acquired and bear fixed repayment schedules over the life of the loan, with periodic payments consisting of both principal and interest components.

As of December 31, 2023, the aggregate outstanding balance of installment loans for the purchase of vessels amounted to $2,879,365, with scheduled repayments extending over a period ranging from 3 to 5 years and with interest rates ranging from 3.99% to 7.93%. The Company is in compliance with all covenants and requirements stipulated in the loan agreements. The vessels acquired through these loans are recorded as assets on the Company’s balance sheet and are depreciated over their useful lives.

Interest expenses related to these installment loans are recognized over the life of the loans using the effective interest method.

Term Loan

On June 24, 2022, the Company entered into a facility agreement for a term loan up to SGD824,000 to partially finance the acquisition of leasehold property. The loan is secured by way of legal mortgage over the property and guarantees provided by the holding company and a shareholder of the subsidiary, SMS 1.

Total interest expenses on loans borrowings were $2,200,754 and $1,947,153 for the years ended December 31, 2023 and 2022, respectively.

Note 11 – Leases

Classification related to operating and finance leases on the consolidated balance sheet consist of the following:

	December 31,	December 31,
	2023	2022
Lease assets and liabilities
Operating lease assets, net	$21,725	$44,399
Finance lease assets, net	89,282	17,113

Operating lease liabilities-current	21,385	21,713
Operating lease liabilities – non-current	1,596	23,943
Operating lease liabilities-total	22,981	45,656

Finance lease liabilities-current	10,146	16,139
Finance lease liabilities – non-current	65,520	1,400
Finance lease liabilities-total	$75,666	$17,539

F-21

Components of lease cost, weighted average remaining lease terms and discount rates of operating and finance leases consist of the following:

	Years ended
	December 31,
	2024	2023
Lease expenses
Operating lease expenses	$23,089	$49,184
Finance lease expenses
Depreciation expense of leased assets	17,625	21,019
Interest expense of finance lease	2,306	1,315

Other Information
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows - operating leases	$21,057	$45,952
Operating cash flows - finance leases	2,306	1,315
Financing cash flows - finance leases	41,928	26,698

Weighted average remaining lease term (in years)
Operating leases	1.00	2.00
Finance leases	3.25	0.92

Average discount rate
Operating leases	5.77%	5.77%
Finance leases	4.63%	4.63%

Future minimum payments under operating and finance leases consist of the following:

	Operating	Finance
	Leases	Leases
Future minimum lease payments
Year December 31, 2024	$22,106	$13,543
Year December 31, 2025	1,607	13,543
Year December 31, 2026	-	13,543
Year December 31, 2027	-	13,543
Year December 31, 2028	-	13,543
Thereafter	-	19,936
Total	23,713	87,651
Less: interest	(732)	(11,985)
Present value of lease liabilities	$22,981	$75,666

F-22

Note 12 - Equity

The Company is authorized to issue 500,000,000 shares of Ordinary shares with $0.0001 par value.

On November 30, 2023, the Company reversed $2,676,807 from additional paid-in capital (“APIC”). This amount represented cash consideration previously contributed by Straits Energy Resources Berhad (“Straits”) intended for the acquisition of shares in Straits Marine Fuels & Energy Sdn Bhd (“SMF”) which had been classified as APIC under SMF’s equity. However, these shares were never issued. As part of the restructuring exercise for the IPO, Straits formally terminated the acquisition of shares and this amount is adjusted to due to related parties.

As at December 31, 2023, the Company has 100 shares of Ordinary shares $0.0001 par value issued and outstanding. These shares were issued on the incorporation of the Company on October 17, 2023.

On May 31, 2024, the Company issued the 19,999,900 ordinary shares of $0.0001 par value for its re-organization transactions as follows:

(i)	An aggregate 15,336,423 shares of Ordinary shares to Straits for the acquisition of 100% in SMF, TMD Straits and TMD Sturgeon, 70% in Tumpuan Megah and 51% in SMS 1.
(ii)	1,737,467 shares of Ordinary shares to Dato’ Mohd Suhaimi bin Hashim for the acquisition of 15% Tumpuan Megah.
(iii)	1,737,467 shares of Ordinary shares to Yong Sing Goo for the acquisition of 15% Tumpuan Megah.
(iv)	1,188,543 shares of Ordinary shares to Platinum Gate Capital Pte Ltd. for the acquisition of 49% SMS 1.

The transaction (i) above which the share issuances were treated as a re-organization of the Company under common control and the financial statements give retrospective effect to these share issuances.

The transactions (ii) – (iv) above which the share issuances will be accounted for prospectively and has been included in the subsequent event note accordingly.

Note 13 – Disaggregated revenue and geographic information

Disaggregated revenue by service lines as follows:

	Years ended
	December 31,
	2023	2022
Revenue by service lines:
Sales of cargo oil and fresh water, and bunkering facilitation	$631,607,903	$700,268,828
Chartering services	1,193,594	1,597,273
Ship management services	278,276	229,289
Total revenue	$633,079,773	$702,095,390

Geographic revenue information as follows:

	Years ended
	December 31,
	2023	2022
Revenue by geographic area:
Hong Kong	$-	$21,423
Malaysia	633,022,743	701,995,424
Indonesia	6,356	41,741
Singapore	50,674	30,508
Vietnam		6,294
Total revenue	$633,079,773	$702,095,390

F-23

Note 14 - Income Taxes

Cayman Islands

Cayman Islands entities are not subject to income taxes on profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the Company’s ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, as the case may be, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

Malaysia

Malaysia Income Tax is calculated at 24% of the estimated assessable profits for the relevant year. Net operating losses can be carried forward for a limit of ten consecutive years starting from the year subsequent to the year in which the loss was incurred.

For Labuan Trading activity, the chargeable profits would subject to tax under Labuan Business Activity Act, 1990 (“LBATA”) of which 3% of net audited profits would be taxed.

Singapore

Singapore Income Tax is calculated at 17% of chargeable income for the relevant year. Net operating losses can be carried forward indefinitely to offset against future taxable income.

Taxable income (loss) before income taxes by jurisdiction are as follows:

	Years ended
	December 31,
	2023	2022
Malaysia	$684,759	$(80,931)
Labuan	25,263	38,447
Singapore	64,217	33,824
Total tax expenses (benefits)	$774,239	$(8,660)

Reconciliations of the statutory income tax rate and the Company’s effective income tax rate are as follow:

	Years ended
	December 31,
	2023	2022
Income tax expense at Labuan statutory rate	$25,375	$38,334
Income tax expense at Malaysia statutory rate	710,438	368,799
Income tax expense at Singapore statutory rate	91,240	108,987
Increases (decreases) due to:
Foreign tax rate differential
Other adjustments	(177,593)	391,723
Temporary differences	13,072	(844,343)
Other Exemption, rebate and credit	(56,397)	(22,106)
Foreign tax credit	-	(61,909)
Under (Over) provision in prior years	168,104	11,855
Change in valuation allowance	-	-
Tax expense (benefits), net	$774,239	$(8,660)

F-24

Note 15 – Commitments and contingencies

Contingencies

Legal proceedings between ING Bank N.V., O.W. Bunker Far East (Singapore) Pte Ltd, and Tumpuan Megah Development Sdn Bhd (“Tumpuan Megah”).

The Company’s subsidiary, Tumpuan Megah, is involved in a legal proceeding consisting of disputes over financing agreements, gas oil supply contracts, and an enforcement attempts of an English judgment against Tumpuan Megah for US$937,353, along with interest and costs. The proceedings include applications, appeals, and hearings in Malaysian courts. Furthermore, an ongoing arbitration accompanies these legal actions, wherein Tumpuan Megah is accompanied by an agreement from Straits to release to Tumpuan Megah all amounts it receives under a personal guarantee from the vendor (Raja Ismail), indemnifying Straits against Tumpuan Megah’s liabilities after deducting Straits’ cost and expense in recovery of such amount from the vendor as well as may be expanded under these legal proceedings.

There is no reasonable possibility that any losses maybe incurred by the Company as Guaranteed Obligations is fully indemnified by Raja Ismail under the binding personal guarantee agreement (Guarantee Agreement referred to in Note 8) and there is no additional exposure to the Company as all costs and the potential liability have been indemnified under the agreement.

A claim for loss recovery generally can be recognized when a loss event has occurred and recovery is considered probable. If the claim is subject to dispute or litigation, a rebuttable presumption exists that recoverability of the claim is not probable. If the potential recovery exceeds the loss recognized in the financial statements or relates to a loss not yet recognized in the financial statements, such recovery should be recognized under the gain contingency model.

As a result of this indemnification agreement, no provisions have been made in the financial statements for these potential liabilities nor any recognition of loss contingency has been made under ASC 450-20. The total reimbursable legal fees are recorded as “Due from related parties” which is disclosed in Note 8.

Note 16 – Concentration, risks, and uncertainties

a)	Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk are cash and cash equivalents, and accounts receivable arising from its normal business activities.

The Company is exposed to credit risks associated with deposits held in financial institutions. The aggregate deposit amounts in financial institutions exceeding the insurance limits set by local authorities which may be at risk in the event of a financial institution default. The Company regularly assesses and monitors credit risks associated with its deposit accounts and takes appropriate measures to mitigate potential losses.

The Company routinely assesses the financial strength of its customer and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

F-25

b)	Foreign currency exchange rate risk

The functional currencies of the Company are RM and SGD, respectively. The Company’s exposure to foreign currency exchange rate risk primarily relates to cash and cash equivalents, accounts receivable and accounts payable. Any significant fluctuation of the functional currencies against U.S. dollars may materially and adversely affect the Company’s cash flows, revenues, earnings and financial positions.

c)	Liquidity risk

The Company is exposed to liquidity risk, which is the risk that it may encounter difficulties in meeting its financial obligations as they become due. The Company manages this risk by maintaining adequate levels of cash and cash equivalents, monitoring cash flows, and maintaining access to financing sources.

As of December 31, 2023, the Company has net working capital deficit of $10,368,892. Despite this, the Company believes that it can meet all its financial obligations as they become due in the foreseeable future. This conclusion is based on a detailed assessment of the Company’s financial position, forecast, and plans up to the date of approval of these financial statements.

Key considerations in this assessment include:

●	The Company’s high utilization rate of trade facilities and good payment track record suggest that trade facilities amounting to approximately $24.1 million and supplier purchasing limits of $31 million will be available for the next 12 months.
●	As of December 31, 2023, the Company has available trade facilities amounting to $36 million and has obtained an additional $28 million trade facility post year-end to support its operational needs.

Based on this assessment, the Company does not foresee any significant liquidity risk or material uncertainty that may cast doubt on the Company’s ability to meet its financial obligations over the next 12 months.

d)	Environment risk

The Company is subject to numerous local and international environmental laws and regulations as its operation involved the risks of fuel spillage or seepage, environmental damage and hazardous waste disposal which subsequently could result in substantial claims, fines or penalties that will have a material adverse effect on our business and operating results. To mitigate any possible environmental and financial impact, the Company implements stringent standard operating procedures and policies throughout its bunkering and vessel operations.

e)	Concentration risk

Customers

For the year ended December 31, 2023, Customer A, Customer B accounted for 92.66%, and 1.66% of the Company’s revenues, respectively. As December 31, 2023, these customers accounted for 44.14%, and 35.83% of the Company’s accounts receivable, respectively.

For the years ended December 31, 2022, Customer A and Customer C accounted for 91.28% and 1.26% of the Company’s revenues, respectively. As December 31, 2022, these customers accounted for 54.85%, and 10.11% of the Company’s accounts receivable, respectively.

Suppliers

For the year ended December 31, 2023, Supplier A and Supplier B accounted for 46.01% and 36.26% of the Company’s total cost of revenues, respectively. As December 31, 2023, these suppliers accounted for 0%, and 95% of the Company’s accounts payable, respectively.

F-26

For the fiscal years ended December 31, 2022, Supplier B and Supplier C accounted for 52.63% and 26.6% of the Company’s cost of revenues, respectively. As December 31, 2023, these suppliers accounted for 98%, and nil% of the Company’s accounts payable, respectively.

Note 17 – Subsequent events

On January 3, 2024, Tumpuan Megah acquired 300 ordinary shares in TMD Marine Fuels Sdn. Bhd. (“TMDF”), representing 30% equity interest in TMDF for cash consideration of RM300.

On January 30, 2024, Tumpuan Megah obtained an additional $28 million of trade facility to support its operational needs.

On February 23, 2024, Tumpuan Megah further subscribed for 149,700 new ordinary shares in TMDF in proportion with its existing shareholding in TMDF for cash consideration of RM149,700, and the Tumpuan Megah’s equity interest remained unchanged at 30% after subscription of the new shares.

On April 9, 2024, Tumpuan Megah further subscribed 380,000 new ordinary shares in Horizon Shipyard Inter Globe (M) Sdn Bhd (“Horizon”) in proportion with its existing shareholding in Horizon for cash consideration of RM380,000. Tumpuan Megah’s equity interest remained unchanged at 20% after subscription of the new shares.

On May 31, 2024, Straits Marine Fuels & Energy Sdn Bhd (“SMF”), a wholly-owned subsidiary of TMDEL, further acquired 4,500,000 ordinary shares in Tumpuan Megah, representing the remaining 30% of the equity interest in Tumpuan Megah, from Dato’ Mohd Suhaimi bin Hashim (“Dato’ Suhaimi”) and Yong Sing Goo (“Mr. Goo”) held equally. The purchase consideration amounting to RM9,720,989 (US$2,085,557) was settled by the issuance of 3,474,934 ordinary shares of TMDEL.

On May 31, 2024, SMF, a wholly-owned subsidiary of TMDEL, further acquired 49,000 ordinary shares in Straits Marine Services Pte Ltd (“SMS 1”), representing the remaining 49% of the equity interest in SMS 1, from Platinum Gate Capital Pte Ltd. The purchase consideration amounting to RM3,324,902 (US$713,330) was settled by issuance of 1,188,543 ordinary shares of TMDEL.

F-27

TMD Energy Limited

Condensed and Consolidated Balance Sheets

As of June 30, 2024 and December 31, 2023

	June 30,	December 31,
	2024 Unaudited	2023 Audited
ASSETS
Current Assets
Cash and cash equivalents	$5,987,561	$4,830,347
Accounts receivable, net	20,183,403	22,552,210
Inventory, net	12,476,576	15,810,997
Advances to suppliers	742	-
Due from related parties	2,976,382	3,801,459
Other receivables and current assets	29,992,524	24,200,710
Total Current Assets	71,617,188	71,195,723
Non-Current Assets
Property, plant and equipment, net	32,669,507	33,173,326
Investments	84,836	4,343
Operating lease right of use asset, net	11,017	21,725
Total Non-Current Assets	32,765,360	33,199,394
Total Assets	104,382,548	104,395,117

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	10,768,468	52,268,010
Other payables	1,721,896	1,620,474
Short-term loans	70,649,664	24,103,740
Due to related parties	280,609	522,593
Taxes payable	2,849	108,503
Operating lease liabilities - current portion	11,814	21,385
Long-term debt payable - current portion	1,777,746	2,909,764
Finance lease payable - current portion	10,189	10,146
Total Current Liabilities	85,223,235	81,564,615
Non-Current Liabilities
Operating lease liabilities - non-current	-	1,596
Long-term debt payable	523,889	553,062
Finance lease payable	58,830	65,520
Total Non-Current Liabilities	582,719	620,178
Total Liabilities	85,805,954	82,184,793

Shareholders’ Equity
Ordinary share, par value $0.0001 per share; 500,000,000 shares authorized; 20,000,000 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively.	2,000	2,000
Additional paid-in capital	4,667,397	8,113,541
Retained earnings	11,119,340	7,340,067
Accumulated other comprehensive income	1,423,606	1,989,499
Total equity attributable to TMD Energy Limited	17,212,343	17,445,107
Non-controlling interest	1,364,251	4,765,217
Total Equity	18,576,594	22,210,324
Total Liabilities and Equity	$104,382,548	$104,395,117

The accompanying notes are an integral part of these unaudited condensed and consolidated financial statements.

F-28

TMD Energy Limited

Unaudited Condensed and Consolidated Statements of Income and Comprehensive Income

For the Six Months Ended June 30, 2024 and 2023

	Six Months Ended
	June 30,	June 30,
	2024	2023
Revenues, net	$357,485,529	$262,421,766
Revenues – related party, net	39,400	83,824
Total Revenues	357,524,929	262,505,590

Cost of revenues	351,979,257	256,370,983
Gross profit	5,545,672	6,134,607

Operating expenses:
Selling and marketing expense	47,294	31,475
General and administrative expenses	3,060,227	2,331,867
Depreciation expense	2,305,229	2,052,118
Total operating expenses	5,412,750	4,415,460

Income from operations	132,922	1,719,147

Other income (expenses):
Interest income	28,903	6,931
Other income, net	3,228,904	1,291,531
Interest expense	(1,986,565)	(1,123,364)
Total other income	1,271,242	175,098

Income before income tax	1,404,164	1,894,245
Income tax expense	276,699	353,312

Net income	$1,127,465	$1,540,933
Less: income attributable to non-controlling interest	287,483	566,714
Net income attributable to controlling interest	$839,982	$974,219

Weighted average shares outstanding
Basic and diluted	20,000,000	20,000,000

Earnings per share
Basic and diluted	$0.0420	$0.0487

Other comprehensive income (loss):
Net income	$1,127,465	$1,540,933
Other comprehensive income (loss):
Foreign currency translation adjustment	(247,762)	(38,500)
Total comprehensive income	$879,703	$1,502,433

Comprehensive income (loss) including noncontrolling interest	$879,703	$1,502,433
Comprehensive (income) loss attributable to noncontrolling interest	(263,707)	148,191
Comprehensive income (loss) attributable to controlling interest	$615,996	$1,650,624

The accompanying notes are an integral part of these unaudited condensed and consolidated financial statements.

F-29

TMD Energy Limited

Unaudited Condensed and Consolidated Statements of Changes in Shareholders’ Equity

For the Six Months Ended June 30, 2024 and 2023

	Ordinary Shares		Additional		Accumulated other	Equity attributable to TMD	Non-
	Number of		Paid-in	Retained	Comprehensive	Energy	Controlling
	Shares	Amount	Capital	Earnings	Income (Loss)	Limited	interest	Total
Balance at December 31, 2022	20,000,000	$2,000	$10,790,348	$5,344,116	$(28,064)	$16,108,400	$3,932,230	$20,040,630
Net income	-	-	-	974,219	-	974,219	566,714	1,540,933
Foreign currency translation adjustment		-	-	-	676,405	676,405	(714,905)	(38,500)
Balance at June 30, 2023	20,000,000	2,000	10,790,348	6,318,335	648,341	17,759,024	3,784,039	21,543,063

Balance at December 31, 2023	20,000,000	2,000	8,113,541	7,340,067	1,989,499	17,445,107	4,765,216	22,210,323
Acquisition of subsidiary	-	-	-	-	-	-	74,119	74,119
Return of capital for unissued shares	-	-	(5,311,880)	-	-	(5,311,880)	-	(5,311,880)
Acquisition of non-controlling interest	-	-	1,865,736	2,939,291	(341,907)	4,463,120	(3,738,791)	724,329
Net income	-	-	-	839,982	-	839,982	287,483	1,127,465
Foreign currency translation adjustment	-	-	-	-	(223,986)	(223,986)	(23,776)	(247,762)

Balance at June 30, 2024	20,000,000	$2,000	$4,667,397	$11,119,340	$1,423,606	$17,212,343	$1,364,251	$18,576,594

The accompanying notes are an integral part of these unaudited condensed and consolidated financial statements.

F-30

TMD Energy Limited

Unaudited Condensed and Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2024 and 2023

	Six Months Ended
	June 30,	June 30,
	2024	2023
Cash flows from operating activities
Net income	$1,127,465	$1,540,933
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation expense	2,305,229	2,052,118
Amortization of operating lease ROU assets	10,708	10,798
Loss (gain) in disposal of assets	27,980	(18,316)
Changes in assets and liabilities
Decrease (increase) in accounts receivable	2,368,807	(9,730,343)
Decrease (increase) in inventories	3,334,421	(1,180,300)
Increase in advances to suppliers	(742)	-
(Increase) decrease in due from related parties	(4,486,804)	7,623,532
(Increase) decrease in other receivables and current assets	(5,791,814)	2,145,209
(Decrease) increase in advances from customer	(11,779,686)	7,913,596
Decrease in accounts payable	(29,719,856)	(896,122)
Decrease in other payables	(280,931)	(458,955)
Decrease in operating lease liabilities	(11,167)	(10,613)
Net cash (used in) provided by operating activities	(42,896,390)	8,991,537

Cash flows from investing activities
Purchase of fixed assets	(1,839,233)	(2,831,936)
Acquisition of investment	(80,493)	(4,490)
Increase in investment in subsidiary	(31,766)	-
Disposal of fixed assets	9,843	814,013
Net cash used in investing activities	(1,941,649)	(2,022,413)

Cash flows from financing activities
Proceeds from (repayment to) in borrowings	45,384,733	(1,505,394)
(Repayment to) proceeds from in finance lease payables	(6,647)	67,766
Decrease in related party payables	(241,984)	(7,871,606)
Net cash provided by (used in) financing activities	45,136,102	(9,309,234)

Net increase (decrease) of cash and cash equivalents	298,063	(2,340,110)

Effect of foreign currency translation on cash and cash equivalents	859,151	(914,371)
Cash and cash equivalents – beginning of period	4,830,347	11,269,468
Cash and cash equivalents – end of period	$5,987,561	$8,014,987

Supplementary cash flow information:
Interest paid	$-	$-
Income taxes paid	$(103,673)	$(224,827)

Non-cash financing and investing activities:
Recognized ROU assets through lease liabilities	$-	$-
Acquisition of non-controlling Interest by issuance of ordinary shares	$2,798,887	$-
Reversal of additional paid-in capital via decrease in related party receivables	$5,311,880	$-

The accompanying notes are an integral part of these unaudited condensed and consolidated financial statements.

F-31

Note 1 - Organization and Principal Business

TMD Energy Limited (“TMDEL”) was incorporated on October 17, 2023 in the Cayman Islands. TMDEL is a holding company without any operations.

Business Re-organization

The re-organization of the legal entity structure was initialized with the acquisition of TMDEL by Straits Energy Resources Berhad (“Straits”) which was completed on November 21, 2023. Prior to this re-organization, Straits was the shareholder with direct or indirect control over all related entities involved in this re-organization.

On December 1, 2023, Straits increased its ownership in Straits Marine Fuels & Energy Sdn Bhd (“SMF”) and its seven subsidiaries (“SMF Group”) from 67% to 100%, with the acquisition of the balance 33% previously held by Tumpuan Megah Development Sdn Bhd (“Tumpuan Megah”). On December 14, 2023, TMDEL acquired 100% ownership of SMF Group from Straits by issuing 3,968,556 ordinary shares of TMDEL to Straits on May 31, 2024.

On January 10, 2024, SMF, the wholly-owned subsidiary of TMDEL, acquired 100% ownership of TMD Straits Limited (“TMD Straits”) & TMD Sturgeon Limited (“TMD Sturgeon”) from Straits by issuing 890,026 ordinary shares of TMDEL to Straits on May 31, 2024 and 1,132,607 shares of ordinary shares of TMDEL to Straits on May 31, 2024, respectively.

On January 24, 2024, SMF acquired 51% ownership of Straits Marine Services Pte Ltd (“SMS 1”) and its wholly-owned subsidiary, Straits Maritime Services Pte Ltd (“SMS 2”), from Straits by issuing 1,237,055 ordinary shares of TMDEL to Straits on May 31, 2024.

On January 24, 2024, SMF acquired 70% ownership of Tumpuan Megah and its six subsidiaries from Straits by issuing 8,108,179 ordinary shares of TMDEL to Straits on May 31, 2024.

The above transaction was treated as a re-organization of the Companies under common control and the financial statements give retroactive effect to these transactions.

On May 31, 2024, SMF acquired the remaining 49% ownership interest of SMS 1 and its wholly-owned subsidiary from the non-controlling interest shareholder by issuing 1,188,543 ordinary shares of TMDEL on May 31, 2024. The non-controlling interest is adjusted in the financial statements prospectively.

On May 31, 2024, SMF acquired the remaining 30% ownership interest of Tumpuan Megah and its six subsidiaries from non-controlling interest shareholders by issuing 3,474,934 ordinary shares of TMDEL on May 31, 2024. The non-controlling interest is adjusted in the financial statements prospectively.

On July 1, 2024, the Group re-organized the legal entity structure whereby SMF acquired the 100% equity interest in all of Tumpuan Megah’s subsidiaries from Tumpuan Megah. All related entities have effectively become subsidiaries of SMF, with TMDEL effectively holding ownership and control of SMF and its subsidiaries.

The re-organization transaction is treated as a combination between entities under common control in accordance with ASC 805-50. These entities are considered under common control because they share the same ultimate parent entity, which holds a “controlling financial interest”, as defined by ASC 810, in both entities before and after the re-organization. The historical financial statements of each of the entities are the historical financial statements of the combined entity, with no adjustments made to the entities’ historical revenue, expenses, assets, or liabilities, the components of historical total equity are adjusted to reflect the capital structure of TMDEL in accordance to in ASC 805-40-45-3 through 45-5.

On January 3, 2024, Tumpuan Megah acquired a 30% equity interest in TMD Marine Fuels Sdn. Bhd. (“TMDF”) through the purchase of 300 ordinary shares for RM300. On February 23, 2024, Tumpuan Megah acquired an additional 149,700 ordinary shares in TMDF for RM149,700, maintaining its equity interest at 30%. The total cash consideration for these transactions amounted to RM150,000.

TMDEL and its subsidiaries operate as a comprehensive provider of marine fuel logistics, and offers related services, including chartering services and vessel management services, within the maritime industry.

TMDEL and its consolidated subsidiaries are collectively referred to herein as the “Company” unless specific reference is made to an entity.

F-32

TMDEL and its subsidiaries as at June 30, 2024 is as follows:

Name of entity	Percentage of Ownership	Place of incorporation	Principal activities
TMD Energy Limited (“TMDEL”)	Parent	Cayman Islands	Ultimate Holding Company
Straits Marine Fuels & Energy Sdn Bhd (“SMF”)	100%	Malaysia	Intermediate Holding Company
Straits Marine Services Pte Ltd (“SMS 1”)	100%	Singapore	Ship Management Services
Straits Maritime Services Pte Ltd (“SMS 2”)	100%	Singapore	Provision of Shipping Services, General Cleaning & Disinfection
Tumpuan Megah Development Sdn Bhd (“Tumpuan Megah”)	100%	Malaysia	Provision of Bunkering Services for Marine Fuels and Petroleum-Based Products
Cavalla Asia Ltd	100%	Labuan, Malaysia	Provision of Vessel Chartering Services
Dolphin Asia Ltd	100%	Labuan, Malaysia	Provision of Vessel Chartering Services
Escolar Asia Ltd	100%	Labuan, Malaysia	Provision of Vessel Chartering Services
Oscar Asia Ltd	100%	Labuan, Malaysia	Provision of Vessel Chartering Services
Phoenix Asia Ltd	100%	Labuan, Malaysia	Provision of Vessel Chartering Services
S3 Asia Ltd	100%	Labuan, Malaysia	Provision of Vessel Chartering Services
TMD Straits Ltd	100%	Labuan, Malaysia	Provision of Vessel Chartering Services
TMD Sturgeon Ltd	100%	Labuan, Malaysia	Provision of Vessel Chartering Services
SMF Bergonia Ltd	100%	Labuan, Malaysia	Provision of Vessel Chartering Services
SMF Ixora Ltd	100%	Labuan, Malaysia	Provision of Vessel Chartering Services
SMF Omura Ltd	100%	Labuan, Malaysia	Provision of Vessel Chartering Services
SMF Eden Maritime Ltd	100%	Labuan, Malaysia	Provision of Vessel Chartering Services
SMF Beluga Ltd	51%	Labuan, Malaysia	Provision of Vessel Chartering Services
Sierra Pioneer Marine Ltd	51%	Labuan, Malaysia	Provision of Vessel Chartering Services
Katsu Pioneer Marine Ltd	51%	Labuan, Malaysia	Provision of Vessel Chartering Services
TMD Marine Fuels Sdn. Bhd. (“TMDF”)	30%	Malaysia	Dealing in oil and petroleum products, oil trading, oil bunkering and related services

F-33

The effective organizational flow chart of TMDEL and its subsidiaries as at June 30, 2024 is as follows:

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying unaudited condensed and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The unaudited condensed and consolidated financial statements as of June 30, 2024, and for the six months ended June 30, 2024 and 2023 reflect all adjustments considered necessary to present fairly the financial position, results of operations and cash flow for such interim periods. The results of operations for the six months ended June 30, 2024 are not necessarily indicative of results to be expected for the full year of 2024. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in conformity with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these unaudited condensed and consolidated financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto, included in the Form F-1 for the fiscal year ended December 31, 2023, which was filed with the SEC on June 11, 2024.

TMD Marine Fuels Sdn. Bhd. (“TMDF”)

TMDEL has consolidated the financial statements of TMDF, in which it holds a 30% equity interest, in accordance with ASC 810, Consolidation. Under ASC 810, entities may be consolidated when the reporting entity exercises control over the investee’s significant financial and operational policies, regardless of ownership percentage, if control exists.

F-34

Although TMDEL, through its subsidiary Tumpuan Megah, directly owns only 30% of TMDF, TMDF is considered to be under control due to the governance structure and ownership arrangements. Dato’ Mohd Suhaimi bin Hashim, who holds a 70% equity interest in TMDF, also serves as a common director of Tumpuan Megah. Additionally, Dato’ Sri Kam Choy Ho is the director of TMDF and also serves as a common director of Tumpuan Megah, TMDEL and Straits. As a result of the above, Tumpuan Megah has effective control over the governance, strategic decision making and operations of TMDF.

Based on this assessment of control, management has concluded that TMDEL has the ability to control TMDF’s financial and operational policies, justifying consolidation under ASC 810.

Use of Estimates

The preparation of unaudited condensed and consolidated financial statements in conformity with U.S. GAAP requires the Company to make certain estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and related notes.

The most significant estimates and judgments include the allowance for doubtful accounts, useful life of property, plant and equipment, residual values for leased assets, income taxes and uncertain tax positions. Actual amounts could differ from those estimates.

Functional Currency and Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollar (“$”), which is the reporting currency of the Company. For the subsidiaries whose functional currencies are Ringgit Malaysia (“RM”) and Singapore Dollar (“SGD”), results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the exchange rate at the end of the period, and equity is translated at historical exchange rates. The resulting translation adjustments are included in determining other comprehensive income or loss. Transaction gains and losses are reflected in the consolidated statements of income.

Fair Value of Financial Instruments

The Company follows the provisions of Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). It clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

-	Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.
-	Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.
-	Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

	Carrying Amount			Estimated
	Level 1	Level 2	Level 3	Fair Value
June 30, 2024
Investment in equity securities			84,836	84,836

December 31, 2023
Investment in equity securities			4,343	4,343

For other accounts, the carrying amounts reported in the accompanying consolidated balance sheets for cash and cash equivalents, accounts receivable, advance to suppliers, other receivables and current assets, short-term loans, accounts payable, and other payables, due to related parties and income tax payable approximate their fair value based on the short-term maturity of these instruments.

Cash and cash equivalents

Cash and cash equivalents are financial assets that are either cash or highly liquid investments if any with an original maturity term of 90 days or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists principally of amounts due from trade customers. Credit is extended based on an evaluation of the customer’s financial condition and collateral is not generally required.

The Company maintains allowances for doubtful accounts for estimated losses from the receivable amount that cannot be collected. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. In determining these estimates, the Company examines historical write-offs of its receivables and reviews each client’s account to identify any specific customer collection issues. An allowance for doubtful accounts is recorded in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

F-35

Inventories

Inventories, primarily consisting of marine gas oil and low Sulphur fuel oil. Inventories are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation.

Cost of inventory is determined using the weighted average method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise, reduction in prices, and damaged products, which is dependent upon factors such as historical and forecasted consumer demand.

Advances to suppliers

Advances to suppliers primarily consists of prepayments for purchase of cargo oil. The Company maintains an allowance for doubtful accounts to state prepayments at their estimated realizable value based on a variety of factors, including the possibility of applying the prepayments to products, significant one-time events, and historical experience.

Deferred Offering Costs

Deferred offering costs represent legal, accounting, and other direct costs related to the Company’s initial public offering (“IPO”). These costs are capitalized as incurred and are included in the accompanying balance sheet as “Other receivables and current assets”. As of June 30, 2024, and 2023, the Company recorded $1,555,491 and $nil of deferred offering costs, respectively.

Upon completion of the IPO, these deferred offering costs, along with the underwriters’ fees paid, will be reclassified to additional paid-in capital and netted against the IPO proceeds received. If the IPO is not completed, such costs will be expensed.

Related Party Transactions

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the Company’s securities (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The Company conducts business with its related parties in the ordinary course of business. Related parties may be individuals or corporate entities.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. It is not, however, practical to determine the fair value of amounts due from/to related parties due to their related party nature.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Identifiable significant improvements are capitalized and expenditures for maintenance, repairs, and betterments, including replacement of minor items, are charged to expense.

Depreciation is computed based on cost, less the estimated residual value, if any, using the straight-line method over the estimated useful life.

The residual value rate and useful life of property, plant and equipment are summarized as follows:

Property, Plant and Equipment	Useful life
Vessels	9 – 25 years
Dry-docking expenditures	2.5 years from the date of dry dock
Shipping tools, equipment and computers	2 – 10 years
Furniture and fittings	5 – 10 years
Leasehold improvements	5 – 10 years
Motor Vehicles	5 years
Real properties	40 years
Leased property	over the life of the lease

Residual values for vessels

The Company determines the residual value of finance lease vessels based on the lightweight of the vessels valued at the metal scrap prices quoted by vessel demolition markets. The Company reassess the estimated residual value of the vessel once in every 5 years.

Dry-docking expenditures

Dry-docking expenditures such as inspection, manual, and certificate, engine maintenance, spare part, painting, vessel maintenance etc. are capitalized in accordance ASC 360-10-35 when such costs are considered to enhance the future economic benefits of the vessel. The expenditures are capitalized when they significantly extend the useful life of the vessel, improve the efficiency or performance of the vessel, or increase the capacity of the vessel.

Capitalized dry-docking expenditures are included in the carrying amount of the vessel and are depreciated over the period until the next scheduled dry-docking. If the criteria for capitalization are not met, the expenditures are expensed as incurred.

F-36

Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets in accordance with ASC 360, Property, Plant and Equipment. Long-lived assets consist primarily of property, plant and equipment. In accordance with ASC 360, the Company evaluates the carrying value of long-lived assets when it determines a triggering event has occurred, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators exist, recoverability of assets is measured by a comparison of the carrying value of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset group. Examples of such triggering events include a significant disposal of a portion of such assets and adverse changes in the market involving the business employing the related assets. If such assets are determined not to be recoverable, the Company performs an analysis of the fair value of the asset group and will recognize an impairment loss when the fair value is less than the carrying amounts of such assets. The fair value, based on reasonable and supportable assumptions and projections, requires subjective judgments. Depending on the assumptions and estimates used, the appraised fair value projected in the evaluation of long-lived assets can vary within a range of outcomes. The Company considers the likelihood of possible outcomes in determining the best estimate for the fair value of the assets.

The Company engaged an independent third-party valuer to assess the cost of the vessels, ensuring that the carrying amount of the vessels does not exceed their recoverable amount.

Investments

Cost Method Investments

The Company accounts for its investments that represent less than 20% ownership, and for which the Company does not have the ability to exercise significant influence under the cost method; using ASU 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The Company measure investments in equity securities without a readily determinable fair value using a measurement alternative that measures these securities at the cost method minus impairment, if any, plus or minus changes resulting from observable price changes on a non-recurring basis. Gains and losses on these securities are recognized in other income and expenses.

Equity Method Investments

The Company accounts for its investment that represents 20% to 50% ownership, and for which the Company have the ability to exercise significant influence through board representation under the equity method.

Under the equity method, investments are initially recognized at cost and adjusted thereafter to recognize the Company’s share of the investee’s profits or losses in the income statement, and its share of movements in other comprehensive income. Dividends received or receivable from investees are recognized as a reduction in the carrying amount of the investment.

When the Company’s share of losses in an investee equals or exceeds its interest in the investee, including any other unsecured receivables, the Company does not recognize further losses, unless it has incurred obligations or made payments on behalf of the investee.

The carrying amounts of equity-accounted investments are tested for impairment.

Lease Commitments

The Company adopted ASC Topic 842, Leases which generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use (“ROU”) assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements.

The Company determined if an arrangement is a lease at inception.

Operating leases are included in operating lease ROU assets and short and long-term lease liabilities in the consolidated balance sheets. Lease cost for operating leases is recognized on a straight-line basis which includes the amortization of the ROU asset and interest expense related to the operating lease liability and is recorded as rent expenses.

Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in the consolidated balance sheets. Lease cost for finance leases includes the amortization of the ROU asset, which is amortized on a straight-line basis and recorded as Depreciation and amortization expense; and interest expense on the finance lease liability, which is calculated using the effective interest method and recorded as interest expense.

Revenue Recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) for all years presented. The core principle of this new revenue standard is that a company should recognize revenue when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle by the Company in its determination of revenue recognition: (1) identification of the contract, or contracts, with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, the Company satisfy a performance obligation.

The Company’s derived its revenues from a diverse range of maritime services provided to clients within the industry.

F-37

Sales of cargo oil and fresh water, and bunkering facilitation

Revenue generated from sales of cargo oil and fresh water, and bunkering facilitation involves the procurement and delivery of marine gas oil, low sulphur fuel oil, and fresh water for delivery to customers’ ships. The Company recognize revenues at a point in time when cargo oil and fresh water has been delivered and accepted by the customer, indicating fulfillment of the performance obligation.

Sales of cargo oil and fresh water, and bunkering facilitation are not capable of being a distinct and separately identifiable. The performance obligation is only considered satisfied when sales of cargo oil and fresh water and bunkering facilitation are completed simultaneously.

Chartering Services

Revenue generated from chartering services involves arranging charters for marine transportation for various purposes such as cargo transportation or offshore operations. The Company recognizes revenues over time based on the time elapsed between the delivery of a vessel to a charterer and the return of a vessel from the charterer and invoicing is done on a monthly basis.

Ship Management Services

Revenue from ship management services involves providing technical management, crew management, marine consultancy, and shipping services. The Company recognize revenues at a point in time when services are rendered and accepted by customer indicating fulfillment of the performance obligation.

The Company is considered a principal for all the revenues it generates above as it is directly involved in the procurement, delivery, and provision of the goods and services to customers. As the principal, the Company assumes the risks and rewards associated with the transactions, including responsibility for fulfilling the performance obligations and bearing any associated costs and risks, bears the risk of loss or damage to inventory, bears the credit risk associated with customers’ ability to pay for the goods or services. Therefore, the Company recognizes revenue at the gross amount.

Costs of Revenues

Cost of revenues primarily consist of cost of goods sold, cargo insurance, and cost incurred in the course of sales and distribution of cargo oil.

Advertising Expenses

The Company expenses advertising costs as incurred and includes it in selling expenses. For the six months ended June 30, 2024 and 2023, no advertising and promotional expenses were incurred.

Segment and Geographic Information

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker has been identified as the chief executive officer of the Company, who reviews financial information of separate operating segments based on ASC Topic 280, Segment Reporting. The chief operating decision maker reviews results analyzed by the type of services the Company provides. This analysis is only presented at the revenue level with no allocation of direct or indirect costs.

Consequently, the Company has determined that it operates in one operating segment and serves both Malaysian and international customers.

Earnings (Loss) per Common Share

Basic earnings (loss) per ordinary share is computed by dividing net earnings (loss) attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) attributable to ordinary shareholders by the sum of the weighted-average number of ordinary shares outstanding and dilutive potential ordinary shares during the period.

Credit Losses on Financial Instruments

The Company recognizes credit losses on financial instruments in accordance with ASC Topic 326, Financial Instruments – Credit Losses. The Company uses the Current Expected Credit Losses (“CECL”) model to estimate credit losses on financial assets measured at amortized cost, as well as certain off-balance sheet credit exposures.

Under the CECL model, the estimation of credit losses involves significant judgment and estimation uncertainty. Management exercises its judgment based on historical loss experience, current economic conditions, and reasonable and supportable forecasts. Changes in these factors could have a material impact on the estimated credit losses.

The Company has evaluated its account receivables and recognized a credit loss of $nil and $nil for the six months ended June 30, 2024 and 2023 respectively.

Income Taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

F-38

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred.

The Company applied the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes,” which provides clarification related to the process associated with accounting for uncertain tax positions recognized in the Company’s financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, and has since issued various amendments including ASU No. 2018-19, ASU No. 2019-04, and ASU No. 2019-05. The guidance and related amendments modify the accounting for credit losses for most financial assets and require the use of an expected loss model, replacing the currently used incurred loss method. Under this model, entities will be required to estimate the lifetime expected credit loss on such instruments and record an allowance to offset the amortized cost basis of the financial asset, resulting in a net presentation of the amount expected to be collected on the financial asset. The Company adopted ASU-2016-13 effective January 1, 2023. The adoption of ASU 2016-13 had no material impact on our consolidated financial statements.

In September 2022, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2022-04, “Liabilities – Supplier Finance Programs.” The ASU codifies disclosure requirements for supplier financing programs. The new standard is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company adopted ASU 2016-13 effective January 1, 2023. The adoption of ASU 2016-13 had no material impact on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures to improve reportable segment disclosure requirements through enhanced disclosures about significant segment expenses. ASU 2023-07 expands public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items and interim disclosures of a reportable segment’s profit or loss and assets. All disclosure requirements of ASU 2023-07 are required for entities with a single reportable segment. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods for our fiscal years beginning after December 15, 2024, and should be applied on a retrospective basis to all periods presented. Early adoption is permitted. The Company is currently evaluating the effect of adopting ASU 2023-07 on our disclosures.

In December 2023, the FASB issued 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures to enhance income tax information primarily through changes in the rate reconciliation and income taxes paid information. ASU 2023-09 is effective for annual periods beginning after December 15, 2024 on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of this standard on our statements and related disclosures.

The Company believe that other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission do not have a material impact on our present or near future financial statements.

Note 3 – Restatement of Consolidated Statement of Cash Flows

Subsequent to the issuance of the Company’s interim unaudited consolidated financial statements for the six months ended June 30, 2024, management identified errors in the presentation of certain cash flow activities related to amounts due from related parties and effect of foreign exchange translation on cash and cash equivalents. Therefore, the consolidated statement of cash flow for the six months ended June 30, 2024 should no longer be relied upon and a restatement is required. In accordance with ASC Topic 250, Accounting Changes and Error Corrections, the Company has restated herein the unaudited consolidated financial statements of cash flow for the six months ended June 30, 2024.

The errors were an inadvertent omission of an increase in “Due from Related Parties” and the misclassification of the amounts in “Effect of Foreign Currency Translation on Cash and Cash Equivalents” within the statement of cash flows.

Nature of the Restatement

The errors identified primarily impacted the consolidated statement of cash flows as follows:

●	Increase in “Due from Related Parties” – An increase in amounts Due from Related Parties, which should have been presented as an operating cash outflow, was omitted from the original statement of cash flows.
●	Reclassification of Effect of Foreign Currency Translation – An amount under Effect of Foreign Currency Translation has been reclassified and presented as increase in Due from Related Parties.

Impact of the Restatement

The restatement had the following effects on the previously reported statement of cash flows for the six months ended June 30, 2024:

●	Net cash used in operating activities increased by $5,311,880.
●	Effect of foreign currency translation decreased by $5,311,880 due to reclassification.

These restatement adjustments did not impact the Company’s Condensed and Consolidated Balance Sheets, Unaudited Condensed and Consolidated Statements of Income and Comprehensive Income or Unaudited Condensed and Consolidated Statements of Changes in Shareholders’ Equity for the periods presented.

F-39

The following table presents the previously reported and restated amounts for the affected line items in the Unaudited Condensed and Consolidated Statements of Cash Flows for the six months ended June 30, 2024:

Cash Flow Activity	As Reported	Adjustment	As Restated
Cash flows from operating activities
Decrease (increase) in due from related parties	$825,076	$(5,311,880)	$(4,486,804)
Net cash (used in) provided by operating activities	$(37,584,510)	$(5,311,880)	$(42,896,390)

Cash flows from financing activities
Decrease in related party payables	$(241,984)	$-	$(241,984)
Net cash provided by (used in) financing activities	$45,136,102	$-	$45,136,102

Net increase (decrease) of cash and cash equivalents	$5,609,943	$(5,311,880)	$298,063

Effect of foreign currency translation on cash and cash equivalents	$(4,452,729)	$5,311,880	$859,151
Cash and cash equivalents – beginning of period	$4,830,347	$-	$4,830,347
Cash and cash equivalents – end of period	$5,987,561	$-	$5,987,561

Non-cash investing and financing activities
Reversal of additional paid-in capital via decrease in related party receivables	$5,311,880	$-	$5,311,880

Note 4 – Accounts receivable, net

Accounts receivable, net consist of the following:

	June 30,	December 31,
	2024	2023
Accounts receivable	$21,522,751	$23,923,551
Allowance for doubtful accounts	(1,339,348)	(1,371,341)
Total, net	$20,183,403	$22,552,210

As of end of each of the financial year, the aging analysis of accounts receivable, net of allowance for expected credit loss, based on the invoice date is as follows:

	June 30,	December 31,
	2024	2023
Within 90 days	$15,235,453	$14,688,353
Between 91 and 180 days	2,106,772	7,667,223
Between 181 and 365 days	2,725,806	63,721
More than 365 days	115,372	132,913
Total, net	$20,183,403	$22,552,210

The movement of allowances for expected credit loss is as follow:

	June 30,	December 31,
	2024	2023
Balance at beginning of the year	$(1,371,341)	$(1,428,739)
Addition	-	-
Foreign exchange difference	31,993	57,398
Ending balance	$(1,339,348)	$(1,371,341)

Bad debt expense was $nil and $nil for the six months ended June 30, 2024 and 2023, respectively.

The Company’s normal trade credit term is 30 days (2022: 30 days). Other credit terms are assessed and approved by the management on a case-by-case basis.

Subsequent to June 30, 2024, the Company had received total $15,380,066 from accounts receivable, including $5,522,297 as part of an installment agreement with a major trade receivable. The terms of the agreement stipulated periodic payment over a specified duration, and the customer has consistently fulfilled all payment obligations to date. The remaining outstanding $648,444 will be fully settled by November 2024. Therefore, no allowance for expected credit losses was recognized in the financial statements for the six months ended June 30, 2024.

Note 5 – Inventories, net

Inventories consist of the following:

	June 30,	December 31,
	2024	2023
Bunkering marine oil	$12,476,576	$15,810,997
Total, net	$12,476,576	$15,810,997

Inventory write-down was $nil and $nil for the six months ended June 30, 2024 and 2023, respectively.

Note 6 – Other receivables and current assets

Other receivables and currents assets consist of the following:

	June 30,	December 31,
	2024	2023
Prepayments	$740,975	$739,881
Deposits	16,333,134	6,985,015
Deferred offering costs	1,555,491	581,536
Other receivables	11,362,924	15,894,278
Total	$29,992,524	$24,200,710

Prepayments consist of advance payments to insurance, utilities and secretary fee.

Other receivables consist of advance payment to suppliers for purchase of Cargo Oil.

F-40

Deposits consist of cargo deposit paid to third party supplier for upgrading of payment term and credit limit, deposit paid to third party contingent suppliers for supply of fuel oil. The deposits paid to suppliers are pledged for the purpose of obtaining purchases credit limit and is only refundable to the Company in the event the credit limit is terminated or to offset against any outstanding amount due to the suppliers.

Note 7 – Property and equipment, net

Property and equipment, net consist of the following:

	June 30,	December 31,
	2024	2023
At Cost:
Real property	$787,631	$808,459
Tools and equipment	773,350	711,322
Motor vehicles	216,598	245,090
Furniture and fixtures	26,772	62,362
Vessels	34,399,921	35,304,935
Dry docking expenditures	13,123,764	10,511,691
Renovation and improvements	184,407	193,118
Subtotal	49,512,443	47,836,977
Less: Accumulated depreciation	(16,842,936)	(14,663,651)
Total, net	$32,669,507	$33,173,326

Depreciation expense, including the depreciation expense of assets under finance leases was $2,305,229 and $2,052,118 for the six months ended June 30, 2024 and 2023, respectively.

Note 8 – Investment and its valuations

Investments consist of the following:

	June 30,	December 31,
	2024	2023	Type
Horizon Shipyard Inter Globe (M) Sdn Bhd (“Horizon”)	$84,836	$4,343	Cost

Investment in Horizon

On June 22, 2023, Tumpuan Megah acquired 20% equity interest in Horizon. Horizon is a company specializing in repair and maintenance of transport equipment except motor vehicles in Malaysia, which has yet to commence operation. The investment is accounted for using the measurement alternative.

On April 9, 2024, Tumpuan Megah acquired additional 380,000 ordinary shares in Horizon in proportion with its existing shareholding in Horizon for cash consideration of RM380,000. Tumpuan Megah’s equity interest remained unchanged at 20% after subscription of additional shares.

The investment above consist of investment in equity securities without readily determinable fair values are investments in privately held companies, the Company adopted the guidance of ASC 321, Investments - Equity Securities, which allows an entity to measure investments in equity securities without a readily determinable fair value using a measurement alternative that measures these securities at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investment of same issuer (the “Measurement Alternative”). The fair value of equity securities without readily determinable fair values that have been remeasured due to impairment are classified within Level 3. Management assesses each of these investments on an individual basis and is required to make a qualitative assessment for impairment at each reporting period.

The Company did not recognize an impairment loss for the six months ended June 30, 2024 and 2023, respectively.

F-41

Note 9 - Related party transactions

The nature and purpose of transaction amounts and outstanding balances for related parties consist of the following:

					Six Months Ended		Subsequent to
			June 30,	December 31,	June 30,		June 30,
			2024	2023	2024	2023	2024
			Balances		Amounts		Amounts Settled
Related Party Name	Relationship	Nature/Purpose	Receivables (Liabilities)		Sales (Purchases)		Decrease
Straits Energy Resources Berhad	Controlling Shareholder	(i)Working Capital Advances	$617,290	$1,623,241	$-	$-	$161,165
		(ii) Management service	-	-	-	67,351	-
Pan Management Services Ltd	Entity owned by Controlling Shareholder	Management Service	(130,241)	(295,610)	-	(113,537)	833
Victoria STS (Labuan) Sdn Bhd	Entity owned by Controlling Shareholder	(i) Sales of marine gas oil	822,060	631,778	-	83,927	-
		(i) Sales of ship management service	-	-	39,402	70,951	-
		(iii) Purchase of tugoat services	-	-	-	(7,296)	-
Victoria 1 Limited	Subsidiary of Victoria STS (Labuan) Sdn Bhd, Entity owned by Controlling Shareholder	(i) Sales of ship management service	-	-	-	-	-
		(ii) Sales of marine gas oil	-	-	-	-	-
Victoria 2 Limited	Subsidiary of Victoria STS (Labuan) Sdn Bhd, Entity owned by Controlling Shareholder	(i) Sales of marine gas oil	-	-	-	-	-
		(i) Sales of ship management service	-	-	-	-	-
Victoria 3 Limited	Subsidiary of Victoria STS (Labuan) Sdn Bhd, Entity owned by Controlling Shareholder	(i) Sales of ship management service	72,165	74,066	-	12,874	-

Sinar Maju Logistik Sdn Bhd	Entity owned by Controlling Shareholder	(i) Shipping Agency Services	(40,171)	(30,420)	(178,465)	(324,727)	40,170
		(ii) Sales of fresh water	-	-	-	-	-
Sinar Maju Marin Sdn Bhd	Subsidiary of Sinar Maju Logistik Sdn Bhd, Entity owned by Controlling Shareholder	Shipping Agency Services	(8,719)	(19,865)	(42,165)	(34,880)	8,719
Strait Management Service Sdn Bhd	Entity owned by Controlling Shareholder	Management Service	(90,874)	(153,597)	(129,401)	(133,354)	30,898
							-
Benua Hijau Sdn Bhd	Entity owned by Controlling Shareholder	Advances	108	110	-	-	-
Straits Alliance Transport Sdn Bhd	Entity owned by Controlling Shareholder	Advances	1,000	1,024	-	-	-
Megah Port Management Sdn Bhd	Entity owned by Controlling Shareholder	Advances	91	93	-	-	-
Straits CommNet Solutions Sdn Bhd	Subsidiary of Straits Technology Solutions Sdn Bhd, an entity owned by Controlling Shareholder	Advances	-	-	-	-	-
Dato’ Sri Ho Kam Choy	Director of the Company	Advances	(10,604)	(21,716)	-	-	10,604
Ho Hung Ming	Son of Dato’ Sri Ho Kam Choy	Remuneration	-	-	32,142	68,905	-
Black Hummer Security Sdn Bhd	An entity controlled by Tan Sri Mohd Bakri Bin Mohd Zinin, one of the director of Tumpuan Megah Development Sdn Bhd	Security Services	-	-	-	(1,482)	-
Raja Ismail Bin Raja Mohamed	Director of Tumpuan Megah	Reimbursable legal fees	1,463,668	1,469,762	-	-	-

F-42

	June 30,	December 31,
	2024	2023
Due from related parties	$2,976,382	$3,801,459
Due to related parties	(280,609)	(522,593)
Total, net	$2,695,773	$3,278,866

The majority of the amounts due from and due to related parties are interest-free, unsecured, with no fixed terms of repayment, and are payable on demand, with the following exceptions:

Certain amounts due from the related party Straits, totaling $3,945,493 (2023: $846,906), are interest-bearing at 8.25% (2023: 8.25%) per annum and have no fixed repayment terms.

The management has not recognized interest income from amounts due from related parties for the six months ended June 30, 2024 and 2023, respectively.

The Company received bank guarantees from a bank to support certain trade payables. Straits provided a corporate guarantee to the bank for these facilities. The guarantees ensure timely payment to suppliers in the event of default by the Company. The maximum potential liability under the guarantees is $7,211,029 as at June 30, 2024.

Amounts due from Raja Ismail Bin Raja Mohamed

The amounts due from Raja Ismail Bin Raja Mohamed (“Raja Ismail”) (not a principal shareholder) consist of reimbursable legal fees incurred by Tumpuan Megah, a subsidiary of the Company (with Straits Energy Resources Berhad (“Straits”) as a controlling shareholder of the Company). These fees are recoverable from Raja Ismail through a personal guarantee provided to Straits under a binding personal guarantee agreement (the “Guarantee Agreement”). While the guarantee is formally provided to Straits, it indemnifies Tumpuan Megah by ensuring reimbursement of legal costs associated with arbitration, resulting in no net financial impact on Tumpuan Megah.

The Guarantee Agreement, which includes a continuing guarantee clause, binds Raja Ismail (the “Guarantor”) to cover all sums potentially payable by Tumpuan Megah in connection with the arbitration, and indemnifies Tumpuan Megah against any losses, damages, or expenses related to the case. Under ASC 310-10, receivables can be recognized at fair value if there is a contractual right to payment. This Agreement creates such a right, allowing the Company to recognize a receivable. Despite the general presumption against recognizing an asset when the counterparty disputes liability, the presumption is overcome here because (1) Raja Ismail has agreed to reimburse the legal fees, as outlined in the binding Guarantee Agreement, and (2) he has begun repaying these fees according to a set schedule, reinforcing the recovery certainty.

For accounting treatment, the Company records the legal fees as an expense and with a corresponding liability upon receipt of the bill. Simultaneously, a receivable from Raja Ismail is recorded to offset the expense under the terms of the Guarantee Agreement. This accounting approach ensures that all costs incurred in relation to the arbitration are contractually recoverable from Raja Ismail.

The sales revenues and purchases for related parties consist of the following:

	June 30, 2024	June 30, 2023
Related party sales revenues	$71,544	$304,008
Related party purchases	(350,031)	(615,276)
Total, net	$(278,487)	$(311,268)

F-43

Note 10 – Other payables

Other payables consist of the following:

	June 30,	December 31,
	2024	2023
Deposit received	$4,000	$5,500
Deferred interest income	395,152	69,858
Professional fee	178,927	190,550
Insurance services	101,656	231,202
Secretary services	-	7,250
Vessel related expenses	332,472	357,733
Other payables	702,689	758,381
Total	$1,721,896	$1,620,474

Note 11 – Loans borrowings

Short-term borrowings consist of the following:

	June 30,	December 31,
	2024	2023
Trade Financing Facilities	$70,649,664	$24,103,740

Line of Credit

Trade financing facilities is a line of credit facility which bears interest of 5.82% to 8.25% (2023: 8.25%) per annum and the repayment term were up to 90 days (2023: 90 days) from utilization date and is secured by the following:

(i)	Registered legal charge by way of debenture over all the present and future assets, rights interests and undertakings of Tumpuan Megah, a subsidiary;
(ii)	Registered legal charge by way of debenture over all the present and future assets, rights, interests and undertakings of SMF, a subsidiary; and
(iii)	Corporate guarantee by the Straits, majority shareholder of the Company.

Long-term borrowings consist of the following:

	June 30,	December 31,
	2024	2023
Vendor installment loans	$1,748,130	$2,879,365
Bank term loan	553,505	583,461
Total	2,301,635	3,462,826
Less: current portion of loans payable	(1,777,746)	(2,909,764)
Long-term debt payable	$523,889	$553,062

Long-term borrowings maturities, excluding finance leases as follows:

For the period ending June 30,
2024 (six months remaining)	1,777,746
2025	29,922
2026	31,415
2027	32,305
2028	32,951
Thereafter	397,296
Total	2,301,635

F-44

Installment Loans

The Company has entered into installment loans for the purchase of vessels, which are used primarily for its bunkering operations. These loans are secured by the vessels acquired and bear fixed repayment schedules over the life of the loan, with periodic payments consisting of both principal and interest components.

As of June 30, 2024, the aggregate outstanding balance of installment loans for the purchase of vessels amounted to $1,748,130, with scheduled repayments extending over a period ranging from 3 to 5 years and with interest rates ranging from 3.99% to 7.93%. The Company is in compliance with all covenants and requirements stipulated in the loan agreements. The vessels acquired through these loans are recorded as assets on the Company’s balance sheet and are depreciated over their useful lives.

Interest expenses related to these installment loans are recognized over the life of the loans using the effective interest method.

Term Loan

On June 24, 2022, the Company entered into a facility agreement for a term loan up to SGD824,000 to partially finance the acquisition of leasehold property. The loan is secured by way of legal mortgage over the property and guarantees provided by the holding company and a shareholder of the subsidiary, SMS 1.

Total interest expenses on loans borrowings were $1,984,836 and $1,122,990 for the six months ended June 30, 2024 and 2023, respectively.

Note 12 – Leases

Classification related to operating and finance leases on the consolidated balance sheet consist of the following:

	June 30,	December 31,
	2024	2023
Lease assets and liabilities
Operating lease right-of-use assets, net	$11,017	$21,725
Finance lease assets, net	78,996	89,282

Operating lease liabilities - current	11,814	21,385
Operating lease liabilities – non–current	-	1,596
Operating lease liabilities - total	11,814	22,981

Finance lease liabilities - current	10,189	10,146
Finance lease liabilities - noncurrent	58,830	65,520
Finance lease liabilities - total	69,019	75,666

Components of lease cost, weighted average remaining lease terms and discount rates of operating and finance leases consist of the following:

	Six Months Ended
	June 30,
	2024	2023
Lease expenses
Operating lease expenses	$3,832	$677
Finance lease expenses
Depreciation expense of leased assets	24,419	6,549
Interest expense of finance lease	1,729	374

Operating lease expenses - SG&A portion	$3,832	$677
Total	$3,832	$677

Other Information
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows - operating leases	$10,615	$10,613
Operating cash flows - finance leases	1,729	374
Financing cash flows - finance leases	4,874	67,766

Weighted average remaining lease term (in years)
Operating leases	1.25	1.00
Finance leases	5.95	3.25

Average discount rate
Operating leases	5.77%	5.77%
Finance leases	4.63%	4.63%

F-45

Future minimum payments under operating and finance leases consist of the following:

	Operating	Finance
	Leases	Leases
Future minimum lease payments
For the year ending December 31,
2024 (six months remaining)	$12,025	$6,613
2025	-	13,227
2026	-	13,227
2027	-	13,227
2028	-	13,227
Thereafter	-	19,470
Total	12,025	78,991
Less: interest	(211)	(9,972)
Present value of lease liabilities	$11,814	$69,019

Note 13 - Equity

The Company is authorized to issue 500,000,000 shares of Ordinary shares with $0.0001 par value.

As at date of incorporation, the Company has 100 shares of Ordinary shares $0.0001 par value issued and outstanding. These shares were issued on the incorporation of the Company on October 17, 2023.

On June 30, 2024, the Company reversed $5,311,880 of additional paid-in capital (“APIC”). This amount represented cash contributions from Straits Energy Resources Berhad (“Straits”) intended for the acquisition of shares in Tumpuan Megah Development Sdn Bhd (“Tumpuan Megah”), which had been classified as APIC within Tumpuan Megah’s equity. However, the shares were never issued. As part of the restructuring exercise for the IPO, Straits formally terminated the share acquisition agreement, and this amount was reclassified as a liability under amounts due to related parties, Straits.

On May 31, 2024, the Company issued additionally 19,999,900 ordinary shares of $0.0001 par value for its re-organization transactions as follows:

(i)	An aggregate 15,336,423 shares of Ordinary shares to Straits for the acquisition of 100% in SMF, TMD Straits and TMD Sturgeon, 70% in Tumpuan Megah and 51% in SMS 1.
(ii)	1,737,467 shares of Ordinary shares to Dato’ Mohd Suhaimi bin Hashim for the acquisition of 15% Tumpuan Megah.
(iii)	1,737,467 shares of Ordinary shares to Yong Sing Goo for the acquisition of 15% Tumpuan Megah.
(iv)	1,188,543 shares of Ordinary shares to Platinum Gate Capital Pte Ltd. for the acquisition of 49% SMS 1.

As at June 30, 2024, the Company has 20,000,000 shares of Ordinary shares $0.0001 par value issued and outstanding.

Acquisition of non-controlling interest

On May 31, 2024, the Company’s subsidiary, Straits Marine Fuels & Energy Sdn Bhd (“SMF”) acquired 4,500,000 ordinary shares in Tumpuan Megah, representing 30% of the non-controlling interest in Tumpuan Megah, from Dato’ Mohd Suhaimi bin Hashim (“Dato’ Suhaimi”) and Yong Sing Goo (“Mr. Goo”) held equally. The purchase consideration amounting to RM9,720,989 (US$2,085,557) was settled by the issuance of 3,474,934 ordinary shares of TMDEL.

F-46

On May 31, 2024, SMF acquired 49,000 ordinary shares in Straits Marine Services Pte Ltd (“SMS 1”), representing 49% of the non-controlling interest in SMS 1, from Platinum Gate Capital Pte Ltd. The purchase consideration amounting to RM3,324,902 (US$713,330) was settled by issuance of 1,188,543 ordinary shares of TMDEL.

These acquisitions are accounted for as transactions with non-controlling interests in accordance with ASC 810 (Consolidation). The impact on the Company’s equity and any adjustments to the non-controlling interests are reflected in the statement of equity and the foreign currency translation adjustments associated with these acquisitions are recorded as part of Accumulated Other Comprehensive Income in accordance with ASC 830 (Foreign Currency Matters).

Note 14 – Disaggregated revenue and geographic information

Disaggregated revenue by service lines as follows:

	Six Months Ended
	June 30,
	2024	2023
Revenue by service lines
Sales of cargo oil and fresh water, and bunkering facilitation	$357,349,464	$261,278,097
Chartering services	-	1,024,276
Ship management services	175,465	185,217
Total revenue	$357,524,929	$262,505,590

Geographic revenue information as follows:

	Six Months ended
	June 30,
	2024	2023
Revenue by geographic area:
Hong Kong	$22,868,590	$-
Malaysia	334,541,602	262,206,976
Indonesia	-	7,518
Singapore	114,648	93,496
Brunei	-	197,600
Vietnam	89	-
Total revenue	$357,524,929	$262,505,590

Note 15 - Income Taxes

Cayman Islands

Cayman Islands entities are not subject to income taxes on profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the Company’s ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, as the case may be, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

F-47

Malaysia

Malaysia Income Tax is calculated at 24% of the estimated assessable profits for the relevant year. Net operating losses can be carried forward for a limit of ten consecutive years starting from the year subsequent to the year in which the loss was incurred.

For Labuan Trading activity, the chargeable profits would subject to tax under Labuan Business Activity Act, 1990 (“LBATA”) of which 3% of net audited profits would be taxed.

Singapore

Singapore Income Tax is calculated at 17% of chargeable income for the relevant year. Net operating losses can be carried forward indefinitely to offset against future taxable income.

Taxable income/(loss) before income taxes by jurisdiction are as follows:

	Six Months Ended
	June 30,
	2024	2023
Malaysia	$214,832	$303,664
Labuan	19,327	17,408
Singapore	42,540	32,240
Total tax expenses (benefits)	$276,699	$353,312

Reconciliations of the statutory income tax rate and the Company’s effective income tax rate are as follow:

	Six Months Ended
	June 30,
	2024	2023
Income before income tax expense	$1,404,164	$1,894,245
Statutory income tax rate	15%	17%
Income tax expense at statutory rate	210,625	322,022
Increases (decreases) due to:
Other adjustments	66,074	31,290
Change in valuation allowance	-	-
Tax expense (benefits), net	$276,699	$353,312

Note 16 – Commitments and contingencies

Contingencies

Legal proceedings between ING Bank N.V., O.W. Bunker Far East (Singapore) Pte Ltd, and Tumpuan Megah Development Sdn Bhd (“Tumpuan Megah”)

The Company’s subsidiary, Tumpuan Megah, is involved in a legal proceeding consisting of disputes over financing agreements, gas oil supply contracts, and an enforcement attempts of an English judgment against Tumpuan Megah for US$937,353, along with interest and costs. The proceedings include applications, appeals, and hearings in Malaysian courts. Furthermore, an ongoing arbitration accompanies these legal actions, wherein Tumpuan Megah is accompanied by an agreement from Straits to release to Tumpuan Megah all amounts it receives under a personal guarantee from the vendor (Raja Ismail), indemnifying Straits against Tumpuan Megah’s liabilities after deducting Straits’ cost and expense in recovery of such amount from the vendor as well as may be expanded under these legal proceedings.

There is no reasonable possibility that any losses maybe incurred by the Company as Guaranteed Obligations is fully indemnified by Raja Ismail under the binding personal guarantee agreement (Guarantee Agreement referred to in Note 9) and there is no additional exposure to the Company as all costs and the potential liability have been indemnified under the agreement.

A claim for loss recovery generally can be recognized when a loss event has occurred and recovery is considered probable. If the claim is subject to dispute or litigation, a rebuttable presumption exists that recoverability of the claim is not probable. If the potential recovery exceeds the loss recognized in the financial statements or relates to a loss not yet recognized in the financial statements, such recovery should be recognized under the gain contingency model.

As a result of this indemnification agreement, no provisions have been made in the financial statements for these potential liabilities nor any recognition of loss contingency has been made under ASC 450-20. The total reimbursable legal fees are recorded as “Due from related parties” which is disclosed in Note 9.

F-48

As of June 30, 2024, there have been no changes in the conditions or status of the legal proceedings involving Tumpuan Megah, ING Bank N.V., and O.W. Bunker Far East (Singapore) Pte Ltd. The indemnification arrangement remains in effect, with all potential liabilities indemnified under the guarantee agreement, resulting in no provisions for potential liabilities in the financial statements or recognition of a loss contingency under ASC 450-20. Legal fees associated with these proceedings are still recorded as “Due from related parties” as disclosed in Note 9.

Note 17 – Concentration, risks, and uncertainties

a)	Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk are cash and cash equivalents, and accounts receivable arising from its normal business activities.

The Company is exposed to credit risks associated with deposits held in financial institutions. The aggregate deposit amounts in financial institutions exceeding the insurance limits set by local authorities which may be at risk in the event of a financial institution default. The Company regularly assesses and monitors credit risks associated with its deposit accounts and takes appropriate measures to mitigate potential losses.

The Company routinely assesses the financial strength of its customer and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

b)	Foreign currency exchange rate risk

The functional currencies of the Company are RM and SGD, respectively. The Company’s exposure to foreign currency exchange rate risk primarily relates to cash and cash equivalents, accounts receivable and accounts payable. Any significant fluctuation of the functional currencies against U.S. dollars may materially and adversely affect the Company’s cash flows, revenues, earnings and financial positions.

c)	Liquidity risk

The Company is exposed to liquidity risk, which is the risk that it may encounter difficulties in meeting its financial obligations as they become due. The Company manages this risk by maintaining adequate levels of cash and cash equivalents, monitoring cash flows, and maintaining access to financing sources.

As of June 30, 2024, the Company has net working capital deficit of $13,606,047. Despite this, the Company believes that it can meet all its financial obligations as they become due in the foreseeable future. This conclusion is based on a detailed assessment of the Company’s financial position, forecast, and plans up to the date of approval of these financial statements.

Key considerations in this assessment include:

●	The Company’s high utilization rate of trade facilities and good payment track record suggest that trade facilities amounting to approximately $70.6 million and supplier purchasing limits of $27.8 million will be available for the next 12 months.
●	As of June 30, 2024, the Company has balance of available trade facilities amounting to $12.1 million to support its operational needs.

Based on this assessment, the Company does not foresee any significant liquidity risk or material uncertainty that may cast doubt on the Company’s ability to meet its financial obligations over the next 12 months.

d)	Environment risk

The Company is subject to numerous local and international environmental laws and regulations as its operation involved the risks of fuel spillage or seepage, environmental damage and hazardous waste disposal which subsequently could result in substantial claims, fines or penalties that will have a material adverse effect on our business and operating results. To mitigate any possible environmental and financial impact, the Company implements stringent standard operating procedures and policies throughout its bunkering and vessel operations.

e)	Concentration risk

Customers

For the six months ended June 30, 2024, one customer accounted for 94.15% of the Company’s revenues. As June 30, 2024, two customers accounted for 56.31% and 20.26% of the Company’s accounts receivable, respectively.

For the six months ended June 30, 2023, one customer accounted for 90.95% the Company’s revenues. As December 31, 2023, two customers accounted for 53.49% and 14.36% of the Company’s accounts receivable, respectively.

Suppliers

For the six months ended June 30, 2024, one supplier accounted for 81.12% of the Company’s total cost of revenues. As June, 30, 2024, three suppliers accounted for 72.03%, 15.73%, and 12.35% of the Company’s accounts payable, respectively.

For the six months ended June 30, 2023, two suppliers accounted for 34.04% and 32.14% of the Company’s cost of revenues, respectively. As December 31, 2023, one supplier accounted for 92.07% of the Company’s accounts payable, respectively.

Note 18 – Subsequent events

There are no subsequent events requiring disclosure in these unaudited condensed and consolidated financial statements.

F-49

TMD ENERGY LIMITED

3,100,000

Ordinary Shares

PROSPECTUS

MAXIM GROUP LLC

March 31, 2025

Until and including April 25, 2025 (twenty-five (25) days after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.